Form 10-K405, Exhibit 13
period 1997-06-30
HCB BANCSHARES INC
filed 1997-09-29
CIK 1029740

                                  Exhibit 13

                Portions of 1997 Annual Report to Stockholders

                            MARKET FOR COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

         The Company's common stock began trading on the Nasdaq National Market on May 7, 1997, under the symbol "HCBB." At August 31, 1997, there were 2,645,000 shares of the common stock outstanding and approximately 871 stockholders of record. Between May 7, 1997 and June 30, 1997, the low and high reported prices of the common stock on the Nasdaq National Market were between $12.50 and $14.12 per share, respectively.

         The payment of dividends on the Common Stock is subject to determination and declaration by the Board of Directors of the Company. Following fiscal 1997, the Board of Directors adopted a policy of paying regular quarterly cash dividends on the Common Stock. In addition, from time to time, the Board of Directors may determine to pay special cash dividends in addition to, or in lieu of, regular cash dividends. The payment of future dividends will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Association, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future. The Company did not pay dividends in fiscal 1997. Following fiscal 1997, the Company declared a cash dividend of $.05 per share payable on or about October 10, 1997 to stockholders of record as of September 30, 1997.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                  At June 30,
                                                ------------------------------------------------------------------------------------

                                                    1997             1996               1995              1994              1993
                                                ------------      ------------      ------------      ------------      ------------

                                                                                    (In thousands)
Total assets .............................      $200,365,778      $171,235,322      $126,987,168      $126,722,704      $123,748,431

Loans receivable, net ....................        98,642,635        84,131,024        55,112,980        53,247,142        50,000,592

Cash and cash equivalents ................        19,456,092        17,291,882         3,125,599         3,054,978         3,527,284

Investment securities:
   Available for sale ....................        16,155,755         5,279,625           957,500         3,386,625              --
   Held to maturity ......................              --                --           2,000,000              --             909,600

Mortgage-backed securities:
    Available for sale ...................        20,090,406        12,155,199         6,088,450              --                --
    Held to maturity .....................        35,869,295        45,212,891        57,144,915        64,084,120        66,773,893

Deposits .................................       151,208,763       145,919,251       112,005,588       113,350,670       111,771,582

FHLB advances ............................        10,000,000        10,000,000              --                --                --
Notes payable ............................           400,000              --                --                --                --
Equity - substantially restricted ........        37,739,513        14,228,436        14,270,972        12,860,593        11,472,231


Number of:
   Real estate loans outstanding .........             2,093             1,993             1,507             1,537             1,602

   Savings accounts ......................            15,380            14,163            10,993            11,057            11,006

   Offices open ..........................                 7                 6                 3                 3                 3


                                                                                    Year Ended June 30,
                                                        ---------------------------------------------------------------------------
                                                            1997             1996            1995          1994            1993
                                                        ------------     ------------     ----------    -----------     -----------
                                                                           (In thousands, except per share data)
Interest income ....................................    $ 13,101,676     $ 10,333,181     $8,844,782    $ 8,416,735     $ 8,492,889
Interest expense ...................................       8,195,782        6,766,598      5,112,481      4,645,404       4,920,251
                                                        ------------     ------------     ----------    -----------     -----------
Net interest income ................................       4,905,894        3,566,583      3,732,301      3,771,331       3,572,638
Provision for loan losses ..........................        (221,671)         (42,483)          --           (7,500)       (120,000)

                                                        ------------     ------------     ----------    -----------     -----------
Net interest income after provision
  for loan losses ..................................       4,684,223        3,524,100      3,732,301      3,763,831       3,452,638

Noninterest income .................................         305,067         (733,652)       196,023        102,212         173,986
Noninterest expense ................................       5,578,934        2,350,658      1,609,691      1,585,401       1,444,384
                                                        ------------     ------------     ----------    -----------     -----------

Income (loss) before income taxes and
 cumulative effect of change in method of
  accounting for income taxes and investment
  securities .......................................        (589,644)         399,790      2,318,363      2,280,642       2,182,240

Provision for income taxes (benefits) ..............        (166,645)         174,801        966,763        869,756         847,869
                                                        ------------     ------------     ----------    -----------     -----------
Income (loss) before cumulative effect of
  change in method of accounting for
  income taxes and investment
  securities .......................................        (422,999)         224,989      1,351,600      1,410,886       1,334,371
Cumulative effect of change in method of
  accounting for income taxes ......................            --               --             --          (22,523)           --
Cumulative effect of change in method of
  accounting for investment securities .............            --               --           77,567           --              --
                                                        ------------     ------------     ----------    -----------     -----------
Net income (loss) ..................................    $   (422,999)    $    224,989     $1,429,167    $ 1,388,363     $ 1,334,371
                                                        ============     ============     ==========    ===========     ===========

---------------
1 Noninterest expense and, therefore, net income (loss), for the year ended June
  30, 1997 were adversely affected by the imposition of a special deposit insurance assessment in the second quarter of fiscal 1997 in connection with the recapitalization of the SAIF. Absent such assessment, management estimates that noninterest expense would have been approximately $4,689,923 and that net income would have been approximately $125,610. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

                                                                     Year Ended June 30,
                                                   1997           1996          1995           1994          1993
                                                 --------       --------      --------       --------       -------
Performance Ratios:
   Return on assets (net income (loss) divided
      by average total assets)(1)...............  (0.23)%          0.16%         1.06%          1.11%         1.10%
   Return on average equity (net income (loss)
      divided by average equity)(1).............  (3.00)           1.53          9.82          11.52         12.24
   Interest rate spread (combined weighted
      average interest rate earned less combined
      weighted average interest rate cost)         2.43            2.16          2.51           2.66          2.74
   Net interest margin (net interest income
      divided by average interest-earning assets)  2.84            2.58          2.96           3.03          3.08
   Ratio of average interest-earning assets
      to average interest-bearing liabilities    116.48          108.47        111.22         110.06        108.09
   Ratio of noninterest expense to average
      total assets..............................   3.08            1.64          1.26           1.25          1.19

Asset Quality Ratios:
   Nonperforming assets to total assets
      at end of period..........................   0.24            0.14          0.23           0.37          0.35
   Nonperforming loans to total loans
      at end of period..........................   0.14            0.20          0.29           0.27          0.62
   Allowance for loan losses to total
      loans at end of period....................   1.51            1.53          1.33           1.37          1.45
   Allowance for loan losses to nonperforming
      loans at end of period....................  11.19x           7.69x         4.41x          5.08x         2.36x
   Provision for loan losses to total loans
      at end of period(2).......................   0.22%           0.05%           --%            --%         0.24%
   Net charge-offs to average loans
      outstanding(2)............................   0.01            0.02            --           0.04          0.04

Capital Ratios:
   Equity to total assets at end of period......   7.03            8.31         11.25          10.15          9.27
   Average equity to average assets.............   7.78           10.25         10.76           9.66          9.02

--------------
(1) Before cumulative effect adjustment. Returns on assets and equity for the year ended June 30, 1997 were adversely affected by the imposition of a special deposit insurance assessment in the second quarter of fiscal 1997 in connection with the recapitalization of the SAIF. Absent such assessment, management estimates that return on assets would have been approximately .07% and that return on average equity would have been approximately .89%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

(2) Annualized.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Bank's principal business consists of attracting deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities and U.S. government and agency securities.

         The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities and securities portfolio and interest paid on customers' deposits. The Bank's net income is also affected by the level of noninterest income, such as service charges on customers' deposit accounts, net gains or losses on the sale of securities and other fees. In addition, net income is affected by the level of noninterest expense, which primarily consists of employee compensation expenses, deposit insurance premiums and other expenses.

         The financial condition and results of operations of the Bank and the thrift and banking industries as a whole are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by demand for and supply of credit, competition among lenders and the level of interest rates in the Bank's market area. The Bank's deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, as well as account maturities and the levels of personal income and savings in the Bank's market area.

Asset/Liability Management

         Net interest income, the primary component of the Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. It has been the Bank's historical policy to mitigate the interest rate risk inherent in the historical savings institution business of originating long term single-family mortgage loans funded by short term deposits by maintaining substantial liquidity and capital levels to sustain unfavorable movements in market interest rates, by purchasing investment securities with adjustable-rates and/or short terms to maturity and by originating limited amounts of relatively shorter term consumer loans. In the future, however, it is anticipated that as the Bank sells more of its long term loan originations and originates for portfolio more commercial and multi-family real estate loans and consumer and commercial business loans with relatively shorter terms to maturity or repricing, the Bank's interest rate risk exposure may decline somewhat. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring both its interest rate sensitivity "gap" and the expected effects of interest rate changes on its net portfolio value.

         Interest Rate Sensitivity Gap. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

         At June 30, 1997, the Bank's total interest-bearing liabilities maturing or repricing within one and five years exceeded its total interest-earning assets maturing or repricing in the same periods, and the Bank's cumulative one- and five-year gap ratios totaled negative 11.29% and 19.65%, respectively. The Bank's gap measures indicate that net interest income could be significantly exposed to increases in interest rates. In a rising interest rate environment, the Bank's net interest income could be adversely affected as liabilities would reprice to higher market rates more quickly than assets. This effect would be compounded, because the prepayment speeds of the Bank's long-term fixed-rate assets would decrease in a rising interest rate environment.

         The following table sets forth information regarding projected maturities and repricing of interest-earning assets and interest-bearing liabilities of the Bank at June 30, 1997. The computations were made without using assumptions for loan repayments or deposit decays. Except as stated below, the amounts of assets and liabilities shown to reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans were considered to reprice at their contractual maturities with no consideration given to prepayments or scheduled payments. Liquid interest-earning investments with no contractual maturities are assumed to be subject to immediate repricing. Statement savings and money market accounts are subject to immediate availability and repricing and have been placed in the earliest gap category. In addition, fixed maturity deposits were assumed to reprice at their contractual maturities without consideration for early withdrawals. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table could vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                          Over One       Over Five       Over Ten        Over
                                          One Year        Through        Through         Through        Twenty
                                          or Less        Five Years      Ten Years     Twenty Years      Years        Total
                                        ------------    ------------    ------------    -----------   -----------  ------------
Interest-earning assets:
   One- to four-family mortgage loans   $ 14,801,331    $  5,741,541    $ 13,206,278    $27,233,929   $        --   $60,983,079
   Other mortgage loans..............        688,317      12,238,050       7,616,522      5,985,749            --    26,528,638
   Consumer loans....................      4,600,080       3,448,296       2,557,057        525,485            --    11,130,918
   Investment securities.............      1,503,910      12,651,845       2,000,000             --            --    16,155,755
   Mortgage-backed securities             38,044,501       1,316,850       4,868,741      3,584,991     6,898,118    54,713,201
   FHLB of Dallas stock..............      1,246,500              --              --             --            --     1,246,500
   Other interest-earning assets          18,273,882              --              --             --            --    18,273,882
                                        ------------    ------------    ------------    -----------   -----------  ------------
      Total..........................   $ 79,465,379    $ 35,396,582    $ 30,248,598    $37,330,154   $ 6,898,118  $189,031,973
                                        ------------    ------------    ------------    -----------   -----------  ------------

Interest-bearing liabilities:
   Deposits..........................   $101,698,450    $ 46,820,549    $         --    $        --   $        --  $148,518,999
   FHLB advances.....................             --       5,000,000       5,000,000             --            --    10,000,000
   Notes payable.....................         80,000         320,000              --             --            --       400,000
                                        ------------    ------------    ------------    -----------   -----------  ------------
      Total..........................    101,778,450      52,140,549       5,000,000             --            --   158,918,999
                                        ------------    ------------    ------------    -----------   -----------  ------------

Interest sensitivity gap.............   $(22,619,929)   $(16,743,967)   $ 25,248,598    $37,330,154   $ 6,898,118  $ 30,112,974
                                        ============    ============    ============    ===========   ===========  ============
Cumulative interest
  sensitivity gap....................   $(22,619,929)   $(39,363,896)   $(14,115,298)   $23,214,856   $30,112,974  $ 30,112,974
                                        ============    ============    ============    ===========   ===========  ============
Ratio of interest-earning assets
   to interest-bearing liabilities...          77.78%          67.89%         604.97%            --%           --%       118.95%
                                        ============    ============    ============    ===========   ===========  ============
Ratio of cumulative gap to
  total assets.......................         (11.29)%        (19.65)%        (7.04)%         11.59%        15.03%        15.03%
                                        ============    ============    ============    ===========   ===========  ============

         Certain shortcomings are inherent in the method of analysis presented in the preceding table. Although certain assets and liabilities may have similar maturity or periods of repricing they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.

         Net Portfolio Value. While the Bank historically has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, the OTS requires the Bank to measure its interest rate risk by computing estimated changes in the net present value of its cash flows from assets, liabilities and off-balance sheet items ("NPV") in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 30%, 50%, 75% and 100% in the event of assumed immediate and sustained 1%, 2%, 3% and 4% increases or decreases in market interest rates, respectively. At June 30, 1997, based on information provided by the OTS as of March 31, 1997, it was estimated that the Bank's consolidated NPV could decrease 15%, 33%, 52% and 71% in the event of 1%, 2%, 3% and 4% respective increases in market interest rates, and no decreases were estimated in the event of equivalent decreases in market interest rates. Like the "gap" calculations above, these calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates. Changes in interest rates also may affect the Bank's net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as the Bank's interest-bearing liabilities would be expected to mature or reprice more quickly than the Bank's interest-earning assets.

         The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

Average Balances, Interest and Average Yields and Rates

         The following table sets forth information regarding the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods and at the date indicated. Average balances are derived from monthly balances, and loans receivable include nonaccrual loans. The table also presents information for the periods indicated and at June 30, 1997 with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                                                               Year Ended June 30, 1997
                                                 At June 30, 1997         ---------------------------------
                                              ---------------------                                 Average
                                                           Yield/         Average                    Yield/
                                                Balance     Cost          Balance       Interest      Cost
                                                -------    ------         -------       --------    -------
                                                                   (Dollars in thousands)
Interest-earning assets:
  Loans receivable.........................   $ 98,642,635  8.15%       $ 95,084,828   $ 8,038,783    8.45%
  Investment and mortgage-backed securities     72,115,456  6.15          67,125,006     4,436,436    6.61
  Other interest-earning assets............     18,273,882  3.43          11,297,355       626,457    5.55
                                              ------------              ------------   -----------
    Total interest-earning assets..........   $189,031,973  6.93        $173,507,189    13,101,676    7.55
                                                                                       -----------
Non-interest-earning assets................     11,333,805                 7,914,134
                                              ------------              ------------
    Total assets...........................   $200,365,778              $181,421,323
                                              ============              ============

Interest-bearing liabilities:
  Deposits.................................   $148,518,999  4.67%       $148,964,591     7,534,445    5.06%
  FHLB advances............................     10,000,000  6.21          10,208,333       636,637    6.24
  Notes payable............................        400,000  7.50             357,142        25,000    7.00
                                              ------------              ------------   -----------
    Total interest-bearing liabilities.....    158,918,999  5.12         159,530,066     8,196,082    5.12
                                                                                       -----------
Non-interest-bearing liabilities...........      3,707,266                 7,780,215
                                              ------------              ------------
    Total liabilities......................    162,626,265               167,310,281
Equity.....................................     37,739,513                14,111,042
                                              ------------              ------------
    Total liabilities and equity...........   $200,365,778              $181,421,323
                                              ============              ============
Net interest income........................                                            $ 4,905,594
                                                                                       ===========
Interest rate spread.......................                                                           2.43%
                                                                                                    ======
Net yield on interest-earning assets.......                                                           2.84%
                                                                                                    ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                                                         108.76%
                                                                                                    ======

                                                  Year Ended June 30, 1996
                                               ------------------------------------
                                                                            Average
                                                  Average                   Yield/
                                                  Balance     Interest       Cost
                                                  -------     --------      -------
                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable.........................    $ 65,360,871  $ 5,352,338     8.19%
  Investment and mortgage-backed securities      66,253,218    4,467,685     6.74
  Other interest-earning assets............       6,719,134      513,217     7.64
                                               ------------  -----------
     Total interest-earning assets.........    $138,333,223   10,333,240     7.47
                                                             -----------
Non-interest-earning assets................       5,115,105
                                               ------------
    Total assets...........................    $143,448,328
                                               ============

Interest-bearing liabilities:
  Deposits.................................    $120,029,295  $ 6,314,641     5.26
  FHLB advances............................       7,508,000      451,957     6.03
  Notes payable............................              --           --       --
                                               ------------  -----------
    Total interest-bearing liabilities.....     127,529,295    6,766,598     5.31
                                                             -----------
Non-interest-bearing liabilities...........      1,216,329
                                              ------------
    Total liabilities......................    128,745,149
Equity.....................................     14,702,704
                                              ------------
    Total liabilities and equity...........   $143,448,328
                                              ============
Net interest income........................                  $ 3,566,642
                                                             ===========
Interest rate spread.......................                                  2.16%
                                                                           ======
Net yield on interest-earning assets.......                                  2.58%
                                                                           ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                                108.47%
                                                                           ======


Rate/Volume Analysis

         The following table analyzes dollar amounts of changes in interest income expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                                  Year Ended June 30,
                                                      -----------------------------------------------
                                                             1997         vs.          1996
                                                      -----------------------------------------------
                                                                Increase (Decrease) Due to
                                                      -----------------------------------------------
                                                                                Rate/
                                                      Volume         Rate      Volume          Total
                                                      -------      -------     --------       -------
                                                                          (In thousands)
Interest income:
 Loans receivable...................................  $ 2,434      $   169     $     83       $ 2,686
  Investment securities and mortgage-
     backed securities..............................       59          (86)          (4)          (31)
  Other interest-earning assets.....................      254         (140)          (7)          113
                                                      -------      -------     --------       -------
    Total interest-earning assets...................    2,747          (57)          78         2,768
                                                      -------      -------     --------       -------

Interest expense:
  Deposits..........................................    1,523         (240)         (63)        1,220
  FHLB advances.....................................      162           16            6           184
  Note payable......................................       25           --           --            25
                                                      -------      -------     --------       -------
     Total interest-bearing
       liabilities..................................    1,710         (224)         (57)        1,429
                                                      -------      -------     --------       -------

Change in net interest income.......................  $ 1,037      $   167     $    135       $ 1,339
                                                      =======      =======     ========       =======

Comparison of Financial Condition at June 30, 1997 and 1996

         The Bank had total assets of $200.3 million and $171.2 million at June 30, 1997 and 1996, respectively. The Bank's ability to expand its lending base and the size of its loan portfolio has been constrained by the lack of strong loan demand in its primary lending market based on its prior product offerings. The economic base in the Bank's primary lending area has not grown significantly over the last several years. Investments in loans totalled $98.6 million and $89.6 million at June 30, 1997 and 1996, respectively. During this same period, investment and mortgage-backed securities and other short-term interest-earning deposits fluctuated between$62.6 million at June 30, 1996 and $72.1 million at June 30, 1997. Due to the lack of strong loan demand, investment securities and other short-term interest-earning deposits tend to vary in conjunction with variations in savings activity. Additionally, the Bank expended $3.1 million to purchase land and construct and/or improve facilities during the year ended June 30, 1997 to consummate management's planned growth projections.

         Deposits increased from $145.9 million at June 30, 1996 to $151.2 million at June 30, 1997. The outstanding balances of FHLB advances at June 30, 1996 and 1997 were $10 million. These advances were utilized to reduce interest rate risk by better matching rates and maturities of existing interest-earning assets and interest-bearing liabilities.

         Equity amounted to $37.7 million at June 30, 1997, and to $14.2 million at June 30, 1996, respectively. The changes in equity were due primarily to the Bank's stock conversion during the fourth quarter. At June 30, 1997, the Bank's regulatory capital substantially exceeded all applicable regulatory capital requirements.

Comparison of Results of Operations for the Years Ended June 30, 1997 and 1996

         Net Income (Loss). Net loss for the year ended June 30, 1997 was $422,999 compared to net income of $224,889 for the year ended June 30, 1996. The changes were attributable to a special deposit insurance assessment of $889,011 and a provision for loan losses of $221,671, which were partially offset by an increase in net interest income of $1,339,311 and an increase in noninterest income of $1,079,719 for the year ended June 30, 1997, as compared to the year ended June 30, 1996. Income tax expense for the year ended June 30, 1997 compared to 1996 was a tax benefit of $166,645 compared to a tax expense of $174,801.

         Net Interest Income. Net interest income for the year ended June 30, 1997 was $4,905,894, an increase of 37.5% when compared to net interest income of $3,566,583 for the year ended June 30, 1996. This increase was attributable to an increase in total interest income of $2,768,495 and an increase in total interest expense of $1,429,184. The net interest margin for the year ended June 30, 1997 was 2.84% compared to 2.58% for the year ended June 30, 1996. This increase in net interest income and net interest margin is due to an increase in the average volume of interest-earning assets, combined with a decrease in the average rate paid on interest-bearing liabilities. One cause for the increase in average interest-earning assets when comparing the year ended June 30, 1997 to the year ended June 30, 1996 was the acquisition of the subsidiary, Heritage Bank, FSB in May of 1996. The average volume of interest-earning assets increased from $138.3 million for the year ended June 30, 1996 to $173.5 million for the year ended June 30, 1997 which had the effect of increasing total interest income by $2,843,000. The average rate paid on interest-bearing liabilities decreased during the year ended June 30, 1997 to 5.12% from 5.31% for the year ended June 30, 1996. The decrease in the average rate on interest-bearing liabilities had the effect of decreasing total interest expense between the year ended June 30, 1996 and the year ended June 30, 1997 by $224,000.

         The average yield on interest-earning assets remained relatively unchanged between the two periods, which is indicative of the fact that the Bank's interest-earning assets are not highly sensitive to the increases in market interest rates which occurred between the two periods. For the year ended June 30, 1997, the average yield on interest-earning assets was 7.55%, compared to 7.47% for the year ended June 30, 1996, which had the effect of increasing total interest income by $21,000. In addition, the average volume of interest-bearing liabilities increased by 24.1%, reflecting the acquisition of the Bank's subsidiary savings bank, when comparing June 30, 1997 to June 30, 1996. This volume increase attributed to an increase in total interest expense of $1,710,000.

         Provision for Loan Losses. During the year ended June 30, 1997, the Bank's management initiated an extensive internal loan review of all loan files both of the parent and subsidiary. The review resulted in the adoption of more conservative loan loss allowance standards than had been used in the past. This new policy on allowance for loan losses was deemed prudent in establishing credit underwriting standards for future expected lending areas, such as commercial real estate, business and consumer loans, which inherently have more risk. Management made provisions for loan losses in the year ended June 30, 1997 of $221,671. There was a provision of $42,483 made in the year ended June 30, 1996. The fiscal 1997 provisions were the result of the aforementioned extensive review of the allowance for loan losses of the Bank and management's estimates of conditions and circumstances that materialized in the year ended June 30, 1997 (See also Note 23 in Notes to Consolidated Financial Statements). The allowance for loan losses, after this provision, of $1,492,473, represented 1.49% of outstanding loans at June 30, 1997. Nonperforming loans as of June 30, 1997 and 1996, as a percent of total loans, remained below .20%.

         Management evaluates the carrying value of the loan portfolio periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In particular, management recognizes that recent and planned changes in the amounts and types of lending by the Bank will result in further growth of the Bank's loan loss allowance and may justify further changes in the Bank's loan loss allowance policy in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

         Noninterest Income. Noninterest income is comprised primarily of insurance commissions from sales of credit life insurance, fees for banking service charges and sales of investment and mortgage-backed securities. Noninterest income (loss) for the year ended June 30, 1997, was $305,067, compared to ($773,651) for the year ended June 30, 1996. This represents an increase of $1,078,718. This is partially due to losses of $926,947, that were realized on sales of investment securities which were classified as available-for-sale during the year ended June 30, 1996. The remaining increase of $151,771, is due to fluctuations in sales of credit life insurance policies and to an increase in new fee earning banking services offered by the Bank to its deposit customers.

         In light of the increasingly competitive markets for deposits and loans, management has recently shifted the Bank's deposit taking and loan origination activities to reflect, among other things, the importance of offering valued customer services that generate additional fee income, and it is expected that management will continue this trend after the Conversion.

         Noninterest Expense. The major components of noninterest expense are compensation and benefits paid to the Bank's employees and directors, occupancy expense for ownership and maintenance of the Bank's building and furniture and equipment, and insurance premiums paid to the FDIC for insurance of deposits. Total noninterest expense for the year ended June 30, 1997 was $5,578,934, compared to $2,350,658 for the year ended June 30, 1996. The increase was largely due to an increase in expense related to a one time assessment by the FDIC to the Bank to replenish the SAIF depleted by prior years losses in the thrift industry. During the years in which thrifts as an industry, suffered many publicized and non-publicized "bailouts" by the SAIF, and its predecessor, the Federal Savings and Loan Insurance Corporation, the deposit insurance fund for the thrift industry was severely depleted. After several years of debate Congress with the assistance of the FDIC, which administers the SAIF, consummated a plan of action to replenish the SAIF to a level of coverage required by statute (the designated reserve ratio of 1.25% of insured deposits) for the remaining covered deposits. The plan of remedy included a one time assessment to each thrift institution based on capital levels, and deposits among other factors. This one time assessment was recognized by the Bank in the year ended June 30, 1997, in the amount of $889,011 and was expensed in the same period. This assessment was paid November 27, 1996. The effective deposit insurance rate prior to the assessment was .23% compared to a rate of .065% after the assessment. The second largest component of noninterest expense for 1997 and 1996 was compensation expense, which totaled $2,029,428 in 1997 compared to $919,772 in 1996. This increase was attributable to increases in salary expense due to an increase in personnel for future growth, the acquisition of the subsidiary savings bank and increased directors fees due to additional time incurred by the Board in evaluating and working on various strategic plans for the Bank. Other noninterest expense incurred during the year ended June 30, 1997, included amounts incurred to facilitate the name change of the Bank to HEARTLAND Community Bank in September 1996. In addition, fees were incurred for personnel placement services to attract key personnel for hire, a computer consultant was engaged to evaluate operating systems and further growth needs, and marketing consultants were approached for market strategies and implementation. These expense categories increased $721,554 during the year ended June 30, 1997 compared with the same period in 1996. Noninterest expense increased for the year ended June 30, 1997, compared to the year ended
June 30, 1996, by approximately $1,382,000 as a direct result of the acquisition of the subsidiary savings bank, exclusive of the FDIC one-time assessment.

         Included in noninterest expenses for the year ended June 30, 1997 was a charge for the amortization of goodwill of $160,073, which resulted from the acquisition of the subsidiary bank during the year ended June 30, 1996. The amortization will be $160,073 per year over a ten year period, subsequent to June 30, 1996, and is not expected to have a material effect on the future earnings of the Bank.

         In light of the substantial costs associated with the recent, pending and planned expansions of the Bank's activities, facilities and staff, including additional costs associated with adding staff, building or renovating branches, introducing new deposit and loan products and services and implementing planned stock benefit plans, it is expected that the Bank's noninterest expense levels may remain somewhat high relative to the historical levels for the Bank, as well as the prevailing levels for institutions that are not undertaking such expansions, for an indefinite period of time, as management implements the Bank's business strategy. Among the activities planned are increased loan originations in the areas of multi-family residential, commercial real estate, commercial business and consumer loans. Customer products being introduced include ATM and debit cards and an expanded deposit account mix. In addition, two new branch facilities were constructed, which were completed in July and August 1997. Other existing facilities are being renovated to attract and serve an increased customer base.

         Income Taxes. The effective income tax rates for the Bank for the years ended June 30, 1997 and 1996 were (28.26)% and 43.7%, respectively, which included federal and Arkansas tax components. A tax benefit of $166,645 for 1997 and an expense of $174,801 for 1996 was recognized.

Sources of Capital and Liquidity

         The Company has no business other than that of the Bank. The Company's primary sources of liquidity are dividends paid by the Bank and repayment of the ESOP loan. The Bank is subject to regulatory limitations with respect to the payment of dividends to the Company.

         The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy is dependent on several factors including assets quality, earnings trends, liquidity and economic conditions. Maintenance of adequate capital levels is integral to provide stability to the Bank. The Bank seeks to maintain substantial levels of regulatory capital to give it maximum flexibility in the changing regulatory environment and to respond to changes in the market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its historical policy of moderate growth.

         The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and short term borrowings. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At June 30, 1997, the Bank's liquidity was in excess of the minimum OTS liquidity requirements. Management of the Bank seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Bank has been able to meet its liquidity demands through internal sources of funding supplemented from time to time by advances from the FHLB of Dallas.

         The Bank's primary source of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, interest payments and maturities of investment securities, and earnings. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Bank does not solicit deposits outside of its market area through brokers or other financial institutions.

         The Bank has also designated certain securities as available for sale in order to meet liquidity demands. At June 30, 1997, the Bank had designated securities with a fair value of approximately $36.3 million as available for sale. In addition to internal sources of funding, the Bank as a member of the FHLB has substantial borrowing authority with the FHLB. The Bank's use of a particular source of funds is based on need, comparative total costs and availability.

         Another source of liquidity is the net proceeds of the Conversion. The Bank has received over half of the net proceeds of the Conversion. These funds have been used by the Bank for its business activities, including investment in interest-earning assets.

         At June 30, 1997, the Bank had outstanding $4,027,495 in commitments to originate loans (including unfunded portions of construction loans) and $78,000 in unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $53.7 million. Management anticipates that the Bank will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.

         Management is not aware of any current recommendations by its regulatory authorities, legislation, competition, trends in interest rate sensitivity, new accounting guidance or other material events and uncertainties that would have a material effect on the Bank's ability to meet its liquidity demands.

                          INDEPENDENT AUDITORS' REPORT







Board of Directors
HCB Bancshares, Inc. and Subsidiaries
Camden, Arkansas


We have audited the accompanying consolidated statements of financial condition of HCB Bancshares, Inc. and its subsidiaries as of June 30, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the years ended June 30, 1996 and 1995 were audited by another auditor and their report is attached hereto.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCB Bancshares, Inc. and its subsidiaries as of June 30, 1997 and the results of their consolidated operations and cash flows for the years ended in conformity with generally accepted accounting principles.


/s/ Miller, England & Co.


Little Rock, Arkansas
September 5, 1997

              [LETTERHEAD OF GAUNT & COMPANY, LTD. APPEARS HERE]


                         INDEPENDENT AUDITORS' REPORT


Board of Directors
Heartland Community Bank and Subsidiaries
(formerly First Federal Savings and Loan Association of Camden)
Camden, Arkansas


        We have audited the accompanying consolidated statements of financial condition of Heartland Community Bank (formerly First Federal Savings and Loan Association of Camden) and its subsidiary as of June 30, 1996 and 1995 and the related consolidated statements of income, equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heartland Community Bank (formerly First Federal Savings and Loan Association of Camden) and its subsidiary as of June 30, 1996 and 1995 and the results of their consolidated operations and cash flows for the years ended in conformity with generally accepted accounting principles.

        As discussed in note 18, the financial statements for the year ended June 30, 1996, are consolidated as a result of the acquisition of the wholly owned-subsidiary on May 3, 1996. Also discussed in note 1c, as of July 1, 1994 the Bank changed its method of accounting for certain investments in debt and equity securities.



/s/ Gaunt & Company, Ltd.*

Little Rock, Arkansas

August 28, 1996
(Except for Note [23], as to
  which the date is February 4, 1997)

----------------
*This auditors' report was provided for use in the registrant's Registration
 Statement on Form SB-2 (No. 333-19093) declared effective March 21, 1997. The auditors did not provide this report for use in this Annual Report on Form 10-K. Changes to conform with the current financial statements and notes are in brackets. The changed reference to Note [23] was to Note 27 in the original auditors' report.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition
                             June 30, 1997 and 1996

                         ASSETS
                         ------
                                                                                       June 30,
                                                                            ------------------------------
                                                                                 1997             1996
                                                                            -------------  ---------------
 Cash and cash equivalents                                                 $    1,182,210  $      422,509
 Interest-bearing deposits in other financial institutions                     18,273,882      16,869,373

 Investment Securities (Note 2)
  Securities available for sale                                                16,155,755       5,279,625
 Mortgage-backed securities (Note 2)
  Securities available for sale                                                20,090,406      12,155,199
  Securities held-to-maturity (estimated market value of
   $36,194,353, and $44,934,075 respectively)                                  35,869,295      45,212,891

 Loans, (net of allowance of  $1,492,473 $1,283,234
 respectively) (Note 3)                                                        98,642,635      84,131,024

 Accrued interest receivable                                                    1,339,455         977,004

 Foreclosed real estate, net                                                       36,179         168,206

 Premises and equipment (Note 7)                                                4,613,006       2,124,293
 Land held for resale                                                             480,000        --
 Stock in Federal Home Loan Bank (at cost)                                      1,246,500       1,199,000

 Income taxes receivable                                                          648,398         556,959
 Deferred tax asset                                                                95,928         134,210
 Goodwill, net of amortization  (Note 16)                                       1,415,223       1,575,296
 Other assets                                                                     276,906         429,733
                                                                            -------------   -------------

                                              TOTAL ASSETS                 $  200,365,778  $  171,235,322
                                                                            =============   =============

See accompanying notes to consolidated financial statements.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition
                             June 30, 1997 and 1996

                   LIABILITIES and EQUITY
                   ----------------------

                                                                                             June 30,
                                                                                 ---------------------------------
LIABILITIES                                                                           1996              1996
                                                                                 ---------------   ---------------
     Deposits  (Note 8)                                                          $  151,208,763    $  145,919,251
     Advances - Federal Home Loan Bank  (Note 9)                                     10,000,000        10,000,000
     Note payable (Note 10)                                                             400,000          - -
     Accrued interest payable                                                           410,477           395,939
     Advances from borrowers for taxes and insurance                                    209,140           114,004
     Accrued income taxes payable                                                      - -               - -
     Other liabilities                                                                  397,885           577,692
                                                                                 ---------------   ---------------

                                           Total Liabilities                     $  162,626,265    $ 157,006,886
                                                                                 ---------------   ---------------

Commitments and Contingencies Note (6 and 14)


STOCKHOLDERS' EQUITY
     Common stock, .01 par value, authorized 10,000,000 shares                   $                 $
      issued and outstanding 2,625,000 shares                                             2,645          - -
     Additional paid-in capital                                                      25,794,471          - -
     Notes receivable, ESOP (Note 25)                                                (2,116,000)         - -
     Retained earnings, substantially restricted (Note 13 and 21)                    14,091,750        14,514,749
     Unrealized loss on securities available-for-sale,
       net of applicable deferred taxes                                                 (33,353)         (286,313)
                                                                                 ---------------   ---------------

                                  Total Stockholders' Equity                     $   37,739,513    $  14,228,436
                                                                                 ---------------   ---------------

                      TOTAL LIABILITIES and STOCKHOLDERS' EQUITY                 $  200,365,778    $  171,235,322
                                                                                 ===============   ===============



See accompanying notes to consolidated financial statements.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income
                For the years ended June 30, 1997, 1996 and 1995

INTEREST INCOME                                                           1997           1996            1995
                                                                      -------------  -------------   -------------
     Interest and fees on loans                                     $    8,038,783 $    5,352,338  $    4,526,621
     Investment securities                                                 849,541        252,560         202,942
     Mortgage-backed and related securities                              3,586,895      4,215,125       3,927,181
     Other interest income                                                 626,457        513,158         188,038
                                                                      -------------  -------------   -------------
                              Total interest income                 $   13,101,676 $   10,333,181  $    8,844,782
                                                                      -------------  -------------   -------------


INTEREST EXPENSE
     Deposits (Note 8)                                              $    7,534,445 $    6,314,641  $    4,979,125
     Borrowed funds                                                        636,337        451,957         133,356
     Notes payable                                                          25,000        - -             - -
                                                                      -------------  -------------   -------------

                             Total interest expense                 $    8,195,782 $    6,766,598  $    5,112,481
                                                                      -------------  -------------   -------------

                                Net interest income                 $    4,905,894 $    3,566,583  $    3,732,301

Provision for loan losses (Note 3)                                  $      221,671 $       42,483  $      - -
                                                                      -------------  -------------   -------------

       Net interest income after provision for loan losses          $    4,684,223 $    3,524,100  $    3,732,301
                                                                      -------------  -------------   -------------


NONINTEREST INCOME
     Net realized gain (loss) on sales of  available
      for sale securities (Note 2)                                  $      (21,215)$     (926,947) $      101,994
     Gain on sale of foreclosed real estate                                 18,911        - -             - -
     Gain on sale of loans                                                   3,261
     Banking service charges                                               203,023         79,245          62,093
     Other income                                                          101,087         74,050          31,936
                                                                      -------------  -------------   -------------

                    Total noninterest income (loss)                 $      305,067 $     (773,652) $      196,023
                                                                      -------------  -------------   -------------




See accompanying notes to consolidated financial statements.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income
                For the years ended June 30, 1997, 1996 and 1995



NONINTEREST EXPENSE                                                       1997            1996            1995
                                                                      -------------   -------------   -------------
     Salaries and compensation                                      $    2,029,428  $      919,772  $      789,685
     Retirement and ESOP plan cost (Note 17 and 24)                        427,617         319,997          45,569
     Occupancy and equipment                                               366,596         172,278         117,467
     Federal deposit insurance premiums (Note 22)                        1,084,547         268,370         257,126
     Loss on foreclosed real estate                                         32,857          43,439          19,127
     Data processing expenses                                              269,067         114,171          97,984
     Professional fees                                                     411,984         109,986          47,376
     Amortization of goodwill                                              160,073          25,436         - -
     Other expenses                                                        796,765         377,209         235,627
                                                                      -------------   -------------   -------------

                          Total noninterest expense                 $    5,578,934  $    2,350,658  $    1,609,961
                                                                      -------------   -------------   -------------

Income (loss) before income taxes and cumulative
     effect of change in accounting principle                       $     (589,644) $      399,790  $    2,318,363

Provision for income taxes (benefits)                                     (166,645)        174,801         966,763
                                                                      -------------   -------------   -------------

Income (loss) before cumulative effect of change
     in accounting principle                                        $     (422,999) $      224,989  $    1,351,600

Change in accounting principle - cumulative
     effect of application of Statement on Financial
     Accounting Standards No. 115 "Accounting for
     Certain Investments in Debt Equity Securities"                        - -             - -              77,567

                                                                      -------------   -------------   -------------

                                  Net income (loss)                 $     (422,999) $      224,989  $    1,429,167
                                                                      =============   =============   =============


     Earnings per share (Note 1 and  21)                            $    (0.17)     $      - -      $      - -
                                                                      =============   =============   =============
     Cash dividends per share (Note 1 and 21)                       $      - -      $      - -      $      - -
                                                                      =============   =============   =============



See accompanying notes to consolidated financial statements.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity
                For the years ended June 30, 1997, 1996 and 1995


                                                                                                   Unrealized
                                           Common     Additional       Note                         Holding
                                           Stock        Paid-in     Receivable      Retained      Gain (Loss)
                                           (par)        Capital        ESOP         Earnings       Adjustment         Total
                                          ---------   ------------  ------------   ------------   -------------  ---------------
Balance at June 30, 1994                $    --            --     $      --      $  12,860,593  $       --       $   12,860,593
Net income                                                                           1,429,167                        1,429,167
Unrealized gain (loss)  on securities
  available for sale, net of deferred taxes  --            --            --             --             (18,788)         (18,788)
                                          ---------   ------------  ------------   ------------   -------------  ---------------

Balance at June 30, 1995                                                            14,289,760         (18,788)      14,270,972
Net income                                                                             224,989                          224,989
Unrealized gain (loss)  on securities
  available for sale, net of deferred taxes  --            --            --             --            (267,525)        (267,525)
                                          ---------   ------------  ------------   ------------   -------------  ---------------

Balance at June 30, 1996                     --            --            --         14,514,749        (286,313)      14,228,436
Net  (loss)                                                                           (422,999)                        (422,999)
Net proceeds from issuance of
  common stock (Note 21)                     2,645     23,642,341                                                    23,644,986
Purchase of common stock by the ESOP                    2,116,000    (2,116,000)                                          --
ESOP contribution (Note 25)                                36,130                                                        36,130
Unrealized gain (loss)  on securities
  available for sale, net of deferred taxes                                                            252,960          252,960
                                          ---------   ------------  ------------   ------------   -------------  ---------------

Balance at June 30, 1996                $    2,645     25,794,471 $  (2,116,000) $  14,091,750  $      (33,353) $    37,739,513
                                          =========   ============  ============   ============   =============  ===============






See accompanying notes to consolidated financial statements.

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flow
               For the years ended June 30, 1997, 1996 and 1995

                                                                                         June 30,
                                                                      --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                      1997            1996           1995
                                                                      -------------   -------------  -------------
    Net Income (Loss)                                               $     (422,999) $      224,989 $    1,429,167
                                                                      -------------   -------------  -------------
    Adjustments to reconcile net income to
     cash provided by operating activities:
    Depreciation                                                    $      159,725  $       66,005 $       51,234
    Amortization of:
    Deferred loan origination fees                                         (26,698)          6,258         55,349
    Goodwill                                                               160,073          25,436         - -
    Premiums and discounts on loans                                        (27,627)            309           (119)
    Premiums and discounts on investment securities                        (24,428)        125,952        106,296
    Provision for loan loss                                                220,671          42,483         - -
    Provision for loss on foreclosed real estate                            13,528          30,000         - -
    Deferred income taxes                                                 (110,574)        (57,986)       147,239
    Cumulative effect of FASB #115 adoption                                 - -             - -           (77,567)
    Net (gain) loss on sale of investments:
     Available for sale                                                     21,215         926,946        (99,093)
     Held-to-maturity                                                       - -             - -            (2,902)
    (Gain) loss on disposal of other assets                                  2,558          (5,732)        12,468
    ESOP contribution credited to capital                                   36,130          - -            - -
    Decrease (increase) in accrued interest receivable                    (363,939)          4,743        (60,723)
    Increase in accrued interest payable                                    14,538          29,818         35,718
    (Increase) decrease in other assets                                      5,909        (174,649)       (93,218)
    Increase  (decrease) in other liabilities                             (127,957)        442,156          5,691
    (Increase) in prepaid / payable income taxes                           (56,271)       (567,831)        37,729
                                                                      -------------   -------------  -------------
       Total adjustments                                            $     (103,147) $      893,908 $      118,102
                                                                      -------------   -------------  -------------

    Net cash flows provided (used) by
      operating activities                                          $     (526,146) $    1,118,897 $    1,547,269
                                                                      -------------   -------------  -------------












See accompanying notes to consolidated financial statements.

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flow
               For the years ended June 30, 1997, 1996 and 1995

                                                                                               June 30,
                                                                      --------------------------------------------------------
                                                                          1997                 1996                  1995
                                                                      -------------        -------------         -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Loan originations and principal payments on loans               $  (16,575,647)      $   (5,283,509)         $  1,401,183
    Proceeds from sale of loans                                          1,804,100              244,230
    Purchase of loans                                                   (1,305,000)          (4,555,000)           (2,628,000)
    Proceeds from sale of investment securities:
     Available for sale                                                  7,754,176           18,151,851             7,023,989
     Held-to-maturity                                                      - -                  - -                   406,779
    Purchase of investment securities available for sale               (28,986,589)          (1,995,000)           (9,780,348)
    Purchase of investment securities held-to-maturity                     - -              (20,475,412)           (5,094,695)
    Principal payments on investment securities                         11,627,182           10,506,353             8,641,932
    Investment in subsidiary                                               - -               (1,492,782)              - -
    Investment in foreclosed real estate                                   - -                  - -                    (2,378)
    Proceeds from sale of other assets                                      62,550               19,723                55,514
    Purchases of premises and equipment                                 (3,118,319)            (762,178)             (167,526)
                                                                      -------------        -------------          ------------
    Net cash flows used by investing activities                     $  (28,737,547)      $   (5,641,724)       $    (143,550)
                                                                      -------------        -------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in demand  deposits,
     NOW accounts, passbook savings accounts and
     certificates of deposit                                        $    5,289,512       $    8,806,600        $   (1,345,081)
    Net (decrease) increase in mortgage escrow funds                       (22,594)            (117,491)               11,983
    Proceeds from note payable                                             400,000              - -                   - -
    Net proceeds from issuance of common stock                          25,760,985              - -                   - -
    Advances from FHLB                                                     - -               10,000,000               - -
                                                                      -------------        -------------         -------------
    Net cash flows provided (used) by
      financing activities                                          $   31,427,903       $   18,689,109        4   (1,333,098)
                                                                      -------------        -------------         -------------

    Net increase (decrease) in cash and cash equivalents            $    2,164,210       $   14,166,283        $       70,621
    Cash and cash equivalents, beginning  of year                   $   17,291,882       $    3,125,599        $    3,054,978
                                                                      -------------        -------------         -------------

    Cash and cash equivalents, end of year                          $   19,456,092       $   17,291,882        $    3,125,599
                                                                      =============        =============         =============

Suplemental disclosures of cash flow information:
    Cash paid during the period for:
       Interest                                                     $    3,162,551       $    6,775,124        $    4,961,607
       Income taxes                                                 $      419,961       $      786,845        $      782,602
    Loans transferred to foreclosed real estate                     $       51,000       $      126,307        $      122,165

Suplemental disclosure of noncash investing and
    financing activities:
    Stock issued in exchange for note receivable from ESOP          $    2,116,000       $      - -            $     - -
                                                                      =============        =============         =============


          See accompanying notes to consolidated financial statements.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 1 - Summary of Significant Accounting Policies
---------------------------------------------------

Conversion and Organization of Holding Corporation
--------------------------------------------------

On April 30, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, Heartland Community Bank ("Bank") converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, and became a wholly-owned subsidiary of HCB Bancshares, Inc. (the "Corporation"). The Corporation was formed under Oklahoma Law in December 1996 to acquire all of the common stock of the Bank upon its conversion to stock form. The Corporation has no other operations and conducts no business of its own other than owning the Bank, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of Business
------------------

The Bank and its subsidiary bank, are a federally chartered operating savings and loan association primarily engaged in the business of obtaining deposits and providing mortgage credit to the general public. The Association's primary regulator is the Office of Thrift Supervision (OTS) and its deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

Basis of Financial Statement Presentation
-----------------------------------------

The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Outlined below are the accounting and reporting policies considered significant by the Corporation.

Basis of Consolidation
----------------------

The consolidated financial statements as of June 30, 1997 and 1996, include the accounts of HCB Bancshares, Inc., Heartland Community Bank (formerly First Federal Savings and Loan Association of Camden), (see also Note 18), and its wholly-owned subsidiaries, (Heartland Community Bank, FSB (formerly Heritage Banc Holding, Inc. and its wholly-owned subsidiary) and HCB Properties, Inc. (see also Note 16 and 20). All material intercompany balances and transactions have been eliminated in the consolidation.

Cash Equivalents
----------------

For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 1 - Summary of Significant Accounting Policies - Continued
---------------------------------------------------------------

Investment Securities and Mortgage-Backed Securities
----------------------------------------------------

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Bank adopted the provisions of the new standard for investments held as of July 1, 1994. Under the new rules, securities that the Bank has both the positive intent and ability to hold to maturity are carried at amortized cost. Securities that the Bank does not have the positive intent and ability to hold to maturity are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses, net of tax, on securities classified as available - for-sale are carried as a separate component of equity. The Bank does not carry any trading securities. The cumulative effect as of July 1, 1994, of adopting Statement No. 115 included the reversal of $77,567 previously included in earnings that is to be excluded from earnings under this statement.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities that are classified held-to-maturity are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Gains and losses on the sale of securities are determined using the specific identification method.

If the fair value of an investment security declines for reasons other than temporary market conditions, the carrying value of such security is written down to current value by a charge to operations.

Securities Held to Maturity: Securities classified as held to maturity are those
---------------------------
debt securities the Corporation has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by a method which approximates the interest method over their contractual lives. In the event of a permanent decline in market value, these securities may be adjusted to fair market value. The unrealized loss on write down of securities held to maturity is charged to current operations.

Securities Available for Sale: Securities classified as available for sale are
-----------------------------
those debt securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity and marketable equity securities not classified as held for trading. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of its securities, liquidity needs and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as a separate component of equity, net of related tax effects. Realized gains and losses are included in earnings.

Securities Held for Trading: Trading securities are held in anticipation of
---------------------------
short-term market gains. Such securities are carried at fair value with realized and unrealized gains and losses included in earnings. The Corporation currently has no securities which are classified as trading.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 1 - Summary of Significant Accounting Policies - Continued
---------------------------------------------------------------

Loans Receivable
----------------

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan-origination fees and discounts.

Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts on consumer loans are recognized over the lives of the loans using the interest method.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries.) Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

The Bank has adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" which was amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" on October 1, 1995. These statements prescribed the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructuring. These measurement methods apply to all creditors and all loans, uncollateralized as well as collateralized, except for larger groups smaller-balanced homogeneous loans that are collectively evaluated for impairment, loans measured at fair market or lower of cost or fair value, leases and debt securities. The Bank considers all one-to-four family residential loans, construction loans, auto loans and other consumer loans, (as presented in Note 4), to be smaller homogenous loans. These statements apply to all restructured loans that involve a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines impairment of the loans based on knowledge of the borrower's repayment history. Pursuant to SFAS No. 114, paragraph 8, management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $25,000 will be considered an insignificant shortfall. The Bank does not apply SFAS No. 114 using major risk classifications, but applies SFAS No.114 on a loan by loan basis. All nonaccrual loans are considered to be impaired. Nonaccrual loans are specifically designated and segregated within the loan portfolio by management. Loans are charged off when management determines that principal and interest are not collectible. At June 30, 1997 and 1996, only nonaccrual loans were considered to be impaired. (See Note 4)

Uncollectible interest on loans, all categories, that are contractually past due over ninety (90) days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 1 - Summary of Significant Accounting Policies - Continued
---------------------------------------------------------------

Loan-Origination Fees, Commitment Fees, and Related Costs
---------------------------------------------------------

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment to yield.

Foreclosed Real Estate
----------------------

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value (less selling costs) at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Income Taxes
------------

The Bank records income tax expense based on the amount of taxes currently due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the financial statement amounts and tax basis of assets and liabilities, using existing tax rates.

Premises and Equipment
----------------------

Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets which range from 15 to 40 years for buildings and improvements and 3 to 10 years for equipment.

Fair Values of Financial Instruments
------------------------------------

During the year ended June 30, 1996, the Bank adopted Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 1 - Summary of Significant Accounting Policies - Continued
---------------------------------------------------------------

Fair Values of Financial Instruments - Continued
------------------------------------------------

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for consolidated financial instruments at June 30, 1997:

Cash and cash equivalents: The carrying amounts reported in the statement of
-------------------------
financial condition for cash and cash equivalents approximate those assets' fair values.

Time deposits: Fair values for time deposits are estimated using a discounted
-------------
cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Investment securities: Fair values for investment securities are based on quoted
---------------------
market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant
-----
change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair values disclosed for demand deposits (for example,
--------
interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts.) The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term borrowings and notes payable: The carrying amounts of short-term
---------------------------------------
borrowings and notes payable approximate their fair values.

Other liabilities: Commitments to extend credit were evaluated and fair value
-----------------
was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter-parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.


NOTE 2 - Investment and Mortgage-Backed Securities
--------------------------------------------------

Investment Securities: The amortized cost and estimated market values of
---------------------
investment securities at June 30, 1997, are summarized as follows:

                                                           Available for Sale
                              ------------------------------------------------------------------------------
                                                       Gross                Gross             Estimated
                                 Amortized        Unrealized Gains       Unrealized         Market Values
                                    Cost                                   Losses
                              -----------------   -----------------    ----------------    -----------------
U.S. Government and
Federal Agencies                $16,178,740             $ 9,646            $ 32,631           $ 16,155,755
                                 ==========              ======             =======            ===========

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



NOTE 2 - Investment and Mortgage-Backed Securities - Continued
--------------------------------------------------------------

The amortized cost and estimated market values of investment securities at June 30, 1996, are summarized as follows:

                                                           Available for Sale
                              ------------------------------------------------------------------------------
                                                       Gross                Gross
                                 Amortized           Unrealized           Unrealized           Estimated
                                    Cost               Gains                Losses           Market Values
                              -----------------   -----------------    ----------------    -----------------
U.S. Government and
Federal Agencies                $ 5,306,383           $   --               $ 26,758          $ 5,279,625
                                 ==========            =====                =======           ==========

The scheduled maturities of investment securities were as follows:

                                                        June 30, 1997                        June 30, 1996
                                            -----------------------------------    ---------------------------------
                                                Amortized                            Amortized
Available for Sale                                Cost            Market Value          Cost           Market Value
------------------                         ----------------    ---------------    ---------------    --------------
Due in one year or less                        $  1,499,413     $   1,503,866        $ 1,398,728        $ 3,387,887
Due after one year through five years            12,769,327        12,647,279          3,353,836          3,340,631
Due after five through ten years                  2,000,000         2,004,610            554,819            551,107
                                                -----------       -----------         ----------         ----------
                                               $ 16,178,740      $ 16,155,755        $ 5,306,383        $ 5,279,625
                                                ===========       ===========         ==========         ==========

Proceeds from sales of securities available-for-sale during the year ended June 30, 1997 and 1996 were $7,571,924 and $1,006,875, respectfully. Gross losses of $21,215 were realized on those sales for the year ended June 30, 1997 and gross gains of $10,358 were realized on those sales recorded in the year ended June 30, 1996.

Mortgage-Backed Securities: Mortgage-backed securities consist of the following
--------------------------
at June 30, 1997:

                                                           Available-for-Sale
                               -----------------------------------------------------------------------------
                                                        Gross               Gross
                                   Amortized          Unrealized          Unrealized           Estimated
                                     Cost               Gains               Losses           Market Values
                               -----------------   -----------------   -----------------   ----------------
Mortgage-backed securities       $ 13,854,553           $ 111,663          $   33,399         $ 13,919,065
Collateralized Mortgage
Obligations                         6,270,999              15,723             114,173            6,171,341
                                  -----------            --------            --------          -----------
                                 $ 20,125,552           $ 127,286           $ 147,572         $ 20,090,406
                                  ===========            ========            ========          ===========
                                                             Held-to-Maturity
                               ----------------------------------------------------------------------------
                                                        Gross               Gross
                                   Amortized          Unrealized          Unrealized           Estimated
                                     Cost               Gains               Losses           Market Values
                               -----------------   -----------------   -----------------   ----------------
Mortgage-backed securities       $ 35,869,295           $ 584,890           $ 259,832        $ 36,194,353
                                  ===========            ========            ========         ===========

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



NOTE 2 - Investment and Mortgage-Backed Securities - Continued
--------------------------------------------------------------

Mortgage-Backed Securities - Continued
--------------------------------------

Mortgage-backed securities consist of the following at June 30, 1996:

                                                           Available-for-Sale
                               -----------------------------------------------------------------------------
                                                         Gross              Gross
                                  Amortized           Unrealized          Unrealized           Estimated
                                     Cost                Gains              Losses           Market Values
                               -----------------   -----------------   -----------------   -----------------
Mortgage-backed securities       $  3,135,911            $ 8,612            $  23,928         $  3,120,595
Collateralized Mortgage
Obligations                         9,455,472              1,043              421,911            9,034,604
                                  -----------             ------             --------          -----------
                                 $ 12,591,383            $ 9,655            $ 445,839         $ 12,155,199
                                  ===========             ======             ========          ===========
                                                             Held-to-Maturity
                               -----------------------------------------------------------------------------
                                                         Gross               Gross
                                  Amortized           Unrealized          Unrealized           Estimated
                                    Cost                 Gains               Losses         Market Values
                               -----------------   -----------------   -----------------   -----------------
Mortgage-backed securities       $ 45,212,891         $ 470,641           $ 749,458          $ 44,934,074
                                  ===========          ========            ========           ===========

The amortized cost and fair value of mortgage-backed securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   June 30, 1997                         June 30, 1996
                                         ----------------------------------    -----------------------------------
                                            Amortized            Market           Amortized         Market Value
        Available-For-Sale                    Cost               Value              Cost
        ------------------               ---------------     --------------    ---------------    ----------------
Due in one year or less                   $                 $                   $    995,571        $    991,951
                                                   - -               - -
Due after one through five years             2,194,753         2,197,535             771,337             777,371
Due after five through ten years             5,431,474         5,483,501           2,578,400           2,341,674
Due after ten years                         12,499,325        12,409,370           8,246,075           8,044,202
                                           -----------       -----------         -----------         -----------
                                          $ 20,125,552      $ 20,090,406        $ 12,591,383        $ 12,155,198
                                           ===========       ===========         ===========         ===========
                                               June 30, 1997                           June 30, 1996
                                      -----------------------------------    ----------------------------------
                                          Amortized            Market           Amortized           Market
         Held-To-Maturity                   Cost               Value              Cost              Value
         ----------------             ----------------    ---------------    ----------------    --------------
Due after one through five years         $    703,741       $    700,000       $    285,348      $    297,587
Due after five through ten years            1,456,595          1,500,000          2,485,383         2,597,545
Due after ten years                        33,708,959         33,994,350         42,445,160        42,038,942
                                          -----------        -----------        -----------       -----------
                                         $ 33,869,295       $ 36,194,350       $ 45,212,891      $ 44,934,074
                                          ===========        ===========        ===========       ===========

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 2 - Investment and Mortgage-Backed Securities - Continued
--------------------------------------------------------------

Mortgage-Backed Securities - Continued
--------------------------------------

All mortgage-backed securities were issued by either U.S. government agencies (Government National Mortgage Association, Federal National Mortgage Association), government-sponsored enterprises (Federal Home Mortgage Corporation or Resolution Trust Corporation) or private issuer mortgage-backed securities.

As of June 30, 1997 and 1996, the carrying value of privately issued mortgage-backed securities included in the above schedules are presented below:

                                         June 30, 1997       June 30, 1996
                                         -------------       -------------
     Available-for-sale                   $  6,271,822        $  8,637,067
     Held-to-maturity                        5,794,156          32,896,294
                                           -----------         -----------
                                          $ 32,065,978        $ 41,533,361
                                           ===========         ===========

During the year ended June 30, 1996, the Bank sold mortgage-backed securities available-for-sale for total proceeds of $17,144,976 and realized gross gains of $3,839 and gross losses of $941,324. In the year ended June 30, 1996, proceeds from sale of mortgage-backed securities held-to-maturity, of which greater than 85% of he principal had already been collected, were $406,779. Gross gains of $4,512 and gross losses of $1,610 were realized on those sales.

On December 11, 1995, securities with an amortized cost of $26,270,667 were transferred from held-to-maturity to available-for-sale because of a one time reassessment in accordance with the implementation guidance of Statement No 115 on "Accounting for Certain Investments in Debt and Equity Securities". The securities had an unrealized loss of approximately $898,756.

During the fiscal year 1997, the Bank was notified of a downgrade in the rating of one of its private issue obligations. The security is Citicorp Mortgage, Inc. - REMIC pass-thru certificates. The downgrade reflected deterioration in the performance of the mortgage pools underlying the certificates. Though the Class A Certificate holders have suffered no interest losses and suffered $625,223 in principle losses to date. The Bank's par balance of this security as of June 30, 1997 was $871,312 which represented 1.36% of the total outstanding pool of $64,244,942. The Class A credit enhancement available to certificate holders was $2,901,490 at June 30, 1997. As long as this amount is positive no significant loss to the bank, if any, is anticipated.

Gains are summarized as follows for the years ended June 30, 1996 and 1995:

                                                          June 30,
                                           -----------------------------------
     Realized gain on sales of:                 1997                1996
                                           ---------------    ----------------
        Mortgage-backed securities          $     - -           $     3,839
        Investment securities                     - -                10,538
                                                                 -----------
                                                  - -                14,377
     Realized losses on sales of                  - -
        Mortgaged-back securities                 - -              (941,324)
        Investment Securities               $ (21,215)                 - -
                                             --------            ----------
       Net income (loss)                    $ (21,215)          $  (926,947)
                                             ========            ==========

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


NOTE 3 - Loans Receivable
-------------------------

Loans receivable at June 30, 1997 and 1996 are summarized as follows:

Loans secured by first mortgages on real estate:
                                                                   June 30, 1997                June 30, 1996
                                                                   -------------                -------------
   Conventional 1-4 family residences                              $  76,327,453                 $ 61,650,286
   Conventional Other                                                 14,184,241                   20,602,705
   Loans to facilitate sales of foreclosed real estate                   616,660                      720,749
                                                                    ------------                  -----------
     Total first mortgage loans                                       91,128,354                   82,973,740
                                                                    ------------                  -----------

 Loans secured by deposits                                             2,434,621                    1,832,180
 Auto                                                                  2,399,648                      786,656
 Home improvement and consumer loans                                   4,194,686                      622,803
                                                                    ------------                  -----------
     Total installment loans                                           9,028,955                    3,241,639
                                                                    ------------                  -----------

 Commercial loans                                                      2,101,963                      880,311
                                                                    ------------                  -----------
                                                                     102,359,272                   87,095,690
                                                                    ------------                  -----------
 Less:
   Allowance for loan losses                                           1,492,473                    1,283,234
   Net deferred loan fees, premiums  and discounts                       167,069                      135,335
   Loans in process                                                    2,057,095                    1,544,097
                                                                    ------------                  -----------
                                                                   $  98,642,635                 $ 84,131,024
                                                                    ============                  ===========

Activity in the allowance for loan losses is summarized as follows for the years ended June 30, 1997 and 1996:

                                                                     June 30, 1997             June 30, 1996
                                                                     -------------             -------------
Balance at beginning of period                                        $ 1,283,234              $    728,491
Acquisition of subsidiary                                                     - -                   524,140
Provision charged to income                                               221,671                    42,483
Charge-offs                                                               (22,985)                 (12,130)
Recoveries                                                                 10,553                       250
                                                                       ----------                ----------
Balance at end of period                                              $ 1,492,473               $ 1,283,234
                                                                       ==========                ==========

At June 30, 1997 and 1996, the Bank had loans totaling $133,386 and $166,228 respectively on which interest had ceased to be recognized. The interest income not recorded on these loans totaled $12,177 and $7,718 respectively.

At June 30, 1997 and 1996, the Bank had the following loans recognized as impaired loans under the criteria established by SFAS No.114 and SFAS No. 118:

                                                                       June 30, 1997              June 30, 1996
                                                                       -------------              -------------
Investment in loans - nonaccruals                                         $ 133,386                  $ 166,228

Related allowance for loan loss                                            $ 33,346                   $ 41,557



                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 3 - Loans Receivable - Continued
-------------------------------------

Renegotiated loans for which interest has been reduced totaled $281,441 and $298,195 at June 30, 1997 and 1996. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended June 30, 1997 and 1996 are summarized below:

                                                  June 30, 1997            June 30, 1996
                                                  -------------            -------------
Interest income that would have been recorded         $ 29,729                 $ 35,311
Interest income recognized                              20,343                   21,383
                                                        ------                   ------
Interest income foregone                              $  9,386                 $ 13,927
                                                       =======                  =======

The Bank is not committed to lend additional funds to debtors whose loans have been modified.


NOTE 4 - Accrued Interest Receivable
------------------------------------

Accrued interest receivable at June 30, 1997 and 1996 is summarized below:

                                         June 30, 1997            June 30, 1996
                                         -------------            -------------
Investment securities                      $   348,044                $  51,842
Mortgage-backed securities                     309,440                  332,064
Loans receivable                               648,467                  593,098
ESOP Plan                                       33,503                      - -
                                            ----------                 --------
                                           $ 1,339,454                $ 772,620
                                            ==========                 ========

NOTE 5 - Foreclosed Real Estate
-------------------------------

Activity in the allowance for losses for real estate foreclosed for the years ended June 30, 1997 and 1996 are presented below:

                                            June 30, 1997         June 30, 1996
                                            -------------         -------------
Balance at beginning of year                    $ 58,587              $ 28,587
Provision charged to income                       13,527                30,000
Recoveries through sales                         (43,289)                   --
                                                --------              --------
Balance at end of year                          $ 28,287              $ 58,587
                                                ========              ========


NOTE 6 - Commitments and Contingencies
--------------------------------------

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 6 - Commitments and Contingencies - Continued
--------------------------------------------------

The principal commitments of the Bank and its subsidiary are as follows:

                                                          June 30,
                                            -----------------------------------
                                                  1997               1996
                                            -----------------    --------------
Fixed Rate
----------
   First mortgage loans                       $ 4,027,495         $ 1,127,500
   Consumer loan                                      - -              23,800
                                               ----------          ----------
                                                4,027,495           1,151,300
Adjustable Rate
---------------
   First mortgage loans                               - -           2,000,000
                                               ----------          ----------
                                              $ 4,027,495         $ 3,151,000
                                               ==========          ==========

In addition, the Bank had outstanding letter of credit to customers in the amount of $78,000 which were unfunded at year end June 30, 1997.


NOTE 7 - Premises and Equipment
-------------------------------

Premises and equipment at June 30, 1997 and 1996 are summarized as follows:


Cost:                               June 30, 1997            June 30, 1996
-----                               -------------            -------------
Land and buildings                    $ 4,252,598              $ 2,207,867
Leasehold improvements                     32,548                   34,549
Equipment                               1,074,130                  545,293
                                       ----------               ----------
                                        5,359,276                2,785,709
Accumulated depreciation                 (746,270)                (661,416)
                                       ----------               ----------
                                      $ 4,613,006              $ 2,124,293
                                       ==========               ==========

Depreciation expense amounted to $159,725 and $66,005 for the years ended June 30, 1997 and 1996 respectively.


NOTE 8 - Deposits
-----------------

Deposits at June 30, 1997 and 1996 are presented below:


                                           June 30, 1997                                   June 30, 1996
                            ---------------------------------------------    ------------------------------------------
                             Weighted                                         Weighted
Demand and NOW               Average                                          Average
 Accounts:                     Rate            Amount              %            Rate            Amount            %
                            -----------    ----------------    ----------    -----------    ----------------    -------
Non-interest bearing                         $  2,689,637          1.78                     $      215,162          .14
Interest bearing              2.76%             6,716,760          4.44        2.65%             6,453,373         4.42
Money market                  4.09%            17,807,493         11.78        4.14%            15,491,591        10.62
Passbook savings              3.04%             8,441,845          5.58        3.06%              8,028.15         5.50
                                               ----------         -----                         ----------        -----
                                               35,655,735         23.58                         30,188,281        20.68
                                               ----------         -----                         ----------        -----

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


NOTE 8 - Deposits - Continued
-----------------------------

 Certificates of Deposit
-------------------------
 4.00% to 4.99%              4.84%          17,784,816            11.76             4.83%         13,614,170           9.26
 5.00% to 5.99%              5.44%          81,821,344            54.11             5.39%         62,333,102          42.71
 6.00% to 6.99%              6.30%          15,730,506            10.40             6.17%         39,600,698          27.16
 7.00% to 7.99%              7.15%             216,362              .14             7.73%            283,000            .19
 8.00% to 8.99%                                     --               --             8.00%             63,352            .06
                                          ------------           ------                         ------------         ------
                                           115,553,028            76.42                          115,730,970          79.32
                                          ------------           ------                         ------------         ------
                                          $151,208,763           100.00                         $145,919,251         100.00
                                          ============           ======                         ============         ======

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $49,373,751 and $8,924,677 at June 30, 1997 and 1996 respectively.

Deposit accounts with balances in excess of $100,000 are not federally insured.

At June 30, 1997 the scheduled maturities of consolidated certificates of deposit are as follows:


                         1998             1999              2000             2001            TOTAL
                    --------------   --------------    --------------   --------------   --------------
4.00% to 4.99%        $17,784,816                                                         $ 17,784,816
5.00% to 5.99%         31,453,008      $40,399,490      $ 8,398,091      $ 1,570,754        81,821,343
6.00% to 6.99%          4,319,330        9,810,321        1,600,856               --        15,730,507
7.00% to 7.99%            100,000           10,000          100,000            6,632           216,362
                       ----------       ----------       ----------       ----------       -----------
                      $53,657,154      $50,309,811      $10,008,947      $ 1,577,116      $115,553,028
                       ==========       ==========       ==========       ==========       ===========

Interest expense on deposits for the years ended June 30, 1997 and 1996, is summarized as follows:

                                                        June 30,
                                        ---------------------------------
                                             1997              1996
                                        --------------     --------------
                Money Market              $  775,882         $  562,528
                Passbook savings             235,320            194,014
                NOW                          179,721            128,322
                Certificate of Deposit     6,343,522          5,429,775
                                           ---------          ---------
                                          $7,534,445         $6,314,641
                                           =========          =========

NOTE 9 - Federal Home Loan Bank Advances
----------------------------------------

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by qualifying single family first mortgage loans. Advances at June 30, 1997 and 1996 have the following maturities:


                            Fixed
        Maturity        Interest Rate
        --------        -------------
          2001              6.407%          $ 5,000,000
          2003              6.000%            5,000,000
                                             ----------
                                            $10,000,000
                                             ==========

                             HCB BANCSHARES, INC.
                               AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 10 - Note Payable
----------------------

As of June 30, 1997, the Bank had a note payable outstanding to an unrelated Trust entity for the purchase of a banking facility site in the amount of $400,000. The note is payable in five annual installments of $80,000, plus interest at, seven and one-half percent (71/2%) per anum.

NOTE 11 - Pension and Profit-Sharing Plans
------------------------------------------

The Bank had a qualified, noncontributory defined benefit retirement plan covering all of its eligible employees. Employees are eligible when they have attained at least twenty-one years of age and six months of service with the Bank. The Bank adopted a resolution on July 1, 1996 to terminate the defined-benefit pension plan as of September 16, 1996 and to freeze benefit accruals under the plan as of July 31, 1996. The anticipates settlement of the related pension obligation within the next plan year.

It is expected that the plan will qualify for a standard termination under the Internal Revenue Code for plans deemed "not in distress", meaning that plan assets are sufficient to provide all plan liabilities under the plan.
All active participants will become fully vested in their accrued benefits.

The following table sets forth the plan's funded status and amounts recognized in the Bank's consolidated statements of financial condition at June 30,1997 and 1996:

                                                                                     June 30
                                                                          -----------------------------
                                                                               1997              1996
                                                                          -------------    ------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation:
Vested                                                                       ($441,321)     ($297,024)
Nonvested                                                                          - -         (5,159)
                                                                            ----------     ----------
                                                                              (441,321)      (302,183)
Effect of projected compensation                                                   - -       (108,348)
                                                                            ----------     ----------
Projected benefit obligation for service rendered to date                     (441,321)      (410,531)
Plan assets at fair value                                                      483,583        422,572
                                                                            ----------     ----------
Funded Status                                                                   42,262         12,041
Unrecognized net (gain) or loss from past experience
  different from that assumed and effects of changes
  in assumptions                                                                15,555         15,555
Unrecognized gain on curtailment of benefit obligation                         108,348           - -
Unrecognized net transition obligation (from adoption of
  FASB statement No. 87) being amortized over 26.35 years                       14,968         14,968
                                                                            ----------     ----------
Prepaid (accrued) pension cost                                             $   181,133    $    42,564
                                                                            ==========     ==========

The components of net pension expense for the year ended June 30, 1997 and 1996 is as follows:

                                                             June 30
                                                    -----------------------
                                                       1997         1996
                                                    -----------  ----------
Service cost-benefits earned during the period       $     --    $   23,874
Interest cost on projected benefit obligation           30,790       27,179
Actual return on plan assets                           (60,011)     (54,544)
Net amortization and deferral                           30,221       29,059
                                                      --------    ---------
Net pension expense                                  $     --    $   25,568
                                                      ========    =========

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 11 - Pension and Profit-Sharing Plans - Continued
------------------------------------------------------

Assumptions used to develop the net periodic pension cost were:

Discount rate                                             7.5%             7.5%
Expected long-term rate of return on assets               7.5%             7.5%
Rate of increase in compensation levels                   3.5%             3.5%

The actuarial values and tables were not available for the years ended June 30, 1997.

The Bank had a profit-sharing (cash bonus) program. The year end of the plan coincides with the Bank's year end. Contributions to the profit-sharing (cash bonus) plan are based on five percent (5%) of the net profit after taxes for the period July 1 to May 31, of each year as the figures are available. All employees share equally in dollar amount based on employment for the entire plan year. Employees hired after July 1 and before June 30 of each year will participate on a pro-rated basis. Since contributions are not guaranteed from year to year and the computation is not determined by the board until the calculation period of July 1 to May 31 each year, no contribution is recorded for the profit-sharing plan for the year end June 30, 1997. Contributions for the plan years ended June 30, 1997 and June 30, 1996 were $ 6,818 and $37,512 respectively.

Effective July 1, 1993, employees of the Bank may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting the age requirement of twenty-one and the length-of-service to the Bank requirement of one year. The Bank makes a matching contribution of twenty percent (20%) of the first eight percent (8%) of employee contributions. Matching contributions to the plan were $ 25,997 and $1,188 for the year ended June 30, 1997 and 1996, respectively.


NOTE 12 - Income Taxes
----------------------

The Bank filed consolidated federal income tax returns on a fiscal year basis for the years ended June 30, 1997 and 1996. If certain conditions are met in determining taxable income, the Bank is allowed a special bad-debt deduction based on a Percentage of taxable income (presently eight (8) percent) or on specific experience formulas. The Bank used the percentage-of -taxable income method in the years June 30, 1997 and 1996.

During the year end June 30, 1997 the Small Business Job Protection Act of 1996 (the 1996 Act) became effective for tax years beginning after December 31, 1995 and effected tax related deductions pertaining to reserves for bad debt. The 1996 Act repealed the internal revenue code section which in prior years allowed using a percentage of taxable income or actual loss. In addition to the repeal of the Code, the Bank is subject to a recapture of previously deducted provisions to bad debt reserves for tax purposes, since 1988, which exceed the calculations which would have been applicable using the historical "experience method", compared to a base reserve at the end of 1988.

The estimated amount to be recaptured is approximately $738,887 with an applicable tax component of $251,222. The 1996 Act provided for a delay in the recapture tax payment for up to two years, if certain real estate lending conditions are met and at the point of recapture allows the tax to be repaid over a six year period. This potential recapture has been considered in recent years in calculating the deferred tax liability components by a valuation allowance of the bad debt reserves. The future calculation of the recapture tax due to the 1996 Act, as it relates to bad debt reserves, is not expected to have a significant effect on any future earnings.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 12 - Income Taxes - Continued
----------------------------------

Effective July 1, 1993 the Bank adopted Statement No. 109 of the Financial Accounting Standards Board in accounting for income taxes. Deferred tax components include timing differences related to depreciation, allowance for loan loss reserves and premium and discounts on loans and investments. These are highlighted below:

Retained earnings at June 30, 1997 and 1996, include approximately $3,462,860 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability in the above amounts was approximately $1,326,200 at June 30, 1997 and 1996.

The components of the deferred tax assets and liabilities at year end June 30, 1997, 1996 and 1995 are presented below:


                                                                                   June 30,
                                                          ------------------------------------------------------------
                                                                 1997                 1996                  1995
                                                          -----------------     ---------------       ----------------
Deferred Tax Assets
-------------------
   Unrealized losses on securities available for sale         $   22,259           $ 184,332              $  11,718
   Deferred compensation                                         181,808              93,342                     --
   Deferred loan origination fees                                 45,475              41,696                 43,915
   Investment securities                                              --              13,153                  1,191
   Other                                                          14,803                  --                     --
                                                                 -------             -------                -------
     Total                                                       264,345             332,523              $  56,824
                                                                 -------             -------                -------

Deferred Tax Liabilities
------------------------
   Property and equipment                                         88,134              71,897                 70,382
   Allowance for loan losses, net of valuation
     adjustment                                                    2,653             101,359                161,104
   Discounts on loans purchased                                   38,783              23,351                     --
   Investments                                                    36,769                  --                     --
   Other                                                           2,078                  --                     --
                                                               ---------            --------                -------
     Total                                                       168,417             198,313                231,486
                                                               ---------            --------                -------
     Net deferred tax assets                                  $   95,928           $ 134,210              $ 174,662
                                                               =========            ========                -------


Total income tax expense (benefits) for the years ended June 30, 1997, 1996 and 1995 differed from the amounts computed by applying the federal income tax rate of 34% and the Arkansas income tax rates of 6.5% to pretax income as a result of the following:

                                                                           June 30,
                                                    ------------------------------------------------------
     Income Tax Expense (Benefit)                         1997              1996                1995
     ----------------------------                   ---------------     ------------       ---------------
     Current                                          $  (56,271)        $ 230,791          $  819,524
     Deferred                                           (110,374)          (55,990)            147,239
                                                       ---------          --------           ---------
     Income tax expense (benefit)                     $ (166,645)        $ 174,801          $  966,763
                                                       =========          ========           =========

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 12 - Income Taxes - Continued
----------------------------------

                                                                              June 30,
                                                      ---------------------------------------------------------
                                                              1997                1996                1995
                                                      ------------------   -----------------    ---------------
          Expected income tax expense (benefits)           $(225,774)         $ 153,879            $892,537
          Goodwill amortization                               61,291              9,790                  --
          Tax bad-debt deduction,                              2,662              5,681              55,231
          Other, net                                          (4,824)             5,451              18,995
                                                           ---------            --------            -------
             Total income tax expense (benefits)           $(166,645)          $ 174,801           $966,763
                                                           =========            ========            =======

          Effective tax expense (benefit) rate               (28,26)%              43.7%              41.7%
                                                             ======                ====               =====


The difference between federal and state taxable income is generally attributable to interest income on U.S. Obligations that is tax exempt for state taxation purposes.


NOTE 13 - Capital Requirements
------------------------------

FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum-capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. Regulations require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets a core capital ratio of 3% of adjusted assets, and a risk-based capital ratio equal to 8% of risk adjusted assets as defined by regulation.

FIRREA also includes restrictions on loans to one borrower, certain types of investment and loans, loans to officers, directors' and principal stockholders, brokered deposits, and transactions with affiliates.

Federal regulations require the Bank to comply with a Qualified Thrift Lender
(QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the Bank must convert to a commercial bank charter. Management considers the QTL test to have been met.

Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. This regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized institutions which maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. The Bank currently meets the requirements of a Tier I institution and has not been informed by the OTS of the need for more than normal supervision. Accordingly, the Bank can make, without prior regulatory approval, distributions during a fiscal year up to 100% of its net income to date during a fiscal year, plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its Fully Phased-in Capital Requirements) at the beginning of the fiscal year.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 13 - Capital Requirements - Continued
------------------------------------------

The following is a reconciliation of the Bank's equity under generally accepted accounting principles ("GAAP") to the Bank's tangible, leveraged and risk-based capital available to meet regulatory requirements:

                                                          June 30,
                                             -----------------------------------
                                                   1997               1996
                                             ----------------   ----------------
Total equity, per financial statements         $ 29,061,493       $ 14,228,436
Add:
  Unrealized losses on available-for-sale
  securities                                         33,353            286,313
Less:
  Intangible assets, required to be deducted     (1,415,223)        (1,575,296)
  Advances to nonincludable subsidiaries         (1,306,807)                --
                                                -----------        -----------
  Tangible capital                               26,372,816         12,939,453
  Required deductions                                    --                 --
  Core capital                                   26,372,643         12,939,453
  General allowance for loan losses               1,492,473          1,283,234
                                                -----------        -----------
Risk-based capital                             $ 27,865,116       $ 14,222,687
                                                ===========        ===========

At June 30, 1997 and 1996, the Heartland Community Bank's actual capital amounts and ratios are presented below:

                                                                    For capital Adequacy
                                                                     Purposes and to Be
                                                                   Adequately Capitalized
                                                                under the Prompt Corrective
                                                                     Action Provisions
                                                        ------------------------------------------
                                        Actual                           Provisions
                              ------------------------  ------------------------------------------
                                 Amount       Ratio             Amount                 Ratio
                              -----------   ----------  ----------------------   -----------------

As of June 30, 1997
---------------------
Total risk-based capital
 (to risk weighted assets)    $27,865,116     30.07%    Greater-than 7,414,535   Greater-than 8.0%
Tier I capital
 (to risk-weighted assets)    $26,372,643     28.46%    Greater-than 3,707,218   Greater-than 4.0%
Tier I capital
 (to adjusted total assets)   $26,372,643     13.16%    Greater-than 8,017,562   Greater-than 4.0%

As  of  June 30, 1996
---------------------
Total risk-based capital
  (to risk-weighted assets)   $14,222,687     18.42%    Greater-than 5,942,160   Greater-than 8.0%
Tier I capital
  (to risk-weighted assets)    12,939,453     17.42%    Greater-than 2,971,080   Greater-than 4.0%
Tier I capital
 (to adjusted total assets)    12,939,453      7.43%    Greater-than 6,786,401   Greater-than 4.0%

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 14 - Significant Group Concentrations of Credit Risk
---------------------------------------------------------

The Bank grants real estate loans for 1-4 family residential housing and consumer loans primarily in the designated trade areas within and adjacent to Camden, Arkansas and Central Arkansas. In addition, real estate mortgage loans for multi-family residential and commercial real estate, which meet pre-established "loan to value" ratios and other financial criteria are also granted in specific areas outside this trade area under the Bank's loan diversification policies.

As of June 30, 1997 and 1996, loans secured by real estate mortgages amounted to 89% and 95% respectively, of the Bank's total consolidated loan portfolio. Real estate mortgage loans in areas outside the Camden, Arkansas and Central Arkansas trade areas and identified as preferred markets by the loan diversification policy equaled 12% and 15% of the Bank's real estate loan portfolio at June 30, 1997 and 1996.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit (Note 6 and 19).

The Bank exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank and its subsidiary use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterpart.


NOTE 15 - Related Party Transactions
------------------------------------

In the normal course of business, the Bank has made loans to its directors, officers and their related business interests. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests total approximately $207,805 and $435,200 as of June 30, 1997 and 1996 respectively. Activity for the year ended June 30, 1997 included loan originations of $124,000 and repayments of $351,395.


NOTE 16 - Purchase of Subsidiary
--------------------------------

On May 3, 1996 the Bank purchased 100% of the outstanding stock of Heartland Community Bank, FSB (formerly Heritage Banc Holding, Inc.), a federal savings bank, in Little Rock, Arkansas, ("FSB").

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 16 - Purchase of Subsidiary - Continued
--------------------------------------------

The investment in FSB was $3,500,451 and was accounted for using the purchase method. As a result of the investment, cost in excess of the fair value of net assets of $1,600,732, was recognized and recorded as "pushed down goodwill" on the accounts of the subsidiary. (See also Note 23)

The accompanying consolidated statement of income and cash flows for the year ended June 30, 1996, includes the operations of the subsidiary for the year ended June 30, 1997 and the period May 4, 1996 through June 30, 1996. The aforementioned "goodwill" is to be amortized over a period of ten years. For the period May 4, 1996 to June 30, 1996, $160,073 and $25,436 of amortization expense was recorded. The following supplemental information gives proforma effect for the subsidiary purchase, annualized for the fiscal year ended June 30, 1996.


     Supplemental Disclosure                                        1996                       1995
     -----------------------                                   ----------------           --------------
     Interest Income                                             $ 12,145,063               $ 10,952,927
     Interest Expense                                               7,896,737                  6,341,253
                                                                  -----------                 ----------
       Net interest income                                          4,248,326                  4,611,674
                                                                  -----------                 ----------

     Provision for loan losses                                        500,824                        -0-
                                                                  -----------                 ----------
                                                                    3,747,502                  4,611,674
     Noninterest income                                             ( 563,780)                   120,577
     Goodwill amortization                                           (160,073)                  (160,073)
     Noninterest expense                                           (2,806,670)                (2,523,182)
                                                                  -----------                 ----------

       Net income before income taxes and
       cumulative effect of accounting change                         216,979                  2,048,996
     Provision for income taxes (benefits)                           ( 90,046)                  (784,561)
     Cumulative effect of accounting change (Note 1c)                                             77,767
                                                                                         ----------

       Net income (proforma)                                     $    126,933                $ 1,342,202
                                                                  ===========                 ==========


NOTE 17 - Officers' and Directors' Retirement Plan
--------------------------------------------------

During the year ended June 30, 1996, the Bank adopted a "non-qualified" retirement plan for its officers and directors in recognition of their years of service to the Bank. The plan is an annuity contract plan whereas funds are to be set aside annually in a grantor trust, with the Bank acting as trustee of the Trust. Distributions are scheduled to be paid upon completion of six to ten years of service to the Bank. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries.

For the years ended June 30, 1997 and 1996, the plan was funded with $232,308 and $242,511.


NOTE 18 - Change of  Name to Heartland Community Bank
-----------------------------------------------------

Subsequent to year end June 30, 1996, the Bank (formerly known as First Federal Savings & Loan Association of Camden), applied for and obtained approval from the proper regulatory authorities to change its name along with its wholly-owned subsidiary, Heritage Bank, FSB to "Heartland Community Bank". The effective date of the change was effective as of September 9, 1996.


                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 19 - Fair Values of Financial Instruments
----------------------------------------------

The estimated fair values of the Bank's consolidated financial instruments are as follows:

                                                   June 30, 1997                         June 30, 1996
                                       -----------------------------------    ----------------------------------
                                            Carrying                               Carrying
                                             Amount           Fair Value            Amount          Fair Value
                                       ----------------    ---------------    ----------------   ---------------
Financial assets:
  Cash and cash equivalents                $19,456,092        $19,456,092         $17,291,882       $17,291,882
Investment securities:
  Available-for-sale                        16,155,755         16,155,755           5,279,625         5,279,625
Mortgage-backed securities:
  Available-for-sale                        20,090,406         20,090,406          12,155,199        12,155,199
  Held-to-maturity                          35,869,295         36,194,353          45,212,891        44,934,074
Loans, net of allowances                    98,642,635         99,131,271          84,131,024        85,344,161

Financial Liabilities
  Deposits, savings and NOW
  accounts                                  35,655,735         35,655,735          30,188,282        30,188,282
  Deposits, time certificates              115,553,028        114,856,342         115,730,969       116,540,019
Advances FHLB                               10,000,000         10,000,000          10,000,000        10,000,000

Unrecognized Financial
Instruments:

  Commitment to extend credit              $ 4,027,495        $ 4,027,495         $ 3,151,300       $ 3,151,300
                                            ==========         ==========          ==========        ==========


NOTE 20 - Incorporation of HCB Properties, Inc.
-----------------------------------------------

In September, 1996, the Bank formed a wholly-owned subsidiary named HCB Properties, Inc. The Bank is the sole stockholder of the Company. HCB Properties, Inc. was formed to hold, as necessary, property acquired by the Bank for future expansion and that in part, is expected to be sold by the Bank when and if the original purchase does not fully meet with the future business plan of the Bank. As of June 30, 1997, HCB Properties, Inc. held two parcels of land and improvements due to new construction with a book value of $1,705,000. All intercompany transactions have been eliminated in the financial statements for the year ended June 30, 1997 respectively.


NOTE 21 - Stockholders' Equity/Stock Conversion
-----------------------------------------------

On April 30, 1996, HCB Bancshares, Inc. completed and closed its stock offering. Gross proceeds from the sale of 2,645,000 shares (excluding the 211,600 shares purchased by the ESOP) amounted to $26,450,000 and were reduced by conversion costs of $689,014. The Corporation paid $15,000,000 for all common stock of the Bank and retained the remaining net proceeds.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 21 - Stockholders' Equity/Stock Conversion - Continued
-----------------------------------------------------------

Concurrent with the conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders.

Subject to applicable law, the Board of Directors of Heartland Community Bank and HCB Bancshares, Inc. may each provide for the payment of dividends. Future declaration of cash dividends, if any, by the Corporation may depend upon dividend payments by the Bank to the Corporation. Subject to regulations promulgated by the OTS, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

In addition, as a Tier I institution, or an institution that meets all of its fully phased-in capital requirements, the Bank may pay a cash dividend to HCB Bancshares, Inc. With notification but without prior OTS approval, during a calendar year an amount not to exceed the greater of (i) 100% of the Bank's net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four quarter period. No dividend was declared or paid during the period April 30, 1997 to June 30, 1997.


NOTE 22 - SAIF Assessment
-------------------------

In September, 1996, the Bank and its subsidiary was assessed a one time charge of $ 889,011. The special assessment, is to be used to replenish the SAIF reserves depleted by prior years savings & loan industry losses. The assessment has been charged to current operations as a current period expense in the year ended June 30, 1997. The assessment was paid on November 27, 1996. Prior to the "SAIF assessment", the Bank's deposit insurance rate was .23 percent. Subsequent to the assessment, the rate of insurance on deposits decreased to
 .065 percent.


NOTE 23 -Event(s) Subsequent to June 30, 1996 - Review of Allowance for Loan
----------------------------------------------------------------------------
Losses
------

During the year ended June 30, 1997, and subsequent to the issuance of the auditors' report on the June 30, 1996 financial statements, dated August 28, 1998, the Bank's management initiated an extensive review of all existing loan files at all locations and its subsidiary savings bank. The objectives of this in depth detailed review was to evaluate the standardization of loan origination and credit review practices at all Bank branches and subsidiary and update existing loan policies for the planned growth of the Bank's loan portfolio in the commercial, nonresidential real estate and consumer markets.

At the conclusion of the review, which was performed by selected Bank personnel as well as a third party consultant, it was determined that a substantial shortfall existed in the allowance for loan losses at the subsidiary savings bank due to a combination of loan file documentation weaknesses and an increase in past due loans. After further review of the loan review procedures performed and resulting findings, it was determined that an addition to the allowance was required and that the circumstances that gave rise to the needed increase were in two categories.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 23 -Event(s) Subsequent to June 30, 1996 - Review of Allowance for Loan
----------------------------------------------------------------------------
Losses - Continued
------------------

Those categories were for conditions existing as of the date of acquisition of the subsidiary savings bank, which was May 3, 1996, and in part to circumstances and events that had occurred or materialized subsequent to June 30, 1996.

Therefore, the consolidated financial statements as of June 30, 1996 and for the year then ended, were restated to give effect for the resulting revision to the acquired allowance for loan losses of the subsidiary savings bank and the related accrued and deferred income taxes. In addition, as referenced above, a determination was made by management that a provision to the allowance for loan losses of the subsidiary savings bank was necessary for the year ended June 30, 1997. A summary of the amounts and net effects on the statements for the year ended June 30, 1996, herein included, are presented below:

                                                                        1996
                                                                   --------------
     Increase provision to allowance to loan losses                      None
     Increase in amortization of goodwill (expense)                     4,998
     Increase in cost in excess of fair value (goodwill)              344,498
     Net change in accrued and deferred income tax (benefits)          (1,803)


NOTE 24 - Employment Agreements
-------------------------------

During 1996, the Association entered into employment agreements with three key executive officers to ensure a stable and competent management base. The agreements provide for three-year term, but upon each anniversary, the agreements will automatically extend so that the remaining term shall always be three years unless the Board of Directors expressly acts to limit the extension. The agreements provide for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreements. In the event of a change in control of the Association and termination of the officers, as defined in the agreement, the officers will receive a lump sum equal to 2.99 times their average salary paid during the prior five years.


NOTE 25 - Employee Stock Ownership Plan
---------------------------------------

The Association has established an employee stock ownership plan (ESOP) to benefit substantially all employees. The ESOP originally purchased 211,600 shares of common stock in the Conversion with proceeds received from a loan from the Corporation.

The Corporation's note receivable is to be repaid based upon one principal installment of $125,675 on June 30, 1997, one principal installment of $297,525 on June 30, 1998 and eight installments of $211,600 on June 30th each year through 2006. Interest is based upon prime, which will be adjusted and paid quarterly. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1997, the outstanding balance of the note receivable is $1,990,325 and is presented as a reduction of stockholders' equity.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 25 - Employee Stock Ownership Plan - Continued
---------------------------------------------------

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Corporation and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Expense of $195,308 during 1997 has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $36,130, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Association has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At June 30, 1997, 12,568 shares held by the ESOP have been released or committed to be released to the plan's participants. The fair value of the unallocated shares amounted to approximately $2,562,537 at June 30, 1997.


NOTE 26 - Future Reporting Requirements
---------------------------------------

The Financial Accounting Standards Board has issued SFAS No. 123, Accounting for Stock-Based Compensation which the Corporation has not been required to adopted as of June 30, 1997. The Statement, which will be in effect for the Corporation's fiscal year ending June 30, 1998, will require that the Corporation account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants or awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the air value method defined in the Statement. The Statement is not expected to have a material impact on the Corporation's accounting for stock compensation plans because (I) the Statement does not apply to the ESOP plan nor will it change the accounting requirements of the proposed restricted stock plan, and (ii) the Corporation expects to account for proposed stock option plans using the accounting treatment permitted under APB Opinion No. 25.

In June 1996, the Financial Accounting and Standards Board (the"FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Related to SFAS No. 125 the FASB has issued SFAS No. 127 which delays the effective date for certain transactions until after December 31, 1997. Earlier or retroactive application is not permitted.

                              HCB BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 26 - Future Reporting Requirements - Continued
---------------------------------------------------

Effective for accounting periods ending after December 15, 1997, SFAS No. 128, "Earnings per Share," replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement of all publicly held companies with complex capital structure.

The FASB has issued SFAS No. 129, "Disclosure of Information about Capital Structure," effective for periods ending after December 15, 1997. This statement presents standards for disclosing information about an entity's capital structure. It applies to all entities and continues previous requirements to disclose certain information about an entity's capital structure. Examples of the information required to be disclosed include dividend and liquidation preferences, participation rights, call features, conversion or exercise prices and pertinent dates, sinking fund requirements and unusual voting rights.


NOTE 27 - Events and  Purchase Commitments subsequent to June 30, 1997
----------------------------------------------------------------------

In July, 1997 the Bank completed the construction of one of two new branch facilities which were under construction at June 30, 1997. The second branch facilty was opened by the end of August, 1997. The expected capital outlay to complete both of these projects was not to exceed $1,156,000.

In addition to the above, the Bank entered into a contract during the year ended June 30, 1997 to upgrade its computer and communications network. The contract was for $400,000 and the project was partially complete as of year end June 30, 1997. The balance remaining on the contract, subject to completion of installation and training, was $142,000.

                         HEARTLAND COMMUNITY BANK, FSB
                    (formerly Heritage Banc Holding, Inc.)
                                AND SUBSIDIARY

                       Consolidated Statements of Income
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996

                                                                                     July 1, 1995 to   June 30,
Interest Income                                                                       May 3, 1996        1995
---------------                                                                      --------------- -------------
     Interest and fees on loans                                                    $    1,515,653  $    1,589,616
     Investment securities                                                                119,514         249,658
     Mortgage-backed and related securities                                               123,933         109,715
     Other interest income                                                                 56,846         159,156
                                                                                     -------------   -------------
        Total interest income                                                      $    1,815,946  $    2,108,145
                                                                                     -------------   -------------

Interest Expense
----------------
     Deposits (Note 8)                                                             $    1,052,448  $    1,123,359
     Borrowed funds                                                                           559          15,025
     Notes payable                                                                         77,133          90,388
                                                                                     -------------   -------------
        Total interest expense                                                     $    1,130,140  $    1,228,772
                                                                                     -------------   -------------
     Net interest income                                                           $      685,806  $      879,373
Provision for loan losses (Note 4)                                                 $      458,341  $      - -
                                                                                     -------------   -------------
       Net interest income after provision for loan losses                         $      227,465  $      879,373
                                                                                     -------------   -------------

Noninterest Income
------------------
     Net realized gain (loss) on sales of  available
      for sale securities (Note 14)                                                $      - -      $     (245,223)
     Amortization of negative goodwill                                                     63,040          75,648
     Other income                                                                         133,319          94,129
                                                                                     -------------   -------------
       Total noninterest income (loss)                                             $      196,359  $      (75,446)
                                                                                     -------------   -------------

Noninterest Expense                                                                       1996           1995
-------------------                                                                  -------------   -------------
     Salaries and compensation                                                     $      330,563  $      442,801
     Occupancy and equipment                                                               81,968          87,277
     Federal deposit insurance premiums                                                    48,787          55,821
     Data processing expenses                                                              62,866          72,029
     Professional fees                                                                      6,025          19,741
     Other expenses                                                                       175,395         235,552
                                                                                     -------------   -------------
       Total noninterest expense                                                   $      705,604  $      913,221
                                                                                     -------------   -------------

Income (loss) before income tax expense (benefit)                                  $     (281,780) $     (109,294)
     Provision for income tax (benefit)                                                   (88,873)        (57,877)
                                                                                     -------------   -------------
        Net income (loss)                                                          $     (192,907) $      (51,417)
                                                                                     =============   =============


See notes to unaudited consolidated financial statements.

                         HEARTLAND COMMUNITY BANK, FSB
                    (formerly Heritage Banc Holding, Inc.)
                                AND SUBSIDIARY

               Consolidated Statements of Stockholders' Equity
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996


                                                                           July 1, 1995 to       June 30,
Common Stock                                                                May 3, 1996            1995
------------                                                              -----------------    -------------
    Common stock; $20 par value; 1,000 shares                            $       20,000     $       20,000
     issued and outstanding

Additional Paid-in Capital
--------------------------
    Balance beginning of period                                          $      601,300     $      601,300
    Additional contributed capital                                            1,470,800          1,470,800
                                                                           -------------      -------------
    Balance end of period                                                $    2,072,100     $    2,072,100
                                                                           -------------      -------------

Retained Earnings
-----------------
    Balance beginning of period                                          $      343,667     $      436,584
    Net income (loss)                                                          (192,907)           (51,417)
    Dividends paid                                                              (57,000)           (41,500)
                                                                           -------------      -------------
    Balance end of period                                                $       93,760     $      343,667
                                                                           -------------      -------------


Unrealized Depreciation on Securities
-------------------------------------
    Available for Sale
    ------------------
    Balance beginning of period                                          $      (51,359)    $     (218,690)

    Net increase (decrease), net
      of applicable deferred income taxes                                        19,247            167,331
                                                                           -------------      -------------

    Balance end of period                                                $      (32,112)    $      (51,359)
                                                                           -------------      -------------

    Total equity at period end                                           $    2,185,860     $    2,384,408
                                                                           =============      =============




See notes to unaudited consolidated financial statements.

                          HEARTLAND COMMUNITY BANK, FSB
                       (formerly Heritage Holding, Inc.)
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flow
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996

                                                                                     July 1, 1995 to    June 30,
Cash Flows from Operating Activities                                                   May 3, 1996       1995
------------------------------------                                                  -------------  -------------
    Net Income (Loss)                                                               $     (192,907)$      (51,417)
                                                                                      -------------  -------------
    Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation                                                                    $       26,052 $       25,012
    Amortization Deferred loan origination fees                                              5,791         (7,990)
    Amortization Negative goodwill                                                         (63,040)       (75,648)
    Amortization Premiums and discounts on investment securities, loans                    (10,240)        24,755
    Provision for loan loss                                                                458,341        - -
    Net (gain) loss on sale of investments:                                                - -            245,223
    Decrease (increase) in accrued interest receivable                                     (15,761)        28,452
    Increase in accrued interest payable                                                   (40,469)        75,142
    (Increase) decrease in other assets                                                     88,343        (36,857)
    Increase in other liabilities                                                          (43,967)        39,698
    (Increase) decrease in prepaid / payable income taxes                                  (87,220)       (44,334)
                                                                                      -------------  -------------
       Total adjustments                                                            $      317,830 $      273,453
                                                                                      -------------  -------------
    Net cash flows provided (used) by operating activities                          $      124,923 $      222,036
                                                                                      -------------  -------------

Cash Flows from Investing Activities:
------------------------------------

    Loan originations and principal payments on loans                               $   (2,479,546)$   (1,299,129)
    Proceeds from sale of investment securities:                                           - -          4,198,178
    Purchase of investment securities available for sale                                  (463,000)    (2,100,000)
    Principal payments on investment securities                                          1,372,720      1,575,984
    Purchases of premises and equipment                                                   (144,935)      (488,096)
                                                                                      -------------  -------------
    Net cash flows used by investing activities                                     $   (1,714,761)$    1,886,937
                                                                                      -------------  -------------

Cash Flows from Financing Activities:
------------------------------------

    Net increase (decrease) in demand deposits, NOW accounts, passbook
    savings accounts and certificates of deposits                                   $     (790,839)$    1,498,938
    Net (decrease) increase in mortgage escrow funds                                       (82,037)        40,860
    Dividends paid                                                                         (57,000)       (41,500)
    Payment of FHLB advances                                                               - -           (650,000)
                                                                                      -------------  -------------
    Net cash flows provided (used) by financing activities                          $     (929,876)$      848,298
                                                                                      -------------  -------------
    Net increase (decrease) in cash and cash equivalents                            $   (2,519,714)$    2,957,271
    Cash and cash equivalents, beginning of year                                    $    4,582,661 $    1,625,390
                                                                                      -------------  -------------
    Cash and cash equivalents, end of year                                          $    2,062,947 $    4,582,661
                                                                                      =============  =============

Supplemental disclosures of cash flow information:
-------------------------------------------------

    Cash paid during the period for:
       Interest                                                                     $    1,093,322 $    1,048,289
       Income taxes                                                                 $       17,500 $       26,500


See notes to unaudited consolidated financial statements.
             ---------

                          HEARTLAND COMMUNITY BANK, FSB
                     (formerly Heritage Banc Holding, Inc.)
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996
                                   (UNAUDITED)


NOTE 1 - Summary of Significant Accounting Policies
---------------------------------------------------

Basis of Consolidation
----------------------

The consolidated financial statements as of the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996 include the accounts of Heritage Banc Holding, Inc. and its wholly-owned subsidiary, Heritage Bank, FSB. All material intercompany balances and transactions have been eliminated in the consolidation. The unaudited statements reflect all adjustments, consisting of normal recurring accruals, which are in the opinion of management, necessary for fair presentation of the results of operations, changes in stockholders' equity and cash flows for the period July 1, 1994 to May 3, 1996.