Form 10-K405, Exhibit 13
period 1999-06-30
HCB BANCSHARES INC
filed 1999-09-28
CIK 1029740

                                                                      EXHIBIT 13

                              HCB BANCSHARES, INC.



                                  ANNUAL REPORT

                                      1999

                                  [LETTERHEAD]

To Our Stockholders:


The past year has included a number of significant achievements for HCB Bancshares, Inc., making our Company stronger, safer, and better equipped to pursue our goals of excellent customer service, growth, expansion, and growing profitability.

In November, 1998, after more than two years of planning and preparation, we converted our data processing from a service bureau's 1970s model to an ultra-modern client-server system. Our new system will carry us into the highly competitive years ahead with the ability to offer virtually any product or service. Since that November conversion, we have introduced imaged statements, combined statements, Optional Overdraft Protection Service, customer-selected PIN numbers, and our new Privileges checking accounts for customers age 50 or better, with several more products currently in development.

Several key additions to our staff have enhanced our ability to succeed. Experienced and productive lending personnel, both residential and commercial, have brought an explosion of new business to our Bryant office. The combination of a new chief financial officer, a new financial accounting manager, and a new controller, all with years of experience in those roles with other institutions, have added considerable strength to our financial accounting systems. The addition of a new officer to our loan administration staff has been a key factor in the installation of new systems for loan document preparation and document exception tracking. All of these additions make us faster, stronger, and more profitable.

In the aftermath of a decline in the price of our stock, we completed a buyback of 132,250 shares, which was 5% of our outstanding stock. We subsequently received regulatory approval of another buyback, this time for 10%, and it is still in progress, further increasing shareholder value.

After an intensive review of our internal controls, we have developed an aggressive program of continuing audit of internal controls, bank operations, and financial accounting. Augmented by outside professionals in the fields of compliance, accounting, and audit, our internal audit program includes quarterly reports to our Directors Audit Committee, with emphasis on early detection of exceptions to established policies and procedures.

With these changes -- new information technology, new but experienced people, and new, stronger systems of internal controls and audit -- we foresee our increasing ability to provide customer service unmatched by our competitors, internal growth due to a broader array of products and excellent customer service, the opportunity and ability to open new branches and to acquire other institutions, and increasing profitability. May the current year continue to show progress toward those goals.

Vida H. Lampkin
Chairman of the Board, President and Chief Executive Officer

                              HCB BANCSHARES, INC.

         HCB Bancshares, Inc. ("Bancshares") was incorporated under the laws of the State of Oklahoma in December 1996 at the direction of the Board of Directors of HEARTLAND Community Bank (the "Bank") for the purpose of serving as a savings institution holding company of the Bank, upon the conversion of the Bank from mutual to stock form, which was completed on April 30, 1997 (the "Conversion"). The accompanying consolidated financial statements include the accounts of Bancshares and the Bank and are collectively referred to as the "Company". All significant intercompany balances and transactions have been eliminated in consolidation.

         Prior to the Conversion, Bancshares did not engage in any material operations. Bancshares has no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and notes receivable, one of which is from the Employee Stock Ownership Plan ("ESOP"). Bancshares' principal business is the business of the Bank. At June 30, 1999, the Company had total assets of $285.4 million, deposits of $146.3 million and stockholders' equity of $32.1 million, or 11.3% of total assets.

         HEARTLAND Community Bank was organized as a federally chartered mutual savings and loan association named "First Federal Savings and Loan Association of Camden" ("First Federal") in 1933, and in 1934 it became a member of the Federal Home Loan Bank ("FHLB") system and obtained federal deposit insurance. In May 1996, First Federal acquired the former Heritage Bank, FSB ("Heritage"), which retained its separate federal savings bank charter and deposit insurance as a wholly owned subsidiary of First Federal but whose business operations were fully integrated with those of First Federal. In September 1996, First Federal and Heritage changed their names to HEARTLAND Community Bank and HEARTLAND Community Bank, F.S.B., respectively.

         On February 23, 1998 the Bank sold all of the shares of stock of Heritage Banc Holding, Inc., parent of its subsidiary savings bank, HEARTLAND Community Bank, FSB ("FSB"), pursuant to an agreement between the Bank and the Bank of the Ozarks, Inc. ("BOO"). Upon completion of the transaction and pursuant to the terms of the agreement, the Bank acquired the loans and certain other assets and non-deposit liabilities of the Little Rock, Arkansas branch of FSB and all assets and liabilities of the Monticello, Arkansas branch and the Bryant, Arkansas loan production office of FSB and BOO acquired the savings deposits and premises and equipment of the Little Rock, Arkansas branch of FSB, as well as FSB's holding company charter and stock. This transaction was substantively a branch sale. Also at such time, Bancshares became a unitary rather than a multiple savings institution holding company.

         The Bank currently operates through five full service-banking offices located in Camden (2), Fordyce, Sheridan, and Monticello, Arkansas and a loan production office in Bryant, Arkansas.

         As a federally chartered savings institution, the Bank is subject to extensive regulation by the OTS. The Bank's lending activities and other investments must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance. The Bank's deposits are insured up to the maximum limits by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC also has the authority to conduct special examinations. The Bank must file reports with OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

         Bancshares common stock began trading on the Nasdaq National Market on May 7, 1997, under the symbol "HCBB." Effective February 2, 1999, the Bancshares common stock was delisted and ceased trading on the Nasdaq National Market. At June 30, 1999, there were 2,329,544 shares of the common stock outstanding and approximately 831 stockholders of record. Bancshares common stock began trading on the OTC Bulletin Board effective September 16, 1999. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market from July 1, 1997 to February 2, 1999 and through the initial underwriting brokerage firm of Trident Securities (McDonald Investments) from February 3 to June 30, 1999, as well as the dividends paid during such quarters.

                                                 High               Low         Dividends Per Share
                                                 ----               ---         -------------------
              Fiscal 1999:
                    First Quarter               $ 15.25            $ 10.50               $ 0.06
                    Second Quarter                13.00               6.00                 0.06
                    Third Quarter                 10.75               9.00                 0.06
                    Fourth Quarter                 9.44               8.00                 0.06

              Fiscal 1998:
                    First Quarter              $ 14.125           $ 12.875               $ 0.05
                    Second Quarter               14.500             13.125                 0.05
                    Third Quarter                15.750             14.000                 0.05
                    Fourth Quarter               16.250             14.625                 0.05

         The stated high and low bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

         The payment of dividends on common stock is subject to determination and declaration by the Board of Directors of Bancshares. The payment of future dividends will be subject to the requirements of applicable law and the determination by the Board of Directors of Bancshares that the net income, capital and financial condition of Bancshares and the Bank, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will continue to be paid in the future.

         Since Bancshares has no significant source of income other than dividends from the Bank, the payment of dividends by Bancshares can be dependent upon receipt of dividends from the Bank. Payment of cash dividends by the Bank is limited by certain federal regulations under which the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion to stock form or (2) the regulatory capital requirements imposed by the OTS. In certain circumstances earnings appropriated to bad debt reserves and deducted for federal income tax purposes may not be available to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such earnings removed from the reserves for such purposes at the then current income tax rate.

         Federal regulations impose certain additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under OTS regulations, savings institutions must submit notice to the OTS prior to making a capital distribution if (a) they would not be well capitalized after the distribution,
(b) the distribution would result in the retirement of any of the institution's common or preferred stock or debt counted as its regulatory capital, or (c) the institution is a subsidiary of a holding company. A savings institution must make application to the OTS to pay a capital distribution if (x) the institution would not be adequately capitalized following the distribution, (y) the institution's total distributions for the calendar year exceeds the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS.

                  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                              AT JUNE 30,
                                               ----------------------------------------------------------------------
                                                  1999             1998          1997          1996             1995
                                               ----------       ----------    ----------    ----------      ---------
Total assets..............................    $285,396,885   $250,953,770  $200,498,516    $171,235,322  $126,987,168
Loans receivable, net.....................     115,162,883    104,580,165    98,642,635      84,131,024    55,112,980
Allowance for loan losses.................       1,329,201      1,468,546     1,492,473       1,283,234       728,491
Cash and due from banks...................       3,560,884      1,531,363     1,057,943         422,509       195,703
Interest-earning savings deposits.........       1,693,330      5,073,035    18,273,882      16,869,373     2,929,896
Investment securities:
   Available for sale.....................      33,132,916     40,775,807            --       5,279,625       957,500
   Held to maturity.......................              --             --    17,260,383              --     2,000,000
Mortgage-backed securities:
    Available for sale....................     113,986,773     58,697,109    18,361,987      12,155,199     6,088,450
    Held to maturity......................              --     27,503,257    36,493,086      45,212,891    57,144,915
Deposits..................................     146,296,598    141,931,330   151,192,591     145,919,251   112,005,588
FHLB advances.............................     104,523,419     68,121,068    10,000,000      10,000,000            --
Note payable..............................         240,000        320,000       400,000              --            --
Stockholders' equity......................      32,117,560     37,678,924    37,430,852      14,228,436    14,270,972
Number of:
   Real estate loans outstanding..........           2,425          3,037         2,093           1,993         1,507
   Savings accounts.......................          18,526         17,158        15,380          14,163        10,993
   Offices open...........................               6              6             7               6             3

                                                                          YEAR ENDED JUNE 30,
                                             ------------------------------------------------------------------------
                                                  1999             1998         1997             1996         1995
                                             -------------   ------------  ------------     ------------  -----------
Interest income...........................   $  18,274,647   $ 15,027,677  $ 12,987,848     $ 10,333,181  $ 8,844,782
Interest expense..........................      12,093,603      8,942,149     8,195,782        6,766,598    5,112,481
                                             -------------   ------------  ------------     ------------  -----------
Net interest income.......................       6,181,044      6,085,528     4,792,066        3,566,583    3,732,301
Provision for loan losses.................              --         24,000       221,671           42,483           --
                                             -------------   ------------  ------------     ------------  -----------
Net interest income after provision
  for loan losses.........................       6,181,044      6,061,528     4,570,395        3,524,100    3,732,301
Noninterest income (loss).................       1,018,654        710,856       305,067         (773,652)     196,023
Noninterest expense.......................       6,847,715      6,407,976     5,765,870        2,350,658    1,609,691
                                             -------------   ------------  ------------     ------------  -----------
Income (loss) before income taxes and
  cumulative effect of change in method
  of accounting  for income taxes and
  investment securities...................         351,983        364,408      (890,408)         399,790    2,318,633
Provision (benefit) for income taxes......         (63,658)       (20,705)     (280,935)         174,801      966,763
                                             --------------  ------------- ------------     ------------  -----------
Income (loss) before cumulative effect of
  change in method of accounting for
  investment  securities..................         415,641        385,113      (609,473)         224,989    1,351,870
Cumulative effect of change in method of
  accounting for investment securities....              --             --            --               --       77,567
                                             -------------   ------------  ------------     ------------  -----------
Net income (loss).........................   $     415,641   $    385,113     $(609,473)(1) $    224,989  $ 1,429,437
                                              ============    ===========  ============      ===========   ==========
Earnings per share:
  Basic...................................   $        0.18   $       0.16     $   (.25)      $        --   $      --
  Diluted.................................            0.18           0.16         (.25)               --          --
Cash dividends declared...................            0.24           0.20           --                --          --

---------------

(1) Noninterest expense and, therefore, net loss, for the year ended June 30, 1997 were adversely affected by the imposition of a special deposit insurance assessment in the second quarter of fiscal 1997 in connection with the recapitalization of the SAIF. Absent such assessment, management estimates that noninterest expense would have been approximately $4,876,859 and that net loss would have been approximately $58,286.

                                                                        YEAR ENDED JUNE 30,
                                                  -------------------------------------------------------------
                                                   1999         1998          1997         1996           1995
                                                  --------     -------      --------      --------       ------
PERFORMANCE RATIOS:
   Return on assets (net income (loss) divided
      by average total assets) (1)................   0.15%        0.18%        (0.34)%        0.16%         1.06%
   Return on average equity (net income (loss)
      divided by average equity) (1)..............   1.14         1.02         (3.38)         1.53          9.82
   Interest rate spread (combined weighted
      average interest rate earned less combined
      weighted average interest rate cost)........   1.81         2.11          2.35          2.16          2.51
   Net interest margin (net interest income
      divided by average interest-earning assets).   2.34         2.96          2.76          2.58          2.96
   Ratio of average interest-earning assets
      to average interest-bearing liabilities..... 111.55       119.51        108.76        108.47        111.22
   Ratio of noninterest expense to average
      total assets................................   2.48         3.00          3.18          1.64          1.26

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period............................   0.21         0.34          0.29          0.14          0.23
   Nonperforming loans to total loans
      at end of period............................   0.46         0.75          0.50          1.17          1.19
   Allowance for loan losses to total
      loans at end of period......................   1.08         1.33          1.46          1.47          1.29
   Allowance for loan losses to nonperforming
      loans at end of period...................... 234.84       177.25        290.50        125.95        108.31
   Provision for loan losses to total loans
      at end of period ...........................    --           .02          0.22          0.05            --
   Net charge-offs to average loans outstanding...   0.13          .05           .01          0.02            --

CAPITAL RATIOS:
   Equity to total assets at end of period........  11.25        15.01         18.92          8.31         11.24
   Average equity to average assets...............  13.19        17.71          9.95         10.25         10.76
   Dividend payout ratio(2)....................... 142.58       137.36            --            --            --

--------------

(1) Before cumulative effect adjustment. Returns on assets and equity for the year ended June 30, 1997 were adversely affected by the imposition of a special deposit insurance assessment in the second quarter of fiscal 1997 in connection with the recapitalization of the SAIF. Absent such assessment, management estimates that return on assets would have been approximately .07% and that return on average equity would have been approximately .70%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under Item 7.

(2) The fiscal year ended June 30, 1998, was the first full year that Bancshares was publicly traded. Dividend payout ratio is the total dividends declared divided by net income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

         When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

         The Bank's principal business consists of attracting savings deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities and U.S. government and agency securities.

         The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities and securities portfolio and interest paid on customers' savings deposits and other borrowings. The Bank's net income is also affected by the level of noninterest income, such as service charges on customers' deposit accounts, net gains or losses on the sale of loans and securities and other fees. In addition, net income is affected by the level of noninterest expense, which primarily consists of employee compensation expenses, occupancy expenses, and other expenses.

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

YEAR 2000 READINESS DISCLOSURE

         The Company realizes the challenges of the year 2000 issue. In compliance with regulatory guidelines, a committee was assembled to review the effects the century change would have on the Company's systems and to assess the potential risks that it presents. A formal plan of action was developed to address this issue. This plan was approved by the Board of Directors and has the full support of senior management. An inventory of internal systems, both computer and non-computer related, was completed in this process. Relationships with third party vendors were also analyzed. Potential weaknesses were then documented and prioritized as to their effect on critical business functions. The Company was already in the process of selecting a new data-processing system to facilitate its business plan. Year 2000 compliance became an important issue in the selection process. A vendor with a year 2000 compliant system was selected and conversion was completed in the quarter ended December 1998. This system had undergone thorough testing prior to its installation. All the user departments were involved in review of the test results and in additional onsite testing. This testing process revealed no year 2000 related problems. Testing also took place for external parties with which the Bank exchanges significant information. In addition, testing was performed on all other mission critical information systems. It is believed that this thorough process has increased the likelihood of uninterrupted operation of the Bank.

         Seven vendors have been identified as "mission critical". All seven have indicated that they are presently year 2000 compliant. The Company's internal operating systems have been tested, and those which failed have been replaced. Replacement systems have been tested and passed. As a result of this process, all of the internal operating systems have been determined to be year 2000 compliant.

In addressing the year 2000 issue, the Bank has used its current internal staffing with little reliance on outside resources. Major vendors have provided compliant software at no additional expense to the Bank. Replacement of the main data-processing system has cost approximately $650,000.

         Rapid and accurate data processing is essential to Company operations. System failures could have an adverse impact on the Company. In the unlikely event that some year 2000 issues remain undetected, management, through its ongoing year 2000 process, will mobilize all internal and external resources available to correct any systems which are critical to the Bank's operations. Contingency plans have been developed to address potential problem areas. Management expects as a result of its efforts that any impact of the year 2000 upon its operations will be minimal.

         Because the Company has not historically engaged in typical commercial lending, less than 40 non-real estate commercial borrowers are deemed to be potentially vulnerable to year 2000 problems. The Company has contacted these customers by mail, and by telephone requesting information as to their preparedness. They have responded, but the overall level of planning was not high.

         The Company's most reasonably likely worst-case year 2000 scenario foreseeable at this time would involve failures by suppliers of electricity and telephone service. Those suppliers have provided increased assurance of continuity of service and the United States Senate Special Committee on the Year 2000 Technology Problem has stated its belief that there is currently less than a 10 percent chance that the power grid will fail. The Committee indicated that while isolated outages may occur, they will not be widespread or long lived.

ASSET/LIABILITY MANAGEMENT

         Net interest income, the primary component of the Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. It has been the Bank's historical policy to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term single-family mortgage loans funded by short-term savings deposits by maintaining substantial liquidity and capital levels to withstand unfavorable movements in market interest rates, by purchasing investment securities with adjustable-rates and/or short terms to maturity and by originating limited amounts of relatively shorter term consumer loans. In the future, however, it is anticipated that as the Bank sells more of its long term loan originations and originates for its portfolio more commercial and multi-family real estate loans and consumer and commercial business loans with relatively shorter terms to maturity or repricing, the Bank's interest rate risk exposure may decline somewhat. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring both its interest rate sensitivity "gap" and the expected effects of interest rate changes on its net portfolio value.

         The Bank has continued a growth program using Federal Home Loan Bank borrowings. Two primary considerations which prompted this program's creation were the development of asset/liability management tools and the Bank's relatively high capital level. In general, the Bank's growth in borrowed funds has been largely accompanied by growth in the investment portfolio. Rather than being match-funding transactions, however, particular borrowings and particular investments are selected based on their own individual effects on the total balance sheet. Management's purpose in the borrowing and investment selection processes is to manage the entire balance sheet for safety and soundness coupled with optimal income and stability of earnings. The growth of the investment portfolio also provides the bank with additional liquidity. Should additional funds be needed, investments may be pledged as collateral for additional borrowings or they may be sold to raise funds.

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

         At June 30, 1999, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same period, and the Bank's cumulative one-year gap ratio totaled negative 17.41%. In addition, the Bank's total interest-earning assets maturing or repricing within five years were slightly less than its total interest-bearing liabilities maturing or repricing in the same period, and the Bank's cumulative five-year gap ratio totaled a negative 2.05%. The Bank's gap measures indicate that net interest income would be exposed to increases in interest rates in the short term, but would be much less exposed to increases in interest rates over the longer term.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES

         The following table sets forth information regarding the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Average balances are derived from monthly balances. The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. The yield on non-taxable securities has not been adjusted to a tax equivalent basis. Yield on available for sale securities is based on amortized cost. Loans on a nonaccrual basis are included in the computation of the average balance of loans receivable. Loan fees deferred and accreted into income are included in interest earned. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                                  Year Ended June 30,
                                             --------------------------------------------------------------------------------
                                                                 1999                                    1998
                                             ---------------------------------------  --------------------------------------
                                                                            Average                                  Average
                                                 Average       Interest     Yield/       Average        Interest     Yield/
                                                 Balance      Earned/Paid    Rate        Balance       Earned/Paid    Rate
                                             -------------    -----------   -------   ------------     -----------   -------
Interest-earning assets:
  Loans receivable.........................  $ 108,211,367    $ 8,984,708   8.30%     $105,237,178   $ 8,766,232     8.33%
  Investment and mortgage-backed securities
    Taxable................................    127,823,503      7,879,802   6.16        77,987,004     5,017,211     6.43
    Nontaxable.............................     18,542,595        906,755   4.89         9,010,567       445,122     4.94
  Other interest-earning assets............      9,895,390        503,382   5.09        13,402,789       799,112     5.96
                                             -------------    -----------             ------------   -----------
    Total interest-earning assets .........  $ 264,472,855     18,274,647   6.91      $205,637,538    15,027,677     7.31
                                                                                                     -----------
Non-interest-earning assets................     11,984,411                               7,874,964
                                             -------------                            ------------
    Total assets...........................  $ 276,457,266                            $213,512,502
                                              ============                             ===========

Interest-bearing liabilities:
  Deposits.................................  $ 141,719,606      6,620,808   4.67      $144,602,264     7,272,554     5.03
  FHLB advances............................     95,124,165      5,453,795   5.73        27,108,184     1,644,595     6.07
  Notes payable............................        253,333         19,000   7.50           352,142        25,000     7.10
                                             -------------    -----------             ------------   -----------
    Total interest-bearing liabilities.....    237,097,104     12,093,603   5.10       172,062,590     8,942,149     5.20
                                                              -----------   ----                     -----------     ----
Non-interest-bearing liabilities...........      2,903,969                               3,645,847
                                             -------------                            ------------
    Total liabilities......................    240,001,073                             175,708,437
Equity.....................................     36,456,193                              37,804,065
                                             -------------                            ------------
    Total liabilities and equity...........  $ 276,457,266                            $213,512,502
                                              ============                             ===========
Net interest income........................                   $ 6,181,044                            $ 6,085,528
                                                               ==========                             ==========
Net interest rate spread...................                                 1.81%                                    2.11%
                                                                           =====                                    =====
Net yield on interest-earning assets.......                                 2.34%                                    2.96%
                                                                           =====                                   ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                               111.55%                                  119.51%
                                                                          =======                                  ======
                                                          Year Ended June 30,
                                                 ----------------------------------------
                                                                  1997
                                                 ----------------------------------------
                                                                                 Average
                                                  Average         Interest       Yield/
                                                  Balance        Earned/Paid      Rate
                                                -------------    -----------     -------
Interest-earning assets:
  Loans receivable.........................      $ 95,084,828   $  7,958,458       8.37%
  Investment and mortgage-backed securities
    Taxable................................        67,125,006      4,436,436       6.61
    Nontaxable.............................                --             --         --
  Other interest-earning assets............        11,297,355        592,954       5.25
                                                 ------------   ------------
    Total interest-earning assets .........      $173,507,189     12,987,848       7.49
                                                                ------------
Non-interest-earning assets................         7,914,134
                                                 ------------
    Total assets...........................      $181,421,323
                                                  ===========

Interest-bearing liabilities:
  Deposits.................................      $148,964,591      7,534,445       5.06
  FHLB advances............................        10,208,333        636,337       6.23
  Notes payable............................           357,142         25,000       7.00
                                                 ------------   ------------
    Total interest-bearing liabilities.....       159,530,066      8,195,782       5.14
                                                                ------------       ----
Non-interest-bearing liabilities...........         3,833,363
                                                 ------------
    Total liabilities......................       163,363,429
Equity.....................................        18,057,894
                                                 ------------
    Total liabilities and equity...........      $181,421,323
                                                  ===========
Net interest income........................                     $  4,792,066
                                                                 ===========
Net interest rate spread...................                                        2.35%
                                                                                =======
Net yield on interest-earning assets.......                                        2.76%
                                                                               ========
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                                      108.76%
                                                                                 ======

RATE/VOLUME ANALYSIS

         The following table analyzes dollar amounts of changes in interest income expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                  Year Ended June 30,
                               ---------------------------------------------------------------------------------------
                                    1999            vs.             1998        1998             vs.             1997
                               -------------------------------------------    ----------------------------------------
                                           Increase (Decrease)                          Increase (Decrease)
                                                Due to                                        Due to
                               -------------------------------------------    ----------------------------------------
                                                     Rate/                                           Rate/
                               Volume    Rate      Volume       Total         Volume       Rate      Volume     Total
                               ------    ----      ------       -----         ------       ----      ------     -----
                                                                    (In thousands)
Interest income:
  Loans receivable            $  248    $ (28)     $  (1)     $   219        $    850 $    (38)   $    (4)    $  808
  Investment securities and
    mortgage- backed
    securities                 3,677     (214)      (139)       3,324           1,314      (222)      (66)     1,026
  Other interest-earning
     assets                     (210)    (117)        31         (296)            110        81        15        206
                              -----------------------------------------------------------------------------------------
     Total interest-earning
        assets                 3,715     (359)      (109)       3,247           2,274      (179)      (55)     2,040
                               -----  --------    -------       -----           -----    -------    ------    ------

Interest expense:
  Deposits                      (145)    (517)        10         (652)       $   (221)   $  (42)    $  (1)  $   (262)
  FHLB advances                4,126      (90)      (227)       3,809           1,053       (17)      (28)     1,008
  Note payable                    (7)       1         --           (6)             --        --        --         --
                            ----------------------------------------------------------------------------------------
     Total interest-bearing
        liabilities            3,974     (606)      (217)       3,151             832       (59)      (27)       746
                               -----   -------    -------       -----           -----    -------   -------    ------
Change in net interest
  income                   $    (259) $   247    $   108     $     96         $ 1,442   $  (120)  $   (28)    $1,294
                            ========   =======    ======      =======          ======    =======   =======     =====

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1999 AND 1998

         The Company had consolidated total assets of $285.4 million and $251.0 million at June 30, 1999 and 1998, respectively. During the twelve-month period ended June 30, 1999 the Company experienced an increase in its consolidated loan portfolio from $104.6 million at June 30, 1998, to $115.2 million. The Bank's ability to expand its lending base and the size of its loan portfolio continues to be constrained by the lack of strong loan demand and competition. During this same period, investments and mortgage-backed securities and other short-term interest-earning assets increased from $132.0 million at June 30, 1998 to $148.8 million at June 30, 1999. Due to the lack of strong loan demand, investment securities were purchased, primarily with the proceeds of FHLB advances, in order to increase net income and to facilitate improvements in the Bank's interest rate risk management program.

         Deposits increased slightly from $141.9 million at June 30,1998 to $146.3 million at June 30, 1999. This represents a 3.0 percent increase in deposits. Although the Bank's level of deposits has been sufficient to fund its loan demand and provide for adequate liquidity, the deposit market is also competitive. Additionally, the Bank borrowed from the FHLB to fund increases in its investment portfolio. The outstanding balances of FHLB borrowings were $104.5 million and $68.1 million at June 30, 1999 and June 30, 1998, respectively. The result of the borrowings was to reduce interest rate risk by better matching rate indexes and maturities of interest-earning assets to interest-bearing liabilities, and maximize potential interest income while maintaining capital ratios well in excess of required minimums.

         Stockholders' equity amounted to $32.1 million at June 30, 1999, and $37.7 million at June 30, 1998. The changes in equity were primarily due to the purchase of treasury stock, the changes to unrealized gain (loss) on investment securities available for sale, and the Company's net income earned for the fiscal year ended June 30, 1999. The Company also fulfilled its obligation to purchase stock for the management recognition plan. At June 30, 1999, the Bank's regulatory capital exceeded all applicable regulatory capital requirements.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

         Net Income. Net income for the year ended June 30, 1999 was $416,000 compared to net income of $385,000 for the year ended June 30, 1998. The changes resulted primarily from an increase in net interest income of $96,000, an increase in non-interest income of $308,000, an increase in non-interest expense of $440,000, and an increase in the tax benefit of $43,000.

         Net Interest Income. Net interest income for the year ended June 30, 1999 was $6.2 million, or $96,000 more than net interest income for the year ended June 30, 1998. The total average interest earning assets increased $58.8 million, but the yield decreased from 7.31% to 6.91% primarily due to a 28 basis point decrease in the average yield on investments while total average investments increased $59.4 million. Also, of the $59.4 million increase in average investments, $9.5 million was in nontaxable securities at an average rate of 4.89%.

         Provision for Loan Losses. During the year ended June 30, 1999, the Bank's management continued its review of loan files. Based on these reviews, management did not make any provisions for loan losses in the year ended June 30, 1999, compared to $24,000 in the year ended June 30, 1998. The allowance for loan losses of $1.3 million at June 30, 1999 represented 1.08% of outstanding loans. Nonperforming loans as of June 30, 1999 as a percent of total loans decreased to .46% from .75% as of June 30, 1998.

         Management evaluates the carrying value of the loan portfolio periodically and the provision is adjusted if necessary. While management uses the best information available to make evaluations, future adjustments to the provision may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

         During the year ended June 30, 1999, management continued to emphasize growth in land, multi-family, non-residential real estate loans and commercial loans. These loans generally are considered to have a greater inherent risk of loss due to the concentration with one or few borrowers and the dependence of the collateral's performance on a broad array of economic factors. As a result of these efforts, these types of loans increased from $51.2 million to $60.0 million, or 17.2%. As a result of this increased emphasis in areas of generally higher risk, the amount of the allowance allocated to these lending types has increased.

         There were no significant changes in concentrations or loan terms during the year, other than that mentioned in the preceding paragraph, nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to modify loss experience factors during the year.

         Noninterest Income. Noninterest income is comprised primarily of gains on the sales of investment securities, and service charges on deposit accounts. Noninterest income for the year ended June 30, 1999 was approximately $1,019,000 compared to approximately $711,000 for the year ended June 30, 1998. This increase of approximately $308,000 is the result of gains on sales of loans and investment securities and the growth of the Bank's checking and savings accounts, both in dollars and in numbers of accounts, resulting in increased service charges.

         Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, data processing expenses, and professional fees paid to consultants, attorneys, and accountants. Total noninterest expense for the year ended June 30, 1999 was $6.85 million compared to $6.41 million for the year ended June 30, 1998. Significant components of the increase in non-interest expense are the increase of $234,000 in salaries and benefits resulting from increased staff and the implementation of the Management Recognition Plan, an increase of $583,000 in professional fees, an increase of $176,000 in net occupancy expense, and increase of $101,000 in data processing expense, while all other non-interest expenses decreased $654,000. It is anticipated by management that future professional fees will be significantly less than the year ended June 30, 1999.

         In light of the substantial costs associated with the recent, pending and planned expansions of the Bank's activities, facilities and staff, including additional costs associated with adding staff, building or renovating branches, and introducing new deposit and loan products and services, it is expected that the Bank's noninterest expense levels may remain high relative to the historical levels for the Bank, as well as the prevailing levels for institutions that are not undertaking such expansions, for an indefinite period of time, as management implements the Bank's business strategy. Among the activities planned are continued increased loan originations in the areas of multi-family residential, commercial business, and consumer loans.

Income Taxes. The effective income tax rates for the Company for the fiscal years ended June 30, 1999 and 1998 were (18.1)% and (5.7)%, respectively. The variance in the effective rate from the expected statutory rate is due primarily to tax exempt interest.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

         Net Income (Loss). Net income for the year ended June 30, 1998 was $385,000 compared to a net loss of $609,000 for the year ended June 30, 1997. The changes resulted from an increase in net interest income of $1,293,000 and an increase in non-interest income of $406,000, partially offset by an increase in non-interest expense of $642,000. Significant components of the increase in non-interest expense are the increase of $883,000 in salaries and benefits resulting from increased staff and the implementation of the Management Recognition Plan, and an increase of $238,000 in net occupancy expense due to the completion and occupancy of new office buildings housing the Sheridan and Monticello branch offices. Federal insurance premiums decreased mainly because of the one-time assessment of $889,000 during the year ended June 30, 1997.

         Net Interest Income. Net interest income for the year ended June 30, 1998 was $6.1 million, an increase of $1.3 million when compared to net interest income of $4.8 million for the year ended June 30, 1997. This increase was the result of an increase in total interest income of $2.0 million and an increase in total interest expense of $0.7 million. The increases are attributable to the Bank's program of borrowing from the Federal Home Loan Bank and investing the proceeds in investment securities, resulting in improved interest rate risk. FHLB borrowings increased by $58.1 million and total investment securities increased by $54.9 million, contributing to the increase in net interest income.

         Provision for Loan Losses. During the year ended June 30, 1997, the Bank's management initiated an internal loan review of all loan files. An increase in the allowance was considered appropriate given the emphasis in certain lending areas, such as commercial real estate, and business and consumer loans, which inherently have more risk. Management made provisions for loan losses in the year ended June 30, 1997 of $222,000 compared to $24,000 in the year ended June 30, 1998. The allowance for loan losses of $1.5 million at June 30, 1998 represented 1.33% of outstanding loans. Nonperforming loans as of June 30, 1998 as a percent of total loans increased to .75% from .50% as of June 30, 1997.

         Management evaluates the carrying value of the loan portfolio periodically and the provision is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the provision may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

         During the year ended June 30, 1998, management emphasized growth in multi-family and non-residential real estate loans. These loans generally are considered to have a greater inherent risk of loss due to the concentration with one or few borrowers and the dependence of the collateral's performance on a broad array of economic factors. During this year, management also increased, to a lesser degree, the Bank's consumer lending. This type of lending carries a greater degree of inherent risk than single family residential lending because of several factors including the generally depreciable nature of the collateral. As a result of this increased emphasis in areas of generally higher risk, the amount of the allowance allocated to these lending types has increased.

         There were no significant changes in concentrations or loan terms during the year, nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to modify loss experience factors during the year.

         Noninterest Income. Noninterest income is comprised primarily of service charges on deposit accounts, gains on the sales of investment securities, rental of safe deposit boxes, and sales of credit life insurance. Noninterest income for the year ended June 30, 1998 was $711,000 compared to $305,000 for the year ended June 30, 1997. This increase of $406,000 is the result of the gain on sales of investment securities and the growth of the Bank's loans, checking, and savings accounts both in dollars and in numbers of accounts, resulting in increased service charges and fee income.

         Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, data processing expenses, and professional fees paid to consultants, attorneys, and accountants. Total noninterest expense for the year ended June 30, 1998 was $6.4 million compared to $5.8 million for the year ended June 30, 1997. The increase of $883,000 in salaries and benefits was due to increased salaries for an increased staff, the addition of the Management Recognition Plan as approved by the stockholders, and an increased contribution to the ESOP plan to allow it to properly service its debt. The increase of $238,000 in occupancy expense is a result of moving the Monticello and Sheridan branches into new, larger and more modern office buildings during the year ended June 30, 1998. Another significant component of the change in noninterest expense is the decrease in Federal insurance premiums to $91,000 for the year ended June 30, 1998 from $1,085,000 for the year ended June 30, 1997, resulting primarily from the one-time SAIF assessment of $889,000.

         In light of the substantial costs associated with the recent, pending and planned expansions of the Bank's activities, facilities and staff, including additional costs associated with adding staff, building or renovating branches, and introducing new deposit and loan products and services, it is expected that the Bank's noninterest expense levels may remain high relative to the historical levels for the Bank, as well as the prevailing levels for institutions that are not undertaking such expansions, for an indefinite period of time, as management implements the Bank's business strategy. Among the activities planned are increased loan originations in the areas of multi-family residential, commercial business, and consumer loans.

         Income Taxes. There was a decrease in tax benefit to $21,000 in 1998 from $281,000 for 1997 due to earnings in 1998 net of non-taxable interest income.

SOURCES OF CAPITAL AND LIQUIDITY

         The Company has no business other than that of the Bank. Bancshares' primary sources of liquidity are cash, dividends paid by the Bank and earnings on investments and loans. In addition, the Bank is subject to regulatory limitations with respect to the payment of dividends to Bancshares.

         The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy is dependent on several factors including asset quality, earnings trends, liquidity and economic conditions. Maintenance of adequate capital levels is integral to provide stability to the Bank. The Bank seeks to maintain substantial levels of regulatory capital to give it maximum flexibility in the changing regulatory environment and to respond to changes in the market and economic conditions.

         The Bank's primary source of funds are savings deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, interest payments and maturities of investment securities, and earnings. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Bank does not solicit savings deposits outside of its market area through brokers or other financial institutions.

         The Bank has also designated all of its securities as available for sale in order to meet liquidity demands. At June 30, 1999, the Bank had designated securities with a fair value of approximately $147.1 million as available for sale. In addition to internal sources of funding, the Bank as a member of the FHLB has substantial borrowing authority with the FHLB. The Bank's use of a particular source of funds is based on need, comparative total costs and availability.

         At June 30, 1999, the Bank had outstanding approximately $7.1 million in commitments to originate loans (including unfunded portions of construction loans) and $219,000 in unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $79.5 million. Management anticipates that the Bank will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Bank has been able to retain a significant amount of its savings deposits as they mature.

         Management is not aware of any current recommendations by its regulatory authorities, legislation, competition, trends in interest rate sensitivity, new accounting guidance or other material events and uncertainties that would have a material effect on the Bank's ability to meet its liquidity demands.

                                   MARKET RISK

         Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. The Company's market risk arises primarily from interest rate risk inherent in lending and deposit-taking activities. The Company does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase derivative instruments. Furthermore, the Company is not subject to foreign currency exchange rate risk or commodity price risk.

         The OTS currently requires savings institutions to measure and evaluate interest rate risk on a quarterly basis. A savings institution's interest rate risk is measured in terms of the sensitivity of its net portfolio value (NPV) to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities and off-balance sheet contracts. The Bank presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Bank's NPV on a quarterly basis. These computations estimate the effect on the Bank's NPV of sudden and sustained 100 Basis Points (BP) to 300 BP increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 20%, 35%, and 55% in the event of assumed immediate and sustained 100 BP to 300 BP, increases or decreases in market interest rates, respectively.

         The following tables present the Bank's projected change in NPV as of June 30, 1999 and 1998, as calculated by OTS, based on information provided to the OTS by the Bank. Based on such information, from June 30, 1998 to June 30, 1999, the Bank's interest rate risk has shifted from being primarily exposed to decreasing interest rates to being moderately exposed to increasing rates. This is consistent with the Bank's investment strategy to reduce overall interest rate risk over the period, and well within the Bank's policy limits.

                                                       1999
---------------------------------------------------------------------------------------------------------------
                                                                                   BP CHANGE IN NPV
          CHANGE IN                                                NPV        AS A PERCENTAGE OF ESTIMATED
         INTEREST RATES                NET PORTFOLIO VALUE         RATIO         MARKET VALUE OF ASSETS
             IN BP          ----------------------------------     -----         ----------------------
         (RATE SHOCK)       AMOUNT        $ CHANGE    % CHANGE
         ------------       ------         --------   --------
            +300            $23,862        $(7,923)       (25)%     9.27 %                 (207)
            +200             26,884         (4,901)       (15)     10.15                   (120)
            +100             29,710         (2,075)        (7)     10.89                    (45)
              +0             31,785                                11.35
            -100             32,126            341          1      11.23                    (12)
            -200             31,055           (730)        (2)     10.67                    (68)
            -300             30,435         (1,350)        (4)     10.25                   (110)

                                                      1998
---------------------------------------------------------------------------------------------------------------
                                                                                      CHANGE IN NPV
          CHANGE IN                                                NPV        AS A PERCENTAGE OF ESTIMATED
         INTEREST RATES                NET PORTFOLIO VALUE         RATIO         MARKET VALUE OF ASSETS
             IN BP          ----------------------------------     -----         ----------------------
         (RATE SHOCK)       AMOUNT        $ CHANGE    % CHANGE
         ------------       ------         --------   --------
            +400            $24,390        $(1,932)        (7)%    10.91 %                   .26%
            +300             26,156           (166)        (1)     11.39                     .74
            +200             27,098            776          3      11.50                     .85
            +100             27,272            950          4      11.30                     .65
              +0             26,322             --         --      10.65                      --
            -100             23,653         (2,669)       (10)      9.38                   (1.27)
            -200             19,497         (6,825)       (26)      7.59                   (3.06)
            -300             14,482        (11,841)       (45)      5.52                   (5.13)
            -400              8,517        (17,805)       (68)      3.17                   (7.48)

         At June 30, 1999, it was estimated that the Bank's NPV could decrease 7%, 15%, and 25% in the event of 100 BP, 200 BP, and 300 BP respective increases in market interest rates, and could increase 1%, or decrease 2%, and 4% in the event of equivalent decreases in market interest rates. These calculations indicate that the Bank's NPV could be adversely affected by decreases or to a greater degree by significant increases in interest rates. Changes in interest rates also may affect the Bank's net interest income. In a declining rate environment, more borrowers would be expected to refinance fixed rate loans at lower rates. This would have the effect of cutting the Bank's yield on fixed rate assets at a time when its liability costs would decline more slowly. In a rising rate environment fewer borrowers would be expected to refinance while more depositors would be expected to liquidate their certificates of deposit and reinvest them in higher rate certificates of deposit. Depositors would tend to exhibit this behavior once rates had increased sufficiently to offset early withdrawal penalties. This would have the effect of maintaining the asset yield at a time when liability costs would tend to rise.

         The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. At June 30, 1999, the Bank's estimated changes in net interest income and NPV were within the targets established by the Board of Directors.

         Computations of prospective effects of hypothetical interest rate changes, such as the above computations, are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
HCB Bancshares, Inc.
Camden, Arkansas

We have audited the consolidated statements of financial condition of HCB Bancshares, Inc. and subsidiary (the "Company") as of June 30, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HCB Bancshares, Inc. and its subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche, LLP

Little Rock, Arkansas
September 10, 1999

                     [MILLER ENGLAND & COMPANY LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
HCB Bancshares, Inc. and Subsidiaries
Camden, Arkansas

We have audited the statements of income and comprehensive income, stockholders' equity, and cash flows of HCB Bancshares, Inc. (the "Company") for the year ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended June 30, 1997 in conformity with generally accepted accounting principles.

/s/ Miller England & Company

Little Rock, Arkansas
September 5, 1997
February 3, 1999, as to the effect of the restatement (no longer presented herein)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------

ASSETS                                                                                     1999                1998
Cash and due from banks                                                          $      3,560,884    $      1,531,363
Interest bearing deposits with banks                                                      975,330           2,291,035
                                                                                          -------           ---------

Cash and cash equivalents                                                               4,536,214           3,822,398
Other interest bearing deposits with banks                                                718,000           2,782,000
Investment securities:
  Available for sale, at fair value (amortized cost at June 30, 1999
    and 1998, of $151,505,753 and $99,385,263, respectively)                          147,119,689          99,472,916
  Held to maturity, at amortized cost (fair value, $27,476,304)                                --          27,503,257
Loans receivable, net of allowance at June 30, 1999 and 1998,
    of $1,329,201 and $1,468,546, respectively                                        115,162,883         104,580,165
Accrued interest receivable                                                             1,717,823           1,839,326
Federal Home Loan Bank stock                                                            5,379,100           3,448,900
Premises and equipment, net                                                             6,500,704           5,601,767
Goodwill, net                                                                             356,250             431,250
Real estate held for sale                                                                 463,478             461,190
Other assets                                                                            3,442,744           1,010,601
                                                                                        ---------           ---------
TOTAL                                                                              $  285,396,885      $  250,953,770
                                                                                      ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits                                                                         $  146,296,598      $  141,931,330
  Federal Home Loan Bank advances                                                     104,523,419          68,121,068
  Liability to purchase shares for management retention plan                                   --             846,400
  Advance payments by borrowers for
      taxes and insurance                                                                 128,442             209,242
  Accrued interest payable                                                                815,197             643,887
  Note payable                                                                            240,000             320,000
  Other liabilities                                                                     1,275,669           1,202,919
                                                                                        ---------           ---------

                                    Total liabilities                                 253,279,325         213,274,846
                                                                                      -----------         -----------

COMMITMENTS AND CONTINGENCIES (Notes 12 and 14)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized, 2,645,000 shares issued, 2,329,544 and 2,645,000 shares
     outstanding at June 30, 1999 and 1998, respectively                                   26,450              26,450
  Additional paid-in capital                                                           25,993,872          25,861,230
  Unearned ESOP shares                                                                 (1,481,200)         (1,692,800)
  Unearned MRP shares                                                                    (390,056)           (578,528)
  Accumulated other comprehensive income (loss)                                        (2,620,673)             53,907
  Retained earnings                                                                    13,831,694          14,008,665
                                                                                       ----------          ----------

                                                                                       35,360,087          37,678,924
                                                                                       ----------          ----------

Treasury stock, at cost, 315,456 shares                                                (3,242,527)                 --
                                                                                       -----------        -----------

                                    Total stockholders' equity                         32,117,560          37,678,924
                                                                                       ----------          ----------

TOTAL                                                                              $  285,396,885      $  250,953,770
                                                                                      ===========         ===========

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                                 1999              1998              1997
INTEREST INCOME:
   Interest and fees on loans                                 $  8,984,708      $  8,766,232      $  7,958,458
   Investment securities:
     Taxable                                                     7,879,802         5,017,211         4,436,436
     Nontaxable                                                    906,755           445,122                --
   Other                                                           503,382           799,112           592,954
                                                             -------------     -------------     -------------

        Total interest income                                   18,274,647        15,027,677        12,987,848

INTEREST EXPENSE:
   Deposits                                                      6,620,808         7,272,554         7,534,445
   Federal Home Loan Bank advances                               5,453,795         1,644,595           636,337
   Note payable                                                     19,000            25,000            25,000
                                                             -------------      ------------    --------------

        Total interest expense                                  12,093,603         8,942,149         8,195,782
                                                                ----------       -----------      ------------

NET INTEREST INCOME                                              6,181,044         6,085,528         4,792,066

PROVISION FOR LOAN LOSSES                                               --            24,000           221,671
                                                             -------------      ------------     -------------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                               6,181,044         6,061,528         4,570,395

NONINTEREST INCOME:
   Service charges on deposit accounts                             328,958           291,684           203,023
   Gain (loss) on sales of investment securities
     available for sale                                            261,996            22,257           (21,215)
   Other                                                           427,700           396,915           123,259
                                                               -----------       -----------       -----------

        Net noninterest income                                   1,018,654           710,856           305,067
                                                                 ---------       -----------       -----------

NONINTEREST EXPENSES:
   Salaries and employee benefits                                3,574,562         3,340,936         2,458,403
   Net occupancy expense                                           808,255           632,190           393,969
   Federal insurance premiums                                       88,035            91,448         1,084,547
   Real estate related costs                                         6,245             2,135            32,857
   Data processing                                                 397,585           297,077           269,067
   Professional fees                                             1,080,916           497,519           487,492
   Loss on impaired investment security                              9,000           150,356                --
   Amortization of goodwill                                         75,000           123,133           160,073
   Other                                                           808,117         1,273,182           879,462
                                                                ----------         ---------        ----------

        Total noninterest expenses                               6,847,715         6,407,976         5,765,870
                                                                 ---------         ---------         ---------

INCOME (LOSS) BEFORE INCOME TAXES                                  351,983           364,408          (890,408)

INCOME TAX BENEFIT                                                 (63,658)          (20,705)         (280,935)
                                                               ------------      ------------        ----------

NET INCOME (LOSS)                                              $   415,641       $   385,113        $ (609,473)
                                                                ----------        ----------         ----------

                                                                                                     (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                                 1999              1998              1997
OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX
     Unrealized holding gain (loss) on securities
       arising during period                                  $ (2,501,663)         $101,950        $  238,958
     Reclassification adjustment for
       (gains) losses included in net income                      (172,917)          (14,690)           14,002
                                                              -------------       -----------      -----------

                  Other comprehensive income (loss)             (2,674,580)           87,260           252,960
                                                               ------------        ---------        ----------

COMPREHENSIVE INCOME (LOSS)                                   $ (2,258,939)        $ 472,373        $ (356,513)
                                                               ============         ========         ==========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                                   2,348,737         2,462,084         2,434,971
                                                               ===========         =========         =========

EARNINGS (LOSS) PER SHARE:
   Basic                                                      $    0.18            $  0.16          $  (0.25)
                                                                   ====               ====             ======

   Diluted                                                    $    0.18            $  0.16          $  (0.25)
                                                                   ====               ====             ======

DIVIDENDS PER SHARE                                           $    0.24            $  0.20          $     --

                                                                                                    (Concluded)

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                             ISSUED            ADDITIONAL     UNEARNED            UNEARNED
                                                          COMMON STOCK           PAID-IN        ESOP                MRP
                                                       SHARES      AMOUNT        CAPITAL       SHARES               SHARES
BALANCE, JULY 1, 1996
  Net loss
  Issuance of common stock, net of
    costs                                             2,645,000  $  26,450   $ 23,623,393
  Purchase of common stock
    by ESOP                                                                     2,116,000  $  (2,116,000)
  Common stock committed to be
    released for ESOP                                                              36,130        125,680
  Net change in unrealized gain (loss) on
    securities available for sale, net of tax
                                                    -----------    -------     ----------    ------------           --------
BALANCE, JUNE 30, 1997                                2,645,000     26,450     25,775,523     (1,990,320)                --

  Net income
  Common stock committed to be
    released for ESOP                                                              85,707        297,520
  Liability to purchase MRP shares                                                                                 (846,400)
  MRP shares earned                                                                                                 267,872
  Net change in unrealized gain (loss) on
    securities available for sale, net of tax
  Dividends paid
                                                    -----------    -------     ----------    ------------          --------
BALANCE, JUNE 30, 1998                                2,645,000     26,450     25,861,230     (1,692,800)          (578,528)

  Net income
  Common stock committed to be
    released for ESOP                                                               8,570        211,600
  MRP shares earned                                                               124,072                           188,472
  Net change in unrealized gain (loss) on
    securities available for sale, net of tax
  Treasury stock purchased
  Dividends paid
                                                    -----------    -------     ----------    ------------          --------

BALANCE, JUNE 30, 1999                                2,645,000  $  26,450   $ 25,993,872    $(1,481,200)         $(390,056)
                                                    ===========     ======     ==========     ===========          =========
                                                  ACCUMULATED
                                                     OTHER                           TREASURY      TREASURY            TOTAL
                                                 COMPREHENSIVE    RETAINED            STOCK         STOCK          STOCKHOLDERS'
                                                 INCOME (LOSS)    EARNINGS            SHARES        AMOUNT            EQUITY
BALANCE, JULY 1, 1996                            $  (286,313)   $14,762,025                                      $  14,475,712
  Net loss                                                         (609,473)                                          (609,473)
  Issuance of common stock, net of
    costs                                                                                                           23,649,843
  Purchase of common stock
    by ESOP
  Common stock committed to be
    released for ESOP                                                                                                  161,810
  Net change in unrealized gain (loss) on
    securities available for sale, net of tax        252,960                                                           252,960
                                                  ------------   -----------       -----------      --------      -------------

BALANCE, JUNE 30, 1997                               (33,353)    14,152,552                --              --       37,930,852

  Net income                                                        385,113                                            385,113
  Common stock committed to be
    released for ESOP                                                                                                  383,227
  Liability to purchase MRP shares                                                                                    (846,400)
  MRP shares earned                                                                                                    267,872
  Net change in unrealized gain (loss) on
    securities available for sale, net of tax         87,260                                                            87,260
  Dividends paid                                                   (529,000)                                          (529,000)
                                                 ------------   -----------        -----------      --------     -------------

BALANCE, JUNE 30, 1998                                53,907     14,008,665                --              --       37,678,924

  Net income                                                        415,641                                            415,641
  Common stock committed to be
    released for ESOP                                                                                                  220,170
  MRP shares earned                                                                                                    312,544
  Net change in unrealized gain (loss) on
    securities available for sale, net of tax     (2,674,580)                                      (3,242,527)      (2,674,580)
  Treasury stock purchased                                                            315,346                       (3,242,527)
  Dividends paid                                                   (592,612)                                          (592,612)
                                                 ------------   -----------        -----------     -----------   -------------
BALANCE, JUNE 30, 1999                           $(2,620,673)   $13,831,694           315,346     $(3,242,527)   $  32,117,560
                                                  ===========   ===========        ===========     ===========      ==========


See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1999, 1998 AND 1997


                                                                     1999               1998                  1997
OPERATING ACTIVITIES:
  Net income (loss)                                              $   415,641         $   385,113        $    (609,473)
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
    Depreciation                                                     544,142             407,850              187,098
    Amortization (accretion) of:
      Deferred loan origination fees                                  (2,729)            (26,757)             (26,698)
      Goodwill                                                        75,000             123,133              160,073
      Premiums and discounts on loans, net                              (510)             (5,454)             (27,627)
      Premiums and discounts on investment securities, net           323,110             213,806              (24,428)
    Provision for loan loss                                               --              24,000              221,671
    Provision for loss on foreclosed real estate                          --                  --               13,528
    Deferred income taxes                                           (311,921)             27,027             (110,374)
    Net (gain) loss on sale of investment securities
      available for sale                                            (261,996)            (22,257)              21,215
    Loss on impaired investment security                               9,000             150,356                   --
    Loss on disposal of assets, net                                    5,464              20,395                2,558
    Originations of loans held for sale                          (14,751,445)                 --                   --
    Proceeds from sales of loans                                  13,140,464           4,952,961            1,084,100
    Stock compensation expense                                       400,072             695,271              161,810
    Change in accrued interest receivable                            121,503            (533,374)            (363,939)
    Change in accrued interest payable                               171,310             233,410               14,538
    Change in other assets                                          (321,083)            245,682             (121,167)
    Change in other liabilities                                       72,750             503,764              (12,203)
                                                               -------------        ------------          ------------

        Net cash provided (used) by operating activities            (371,228)          7,394,926              570,682

INVESTING ACTIVITIES:
  Purchases of investment securities available for sale          (94,991,103)        (88,941,413)         (28,986,589)
  Purchases of other interest bearing deposits                            --          (2,782,000)                  --
  Purchases of loans                                                      --          (8,257,199)          (1,305,000)
  Purchases of Federal Home Loan Bank stock                       (1,930,200)         (2,202,400)                  --
  Proceeds from sales of investment securities - available
   for sale                                                       48,024,577          20,794,327            7,754,176
  Loan originations, net of repayments                            (8,968,498)         (2,667,081)         (15,855,647)
  Principal payments on investment securities                     22,279,177          13,087,527           11,627,182
  Proceeds from maturities of other interest bearing deposits      2,064,000                  --                   --
  Proceeds from sale of subsidiary                                        --           3,100,000                   --
  Investment in subsidiary sold                                           --          (3,100,000)                  --
  Proceeds from sales of real estate                                  (2,288)             71,132                   --
  Proceeds from sales of premises and equipment                       14,426             605,641                   --
  Proceeds from sales of other assets                                     --                  --               62,550
  Purchases of premises and equipment                             (1,462,969)         (1,680,464)          (3,118,319)
                                                                 ------------       -------------        -------------

        Net cash used by investing activities                    (34,972,878)        (71,971,930)         (29,821,647)

                                                                                                             (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                                   1999               1998               1997
FINANCING ACTIVITIES:
  Net increase in deposits                                    $  4,365,268        $    141,326          $ 5,273,340
  Deposits assumed by others, net                                       --          (8,541,747)                  --
  Advances from Federal Home Loan Bank                         124,128,000          76,607,000                   --
  Repayment of Federal Home Loan Bank advances                 (87,725,649)        (18,485,932)                  --
  Net increase (decrease) in advance payments by
    borrowers for taxes and insurance                              (80,800)                102              (22,594)
  Issuance of common stock, net of related expenses                     --                  --           25,640,162
  Proceeds from note payable                                            --                  --              400,000
  Purchase of treasury stock                                    (3,242,527)                 --                   --
  Purchase of shares for the management retention plan            (722,328)                 --                   --
  Repayment of note payable                                        (80,000)            (80,000)                  --
  Dividends paid                                                  (592,612)           (529,000)                  --
  Common stock committed to be released for ESOP                     8,570                  --                   --
  Other                                                                 --             (44,172)                  --
                                                              ------------        ------------          -----------
            Net cash provided by financing activities           36,057,922          49,067,577           31,290,908
                                                              ------------        ------------          -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                 713,816         (15,509,427)           2,039,943

CASH AND CASH EQUIVALENTS:
  Beginning of year                                              3,822,398          19,331,825           17,291,882
                                                              ------------        ------------          -----------

  End of year                                                 $  4,536,214        $  3,822,398          $19,331,825
                                                              ============        ============          ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for:
    Interest                                                  $ 11,922,293        $  8,708,739          $ 8,181,244
                                                              ============        ============          ===========

    Income taxes                                              $     95,000        $    220,000          $   419,961
                                                              ============        ============          ===========

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING ACTIVITIES:
  Stock issued in exchange for note
    receivable from ESOP                                      $         --        $         --          $ 2,116,000
                                                              ============        ============          ===========

                                                                                                            (Concluded)

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION - HCB Bancshares, Inc. ("Bancshares") was incorporated under the laws of the state of Oklahoma for the purpose of becoming the bank holding company of Heartland Community Bank and its subsidiary (the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion ("Conversion"). On April 30, 1997, the Bank completed the Conversion and became a wholly owned subsidiary of Bancshares. Bancshares' business is primarily that of owning the Bank and participating in the Bank's activities.

     The Bank provides a broad line of financial products to individuals and small to medium-sized businesses through full service banking offices located in Camden, Fordyce, Sheridan, and Monticello, Arkansas, as well as a loan production office in Bryant, Arkansas.

     The accompanying consolidated financial statements include the accounts of Bancshares and the Bank and are collectively referred to as the "Company". All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - For purposes of presentation in the consolidated statements of cash flows, "cash and cash equivalents" includes cash on hand and amounts due from depository institutions, which includes interest-bearing amounts available upon demand.

     OTHER INTEREST BEARING DEPOSITS WITH BANKS - Other interest bearing deposits with banks represents certificates of deposit in other banks held by the Company not meeting the definition of a cash equivalent.

     INVESTMENT SECURITIES - The Company classifies investment securities into one of two categories: held to maturity or available for sale. The Company does not engage in trading activities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at cost, adjusted for the amortization of premiums and the accretion of discounts.

     Investment securities that the Company intends to hold for indefinite periods of time are classified as available for sale and are recorded at fair value. Unrealized holding gains and losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. Investment securities in the available for sale portfolio may be used as part of the Company's asset and liability management practices and may be sold in response to changes in interest rate risk, prepayment risk or other economic factors.

     Premiums are amortized into interest income using the interest method to the earlier of maturity or call date. Discounts are accreted into interest income using the interest method over the period to maturity. The specific identification method of accounting is used to compute gains or losses on the sales of investment securities.

     If the fair value of an investment security declines for reasons other than temporary market conditions, the carrying value of such a security is written down to fair value by a charge to operations.

     LOANS RECEIVABLE - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at unpaid principal balances adjusted for any charge-offs, the allowance for loan losses, deferred loan fees or costs, and unamortized premiums or discounts. Deferred loan fees or costs and premiums and discounts on loans are amortized or accreted to income using the level-yield method over the remaining period to contractual maturity.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes ninety days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments in excess of principal due are received, until such time that in management's opinion, the borrower will be able to meet payments as they become due.

     ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a valuation allowance to provide for incurred but not yet realized losses. The Bank reviews its loans for impairment on a quarterly basis. Impairment is determined by assessing the probability that the borrower will not be able to fulfill the contractual terms of the agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or by use of the observable market price of the loan or fair value of collateral if the loan is collateral dependent. Throughout the year management estimates the level of probable losses to determine whether the allowance for loan losses is appropriate considering the estimated losses existing in the portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined by management to be appropriate relative to losses. The allowance for loan losses is increased by charges to income (provisions) and decreased by credits to income and by charge-offs, net of recoveries.

     Management's periodic evaluation of the appropriateness of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

     Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. The Company considers the characteristics of (1) one-to-four family residential first mortgage loans; (2) automobile loans and; (3) consumer and home improvement loans to permit consideration of the appropriateness of the allowance for losses of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the allowance for losses includes segregating certain specific, poorly performing loans based on their performance characteristics from the pools of loans as to type and then applying a loss factor to the remaining pool balance based on several factors including classification of the loans as to grade, past loss experience, inherent risks, economic conditions in the primary market areas and other factors which usually are beyond the control of the Company. Those segregated specific loans are evaluated using the present value of future cash flows, usually determined by estimating the fair value of the loan's collateral reduced by any cost of selling and discounted at the loan's effective interest rate if the estimated time to receipt of monies is more than three months.

     Non-homogeneous loans are those loans that can be included in a particular loan type, such as commercial loans and multi-family and commercial first mortgage loans, but which differ in other characteristics to the extent that valuation on a pool basis is not valid. After segregating specific, poorly performing loans and applying the methodology as noted in the preceding paragraph for such specific loans, the remaining loans are evaluated based on payment experience, known difficulties in the borrowers business or geographic area, loss experience, inherent risks and other factors usually beyond the control of the Company. These loans are then graded and a factor, based on experience, is applied to estimate the probable loss.

     Estimates of the probability of loan losses involve an exercise of judgment. While it is possible that in the near term the Company may sustain losses which are substantial in relation to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of financial condition is appropriate considering the estimated probable losses in the portfolio.

     REAL ESTATE HELD FOR SALE - Real estate acquired in settlement of loans is initially recorded at estimated fair value less estimated costs to sell and is subsequently carried at the lower of carrying amount or fair value less estimated disposal costs. Management periodically performs valuations, and an allowance for losses is established by a charge to operations to the extent that the carrying value of a property exceeds its estimated fair value. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed. Real estate acquired for sale is carried of the lower of cost or fair value less costs to sell.

     PREMISES AND EQUIPMENT - Office premises and equipment are stated at cost less accumulated depreciation and amortization. The Company computes depreciation of premises and equipment using the straight-line method over the estimated useful lives of the individual assets which range from 5 to 50 years for buildings and improvements and from 3 to 10 years for furniture and equipment.

     GOODWILL AND LONG LIVED ASSETS - Goodwill is being amortized over six years using the straight-line method. Goodwill and other long lived assets are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

     LOAN ORIGINATION FEES - Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income using the level-yield method over the contractual life of the loans. When a loan is fully repaid or sold, the amount of unamortized fee or cost is recorded in income.

     INCOME TAXES - The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company considers the need for a valuation allowance if, based on available evidence, deferred tax assets are not expected to be realized.

    INTEREST RATE RISK - The Bank's asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Bank monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Bank's management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Bank to hold its assets as planned. However, the Bank is exposed to significant market risk in the event of significant and prolonged interest rate changes.

     RECENTLY ISSUED ACCOUNTING STANDARDS - During the year ended June 30, 1999, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. The Company classifies items of other comprehensive income by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statements of financial condition. Also during the year ended June 30, 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way public enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Because the adoption of SFAS Nos. 130 and 131 require only additional disclosures, they have not had a material effect on the Company's consolidated financial statements.

     The Company early-adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as of October 1, 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Concurrent with adoption, the Company transferred all of its investment securities classified as held to maturity to available for sale resulting in an immaterial decrease in the carrying value of investment securities and stockholders' equity.

     EMPLOYEE STOCK OWNERSHIP PLAN - Compensation expense for the Employee Stock Ownership Plan ("ESOP") is determined based on the average fair value of shares committed to be released during the period and is recognized as the shares are committed to be released. For the purposes of earnings per share, ESOP shares are included in weighted-average common shares outstanding as the shares are committed to be released.

     MANAGEMENT RECOGNITION PLAN - Compensation for Management Recognition Plan shares granted is based on the fair value of the shares at the date of grant and is recognized ratably over the vesting period.

     EARNINGS PER SHARE - Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding, assuming the Company was a public company since July 1, 1996. Basic and diluted earnings per share were both calculated with 2,348,737, 2,462,084, 2,434,971 and weighted-average common shares outstanding for the years ended June 30, 1999, 1998, and 1997, respectively. Weighted-average common shares outstanding was the same for basic and diluted in those years. Potential dilutive common shares include the Stock Option Plan shares and the Management Recognition Plan shares, all of which were granted May 1, 1998. These potential common shares had no dilutive effect for the years ended June 30, 1999 or 1998.

     RECLASSIFICATIONS - Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the classifications adopted for reporting in 1999 or 1998.

2. INVESTMENT SECURITIES

     Investment securities consisted of the following at June 30:

                                                                               1999
                                              -------------------------------------------------------------------
                                                                    GROSS            GROSS
                                                AMORTIZED         UNREALIZED       UNREALIZED              FAIR
     AVAILABLE FOR SALE                           COST               GAINS          LOSSES                VALUE
     U.S. Government and agencies             $    6,481,345                       $   113,220     $    6,368,125
     Municipal securities                         27,617,353   $      7,522            920,459         26,704,416
     Equity securities                                63,100                             2,725             60,375
     Mortgage-backed securities                  104,464,913         81,356          2,905,687        101,640,582
     Collateralized mortgage obligations          12,879,042          4,990            537,841         12,346,191
                                                  ----------          -----            -------         ----------

           Total                              $  151,505,753   $     93,868        $ 4,479,932     $  147,119,689
                                                 ===========         ======          =========        ===========


                                                                               1998
                                              -------------------------------------------------------------------
                                                                     GROSS             GROSS
                                                  AMORTIZED       UNREALIZED        UNREALIZED            FAIR
     AVAILABLE FOR SALE                             COST             GAINS           LOSSES              VALUE
     U.S. Government and agencies             $   22,466,239   $     42,964         $   17,273     $   22,491,930
     Municipal securities                         18,404,701         83,793            204,617         18,283,877
     Mortgage-backed securities                   48,804,919        258,101             39,354         49,023,666
     Collateralized mortgage obligations           9,709,404          7,462             43,423          9,673,443
                                                   ---------          -----             ------          ---------

           Total                              $   99,385,263   $    392,320         $  304,667     $   99,472,916
                                                  ==========        =======            =======         ==========

                                                                               1998
                                              -------------------------------------------------------------------
                                                                     GROSS             GROSS
                                                AMORTIZED         UNREALIZED        UNREALIZED           FAIR
     HELD TO MATURITY                             COST               GAINS           LOSSES             VALUE
     Mortgage-backed securities               $   23,518,573   $     76,295       $     97,374     $   23,497,494
     Collateralized mortgage obligations           3,984,684          1,220              7,094          3,978,810
                                                   ---------          -----              -----          ---------

           Total                              $   27,503,257   $     77,515        $   104,468     $   27,476,304
                                                  ==========         ======            =======         ==========

     Effective October 1, 1998, the Company adopted SFAS No. 133. Concurrent with this adoption, investment securities with an amortized cost of $25,424,636 and a market value of $25,428,154 at September 30, 1998, categorized in the statement of financial condition as held to maturity were transferred to available for sale. This transfer from the held to maturity category at the date of the initial adoption of SFAS No. 133 does not call into question the Company's intent to hold other debt securities to maturity in the future.

     Such investment securities were categorized as held to maturity as of June 30, 1998, because it was management's intent at that date to hold such securities until maturity and the subsequent change in that intent and the recategorization of such securities to available for sale occurred only upon the adoption of SFAS No. 133. SFAS No. 133 prohibits the presentation of any change due to its adoption in any period prior to the period of adoption.

     Gross realized gains on sales of available for sale securities were approximately $262,000 in the year ended June 30, 1999. There were no significant gross realized losses in the year ended June 30, 1999. Gross realized gains (losses) on sales of available for sale securities were approximately $22,000 and ($21,000) in the years ended June 30, 1998 and 1997, respectively.

     The scheduled maturities of available for sale debt securities at June 30, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      AMORTIZED           FAIR
                                                                         COST             VALUE
         Due in one year or less                                 $            --    $           --
         Due from one year to five years                               3,497,398         3,451,875
         Due from five years to ten years                              3,467,730         3,367,175
         Due after ten years                                          27,133,570        26,253,491
                                                                      ----------        ----------

                                                                      34,098,698        33,072,541

         Equity securities                                                63,100            60,375
         Mortgage-backed securities                                  104,464,913       101,640,582
         Collateralized mortgage obligations                          12,879,042        12,346,191
                                                                      ----------        ----------

               Total                                              $  151,505,753    $  147,119,689
                                                                     ===========       ===========

3. LOANS RECEIVABLE

     Loans receivable consisted of the following at June 30:

                                                                              1999                 1998
     First mortgage loans:
       One- to four- family residences                                $   50,417,714         $   48,400,399
       Multi-family and commercial                                        42,922,554             39,235,934
       Real estate construction loans                                     14,963,457             10,128,000
       Loans to facilitate sales of foreclosed real estate                        --                473,476
         Less undisbursed loan funds                                      (6,150,810)            (3,921,787)
                                                                     ----------------           ------------

             Total first mortgage loans                                  102,152,915             94,316,022
                                                                      --------------             ----------

     Consumer and other loans:
       Commercial loans                                                    5,367,611              2,708,927
       Automobile                                                          4,269,898              4,070,750
       Consumer and home improvement loans                                 2,643,180              2,860,250
       Loans collateralized by deposits                                    2,021,141              2,215,441
                                                                         ------------            -----------

             Total consumer and other loans                               14,301,830             11,855,368
                                                                          ----------             ----------

     Allowance for loan losses                                            (1,329,201)            (1,468,546)
     Deferred loan costs (fees)                                               37,339               (122,679)
                                                                         ------------            ------------
               Loans receivable, net                                  $  115,162,883        $   104,580,165
                                                                         ===========            ===========

     The Company originates and maintains loans receivable which are substantially concentrated in its lending territory (primarily Southern Arkansas) but also originates commercial real estate loans in other areas of Arkansas and in contiguous states. The Company's policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Company.

     The Company has made loans to its directors, officers, and their related business interests. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests totaled approximately $631,000 and $436,000 at June 30, 1999 and 1998, respectively.

     Loans identified by management as impaired at June 30, 1999 and 1998, were not significant. The Company is not committed to lend additional funds to debtors whose loans have been modified.

     Certain loans are originated for sale. These loans are typically held for sale only a short time, and do not represent a material amount in the aggregate prior to their sale. Normally the short time between origination and sale does not provide for significant differences between cost and market values.

4. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consisted of the following at June 30:

                                                                          1999              1998
                  Investment securities                                $ 1,059,051       $ 1,220,964
                  Loans                                                    658,772           618,362
                                                                        ----------        ----------

                      Total                                            $ 1,717,823       $ 1,839,326
                                                                         =========         =========

5. ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

     A summary of the activity in the allowances for loan and real estate losses is as follows for the years ended June 30:

                                            1999                        1998                       1997
                                                  REAL                            REAL                      REAL
                                      LOANS      ESTATE        LOANS             ESTATE    LOANS           ESTATE
                                    -------------------        ------------------------    ----------------------
   Balance, beginning of year       $ 1,468,546      --        $ 1,492,473    $  28,825   $ 1,283,234   $  58,587
   Provision                                 --      --             24,000                    221,671      13,527
   Charge-offs, net of recoveries     (139,345)      --           (47,927)      (28,825)      (12,432)    (43,289)
                                      ---------    ----          ---------     --------     ---------    --------

Balance, end of year                $ 1,329,201      --        $ 1,468,546    $      --   $ 1,492,473   $  28,825
                                      =========   =====          =========     ========      =========   ========

6. FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member of this system, it is required to maintain an investment in capital stock of the Federal Home Loan Bank ("FHLB") in an amount equal to the greater of 1% of its outstanding home loans or .3% of its total assets. No ready market exists for such stock and it has no quoted market value but may be redeemed at par. The carrying value of the stock is its cost.

7. PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at June 30:

                                                                     1999                    1998
     Land and buildings                                           $  5,433,038           $  4,641,036
     Furniture and equipment                                         2,682,725              2,037,876
                                                                     ---------              ---------

           Total                                                     8,115,763              6,678,912

     Accumulated depreciation                                       (1,615,059)            (1,077,145)
                                                                    -----------            -----------

          Premises and equipment, net                             $  6,500,704           $  5,601,767
                                                                    ==========             ==========

8. DEPOSITS

     Deposits are summarized as follows at June 30:

                                                                     1999                 1998
   Demand and NOW accounts, including noninterest-bearing
     deposits of $5,384,227 and $4,332,481 in 1999 and
     1998, respectively                                         $  12,411,932       $   10,664,546
   Money market                                                    17,619,341           18,384,835
   Passbook savings                                                 7,971,447            7,512,607
   Certificates of deposit                                        108,293,878          105,369,342
                                                                  -----------          -----------

         Total                                                  $ 146,296,598        $ 141,931,330
                                                                 ============         ============

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $11.4 million and $10.0 million at June 30, 1999 and 1998, respectively.

     At June 30, 1999, scheduled maturities of certificates of deposit are as follows:

        Years ending June 30:
             2000                                        $    79,540,264
             2001                                             22,402,820
             2002                                              6,261,443
             2003                                                 89,351
                                                            ------------

                Total                                    $   108,293,878
                                                             ===========

     Eligible deposits of the Bank are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     Legislation was signed into law by the President on September 30, 1996, to recapitalize the SAIF. As a result of such legislation, the Bank was required to pay a one-time special assessment of $889,011 which had an approximate $551,000 after-tax effect on the results of operations for the year ended June 30, 1997. The legislation also mandated that the deposit insurance premiums charged SAIF-insured institutions (such as the Bank) decline effective January 1, 1997.

9. FEDERAL HOME LOAN BANK ADVANCES AND NOTE PAYABLE

     The Bank pledges as collateral for FHLB advances its FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Bank agrees to maintain, free of other encumbrances, qualifying single family first mortgage loans with unpaid principal balances, when discounted to 75% of such balances, of at least 100% of total outstanding advances. Additionally the Bank has pledged mortgage-backed securities with a carrying value of approximately $66.6 million at June 30, 1999, as additional collateral. Advances at June 30, 1999 and 1998, have maturity dates as follows:

                                                1999                                     1998
                                     WEIGHTED                                WEIGHTED
                                     AVERAGE                                 AVERAGE
                                      RATE          AMOUNT                    RATE              AMOUNT
      Years ending June 30:
         1999                             --                 --               5.65 %       $   5,289,500
         2000                           5.09 %     $ 24,425,000               5.81             3,000,000
         2001                           6.00          7,625,000               6.31             6,125,000
         2002                           5.50          7,550,000               5.86             4,500,000
         2003                           5.66         11,555,000               5.88             9,055,000
         2004                           5.66          4,875,000               5.94             2,625,000
         Thereafter                     5.85         48,493,419               5.90            37,526,568
                                        ----         ----------               ----            ----------

            Total                       5.63 %    $ 104,523,419               5.91 %       $  68,121,068
                                        ====        ===========               =====           ==========

     The note payable is due in annual installments of $80,000 plus interest through September 2001. The note bears interest at 7.50% and is collateralized by real estate held for sale and office premises with a combined carrying value at June 30, 1999, of approximately $500,000.

10. INCOME TAXES

     Income tax provisions (benefits) are summarized as follows:

                                                                        YEARS ENDED JUNE 30,
                                                         ------------------------------------------
                                                            1999             1998             1997
      Income tax provision (benefit):
        Current                                         $   248,263      $    (47,732)    $  (170,561)
        Deferred                                           (311,921)           27,027        (110,374)
                                                           ---------           ------        ---------
             Total                                      $   (63,658)     $    (20,705)    $  (280,935)
                                                          ==========          ========       =========

         The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows:

                                                         YEARS ENDED JUNE 30,
                                ------------------------------------------------------------------------------
                                        1999                      1998                           1997

Taxes at statutory rate         $  119,674    34.00 %        $  123,899   34.0 %         $  (302,739)  (34.0)%
Increase (decrease)
  resulting from:
    Tax exempt income             (304,193)  (86.42)           (135,853) (37.3)
    Disallowed interest expense     44,561    12.66
    Change in estimate              64,915    18.44
    Goodwill                                                     41,865   11.5                54,425     6.1
    Compensation                   (14,389)   (4.09)            (68,347) (18.8)
    Other, net                      25,774     7.32              17,731    4.9               (32,621)   (3.7)
                                    ------     ----              ------    ---               --------   -----

                Total           $  (63,658)   (18.09)%       $  (20,705)  (5.7)%         $  (280,935)  (31.6)%
                                   ========   =======           ========  =====            =========  ======

     During the year ended December 31, 1996, new legislation was enacted which provides for the recapture into taxable income of certain amounts previously deducted as additions to the bad debt reserves for income tax purposes. The Bank changed its method of determining bad debt reserves for tax purposes following the year ended June 30, 1997. The amounts to be recaptured for income tax reporting purposes are considered by the Bank in the determination of the net deferred tax liability.

     The Company's deferred tax asset account was comprised of the following at June 30:


                                                                              1999                  1998
      Deferred tax assets:
        Allowance for loan losses                                         $   225,376          $ 225,376
        Unrealized loss on investments                                      1,764,294                 --
        Deferred compensation                                                 269,052            213,828
        Net operating losses                                                  231,320                 --
        AMT credit carryover                                                  142,658                 --
        Other                                                                  28,213                 --
        Loan fees                                                                  --             31,283
                                                                        -------------         ----------
              Total deferred tax assets                                     2,660,913            470,487

      Deferred tax liabilities:
        Premises and equipment                                                120,617             94,677
        Investment premiums and discount                                        8,162             16,325
        Loan fees                                                              23,111                 --
        FHLB dividends                                                        140,522                 --
        Loan discounts                                                          8,610             17,219
        Unrealized gain on investments                                             --             33,746
        Other                                                                      --             58,590
                                                                       --------------             ------
              Total deferred tax liabilities                                  301,022            220,557
                                                                             --------            -------
              Net deferred tax asset                                      $ 2,359,891          $ 249,930
                                                                            =========            =======

                                       33

     A deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 1999, the amount of these reserves totaled approximately $3,459,119 with an unrecognized deferred tax liability of $1,177,372. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank, or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

     The Company has a net operating loss carryforward of $695,394 expiring in 2019. The Company's AMT credit carryforward of $142,658 does not expire.

11. BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN - The Company has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP originally purchased 211,600 shares of common stock in the Conversion with proceeds received from a loan from Bancshares.

     Bancshares' note receivable, presented in the statements of stockholders' equity as unearned ESOP shares, is to be repaid in installments of $211,600 on June 30th each year through 2006. Interest is based upon the prime rate, which is to be adjusted and paid quarterly. The note may be prepaid without penalty. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. Compensation expense of $220,171, $427,399, and $161,813 was recognized during the years ended June 30, 1999, 1998, and 1997, respectively.

     Shares no longer required to be held to collateralize the debt and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after three years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions. At June 30, 1999 and 1998, 21,160 and 29,752 shares, respectively, were committed to be released by the ESOP to participant accounts. At June 30, 1999, there were 63,480 shares allocated to participant accounts and 148,120 unallocated shares. The fair value of the unallocated shares amounted to approximately $1,397,882 at June 30, 1999.

     Participants with vested account balances leaving employment, generally, may elect to have their allocated shares distributed. In the case of a distribution of shares which at the time of distribution are not readily tradeable on an established securities market, the Company is required to issue a put option to the participant. Any excess of the total purchase price at which the participant may put the shares to the Company over the fair value of the shares at the date of the issuance of the option is recognized as expense to the Company with the fair value of the shares recorded as treasury stock. During the year ended June 30, 1999, put options were issued to two employees resulting in an expense to the Company totaling approximately $20,000.

     STOCK OPTION PLAN - The Stock Option Plan ("SOP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award incentive or non-incentive stock options, representing up to 317,400 shares of Company stock. Options granted to executive officers and directors vest 25% immediately and 25% on each of the three subsequent anniversary dates on the grant. Options granted to employees vest 20% immediately upon grant, with the balance vesting in equal amounts on the four subsequent anniversary dates of the grant. Options granted vest immediately in the event of retirement, disability, or death. Outstanding stock options can be exercised over a ten year period from the date of grant.

     Under the SOP, options have been granted to directors and key employees to purchase common stock of the Company. The exercise price in each case equals the fair market value of the Company's stock at the date of grant. On October 29, 1998, the options committee of the Board of Directors lowered the option grant price on the existing 304,140 options outstanding to current employees and directors at that date to $9.125 per share, which was market value on that day. New options granted in the current year have an average exercise price of $9.35, and a weighted average remaining contract life of 9.7 years at June 30, 1999.

     A summary of the status of the Company's stock option plan as of June 30, 1999, and changes during the years ending June 30, 1999 and 1998, is presented below:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                                               EXERCISE
OPTIONS                                                        SHARES           PRICE
Outstanding at July 1, 1997                                        --         $    --
Granted                                                       304,300           16.00
Exercised                                                          --              --
Forfeited                                                        (128)          16.00
                                                                 -----          -----

Outstanding at June 30, 1998                                  304,172           16.00
Granted                                                        20,100            9.35
Exercised                                                          --              --
Forfeited                                                       9,104            9.31
                                                                -----            ----
Outstanding at June 30, 1999                                  315,168            9.14
                                                              -------            ----

Options exercisable at June 30, 1999 (vested)                 146,106         $  9.14
                                                              =======            ====

     Exercise prices for options outstanding at June 30, 1999, range from $9.125 to $9.375 per share. The weighted average remaining contractual life of such shares was 8.8 years at June 30, 1999.

     The Company applies the provisions of Accounting Principles Board Opinion No. 25 in accounting for its stock option plan, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for options granted to employees. Had compensation cost for these plans been determined based on the fair value at the grant dates or repricing date for awards under those plans consistent with the methods of SFAS No. 123, the Company's pro forma net income and pro forma earnings per share would have been as follows:

                                                                                      1999
                                                                 AS REPORTED                          PRO FORMA
         Net income (in thousands)                                 $ 416                                $311
         Earnings per share:
             Basic                                                 $0.18                               $0.13
             Diluted                                               $0.18                               $0.13

                                                                                      1998
                                                                 AS REPORTED                          PRO FORMA
         Net income (in thousands)                                 $ 385                               $ 157
         Earnings per share:
             Basic                                                 $0.18                               $0.06
             Diluted                                               $0.18                               $0.06

     In determining the above pro forma disclosure, the fair value of options granted was estimated on the date of grant using the binomial option-pricing model with the following weighted average assumptions:


                                                                      1999                    1998
                                                                     GRANTS                  GRANTS
          Volatility                                                   54%                     15%
          Life of options                                          7.5 years               7.5 years
          Risk-free interest rate                                     5.3%                    5.7%
          Dividend rate                                              2.56%                   2.63%

     The weighted average fair value of options granted during the fiscal year ended June 30, 1999, was $2.25 per share.

     MANAGEMENT RECOGNITION PLAN - The Management Recognition Plan ("MRP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award restricted stock to key officers as well as non-employee directors. The MRP authorizes the Company to grant up to 52,900 shares of Company stock, all of which were granted during 1998. Compensation expense will be recognized based on the fair market value of the shares on the grant date of $16.00 over the vesting period. Shares granted to directors (37,024) vest 25% at the grant date and 25% each May 1 afterward. Shares granted to non-directors (15,876, of which 1,271 were forfeited as of June 30, 1999) vest 20% at the grant date and 20% each May 1 afterward. Shares granted will be deemed vested in the event of retirement, disability, or death. At June 30, 1999, all shares have been acquired that are necessary to meet the Plan's award requirements. The difference between the price at the date of grant and the actual purchase price was recorded as an adjustment to stockholders' equity. Approximately $188,000 and $268,000 in compensation expense was recognized during the years ended June 30, 1999, and 1998, respectively.

     DEFINED BENEFIT PLAN - The Bank had a qualified, noncontributory defined benefit retirement plan (the "Plan") covering all of its eligible employees. Employees were eligible when they had attained at least twenty-one years of age and six months of service with the Bank. The Board of Directors initially adopted a resolution on July 1, 1996, to terminate the Plan as of September 16, 1996, and to freeze benefit accruals as of July 31, 1996. The Company experienced delays in terminating the Plan and on June 18, 1998, a resolution was adopted to terminate the Plan as of September 1, 1998, with benefit accruals remaining frozen as of July 31, 1996. Settlement of the related pension obligation occurred subsequent to June 30, 1999, and Plan assets were distributed to participants on August 30, 1999.

     All active participants became fully vested for their accrued benefits. The Plan provides that any excess assets will be allocated to participants. As such, based on the funded status of the Plan, no gain or loss occurred upon settlement.

                                                                            1999                       1998
   RECONCILIATION OF FUNDED STATUS:

       Actuarial present value of accumulated benefit obligations:
            Vested portion                                               $  450,170                $   417,651
            Vested part of excess assets                                     98,310                    141,752
            Non-vested portion                                                   --                         --
                                                                     --------------             --------------
       Accumulated benefit obligation                                       548,480                    559,403
       Effect of estimated future pay growth                                     --                         --
                                                                     --------------             --------------

       Projected benefit obligation                                         548,480                    559,403
       Plan assets at fair value                                            548,480                    559,403
                                                                            -------                    -------

       FUNDED STATUS:

       Unrecognized net (gain) or loss                                           --                         --
       Unrecognized prior service cost                                           --                         --
       Unrecognized net transition obligation                                    --                         --
                                                                     --------------             --------------

            (Accrued) prepaid pension cost                                       --                         --
                                                                     ==============             ==============

       Determination of pension cost:
            Service cost                                                         --                         --
            Interest cost                                              $     33,564               $     33,099
            Actual return on assets                                          10,923                    (75,820)
            Net amortization and deferral                                   (44,487)                    42,721
                                                                     --------------             --------------

                    Net periodic pension cost                                    --                         --
                                                                     ==============             ==============

     The weighted average interest rate used in determining the projected benefit obligation was 6.0% in 1999 and 1998. The expected long-term rate of return on assets was 6.0% for 1999 and 1998.

     OFFICERS' AND DIRECTORS RETIREMENT PLAN - During the year ended June 30, 1996, the Bank adopted a "non-qualified" retirement plan for its officers and directors in recognition of their years of service to the Bank. The plan is an annuity contract plan whereby funds are to be set aside annually in a grantor trust, with the Bank acting as trustee of the Trust. Distributions are scheduled to be paid upon completion of six to ten years of service to the Bank. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries. Future funding is dependent on continued service to the Bank and therefore is expensed as the plan is funded each year. For the years ended June 30, 1999, 1998 and 1997, contributions to the plan totaled $162,421, $154,088, and $232,308, respectively.

     401(k) PLAN - Effective July 1, 1993, employees of the Bank may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon reaching age 21 and completing one year of service. At its discretion, the Bank may make matching contributions to the plan. Employer contributions vest 20% each year beginning in the third year of service and become 100% vested in seven years. The Bank made no matching contribution during the years ended June 30, 1999 and June 30, 1998. Matching contributions to the plan was $25,997 year ended June 30, 1997.

     EMPLOYMENT AGREEMENTS - Certain executive officers of the Bank and the Company have employment agreements with three-year renewable terms. Such agreements provide for termination pay and other benefits under certain circumstances. Aggregate termination pay is approximately $950,000.

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition. The Company does not use financial instruments with off-balance sheet risk as part of its asset/liability management program or for trading purposes. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the credit applicant. Such collateral consists primarily of residential properties. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company had the following outstanding commitments at June 30, 1999:

     Undisbursed construction loans                               $  5,931,682
     Commitments to originate commercial/consumer loans                378,927
     Commitments to originate mortgage loans                           798,125
     Letters of credit                                                  26,000
     Unused lines of credit                                            219,101
                                                                  ------------

          Total                                                   $  7,353,835
                                                                     =========

     The funding period for construction loans is generally less than nine months and commitments to originate mortgage loans are generally outstanding for 60 days or less. At June 30, 1999, interest rates on commitments are believed by management to approximate market rates.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values of financial instruments are as follows:

                                                        JUNE 30, 1999                              JUNE 30, 1998
                                                                    ESTIMATED                                   ESTIMATED
                                                  CARRYING             FAIR                   CARRYING             FAIR
                                                    VALUE             VALUE                     VALUE              VALUE
ASSETS:
   Cash and due from banks                      $   3,560,884     $    3,560,884        $     1,531,363       $    1,531,363
   Interest bearing deposits with banks               975,330            975,330              2,291,035            2,291,035
   Other interest bearing deposits with banks         718,000            718,000              2,782,000            2,782,000
   Investment securities:
     Available for sale                           147,119,689        147,119,689             99,472,916           99,472,916
     Held to maturity                                      --                 --             27,503,257           27,476,304
   Loans receivable, net                          115,162,883        115,598,738            104,580,165          104,737,165
   Accrued interest receivable                      1,717,823          1,717,823              1,839,326            1,839,326
   Federal Home Loan Bank stock                     5,379,100          5,379,100              3,448,900            3,448,900

LIABILITIES
   Deposits:
     Demand, NOW, money
       market and regular savings                  38,002,720         38,002,720             36,561,988           36,561,988
     Certificates of deposit                      108,293,878        107,991,000            105,369,342          105,492,342
   Federal Home Loan Bank advances                104,523,419        101,550,000             68,121,068           68,435,068
   Liability to purchase MRP shares                        --                 --                846,400              793,500
   Advance payments by
     borrowers for taxes and insurance                128,442            128,442                209,242              209,242
   Accrued interest payable                           815,197            815,197                643,887              643,887
   Note payable                                       240,000            245,000                320,000              320,000

     For cash and due from banks, interest bearing deposits with banks, other interest bearing deposits with banks, Federal Home Loan Bank stock and accrued interest receivable, the carrying value is a reasonable estimate of fair value primarily because of the short-term nature of instruments or, as to Federal Home Loan Bank stock, the ability to sell the stock back to the Federal Home Loan Bank at cost. The fair value of investment securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The fair value of loans receivable is estimated based on present values using risk-adjusted spreads to appropriate indexes to approximate current entry-value interest rates considering anticipated prepayment speeds, maturity and credit risks.

     The fair value of demand deposit accounts, NOW accounts, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit, Federal Home Loan Bank advances, and note payable is estimated using the rates currently offered for deposits and borrowings of similar remaining maturities at the reporting date. The fair value of the liability for MRP shares was determined by the product of the number of shares to be purchased and their market value at June 30, 1998. For advance payments by borrowers for taxes and insurance and accrued interest payable the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of instruments. Commitments are generally made at prevailing interest rates at the time of funding and, therefore, there is no difference between the contract amount and fair value.

     The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

14. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company.

     During the year ended June 30, 1998, a circuit court entered a judgment against the Bank in the amount of $78,000 for breach of contract regarding its alleged failure to provide a party the right to purchase real estate formerly used as a branch location. The Company has appealed the judgment to the court of appeals. The Company and its counsel believe there is a reasonable likelihood that the merits of the case will result in a reversal of the lower court's decision. No accrual of this possible loss has been made in the consolidated financial statements.

     In May, 1999, a shareholder filed a class action complaint against the Company and several current and former officers alleging that the defendants defrauded the plaintiff and other shareholder class members through various public statements and reports thereby artificially inflating the price of the Company's common stock and causing the plaintiff and other shareholder class members to purchase the Company's common stock at inflated prices.

     The Company and its counsel have reviewed the complaint and intend to contest the allegations vigorously. Management is unable to determine the likelihood of an unfavorable outcome of the suit or the amount of damages that the Company may have to pay, if any. The Company will incur costs through the payment of legal fees and the related costs of litigation. The extent of these costs is not determinable at this time.

15. RETAINED EARNINGS

     Upon the Conversion, the Company established a special liquidation account for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final offering circular used in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts in the Bank after Conversion. In the event of a complete liquidation (and only in such event), each eligible and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

     The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank's stockholders' equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the special liquidation account referred to above. This requirement effectively limits the dividend paying ability of the Company in that the Company must maintain an investment in equity of the Bank sufficient to enable the Bank to meet its requirements as noted above. Required capital amounts are shown in Note 16 to the consolidated financial statements. Liquidation account balances are not maintained because of the cost of maintenance and the remote likelihood of complete liquidation. Additionally, the Bank is limited to distributions it may make to Bancshares without OTS approval if the distribution would cause the total distributions to exceed the Bank's net income for the year to date plus the Bank's net income (less distributions) for the preceding two years. Bancshares may use assets other than its investment in the Bank as a source of dividends.

16. REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible capital (as defined in the regulations) to tangible assets (as defined) and core capital (as defined) to adjusted total assets (as defined), and of total risk-based capital (as defined) to risk-weighted assets (as defined).

     As of June 30, 1999 and 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum core (Tier I core), Tier I risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts (in thousands) and ratios are also presented in the tables:

                                                                                                       TO BE CATEGORIZED
                                                                                                      AS WELL CAPITALIZED
                                                                                                          UNDER PROMPT
                                                                                  FOR CAPITAL              CORRECTIVE
                                                              ACTUAL           ADEQUACY PURPOSES       ACTION PROVISIONS
                                                          AMOUNT  RATIO       AMOUNT       RATIO       AMOUNT        RATIO
                                                          -------------       ------------------       ------        -----
        AS OF JUNE 30, 1999:

Tier I (Core) Capital to Adjusted Total Assets          $ 30,063  10.50 %     $ 11,448     4.00 %      $ 14,310      5.00 %
Total Risk-Based Capital to Risk-weighted Assets          31,285  25.44 %        9,840     8.00 %        12,300     10.00 %
Tier I (Core) Capital to Risk-weighted Assets             30,063  24.44 %        N/A       N/A            7,380      6.00 %
Tangible Capital to Tangible Assets                       30,063  10.50 %        4,293     1.50 %           N/A       N/A

        AS OF JUNE 30, 1998:

Tier I (Core) Capital to Adjusted Total Assets          $ 29,224  11.64 %     $ 10,027     4.00 %      $ 12,526      5.00 %
Total Risk-Based Capital to Risk-weighted Assets          31,021  29.09 %        8,531     8.00 %        10,664     10.00 %
Tier I (Core) Capital to Risk-weighted Assets             29,224  27.04 %        N/A       N/A            6,466      6.00 %
Tangible Capital to Tangible Assets                       29,261  11.67 %        3,759     1.50 %           N/A       N/A


     Regulations require the Bank to maintain an amount equal to 4% of deposits (net of loans collateralized by deposits) plus short-term borrowings in cash and U.S. Government and other approved securities.

17. PARENT COMPANY ONLY FINANCIAL INFORMATION

     The following condensed statements of financial condition as of June 30, 1999 and 1998, and condensed statements of income and cash flows for the years ended June 30, 1999 and 1998, for HCB Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

        HCB BANCSHARES, INC.
        (PARENT COMPANY ONLY)

        CONDENSED STATEMENTS OF FINANCIAL CONDITION
        JUNE 30, 1999 AND 1998


        ASSETS                                                         1999                    1998
        Deposit in Bank                                        $   2,866,424          $   8,030,275
        Investment in Bank                                        27,800,471             29,709,482
        Loan                                                       2,413,019
        Investment securities                                         60,375
        Other assets                                                 156,461                 11,714
                                                                ------------           ------------
        TOTAL ASSETS                                           $  33,296,750          $  37,751,471
                                                                ============           ============
        LIABILITIES AND STOCKHOLDERS' EQUITY

        Accrued expenses and other liabilities                 $   1,179,190          $      72,547
        Stockholders' equity                                      32,117,560             37,678,924
                                                                ------------           ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $  33,296,750          $  37,751,471
                                                                ============           ============

CONDENSED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1999 AND 1998

                                                                      1999                   1998
INCOME:
  Interest and dividend income                                    $  395,595

EXPENSES:

  Operating expenses                                                 242,402            $   83,974
                                                                   ---------             ---------
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN

  UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY                          153,193               (83,974)

INCOME TAX PROVISION (BENEFIT)                                       (31,220)               45,725
                                                                   ---------             ---------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED

  EARNINGS OF BANK SUBSIDARY                                         184,413              (129,699)

EQUITY IN UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY                  231,228               514,812
                                                                   ---------             ---------
NET INCOME                                                        $  415,641            $  385,113
                                                                   =========             =========

HCB BANCSHARES, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                    1999                    1998
OPERATING ACTIVITIES:
    Net income                                                                 $   415,641            $   385,113
    Adjustments to reconcile net income to net cash provided (used) by operating activities:
      Equity in undistributed earnings of Bank subsidiary                         (231,228)              (514,812)
      Changes in operating assets and liabilities:
        Other assets                                                              (143,649)                15,048
        Accrued expenses and other liabilities                                   1,106,643                 29,409
                                                                                ----------             ----------
                Net cash provided (used) by operating activities                 1,147,407                (85,242)
                                                                                ----------             ----------
INVESTING ACTIVITIES:
    Purchase of investments                                                        (63,100)
    Purchase loan, net of repayments                                            (2,413,019)
                                                                                -----------             ---------
                Net cash used by investing activities                           (2,476,119)
                                                                                -----------             ---------
FINANCING ACTIVITIES:
    Dividends paid                                                                (592,612)              (529,000)
    Purchase of treasury stock                                                  (3,242,527)
                                                                                -----------             ----------
                Net cash used by financing activities                           (3,835,139)              (529,000)
                                                                                -----------             ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                       (5,163,851)              (614,242)
CASH AND CASH EQUIVALENTS:
    Beginning of period                                                          8,030,275              8,644,517
                                                                                 ---------              ---------
    End of period                                                              $ 2,866,424            $ 8,030,275
                                                                                 =========              =========

18. OTHER COMPREHENSIVE INCOME (LOSS)

     The amount of income tax expense or benefit allocated to each component of comprehensive income, including reclassification adjustments, are shown below:

                                                                        YEAR ENDED JUNE 30, 1999
                                                    ---------------------------------------------------------------
                                                      BEFORE TAX              TAX EXPENSE              NET-OF-TAX
                                                        AMOUNT                 (BENEFIT)                AMOUNT
   UNREALIZED GAINS (LOSSES) ON SECURITIES:
     Unrealized holding gain (loss) on securities
       arising during period                        $ (3,790,398)             $ (1,288,735)         $ (2,501,663)
     Less reclassification adjustment for
       (gains) losses included in net income            (261,996)                  (89,079)             (172,917)
                                                    -------------             -------------         -------------
               Other comprehensive income (loss)    $ (4,052,394)             $ (1,377,814)         $ (2,674,580)
                                                     ============              ============          ============

                                                                      YEAR ENDED JUNE 30, 1998
                                                      -------------------------------------------------------
                                                        BEFORE TAX            TAX EXPENSE        NET-OF-TAX
                                                          AMOUNT               (BENEFIT)          AMOUNT
   UNREALIZED GAINS (LOSSES) ON SECURITIES:
     Unrealized holding gain (loss) on securities
       arising during period                          $  154,470             $    52,520         $  101,950
     Less reclassification adjustment for
       (gains) losses included in net income             (22,257)                 (7,567)           (14,690)
                                                       ---------              ----------          ---------
               Other comprehensive income (loss)      $  132,213             $    44,953         $   87,260
                                                       =========              ==========          =========

                                                                     YEAR ENDED JUNE 30, 1997
                                                      -----------------------------------------------
                                                       BEFORE TAX      TAX EXPENSE       NET-OF-TAX
                                                         AMOUNT         (BENEFIT)          AMOUNT
   UNREALIZED GAINS (LOSSES) ON SECURITIES:
     Unrealized holding gain (loss) on securities
       arising during period                          $  362,055       $  123,097        $  238,958
     Less reclassification adjustment for
       (gains) losses included in net income              21,215            7,213            14,002
                                                        --------       -----------       ----------
               Other comprehensive income (loss)      $  383,270       $  130,310        $  252,960
                                                       =========        =========         =========

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tables represent summarized data for each of the four quarters in the years ended June 30, 1999 and June 30, 1998.

                                                                                    1999
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
                                                            ---------------------------------------------------
                                                            FOURTH         THIRD         SECOND           FIRST
                                                            QUARTER       QUARTER        QUARTER         QUARTER
        Interest income                                 $    4,474    $     4,621    $     4,655     $    4,525
        Interest expense                                     3,015          3,000          3,120          2,959
                                                             -----          -----          -----          -----

        Net interest income                                  1,459          1,621          1,535          1,566
        Provision for loan losses                               --             --             --             --

        Net interest income after provision
          for loan losses                                    1,459          1,621          1,535          1,566
        Noninterest income                                     196            214            308            301
        Noninterest expenses                                 1,673          1,880          1,888          1,407
                                                             -----          -----          -----          -----

        Income (loss) before income taxes                      (18)           (45)           (45)           460
        Income tax provision (benefit)                         (93)           (63)           (58)           150
                                                           --------       --------       --------        ------

        Net income                                              75             18             13            310

        Basic earnings per common share                       0.03           0.01           0.01           0.13

        Diluted earnings per common share                     0.03           0.01           0.01           0.13

        Cash dividends declared per common share              0.06           0.06           0.06           0.06

        Average common shares and common stock
          equivalents outstanding                        2,220,650      2,326,208      2,388,538      2,459,585

                                                                                   1998
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
                                                          ---------------------------------------------------
                                                          FOURTH         THIRD         SECOND          FIRST
                                                          QUARTER       QUARTER        QUARTER        QUARTER
        Interest income                              $     4,048     $     3,808    $     3,547    $    3,625
        Interest expense                                   2,608           2,256          2,046         2,032
                                                           -----           -----          -----         -----

        Net interest income                                1,440           1,552          1,501         1,593
        Provision for loan losses                                                             4            20

        Net interest income after provision
          for loan losses                                  1,440           1,552          1,497         1,573
        Noninterest income (loss)                            135             236            185           154
        Noninterest expense                                1,929           1,785          1,467         1,227
                                                           -----           -----          -----         -----

        Income (loss) before income taxes                   (354)              3            215           500
        Income tax provision (benefit)                      (248)            (19)            74           172
                                                            -----         -------       -------       -------

        Net income (loss)                                   (106)             22            141           328

        Basic income (loss) per common share               (0.04)           0.01           0.06          0.13

        Diluted income (loss) per common share             (0.04)           0.01           0.06          0.13

        Cash dividends declared per common share            0.05            0.05           0.05          0.05
        Average common shares and common stock
          equivalents outstanding                      2,471,997       2,464,560      2,457,123     2,449,686

                              CORPORATE INFORMATION

DIRECTORS

Vida H. Lampkin
  Chairman of the Board, President and Chief
   Executive Officer

Cameron D. McKeel
   Executive Vice President

Roy Wayne Moseley
   Self-employed
   Fordyce, Arkansas

Bruce D. Murry
   Self-employed
   Camden, Arkansas

Carl E. Parker, Jr.
   General Manager, Camden Monument Co.
   Camden, Arkansas

Lula Sue Silliman
   Retired
   Camden, Arkansas

Clifford Steelman
   Human Resources Manager, International
    Paper Co., Kraft Packaging Plant
   Camden, Arkansas

EXECUTIVE OFFICERS

William C. Lyon
   Senior Vice President and Chief Lending Officer

ANNUAL STOCKHOLDERS
   MEETING:

November __, 1999 - __:__ _.m.
    Charles O. Ross Center
    746 California Avenue, S.W.
    Camden, Arkansas
    Record Date -                    , 1999
                  -------------------

MAIN OFFICE:

   237 Jackson Street, S.W.
   Camden, Arkansas

BRANCH OFFICES:

   23233 Interstate 30, No. 20
   Bryant, Arkansas

   208 Cardinal Shopping Center
   Camden, Arkansas

   610 West 4th Street
   Fordyce, Arkansas

   473 Highway 425 North
   Monticello, Arkansas

   108 South Main Street
   Sheridan, Arkansas

INDEPENDENT AUDITOR:

  Deloitte & Touche, LLP
  111 Center Street, Suite 1800
  Little Rock, Arkansas 72201

GENERAL COUNSEL:

  Robert S. Laney, Esquire
  P.O. Box 777
  Camden, Arkansas  71711-0777

SECURITIES AND REGULATORY
   COUNSEL:

  Housley Kantarian & Bronstein, P.C.
  1220 19th Street, N.W., Suite 700
  Washington, D.C.  20036

STOCK REGISTRAR & TRANSFER
   AGENT

   Registrar and Transfer Company
   Cranford, New Jersey  07016-3572