Form 10-K405, Exhibit 13
period 2000-06-30
HCB BANCSHARES INC
filed 2000-09-28
CIK 1029740

HCB BANCSHARES, INC.





                                  ANNUAL REPORT

                                      2000

                  [HCB BANCSHARES' LETTERHEAD]

         To Our Shareholders:


         As HCB Bancshares, Inc. (HCBB) completes its third full fiscal year as a publicly held company, a review of our past illustrates why our expectations for the future are so likely to be realized.

         In 1996, HCBB was formed to help its subsidiary, HEARTLAND Community Bank, execute its Strategic Plan (Plan) for expansion, growth, and public recognition and acceptance as a hometown, community-based alternative to multi-billion-dollar regional banks. Little did we know how many Arkansas communities would be affected by the spread of the big regional banks. Our plan was simple: improve our information technology, hire good bankers, develop a full array of competitive banking products, then open new offices and grow. Our excellent customer service and our commitment to community service have been very well received as we have competed with the regional banks, and the future looks extremely bright.

         In 1996 we developed our Plan, opened a new office, and bought two offices. We added professional expertise in loan underwriting and training.

         In 1997, we completed new buildings for two of those offices. We took our company public. We installed a computer network, bringing all of our offices to a new, higher level of communication. We completed our search for a new provider of information technology, and began to work toward the change. We added professional expertise in human resources and bank operations.

         In 1998, we sold one of the offices we had bought. We completed our conversion to the new information technology, and added expertise in technology, commercial lending, bank operations, and accounting. We also fell victim to a breakdown in internal controls, which affected our ability to produce financial reports in which we had total confidence.

         In 1999, our stock was delisted by Nasdaq because of our failure to provide timely reports. We spent that year cleaning up our records, and reinstating and improving our internal controls. We added more expertise in accounting, and in November, the Nasdaq relisted our stock.

         In 2000, our earnings have slowly but steadily improved. We have added dramatically to our line of banking products, and we stand ready to continue our growth in both assets and profitability.

         In late 2000, we will open our full-service banking office in Bryant, Arkansas, where until now we have operated a loan production office. We have enjoyed excellent lending results in Bryant, and expect to see quick, steady and significant growth in deposits.

         We have weathered the storm, and our outlook toward the future is extremely good. We expect continued expansion, continued increases in market share, and continued growth in profitability. With the continued consolidation in our industry, our opportunities become greater, because of our focus on customer relationships, hometown banking, and community service. Our mission has been to ensure that Arkansas towns continue to have a local bank to help them meet their financial needs, and experience continues to tell us that our mission is sound, wanted, and well received.

                              FINANCIAL HIGHLIGHTS

                                       2000       1999       1998       1997      1996

Total Assets (millions)              $ 291.1    $ 285.3    $ 250.9    $ 200.4    $ 171.2

Net Interest Income (millions)      $    6.7   $    6.2   $    6.1   $    4.8   $    3.5

Ratio of Interest Earning Assets
  To Interest-Bearing Liabilities     105.42%    111.55%    119.51%    108.76%    108.47%



/s/ Cameron D. McKeel


Cameron D. McKeel
President and Chief Executive Officer

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

         Prior to the Conversion, Bancshares did not engage in any material operations. Bancshares has no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and notes receivable, one of which is from the Employee Stock Ownership Plan ("ESOP"). Bancshares' principal business is the business of the Bank. At June 30, 2000, the Company had total assets of $291.2 million, deposits of $144.9 million, and stockholders' equity of $28.2 million, or 9.7% of total assets.


         The Bank currently operates through five full service-banking offices located in Camden (2), Fordyce, Sheridan, and Monticello, Arkansas and a loan production office in Bryant, Arkansas. On February 16, 2000, the bank received approval from OTS to convert its loan production office in Bryant, Arkansas to a full service branch. Construction is in progress with an expected open date of October 30, 2000.

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

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS


         Bancshares common stock began trading on the Nasdaq National Market on May 7, 1997, under the symbol "HCBB." Effective February 2, 1999, the Bancshares common stock was delisted and ceased trading on the Nasdaq National Market. Bancshares common stock began trading on the OTC Bulletin Board effective September 16, 1999 and was listed on the Nasdaq Small-Cap Market effective November 22, 1999. At June 30, 2000, there were 2,046,580 shares of the common stock outstanding and approximately 781 stockholders of record. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq
National Market from July 1, 1997 to February 2, 1999 and on the Nasdaq Small-Cap Market November 22, 1999 to June 30, 2000, and through the initial underwriting brokerage firm of Trident Securities (McDonald Investments) from February 3, 1999 to November 21, 1999, as well as the dividends paid during such quarters.


                                                      High               Low            Dividends Per Share
                                                      ----               ---            -------------------
              Fiscal 2000
                    First Quarter                     9.63               8.00               $ 0.06
                    Second Quarter                    9.63               7.00                 0.06
                    Third Quarter                     8.00               5.75                 0.06
                    Fourth Quarter                    7.25               5.63                 0.06

              Fiscal 1999:
                    First Quarter                  $ 15.25            $ 10.50               $ 0.06
                    Second Quarter                   13.00               6.00                 0.06
                    Third Quarter                    10.75               9.00                 0.06
                    Fourth Quarter                    9.44               8.00                 0.06

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

                  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                            AT JUNE 30,
                                               ----------------------------------------------------------------------
                                                  2000             1999          1998          1997           1996
                                               ----------       ----------    ----------    ----------    -----------
Total assets..............................    $291,192,175   $285,396,885  $250,953,770   $ 200,498,516  $171,235,322
Loans receivable, net.....................     135,626,505    115,162,883   104,580,165      98,642,635    84,131,024
Allowance for loan losses.................       1,231,709      1,329,201     1,468,546       1,492,473     1,283,234
Cash and due from banks...................       3,211,802      3,560,884     1,531,363       1,057,943       422,509
Interest-earning savings deposits.........         236,846      1,693,330     5,073,035      18,273,882    16,869,373
Investment securities:
   Available for sale.....................      34,135,726     33,132,916    40,775,807              --     5,279,625
   Held to maturity.......................              --             --            --      17,260,383            --
Mortgage-backed securities:
    Available for sale....................      98,407,339    113,986,773    58,697,109      18,361,987    12,155,199
    Held to maturity......................              --             --    27,503,257      36,493,086    45,212,891
Deposits..................................     144,873,071    146,296,598   141,931,330     151,192,591   145,919,251
FHLB advances.............................     115,609,029    104,523,419    68,121,068      10,000,000    10,000,000
Note payable..............................         160,000        240,000       320,000         400,000            --
Stockholders' equity......................      28,240,550     32,117,560    37,678,924      37,430,852    14,228,436
Number of:
   Real estate loans outstanding..........           2,915          2,425         3,037           2,093         1,993
   Deposit accounts.......................          17,980         18,526        17,158          15,380        14,163
   Offices open...........................               6              6             6               7             6

                                                                      YEAR ENDED JUNE 30,
                                               ----------------------------------------------------------------------
                                                  2000            1999         1998         1997             1996
                                               ----------     ----------    ----------   ----------       -----------
Interest income...........................    $ 19,808,899   $ 18,274,647  $15,027,677   $12,987,848      $10,333,181
Interest expense..........................      13,099,656     12,093,603    8,942,149     8,195,782        6,766,598
                                             -------------   ------------  -----------   -----------      -----------
Net interest income.......................       6,709,243      6,181,044    6,085,528     4,792,066        3,566,583
Provision for loan losses.................              --             --       24,000       221,671           42,483
                                             -------------   ------------  -----------   -----------      -----------
Net interest income after provision
  for loan losses.........................       6,709,243      6,181,044    6,061,528     4,570,395        3,524,100
Noninterest income (loss).................       1,039,622      1,018,654      710,856       305,067         (773,652)
Noninterest expense.......................       7,304,110      6,847,715    6,407,976     5,765,870        2,350,658
                                             -------------   ------------  -----------   -----------      -----------
Income (loss) before income taxes and
  cumulative effect of change in method
  of accounting  for income taxes and
  investment securities...................         444,755        351,983      364,408      (890,408)         399,790
Provision (benefit) for income taxes......        (341,147)       (63,658)     (20,705)     (280,935)         174,801
                                             --------------  ------------- ------------  -----------      -----------
Income (loss) before cumulative effect of
  change in method of accounting for
  investment  securities..................         785,902        415,641      385,113      (609,473)         224,989
Cumulative effect of change in method of
  accounting for investment securities....              --             --           --            --               --
                                             -------------   ------------  -----------   -----------      -----------
Net income (loss).........................   $     785,902   $    415,641  $   385,113   $  (609,473)(1)  $   224,989
                                             =============    ===========   ==========    ==========       ==========

Earnings per share:
  Basic...................................   $      0.40     $       0.18  $      0.16   $      (.25)     $        --
  Diluted.................................          0.40             0.18         0.16          (.25)              --
Cash dividends declared...................          0.24             0.24         0.20            --               --


---------------
1 Noninterest expense and, therefore, net loss, for the year ended June 30, 1997 were adversely affected by the imposition of a special deposit insurance assessment in the second quarter of fiscal 1997 in connection with the recapitalization of the SAIF. Absent such assessment, management estimates that noninterest expense would have been approximately $4,876,859 and that net loss would have been approximately $58,286.

                                                                         YEAR ENDED JUNE 30,
                                                   ----------------------------------------------------------------------
                                                      2000            1999         1998         1997             1996
                                                   ----------     ----------    ----------   ----------       -----------
PERFORMANCE RATIOS:
   Return on assets (net income (loss) divided
      by average total assets) 1...................    0.27%        0.15%         0.18%        (0.34)%        0.16%
   Return on average equity (net income (loss)
      divided by average equity) 1.................    2.76         1.14          1.02         (3.38)         1.53
   Interest rate spread (combined weighted
      average interest rate earned less combined
      weighted average interest rate cost).........    2.23         1.81          2.11          2.35          2.16
   Net interest margin (net interest income
      divided by average interest-earning assets)..    2.49         2.34          2.96          2.76          2.58
   Ratio of average interest-earning assets
      to average interest-bearing liabilities......  105.42       111.55        119.51        108.76        108.47
   Ratio of noninterest expense to average
      total assets.................................    2.55         2.48          3.00          3.18          1.64

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period.............................    0.33          0.21         0.34          0.29          0.14
   Nonperforming loans to total loans
      at end of period.............................    0.64          0.46         0.75          0.50          1.17
   Allowance for loan losses to total
      loans at end of period.......................    0.85          1.08         1.33          1.46          1.47
   Allowance for loan losses to nonperforming
      loans at end of period.......................  133.95        234.84       177.25        290.50        125.95
   Provision for loan losses to total loans
      at end of period ............................      --            --          .02          0.22          0.05
   Net charge-offs to average loans outstanding....    0.08          0.13          .05           .01          0.02

Capital Ratios:
   Equity to total assets at end of period.........    9.70         11.25        15.01         18.92          8.31
   Average equity to average assets................    9.95         13.19        17.71          9.95         10.25
   Dividend payout ratio 2 ........................   64.50        142.58       137.36            --            --


--------------
1 Before cumulative effect adjustment. Returns on assets and equity for the year ended June 30, 1997 were adversely affected by the imposition of a special deposit insurance assessment in the second quarter of fiscal 1997 in connection with the recapitalization of the SAIF. Absent such assessment, management estimates that return on assets would have been approximately .07% and that return on average equity would have been approximately .70%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" under Item 7.
2 The fiscal year ended June 30, 1998, was the first full year that Bancshares was publicly traded. Dividend payout ratio is the total dividends declared divided by net income.

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

GENERAL

         The Bank's principal business consists of attracting savings deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities, nontaxable municipal securities, and U.S. government and agency securities.

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

POST YEAR 2000 READINESS DISCUSSION

         The Company recognized the challenges of the year 2000 issue. In compliance with regulatory guidelines, a committee was assembled to review the effects the century change would have on the Company's systems and to assess the potential risks that it presented. A formal plan of action was developed to address the issue which was approved by the Board of Directors, and had the full support of senior management. An inventory of internal systems, both computer and non-computer related, was completed in this process. Relationships with third party vendors were also analyzed. Potential weaknesses were then documented and prioritized as to their effect on critical business functions. The Company was already in the process of selecting a new data-processing system to facilitate its business plan. Year 2000 compliance became an important issue in the selection process. A vendor with a year 2000 compliant system was selected and conversion was completed in the quarter ended December 1998. This system had undergone thorough testing prior to its installation. All the user departments were involved in review of the test results and in additional onsite testing. This testing process revealed no year 2000 related problems. Testing also took place for external parties with which the Bank exchanges significant information. In addition, testing was performed on all other mission critical information systems.

         Seven vendors were identified as "mission critical". All seven indicated that they were year 2000 compliant. The Company's internal operating systems were tested, and those that failed were replaced. Replacement systems were then tested and passed. As a result of this process, all of the internal operating systems were determined to be year 2000 compliant.

         In addressing the year 2000 issue, the Bank used its current internal staffing with little reliance on outside resources. Major vendors provided compliant software at no additional expense to the Bank. Replacement of the main data-processing system cost approximately $650,000.

         Following the date rollover into the year 2000, important systems and equipment within the bank, vendors, and important support systems utilized by the bank were all operating normally. Also, the expected unusual demand for cash as 1999 ended did not materialize. Finally, the Bank's largest loan customers were contacted and they all reported normal operations.

ASSET/LIABILITY MANAGEMENT

         Net interest income, the primary component of the Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. It has been the Bank's historical policy to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term single-family mortgage loans funded by short-term savings deposits by maintaining substantial liquidity and capital levels to withstand unfavorable movements in market interest rates, by purchasing investment securities with adjustable-rates and/or short terms to maturity and by originating relatively shorter term consumer loans. In the future, however, it is anticipated that as the Bank sells more of its long term loan originations and originates for its portfolio more commercial and multi-family real estate loans and consumer and commercial business loans with relatively shorter terms to maturity or repricing, the Bank's interest rate risk exposure may decline somewhat. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring both its interest rate sensitivity "gap" and the expected effects of interest rate changes on its net portfolio value.

         For the fiscal year ending June 30, 2000, the Bank initiated a modest growth strategy, which replaced investment securities with loans and utilized Federal Home Loan Bank borrowings to fund growth greater than deposit levels.

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

         At June 30, 2000, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same period, and the Bank's cumulative one-year gap ratio totaled a negative 23.4%. In addition, the Bank's total interest-earning assets maturing or repricing within five years were slightly less than its total interest-bearing liabilities maturing or repricing in the same period, and the Bank's cumulative five-year gap ratio totaled a negative 8.7%. The Bank's gap measures indicate that net interest income would be exposed to increases in interest rates in the short term, but would be much less exposed to increases in interest rates over the longer term.

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

                                                                           Year Ended June 30,
                                                 --------------------------------------------------------------------------
                                                              2000                                     1999
                                                 --------------------------------      ------------------------------------
                                                                          Average                                   Average
                                                 Average      Interest     Yield/      Average         Interest     Yield/
                                                 Balance      Earned/Paid  Rate        Balance       Earned/Paid     Rate
                                                 -------      -----------  ------      -------       -----------    ------
Interest-earning assets:
  Loans receivable.........................   $123,535,536    $10,491,741  8.49       $108,211,367   $ 8,984,708     8.30%
  Investment and mortgage-backed securities
    Taxable................................    112,065,588      7,352,290  6.56        127,823,503     7,879,802     6.16
    Nontaxable.............................     27,102,813      1,479,536  5.46         18,542,595       906,755     4.89
  Other interest-earning assets............      6,536,156        485,332  7.43          9,895,390       503,382     5.09
                                             -------------    -----------  ----       ------------   -----------     ----
    Total interest-earning assets .........   $269,240,093     19,808,899  7.36       $264,472,855    18,274,647     6.91
Non-interest-earning assets................     16,659,326                              11,984,411
                                             -------------                            ------------
    Total assets...........................   $285,899,419                            $276,457,266
                                               ===========                             ===========


Interest-bearing liabilities:
  Deposits.................................   $142,663,307      6,507,174  4.56       $141,719,606     6,620,808     4.67
  FHLB advances............................    112,554,831      6,579,482  5.85         95,124,165     5,453,795     5.73
  Notes payable............................        175,082         13,000  7.43            253,333        19,000     7.50
                                             -------------    -----------  ----       ------------   -----------     ----
    Total interest-bearing liabilities.....    255,393,220     13,099,656  5.13        237,097,104    12,093,603     5.10
Non-interest-bearing liabilities...........      2,046,766                               2,903,969
                                             -------------                            ------------
    Total liabilities......................    257,439,986                             240,001,073
Equity.....................................     28,459,433                              36,456,193
                                             -------------                            ------------
    Total liabilities and equity...........   $285,899,419                            $276,457,266
                                               ===========                             ===========

Net interest income........................                   $ 6,709,243                            $ 6,181,044
                                                               ==========                             ==========

Net interest rate spread...................                                2.23%                                     1.81%
                                                                           ====                                     =====
Net yield on interest-earning assets.......                                2.49%                                     2.34%
                                                                           ====                                      ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                              105.42%                                   111.55%
                                                                         ======                                    ======

                                                         Year Ended June 30,
                                                 -----------------------------------
                                                              1998
                                                 -----------------------------------
                                                                             Average
                                                 Average      Interest       Yield/
                                                 Balance      Earned/Paid     Rate
                                                 -------      -----------     ------

Interest-earning assets:
  Loans receivable.........................     $105,237,178   $  8,766,232     8.33%
  Investment and mortgage-backed securities
    Taxable................................       77,987,004      5,017,211     6.43
    Nontaxable.............................        9,010,567        445,122     4.94
  Other interest-earning assets............       13,402,789        799,112     5.96
                                                ------------   ------------     ----
    Total interest-earning assets .........     $205,637,538     15,027,677     7.31
Non-interest-earning assets................        7,874,964
                                                ------------
    Total assets...........................     $213,512,502
                                                ============

Interest-bearing liabilities:
  Deposits.................................     $144,602,264      7,272,554     5.03
  FHLB advances............................       27,108,184      1,644,595     6.07
  Notes payable............................          352,142         25,000     7.10
                                                ------------   ------------     ----
    Total interest-bearing liabilities.....      172,062,590      8,942,149     5.20
Non-interest-bearing liabilities...........        3,645,847
                                                ------------
    Total liabilities......................      175,708,437
Equity.....................................       37,804,065
                                                ------------
    Total liabilities and equity...........     $213,512,502
                                                ============

Net interest income........................                    $  6,085,528
                                                               ============

Net interest rate spread...................                                     2.11%
                                                                               =====
Net yield on interest-earning assets.......                                     2.96%
                                                                              ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                                   119.51%
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

                                                              Year Ended June 30,
                             -------------------------------------------------------------------------------------
                                2000            vs.           1999          1999           vs.             1998
                             ----------------------------------------     ----------------------------------------
                                         Increase (Decrease)                        Increase (Decrease)
                                               Due to                                    Due to
                             ----------------------------------------     ----------------------------------------
                                                     Rate/                                      Rate/
                             Volume        Rate     Volume      Total     Volume     Rate       Volume     Total
                             ------        ----     ------      -----     ------     ----       ------     ------
                                                                 (In thousands)
Interest income:
  Loans receivable ........   $ 1,272    $   206    $    29    $ 1,507    $   248    $   (28)   $    (2)   $   218
  Investment securities and
    mortgage- backed
    securities ............      (553)       612        (14)        45      3,677       (214)      (138)     3,325
  Other interest-earning
     assets ...............      (171)       231        (78)       (18)      (209)      (117)        30       (296)
                              -------------------------------------------------------------------------------------
     Total interest-earning
        assets ............       548      1,049        (63)     1,534      3,716       (359)      (110)     3,247
                              -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
  Deposits ................        44       (157)        (1)      (114)      (145)      (517)        10       (652)
  FHLB advances ...........       999        107         20      1,126      4,126        (90)      (227)     3,809
  Note payable ............        (6)        --         --         (6)        (7)         1         --         (6)
                              -------------------------------------------------------------------------------------
     Total interest-bearing
        liabilities .......     1,037        (50)        19      1,006      3,974       (606)      (217)     3,151
                              -------    -------    -------    -------    -------    -------    -------    -------
Change in net interest
  income ..................   $  (489)   $ 1,099    $   (82)   $   528    $  (258)   $   247    $   107    $    96
                              =======    =======    =======    =======    =======    =======    =======    =======

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND 1999

     The Company had consolidated total assets of $291.2 million and $285.4 million at June 30, 2000 and 1999, respectively. During the twelve-month period ended June 30, 2000 the Company experienced an increase in its net consolidated loan portfolio from $115.2 million at June 30, 1999, to $135.6 million. During this same period, investments and mortgage-backed securities and other short-term interest-earning assets decreased from $148.8 million at June 30, 1999 to $132.8 million at June 30, 2000.

     Deposits decreased from $146.3 million at June 30,1999 to $144.9 million at June 30, 2000. This represents a one percent decrease in deposits. The outstanding balances of FHLB borrowings were $115.6 million and $104.5 million at June 30, 2000 and June 30, 1999, respectively. The need to increase FHLB borrowings was primarily due to loan demand and the decrease in deposits being greater than investment securities paydowns.

     Stockholders' equity amounted to $28.2 million at June 30, 2000, and $32.1 million at June 30, 1999. The changes in equity were primarily due to the purchase of treasury stock, the changes to unrealized gain (loss) on investment securities available for sale, and the Company's net income earned for the fiscal year ended June 30, 2000. At June 30, 2000, the Bank's regulatory capital exceeded all applicable regulatory capital requirements and meets the definition of "well" capitalized under the Prompt Corrective Action provisions.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

         Net Income. Net income for the year ended June 30, 2000 was approximately $786,000 compared to net income of $416,000 for the year ended June 30, 1999. The changes resulted primarily from an increase in net interest income of $528,000, an increase in the tax benefit of $277,000, less an increase in non-interest expense of $457,000.

         Net Interest Income. Net interest income for the year ended June 30, 2000 was $6.7 million, or $528,000 more than net interest income for the year ended June 30, 1999. This improvement is primarily due to rate increases on interest earning assets, offset by volume increases on interest bearing liabilities. The total average interest earning assets increased $4.8 million, and the yield increased from 6.91% to 7.36% primarily due to a 19 basis point increase in the average yield on loans while total average loans increased $15.3 million. Total average interest bearing liabilities increased $18.3 million, and the cost increased slightly from 5.10% to 5.13%.

         Provision for Loan Losses. During the year ended June 30, 2000, the Bank's management continued its review of loan files. Based on these reviews, management did not make any provisions for loan losses in the year ended June 30, 2000. The allowance for loan losses of $1.2 million at June 30, 2000 represented 0.85% of gross outstanding loans. Nonperforming loans as of June 30, 2000 as a percent of total loans increased to 0.64% from 0.46% as of June 30, 1999.

         Management evaluates the carrying value of the loan portfolio periodically and provisions are made if necessary. While management uses the best information available to make evaluations, future provisions to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

         There were no significant changes in loan terms during the year, , nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to modify loss experience factors during the year.

         Noninterest Income. Noninterest income is comprised primarily of gains on the sales of loans and service charges on deposit accounts. Noninterest income for the year ended June 30, 2000 was approximately $1,040,000 compared to approximately $1,019,000 for the year ended June 30, 1999. This increase of approximately $21,000 is the result of gains on sales of loans and the growth of the Bank's checking and savings accounts, resulting in increased service charges, less a decrease in gains on sales of investment securities available for sale of $262,000.

         Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, professional fees paid to consultants, attorneys, and accountants, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, and data processing expenses. Total noninterest expense for the year ended June 30, 2000 was $7.3 million compared to $6.8 million for the year ended June 30, 1999. Significant components of the increase in non-interest expense are a $330,000 increase in salaries and benefits primarily resulting from increased staff, an increase of $93,000 in net occupancy expense, a $152,000 increase in other expenses, and a $30,000 decrease in professional fees. It is anticipated by management that future professional fees will continue to decline.

         In light of the substantial costs associated with the recent, pending and planned expansions of the Bank's activities, facilities and staff, including additional costs associated with adding staff, building or renovating branches, and introducing new deposit and loan products and services, it is expected that the Bank's noninterest expense levels may remain high relative to the historical levels for the Bank, as well as the prevailing levels for institutions that are not undertaking such expansions, for an indefinite period of time, as management implements the Bank's business strategy. Among the activities planned or in process are a full service branch in Bryant, Arkansas in place of the loan production office, and continued increased loan originations in the areas of multi-family residential, commercial business, and consumer loans.

Income Taxes. The effective income tax rates for the Company for the fiscal years ended June 30, 2000 and 1999 were (76.7)% and (18.1)%, respectively. The variance in the effective rate from the expected statutory rate is due primarily to tax exempt interest.

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

         The Bank's primary sources of funds are savings deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, interest payments and maturities of investment securities, and earnings. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Bank does not solicit savings deposits outside of its market area through brokers or other financial institutions.

         At June 30, 2000, the Bank had designated securities with a fair value of approximately $132.5 million as available for sale. In addition to internal sources of funding, the Bank as a member of the FHLB has substantial borrowing authority with the FHLB. The Bank's use of a particular source of funds is based on need, comparative total costs and availability.

         At June 30, 2000, the Bank had outstanding approximately $7.5 million in commitments to originate loans (including unfunded portions of construction loans) and $564,000 in unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $77.9 million. Management anticipates that the Bank will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Bank has been able to retain a significant amount of its savings deposits as they mature.

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

         The OTS currently requires savings institutions to measure and evaluate interest rate risk on a quarterly basis. A savings institution's interest rate risk is measured in terms of the sensitivity of its net portfolio value (NPV) to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities and off-balance sheet contracts. The Bank presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Bank's NPV on a quarterly basis. These computations estimate the effect on the Bank's NPV of sudden and sustained 100 Basis Points (BP) to 300 BP increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 20%, 35%, and 55% in the event of assumed immediate and sustained 100 BP to 300 BP, increases or decreases in market interest rates, respectively. In addition, in the event of the assumed immediate and sustained 100 BP, 200 BP, or 300 BP, increase or decrease in market interest rates, the board has set as minimum post shock NPV ratio of 6.00%, 6.50%, and 7.00% respectively.

         The following tables present the Bank's projected change in NPV as of June 30, 2000 and 1999, as calculated by OTS, based on information provided to the OTS by the Bank. Based on such information, from June 30, 1999 to June 30, 2000, the Bank's interest rate risk has become more liability sensitive throughout the period.

                                                              2000
----------------------------------------------------------------------------------------------------------------
          CHANGE IN                                                                    BP CHANGE IN NPV
         INTEREST RATES             NET PORTFOLIO VALUE                NPV       AS  A  PERCENTAGE  OF ESTIMATED
             IN BP           -----------------------------------      RATIO         MARKET VALUE OF ASSETS
         (RATE SHOCK)        AMOUNT       $ CHANGE     % CHANGE       -----         ----------------------
         ------------        ------       --------     --------

            +300            $19,349       $(14,482)       (43)%        7.31 %            (428)
            +200             23,842         (9,989)       (30)         8.73              (286)
            +100             28,693         (5,138)       (15)        10.17              (142)
              +0             33,831                                   11.59
            -100             38,838          5,007         15         12.87               128
            -200             42,604          8,773         26         13.71               212
            -300             45,416         11,585         34         14.23               264

                                                              1999
----------------------------------------------------------------------------------------------------------------
          CHANGE IN                                                                    BP CHANGE IN NPV
         INTEREST RATES             NET PORTFOLIO VALUE                NPV       AS  A  PERCENTAGE  OF ESTIMATED
             IN BP           -----------------------------------      RATIO         MARKET VALUE OF ASSETS
         (RATE SHOCK)        AMOUNT       $ CHANGE     % CHANGE       -----         ----------------------
         ------------        ------       --------     --------

            +300            $23,862        $(7,923)       (25)%        9.27 %            (207)
            +200             26,884         (4,901)       (15)        10.15              (120)
            +100             29,710         (2,075)        (7)        10.89               (45)
              +0             31,785                                   11.35
            -100             32,126            341          1         11.23               (12)
            -200             31,055           (730)        (2)        10.67               (68)
            -300             30,435         (1,350)        (4)        10.25              (110)

         At June 30, 2000, it was estimated that the Bank's NPV could decrease 15%, 30%, and 43% in the event of 100 BP, 200 BP, and 300 BP respective increases in market interest rates, and could increase 15%, 26%, and 34% in the event of equivalent decreases in market interest rates. These calculations indicate that the Bank's NPV could be adversely affected by significant increases in interest rates. The increase in interest-rate risk compared to June 30, 1999 is primarily due to replacing maturing FHLB advances with shorter-term FHLB advances. This strategy is coupled with anticipated deposit growth from the Bank's new full service branch in Bryant, Arkansas, and existing markets which will be used to fund loan growth and reduce these shorter-term FHLB borrowings. Management reviews the Bank's borrowing position, expected interest-rate movements, and current strategy at least monthly to determine whether to continue to roll maturing FHLB advances short term.

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

         The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. At June 30, 2000, the Bank's estimated changes in net interest income and NPV were within the targets established by the Board of Directors.

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

INDEPENDENT AUDITORS' REPORT


The Board of Directors of
HCB Bancshares, Inc.
Camden, Arkansas

We have audited the accompanying consolidated statements of financial condition of HCB Bancshares, Inc. and its subsidiary (the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HCB Bancshares, Inc. and its subsidiary at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche, LLP

August 16, 2000

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2000 AND 1999

---------------------------------------------------------------------------------------------------------------------

ASSETS                                                                                  2000                1999
Cash and due from banks                                                          $      3,211,802    $      3,560,884
Interest bearing deposits with banks                                                      137,846             975,330
                                                                                   --------------      --------------

  Cash and cash equivalents                                                             3,349,648           4,536,214
Other interest bearing deposits with banks                                                 99,000             718,000
Investment securities:
  Available for sale, at fair value (amortized cost at June 30, 2000
    and 1999, of $139,920,654 and $151,505,753, respectively)                         132,543,065         147,119,689
Loans receivable, net of allowance at June 30, 2000 and 1999,
    of $1,231,709 and $1,329,201, respectively                                        135,626,505         115,162,883
Accrued interest receivable                                                             1,852,887           1,717,823
Federal Home Loan Bank stock                                                            6,223,500           5,379,100
Premises and equipment, net                                                             6,552,484           6,500,704
Goodwill, net                                                                             281,250             356,250
Real estate held for sale                                                                 359,608             463,478
Other assets                                                                            4,304,228           3,442,744
                                                                                    -------------       -------------
TOTAL                                                                              $  291,192,175      $  285,396,885
                                                                                    =============       =============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits                                                                         $  144,873,071      $  146,296,598
  Federal Home Loan Bank advances                                                     115,609,029         104,523,419
  Advance payments by borrowers for
      taxes and insurance                                                                 139,554             128,442
  Accrued interest payable                                                                917,415             815,197
  Note payable                                                                            160,000             240,000
  Other liabilities                                                                     1,252,556           1,275,669
                                                                                   --------------      --------------
                                    Total liabilities                                 262,951,625         253,279,325
                                                                                   --------------      --------------

COMMITMENTS AND CONTINGENCIES (Notes 12 and 14)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value,  10,000,000 shares authorized,  2,645,000 shares issued, 2,046,580 and 2,329,544 shares
     outstanding at June 30, 2000 and 1999, respectively                                   26,450              26,450
  Additional paid-in capital                                                           25,945,850          25,993,872
  Unearned ESOP shares                                                                 (1,269,600)         (1,481,200)
  Unearned MRP shares                                                                    (220,104)           (390,056)
  Accumulated other comprehensive loss                                                 (4,401,668)         (2,620,673)
  Retained earnings                                                                    14,110,667          13,831,694
                                                                                   --------------      --------------

                                                                                       34,191,595          35,360,087
                                                                                   --------------      --------------
Treasury stock, at cost, 598,420 and 315,456
  shares June 30, 2000 and 1999 respectively                                           (5,951,045)         (3,242,527)
                                                                                   --------------      --------------

                                    Total stockholders' equity                         28,240,550          32,117,560
                                                                                   --------------      --------------

TOTAL                                                                             $   291,192,175     $   285,396,885
                                                                                   ==============      ==============

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

                                                                 2000              1999              1998
INTEREST INCOME:
   Interest and fees on loans                                $  10,491,741      $  8,984,708      $  8,766,232
   Investment securities:
     Taxable                                                     7,352,290         7,879,802         5,017,211
     Nontaxable                                                  1,479,536           906,755           445,122
   Other                                                           485,332           503,382           799,112
                                                              ------------     -------------     -------------

        Total interest income                                   19,808,899        18,274,647        15,027,677

INTEREST EXPENSE:
   Deposits                                                      6,507,174         6,620,808         7,272,554
   Federal Home Loan Bank advances                               6,579,482         5,453,795         1,644,595
   Note payable                                                     13,000            19,000            25,000
                                                              ------------     -------------     -------------

        Total interest expense                                  13,099,656        12,093,603         8,942,149
                                                              ------------     -------------     -------------

NET INTEREST INCOME                                              6,709,243         6,181,044         6,085,528

PROVISION FOR LOAN LOSSES                                               --                --            24,000
                                                              ------------     -------------     -------------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                               6,709,243         6,181,044         6,061,528

NONINTEREST INCOME:
   Service charges on deposit accounts                             555,292           328,958           291,684
   Gain on sales of investment securities
     available for sale                                                 --           261,996            22,257
   Other                                                           484,330           427,700           396,915
                                                              ------------     -------------     -------------

        Net noninterest income                                   1,039,622         1,018,654           710,856
                                                              ------------     -------------     -------------

NONINTEREST EXPENSES:
   Salaries and employee benefits                                3,904,807         3,574,562         3,340,936
   Net occupancy expense                                           900,948           808,255           632,190
   Federal insurance premiums                                       79,692            88,035            91,448
   Data processing                                                 326,528           397,585           297,077
   Professional fees                                             1,050,873         1,080,916           497,519
   Loss on impaired investment security                                 --             9,000           150,356
   Amortization of goodwill                                         75,000            75,000           123,133
   Other                                                           966,262           814,362         1,275,317
                                                              ------------     -------------     -------------

        Total noninterest expenses                               7,304,110         6,847,715         6,407,976
                                                              ------------     -------------     -------------

INCOME BEFORE INCOME TAXES                                         444,755           351,983           364,408

INCOME TAX BENEFIT                                                (341,147)          (63,658)          (20,705)
                                                              ------------     -------------     -------------

NET INCOME                                                   $     785,902       $   415,641       $   385,113
                                                              ------------     -------------     -------------

                                                                                                        (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2000, 1999 AND 1998


                                                                 2000              1999              1998
OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX
     Unrealized holding gain (loss) on securities
       arising during period                                  $ (1,780,995)     $ (2,501,663)        $ 101,950
     Reclassification adjustment for
       gains included in net income                                     --          (172,917)          (14,690)
                                                              ------------      -------------       ----------

                  Other comprehensive income (loss)             (1,780,995)       (2,674,580)           87,260
                                                              ------------      -------------       ----------

COMPREHENSIVE INCOME (LOSS)                                     $ (995,093)     $ (2,258,939)        $ 472,373
                                                              ============      =============       ==========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                                   1,988,984         2,344,083         2,462,084
                                                              ============      ============        ==========

EARNINGS PER SHARE:
   Basic                                                    $       0.40      $       0.18          $    0.16
                                                                    ====              ====               ====

   Diluted                                                  $       0.40      $       0.18          $    0.16
                                                                    ====              ====               ====

DIVIDENDS PER SHARE                                         $       0.24      $       0.24          $    0.20
                                                                    ====              ====               ====


                                                                                                        (Concluded)



See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

------------------------------------------------------------------------------------------------------------------------------------
                                                    ADDITIONAL                                 ACCUMULATED
                                    ISSUED          ADDITIONAL     UNEARNED       UNEARNED        OTHER
                                 COMMON STOCK        PAID-IN         ESOP           MRP       COMPREHENSIVE     RETAINED
                              SHARES     AMOUNT      CAPITAL        SHARES         SHARES        INCOME         EARNINGS

BALANCE, JULY 1, 1997        2,645,000     26,450    25,775,523    (1,990,320)       --            (33,353)     14,152,552

Net income                                                                                                         385,113
Common stock committed
  to be released for ESOP                                85,707       297,520
Liability to purchase MRP
  shares                                                                         $(846,400)
MRP shares earned                                                                  267,872
Net change in unrealized
  gain (loss) on securities
  available for sale, net
  of tax                                                                                            87,260
Dividends paid
                                                                                                                  (529,000)
                             ---------  --------   ------------  -----------    ----------    ------------   -------------
BALANCE, JUNE 30, 1998       2,645,000     26,450    25,861,230   (1,692,800)     (578,528)         53,907      14,008,665

Net income                                                                                                         415,641
Common stock committed
  to be released for ESOP                                 8,570      211,600
MRP shares earned                                       124,072                    188,472
Net change in unrealized
  gain (loss) on securities
  available for sale, net
  of tax                                                                                        (2,674,580)
Treasury stock purchased
Dividends paid                                                                                                    (592,612)
                             ---------  --------   ------------  -----------    ----------    ------------   -------------
BALANCE, JUNE 30, 1999       2,645,000  $ 26,450   $ 25,993,872  $(1,481,200)   $ (390,056)   $ (2,620,673)  $  13,831,694

Net income                                                                                                         785,902
Common stock committed
  to be released for ESOP                               (48,022)    211,600
MRP shares earned                                                                169,952
Net change in unrealized
  gain (loss) on securities
  available for sale, net
  of tax                                                                                        (1,780,995)
Treasury stock purchased
Dividends paid                                                                                                    (506,929)
                             ---------  --------   -----------   -----------    ---------     ------------   -------------
BALANCE, JUNE 30, 2000       2,645,000  $ 26,450   $25,945,850   $(1,269,600)   $(220,104)    $ (4,401,668)  $  14,110,667
                             =========  ========   ===========   ===========    =========     ============   =============

--------------------------------------------------------------------------------
                                 TREASURY      TREASURY       TOTAL
                                  STOCK         STOCK      STOCKHOLDERS'
                                  SHARES        AMOUNT        EQUITY

BALANCE, JULY 1, 1997               --            --        37,930,852

Net income                                                     385,113
Common stock committed
  to be released for ESOP                                      383,227
Liability to purchase MRP
  shares                                                      (846,400)
MRP shares earned                                              267,872
Net change in unrealized
  gain (loss) on securities
  available for sale, net
  of tax                                                        87,260
Dividends paid                                                (529,000)
                               -------   -----------       ------------

BALANCE, JUNE 30, 1998              --            --        37,678,924

Net income                                                     415,641
Common stock committed
  to be released for ESOP                                      220,170
MRP shares earned                                              312,544
Net change in unrealized
  gain (loss) on securities
  available for sale, net
  of tax                                                    (2,674,580)
Treasury stock purchased       315,456   $(3,242,527)       (3,242,527)
Dividends paid                                                (592,612)
                               -------   -----------       -----------
BALANCE, JUNE 30, 1999         315,456   $(3,242,527)      $32,117,560

Net income                                                     785,902
Common stock committed
  to be released for ESOP                                      163,578
MRP shares earned                                              169,952
Net change in unrealized
  gain (loss) on securities
  available for sale, net
  of tax                                                    (1,780,995)
Treasury stock purchased       282,964    (2,708,518)       (2,708,518)
Dividends paid                                                (506,929)
                               -------   -----------       -----------
BALANCE, JUNE 30, 2000         598,420   $(5,951,045)      $28,240,550
                               =======   ===========       ===========

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

                                                                   2000               1999                 1998
OPERATING ACTIVITIES:
  Net income                                                   $   785,902         $   415,641          $   385,113
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
    Depreciation                                                   649,779             544,142              407,850
    Amortization (accretion) of:
      Deferred loan origination fees                              (116,260)             (2,729)             (26,757)
      Goodwill                                                      75,000              75,000              123,133
      Premiums and discounts on loans, net                          (4,619)               (510)              (5,454)
      Premiums and discounts on investment securities, net         119,181             323,110              213,806
    Provision for loan loss                                             --                  --               24,000
    Deferred income taxes                                         (477,356)           (311,921)              27,027
    Net gain on sale of investment securities
      available for sale                                                --            (261,996)             (22,257)
    Loss on impaired investment security                                --               9,000              150,356
    Loss on disposal of assets, net                                     --               5,464               20,395
    Originations of loans held for sale                         (9,239,668)        (14,751,445)                  --
    Proceeds from sales of loans                                10,160,826          13,140,464            4,952,961
    Stock compensation expense                                     333,530             408,642              695,271
    Change in accrued interest receivable                         (135,064)            121,503             (533,374)
    Change in accrued interest payable                             102,218             171,310              233,410
    Change in other assets                                         826,402            (321,083)             245,682
    Change in other liabilities                                    (23,113)             72,750              503,764
                                                              -------------      -------------         ------------

        Net cash provided (used) by operating activities         3,056,758            (362,658)           7,394,926

INVESTING ACTIVITIES:
  Purchases of investment securities available for sale         (3,302,892)        (94,991,103)         (88,941,413)
  Purchases of other interest bearing deposits                          --                  --           (2,782,000)
  Purchases of loans                                               (82,547)                 --           (8,257,199)
  Purchases of Federal Home Loan Bank stock                       (844,400)         (1,930,200)          (2,202,400)
  Proceeds from sales of investment securities - available
   for sale                                                             --          48,024,577           20,794,327
  Loan originations, net of repayments                         (21,181,354)         (8,968,498)          (2,667,081)
  Principal payments on investment securities                   14,768,810          22,279,177           13,087,527
  Proceeds from maturities of other interest bearing deposits      619,000           2,064,000                   --
  Proceeds from sale of subsidiary                                      --                  --            3,100,000
  Investment in subsidiary sold                                         --                  --           (3,100,000)
  Proceeds from sales of real estate                               103,870              (2,288)              71,132
  Proceeds from sales of premises and equipment                         --              14,426              605,641
  Purchases of premises and equipment                             (701,559)         (1,462,969)          (1,680,464)
                                                              -------------      -------------         ------------

        Net cash used by investing activities                  (10,621,072)        (34,972,878)         (71,971,930)


                                                                                                        (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

                                                                   2000               1999               1998

FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                      $    (1,423,527)      $   4,365,268       $      141,326
  Deposits assumed by others, net                                       --                  --           (8,541,747)
  Advances from Federal Home Loan Bank                         281,234,000         124,128,000           76,607,000
  Repayment of Federal Home Loan Bank advances                (270,148,390)        (87,725,649)         (18,485,932)
  Net increase (decrease) in advance payments by
    borrowers for taxes and insurance                               11,112             (80,800)                 102
  Purchase of treasury stock                                    (2,708,518)         (3,242,527)                  --
  Purchase of shares for the management retention plan                  --            (722,328)                  --
  Repayment of note payable                                        (80,000)            (80,000)             (80,000)
  Dividends paid                                                  (506,929)           (592,612)            (529,000)
  Other                                                                 --                  --              (44,172)


            Net cash provided by financing activities            6,377,748          36,057,922           49,067,577
                                                               -----------         -----------         ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                              (1,186,566)            713,816          (15,509,427)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                              4,536,214           3,822,398           19,331,825
                                                               -----------         -----------         ------------

  End of year                                                $   3,349,648       $   4,536,214       $    3,822,398
                                                               ===========         ===========         ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for:
    Interest                                                 $  12,997,438       $  11,922,293       $    8,708,739
                                                               ===========         ===========         ============

    Income taxes                                             $          --       $      95,000       $      220,000
                                                               ===========         ===========         ============

                                                                                                        (Concluded)

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


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

         The Bank provides a broad line of financial products to individuals and small to medium-sized businesses through full service banking offices located in Camden, Fordyce, Sheridan, and Monticello, Arkansas, as well as a loan production office in Bryant, Arkansas. On February 16, 2000 the bank received approval from OTS to convert its loan production office in Bryant, Arkansas to a full service branch. Construction is in progress with an expected opening date of October 30, 2000.

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

         The accrual of interest on impaired loans is generally discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes ninety days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments in excess of principal due are received, until such time that in management's opinion, the borrower will be able to meet payments as they become due.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a valuation allowance to provide for incurred but not yet realized losses. The Bank reviews its loans for impairment on a quarterly basis. Impairment is determined by assessing the probability that the borrower will not be able to fulfill the contractual terms of the agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or by use of the observable market price of the loan or fair value of collateral if the loan is collateral dependent. Throughout the year management estimates the level of probable losses to determine whether the allowance for loan losses is appropriate considering the estimated losses existing in the portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined by management to be appropriate relative to losses. The allowance for loan losses is increased by charges to income (provisions) and decreased by charge-offs, net of recoveries.

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

         EARNINGS PER SHARE - Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding, assuming the Company was a public company since July 1, 1996. Basic and diluted earnings per share were both calculated with 1,988,984, 2,344,083, 2,462,084, and 2,434,971 weighted-average common shares outstanding for the years ended June 30, 2000, 1999, 1998, and 1997, respectively. Weighted-average common shares outstanding was the same for basic and diluted in those years. Potential dilutive common shares include the Stock Option Plan shares and the Management Recognition Plan shares, all of which were granted May 1, 1998. These potential common shares had no dilutive effect for the year ended June 30, 2000.

         RECLASSIFICATIONS - Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the classifications adopted for reporting in 2000.

2.    INVESTMENT SECURITIES

         Investment securities consisted of the following at June 30:

                                                                                2000
                                                 ------------------------------------------------------------------
                                                                      GROSS            GROSS
                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
      AVAILABLE FOR SALE                           COST               GAINS            LOSSES            VALUE
      U.S. Government and agencies           $      6,107,679                     $     226,776   $      5,880,903
      Municipal securities                         30,459,285          1,977          2,260,064         28,201,198
      Equity securities                                63,100                             9,475             53,625
      Mortgage-backed securities                   90,635,969         17,825          4,051,513         86,602,281
      Collateralized mortgage obligations          12,654,621          2,558            852,121         11,805,058
                                                   ----------        -------         ----------         ----------

            Total                              $  139,920,654      $  22,360       $  7,399,949     $  132,543,065
                                                  ===========         ======          =========        ===========

                                                                                1999
                                                 ------------------------------------------------------------------
                                                                      GROSS             GROSS
                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
      AVAILABLE FOR SALE                           COST               GAINS           LOSSES             VALUE
      U.S. Government and agencies           $      6,481,345                     $     113,220   $      6,368,125
      Municipal securities                         27,617,353     $    7,522            920,459         26,704,416
      Equity securities                                63,100                             2,725             60,375
      Mortgage-backed securities                  104,464,913         81,356          2,905,687        101,640,582
      Collateralized mortgage obligations          12,879,042          4,990            537,841         12,346,191
                                                   ----------          -----            -------         ----------

            Total                              $  151,505,753      $  93,868       $  4,479,932     $  147,119,689
                                                  ===========         ======          =========        =============

         There were no significant gross realized gains on sales of available for sale securities for the year ended June 30, 2000, as compared to approximately $262,000 and $22,000 gross realized gains for the year ended June 30, 1999 and 1998, respectively.

     At  June  30,  2000,   municipal   securities  with  a  carrying  value  of
approximately $1.3 million were pledged to collateralize public deposits. At June 30, 2000 and 1999, mortgage-backed securities with a carrying value of approximately $62.3 million and $ 66.6 million, respectively, were pledged as collateral for Federal Home Loan Bank advances.

         The scheduled maturities of available for sale debt securities at June 30, 2000 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Amortized           Fair
                                                                         Cost             Value

         Due in one year or less                                   $          --     $          --
         Due from one year to five years                               4,117,672         3,997,504
         Due from five years to ten years                              3,138,394         2,968,488
         Due after ten years                                          29,310,898        27,116,109
                                                                    ------------      ------------

                                                                      36,566,964        34,082,101

         Equity securities                                                63,100            53,625
         Mortgage-backed securities                                   90,635,969        86,602,281
         Collateralized mortgage obligations                          12,654,621        11,805,058
                                                                    ------------      ------------

               Total                                               $ 139,920,654     $ 132,543,065
                                                                    ============      ============

3.    LOANS RECEIVABLE

         Loans receivable consisted of the following at June 30:

                                                                               2000                1999
      First mortgage loans:
        One- to four- family residences                                $   53,789,291         $   50,417,714
        Multi-family and commercial                                        56,765,619             42,922,554
        Real estate construction loans                                     14,264,996             14,963,457
          Less undisbursed loan funds                                      (7,386,539)            (6,150,810)
                                                                        -------------          --------------
              Total first mortgage loans                                  117,433,367            102,152,915
                                                                        -------------          --------------

      Consumer and other loans:
        Commercial loans                                                    8,769,131              5,367,611
        Automobile                                                          6,460,343              4,269,898
        Consumer and home improvement loans                                 2,430,684              2,643,180
        Loans collateralized by deposits                                    2,320,915              2,021,141
          Less undisbursed loan funds                                        (714,443)                    --
                                                                        -------------          --------------

              Total consumer and other loans                               19,266,630             14,301,830
                                                                        -------------          --------------

      Allowance for loan losses                                            (1,231,709)            (1,329,201)
      Net deferred loan costs and discounts                                   158,217                 37,339
                                                                        -------------          --------------

                Loans receivable, net                                  $  135,626,505         $  115,162,883
                                                                        =============          =============


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

         The Company has made loans to its directors, officers, and their related business interests. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests totaled approximately $808,000 and $631,000 at June 30, 2000 and 1999, respectively.

         Loans identified by management as impaired at June 30, 2000 and 1999 were not significant. The Company is not committed to lend additional funds to debtors whose loans have been modified.

         Certain loans are originated for sale. These loans are typically held for sale only a short time, and do not represent a material amount in the aggregate prior to their sale. Normally the short time between origination and sale does not provide for significant differences between cost and market values.

4.    ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consisted of the following at June 30:

                                                      2000              1999

Investment securities                             $1,109,074          $1,059,051
Loans                                                743,813             658,772
                                                  ----------          ----------

    Total                                         $1,852,887          $1,717,823
                                                  ==========          ==========

5.    ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

         A summary of the activity in the allowances for loan and real estate losses is as follows for the years ended June 30:

                                               2000                      1999                      1998
                                                     REAL                      REAL                       REAL
                                         LOANS      ESTATE        LOANS       ESTATE          LOANS      ESTATE
                                         -----------------        ------------------          -----------------
      Balance, beginning of year       $ 1,329,201  $  --       $ 1,468,546    $  --       $ 1,492,473  $ 28,825
      Provision                                 --     --                --       --            24,000
      Charge-offs, net of recoveries       (97,492)    --          (139,345)      --           (47,927)  (28,825)
                                       -----------  -----       -----------    -----       -----------  --------

      Balance, end of year             $ 1,231,709  $  --       $ 1,329,201    $  --       $ 1,468,546  $     --
                                       ===========  =====       ===========    =====       ===========  ========

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

7.    PREMISES AND EQUIPMENT

         Premises and equipment consisted of the following at June 30:

                                                     2000               1999

Land and buildings                               $ 5,920,828        $ 5,433,038
Furniture and equipment                            2,896,453          2,682,725
                                                 -----------        -----------

      Total                                        8,817,281          8,115,763

Accumulated depreciation                          (2,264,797)        (1,615,059)
                                                 -----------        -----------

     Premises and equipment, net                 $ 6,552,484        $ 6,500,704
                                                 ===========        ===========

         At June 30, 2000, the Bank had one full-service branch office under construction located in Bryant, Arkansas. This office will replace the loan production office currently being leased Bryant. The total cost is currently estimated to be $1,676,000 of which $538,687 had been disbursed as of June 30, 2000. The balance of the cost will be disbursed as work is completed. The new office is expected to be open on October 30, 2000.

8.    DEPOSITS

         Deposits are summarized as follows at June 30:

                                                                       2000                       1999
      Demand and NOW accounts, including noninterest-bearing
        deposits of $5,650,755 and $5,348,227 in 2000 and
        1999, respectively                                         $  23,553,466              $  12,411,932
      Money market                                                     9,360,191                 17,619,341
      Statement savings                                                7,530,432                  7,971,447
      Certificates of deposit                                        104,428,982                108,293,878
                                                                     -----------                -----------

            Total                                                  $ 144,873,071              $ 146,296,598
                                                                     ===========               ============

         The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $11.6 million and $11.4 million at June 30, 2000 and 1999, respectively.

         At June 30, 2000, scheduled maturities of certificates of deposit are as follows:

        Years ending June 30:
             2001                                   $    77,926,311
             2002                                        23,743,127
             2003                                         2,750,539
             2004                                             9,005
                                                        -----------

                         Total                       $  104,428,982
                                                        ===========

         Eligible deposits of the Bank are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

9.    FEDERAL HOME LOAN BANK ADVANCES AND NOTE PAYABLE

         The Bank pledges as collateral for FHLB advances its FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Bank agrees to maintain, free of other encumbrances, qualifying single family first mortgage loans with unpaid principal balances, when discounted to 75% of such balances, of at least 100% of total outstanding advances. Additionally the Bank has pledged mortgage-backed securities with a carrying value of approximately $62.3 million at June 30, 2000, as additional collateral. Advances at June 30, 2000 and 1999, have maturity dates as follows:

                                                      2000                                           1999
                                         WEIGHTED                                      WEIGHTED
                                          AVERAGE                                      AVERAGE
                                            RATE           AMOUNT                        RATE              AMOUNT
      Years ending June 30:
         2000                               --                      --                  5.09 %        $   24,425,000
         2001                              6.46 %        $  35,045,000                  6.00               7,625,000
         2002                              5.50              7,550,000                  5.50               7,550,000
         2003                              5.70             12,047,991                  5.66              11,555,000
         2004                              5.66              4,875,000                  5.66               4,875,000
         2005                              5.73              7,000,000                  5.73               7,000,000
         Thereafter                        6.06             49,091,038                  5.87              41,493,419
                                           ----             ----------                  ----              ----------

            Total                          6.07 %       $  115,609,029                  5.63 %         $ 104,523,419
                                           ====            ===========                  ====             ===========

         The note payable of $160,000 at June 30, 2000, is due in annual installments of $80,000 plus interest through September 2001. The note bears interest at 7.50% and is collateralized by real estate held for sale and office premises with a combined carrying value at June 30, 2000, of approximately $1.6 million.

10.   INCOME TAXES

         Income tax provisions (benefits) are summarized as follows:

                                                                        Years Ended June 30,
                                                            -------------------------------------------
                                                            2000             1999             1998
      Income tax provision (benefit):
        Current                                          $  136,209        $  248,263    $    (47,732)
        Deferred                                           (477,356)         (311,921)         27,027
                                                           ---------         ---------         ------
             Total                                       $ (341,147)      $   (63,658)   $    (20,705)
                                                            ========          ========        ========

         The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows:

                                                       YEARS ENDED JUNE 30,
                            -----------------------------------------------------------------------------------
                                        2000                      1999                           1998

Taxes at statutory rate         $  151,217     34.0 %       $  119,674   34.0 %         $   123,899      34.0 %
Increase (decrease)
  resulting from:
    Tax exempt income             (503,043)  (113.11)         (304,193) (86.42)            (135,853)    (37.30)
    Disallowed interest
      expense                       67,735     15.23            44,561   12.66
    Change in estimate                   0      0.00            64,915   18.44
    Goodwill                             0      0.00                 0    0.00               41,865      11.50
    Compensation                   (77,301)   (17.38)          (14,389)  (4.09)             (68,347)    (18.80)
    Other, net                      20,245      4.56            25,774    7.32               17,731       4.90
                                  --------    ------          -------- -------             --------     ------

                Total          $  (341,147)   (76.70) %     $  (63,658) (18.09) %      $    (20,705)     (5.70) %
                                  =========   =======          ======== =======             ========     ======

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

     The Company's deferred tax asset account was comprised of the following at June 30:


                                                                              2000                  1999
      Deferred tax assets:
        Allowance for loan losses                                         $   275,866          $   225,376
        Unrealized loss on investments                                      2,975,921            1,764,294
        Deferred compensation                                                 306,236              269,052
        Net operating losses                                                  661,092              231,320
        AMT credit carryover                                                  278,496              142,658
        Investment premiums and discount                                       18,360                   --
        Other                                                                  46,048               28,213
                                                                          -----------          -----------
                  Total deferred tax assets                                 4,562,019            2,660,913
      Deferred tax liabilities:
        Premises and equipment                                                222,683              120,617
        Investment premiums and discount                                           --                8,162
        Loan fees                                                                  --               23,111
        FHLB dividends                                                        290,462              140,522
        Discount on loans purchased                                                --                8,610
                                                                           ----------          -----------
                 Total deferred tax liabilities                               513,145              301,022
                                                                           ----------          -----------

                 Net deferred tax asset                                  $  4,048,874         $  2,359,891
                                                                            =========            =========


         A deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 2000, the amount of these reserves totaled approximately $3,459,119 with an unrecognized deferred tax liability of $1,177,372. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank, or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

         The Company has a net operating loss carryforward of $1,944,389, which will begin expiring in 2019. The Company's AMT credit carryforward of $278,496 does not have an expiration date.

11.   BENEFIT PLANS

         Employee Stock Ownership Plan - The Company has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP originally purchased 211,600 shares of common stock in the Conversion with proceeds received from a loan from Bancshares.

         Bancshares' note receivable, presented in the statements of stockholders' equity as unearned ESOP shares, is to be repaid in installments of $211,600 on June 30th each year through 2006. Interest is based upon the prime rate, which is to be adjusted and paid annually. The note may be prepaid without penalty. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. Compensation expense of $163,578, $220,171, and $427,399 was recognized during the years ended June 30, 2000, 1999, and 1998, respectively.

         Shares no longer required to be held to collateralize the debt and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after three years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions. At June 30, 2000 and 1999, 21,160 and 21,160 shares, respectively, were committed to be released by the ESOP to participant accounts. At June 30, 2000, there were 84,640 shares allocated to participant accounts and 126,960 unallocated shares. The fair value of the unallocated shares amounted to approximately $777,630 at June 30, 2000.

         Participants with vested account balances leaving employment, generally, may elect to have their allocated shares distributed. In the case of a distribution of shares, which at the time of distribution are not readily tradable on an established securities market, the Company is required to issue a put option to the participant. Any excess of the total purchase price at which the participant may put the shares to the Company over the fair value of the shares at the date of the issuance of the option is recognized as expense to the Company with the fair value of the shares recorded as treasury stock. During the year ended June 30, 2000, put options were issued to two employees but without any material expense to the Company. During the year ended June 30, 1999, put options were issued to two employees resulting in an expense to the Company totaling approximately $20,000.

         STOCK OPTION PLAN - The Stock Option Plan ("SOP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award incentive or non-incentive stock options, representing up to 317,400 shares of Company stock. Options granted to executive officers and directors vest 25% immediately and 25% on each of the three subsequent anniversary dates on the grant. Options granted to employees vest 20% immediately upon grant, with the balance vesting in equal amounts on the four subsequent anniversary dates of the grant. Options granted vest immediately in the event of retirement, disability, or death. Outstanding stock options can be exercised over a ten-year period from the date of grant.

         Under the SOP, options have been granted to directors and key employees to purchase common stock of the Company. The exercise price in each case equals the fair market value of the Company's stock at the date of grant. On October 29, 1998, the options committee of the Board of Directors lowered the option grant price on the existing 304,140 options granted to current employees and directors at that date to $9.125 per share, which was market value on that day. No new options were granted in the current year.

         A summary of the status of the Company's stock option plan as of June 30, 2000, and changes during the years ending June 30, 2000 and 1999, is presented below:

                                                                                             WEIGHTED
                                                                                              AVERAGE
                                                                                              EXERCISE
      OPTIONS                                                                 SHARES           PRICE

      Outstanding at July 1, 1998                                             304,300       $  16.00
      Granted                                                                  20,100           9.35
      Exercised                                                                    --            --
      Forfeited                                                                 9,104           9.22
                                                                              -------           ----

      Outstanding at June 30, 1999                                            315,296           9.14
      Granted                                                                      --            --
      Exercised                                                                    --            --
      Forfeited                                                                 2,316           9.22
                                                                              -------           ----
      Outstanding at June 30, 2000                                            312,980           9.14
                                                                              -------           ----

      Options exercisable at June 30, 2000 (vested)                           217,495        $  9.13
                                                                              =======           ====


         Exercise prices for options outstanding at June 30, 2000, range from $9.125 to $9.375 per share. The weighted average remaining contractual life of such shares was 7.9 years at June 30, 2000.

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

                                                                    2000
                                                   AS REPORTED                PRO FORMA

             Net income (in thousands)               $  786                    $  676
             Earnings per share:
                Basic                                $ 0.40                    $ 0.34
                Diluted                              $ 0.40                    $ 0.34

                                                                    1999
                                                   AS REPORTED                PRO FORMA

             Net income (in thousands)               $  416                    $  311
             Earnings per share:
                Basic                                $ 0.18                    $ 0.13
                Diluted                              $ 0.18                    $ 0.13

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

         MANAGEMENT RECOGNITION PLAN - The Management Recognition Plan ("MRP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award restricted stock to key officers as well as non-employee directors. The MRP authorizes the Company to grant up to 52,900 shares of Company stock, all of which were granted during 1998. Compensation expense is recognized based on the fair market value of the shares on the grant date of $16.00 over the vesting period. Under the original plan, shares granted to directors (37,024) vest 25% at the grant date and 25% each May 1 afterward. Shares granted to non-directors (15,876, of which 1,271 were forfeited as of June 30, 2000) vest 20% at the grant date and 20% each May 1 afterward. Shares granted will be deemed vested in the event of retirement, disability, or death. At June 30, 2000, all shares have been acquired that are necessary to meet the Plan's award requirements. The difference between the price at the date of grant and the actual purchase price was recorded as an adjustment to stockholders' equity. Approximately $170,000, $188,000 and $268,000 in compensation expense was recognized during the years ended June 30, 2000, 1999, and 1998, respectively. On May 17, 2000, all directors voluntarily elected to extend their vesting period three additional years to May 1, 2004. In addition, certain officers also voluntarily elected to adopt the three-year extension of their vesting period.

         DEFINED BENEFIT PLAN - The Bank had a qualified, noncontributory defined benefit retirement plan (the "Plan") covering all of its eligible employees. Employees were eligible when they had attained at least twenty-one years of age and six months of service with the Bank. The Board of Directors initially adopted a resolution on July 1, 1996, to terminate the Plan as of September 16, 1996, and to freeze benefit accruals as of July 31, 1996. The
Company experienced delays in terminating the Plan and on June 18, 1998, a resolution was adopted to terminate the Plan as of September 1, 1998, with benefit accruals remaining frozen as of July 31, 1996. Settlement of the related pension obligation occurred on August 30, 1999.

         All active participants became fully vested for their accrued benefits. The Plan provides that any excess assets will be allocated to participants. As such, based on the funded status of the Plan, no gain or loss occurred upon settlement.
                                                                         1999
RECONCILIATION OF FUNDED STATUS:

Actuarial present value of accumulated benefit obligations:
    Vested portion                                                    $ 450,170
    Vested part of excess assets                                         98,310
    Non-vested portion                                                     --
                                                                      ---------
Accumulated benefit obligation                                          548,480
Effect of estimated future pay growth                                      --
                                                                      ---------

Projected benefit obligation                                            548,480
Plan assets at fair value                                               548,480
                                                                      ---------

FUNDED STATUS:

Unrecognized net (gain) or loss                                            --
Unrecognized prior service cost                                            --
Unrecognized net transition obligation                                     --
                                                                      ---------

    (Accrued) prepaid pension cost                                         --
                                                                      =========

Determination of pension cost:
    Service cost                                                           --
    Interest cost                                                     $  33,564
    Actual return on assets                                              10,923
    Net amortization and deferral                                       (44,487)
                                                                      ---------

            Net periodic pension cost                                      --
                                                                      =========


         The weighted average interest rate used in determining the projected benefit obligation was 6.0% in 1999. The expected long-term rate of return on assets was 6.0% for 1999.

         OFFICERS' AND DIRECTORS RETIREMENT PLAN - During the year ended June 30, 1996, the Bank adopted a "non-qualified" retirement plan for its officers and directors in recognition of their years of service to the Bank. The plan is an annuity contract plan whereby funds are to be set aside annually in a grantor trust, with the Bank acting as trustee of the Trust. Distributions are scheduled to be paid upon completion of six to ten years of service to the Bank. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries. Future funding is dependent on continued service to the Bank and therefore is expensed as the plan is funded each year. For the years ended June 30, 2000, 1999 and 1998, contributions to the plan totaled approximately $184,000, $162,000, and $154,000, respectively.

         401(K) PLAN - Effective July 1, 1993, employees of the Bank may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon reaching age 21 and completing one year of service. At its discretion, the Bank may make matching contributions to the plan. Employer contributions vest 20% each year beginning in the third year of service and become 100% vested in seven years. The Bank made no matching contribution during the years ended June 30, 2000, 1999 or 1998.

         EMPLOYMENT AGREEMENTS - Certain executive officers of the Bank and the Company have employment agreements with three-year renewable terms. Such agreements provide for termination pay and other benefits under certain circumstances. Aggregate termination pay is approximately $1.1 million.

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

         The Company had the following outstanding commitments at June 30, 2000:

Undisbursed construction loans                                        $4,778,701
Commitments to originate commercial/consumer loans                       150,000
Commitments to originate mortgage loans                                2,607,838
Unused lines of credit                                                   564,443
                                                                      ----------

     Total                                                            $8,100,982
                                                                      ==========


         The funding period for construction loans is generally less than nine months and commitments to originate mortgage loans are generally outstanding for 60 days or less. At June 30, 2000, interest rates on commitments are believed by management to approximate market rates.

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


                                                             JUNE 30, 2000                  JUNE 30, 1999
                                                                     ESTIMATED                       ESTIMATED
                                                      CARRYING         FAIR          CARRYING           FAIR
                                                       VALUE          VALUE            VALUE           VALUE
      ASSETS:
        Cash and due from banks                    $   3,211,802  $  3,211,802       $  3,560,884  $   3,560,884
        Interest bearing deposits with banks             137,846       137,846            975,330        975,330
        Other interest bearing deposits with banks        99,000        99,000            718,000        718,000
        Investment securities:
          Available for sale                         132,543,065   132,543,065        147,119,689    147,119,689
        Loans receivable, net                        135,626,505   132,485,000        115,162,883    115,598,738
        Accrued interest receivable                    1,852,887     1,852,887          1,717,823      1,717,823
        Federal Home Loan Bank stock                   6,223,500     6,223,500          5,379,100      5,379,100

      LIABILITIES
        Deposits:
          Demand, NOW, money
            market and regular savings                40,444,089    40,444,089         38,002,720     38,002,720
          Certificates of deposit                    104,428,982   104,225,000        108,293,878    107,991,000
        Federal Home Loan Bank advances              115,609,029   111,141,000        104,523,419    101,550,000
        Advance payments by
          borrowers for taxes and insurance              139,554       139,554            128,442        128,442
        Accrued interest payable                         917,415       917,415            815,197        815,197
        Note payable                                     160,000       161,000            240,000        245,000

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

         The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

         During the year ended June 30, 1998, a circuit court entered a judgment against the Bank in the amount of $78,000 for breach of contract regarding its alleged failure to provide a party the right to purchase real estate formerly used as a branch location. The Company appealed the judgment to the court of appeals and on November 4, 1999, the Company was informed that the appeal was successful and the lower court's decision was reversed. No accrual of this possible loss was made in the consolidated financial statements.

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

         The Company and its counsel have reviewed the complaint and are contesting the allegations vigorously. Management is unable to determine the likelihood of an unfavorable outcome of the suit or the amount of any damages that the Company may have to pay, if any. The Company will incur costs through the payment of legal fees and the related costs of litigation. The extent of these costs is not determinable at this time.

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

         As of June 30, 2000 and 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum core (Tier I core), Tier I risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Bank's actual capital amounts (in thousands) and ratios are also presented in the tables:

                                                                                                TO BE CATEGORIZED
                                                                                               AS WELL CAPITALIZED
                                                                                                  UNDER PROMPT
                                                                            FOR CAPITAL           CORRECTIVE
                                                          ACTUAL         ADEQUACY PURPOSES      ACTION PROVISIONS
                                                    AMOUNT      RATIO    AMOUNT     RATIO      AMOUNT        RATIO
                                                    -----------------    ----------------      -------------------
     AS OF JUNE 30, 2000:

Tier I (Core) Capital to Adjusted Total Assets     $ 29,437    10.02 %    $ 11,756   4.00 %     $ 14,695     5.00 %
Total Risk-Based Capital to Risk-weighted Assets     30,669    21.79 %      11,262   8.00 %       14,077    10.00 %
Tier I (Core) Capital to Risk-weighted Assets        29,437    20.91 %      N/A      N/A           8,446     6.00 %
Tangible Capital to Tangible Assets                  29,437    10.02 %       4,408   1.50 %          N/A      N/A

      AS OF JUNE 30, 1999:

Tier I (Core) Capital to Adjusted Total Assets     $ 30,063    10.50 %    $ 11,448   4.00 %     $ 14,310     5.00 %
Total Risk-Based Capital to Risk-weighted Assets     31,285    25.44 %       9,840   8.00 %       12,300    10.00 %
Tier I (Core) Capital to Risk-weighted Assets        30,063    24.44 %      N/A      N/A           7,380     6.00 %
Tangible Capital to Tangible Assets                  30,063    10.50 %       4,293   1.50 %          N/A      N/A


         Regulations require the Bank to maintain an amount equal to 4% of deposits (net of loans collateralized by deposits) plus short-term borrowings in cash and U.S. Government and other approved securities.

17.   PARENT COMPANY ONLY FINANCIAL INFORMATION

         The following condensed statements of financial condition as of June 30, 2000 and 1999, and condensed statements of income and cash flows for the years ended June 30, 2000 and 1999, for HCB Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

      HCB BANCSHARES, INC.
      (PARENT COMPANY ONLY)

      CONDENSED STATEMENTS OF FINANCIAL CONDITION
      JUNE 30, 2000 AND 1999

      ASSETS                                                                             2000              1999
      Deposit in Bank                                                               $   1,168,897    $   2,866,424
      Investment in Bank                                                               25,898,664       27,800,471
      Loans receivable                                                                    700,000       2,413,019
      Investment securities                                                                53,625          60,375
      Other assets                                                                        419,364          156,461
                                                                                     ------------    -------------
      TOTAL ASSETS                                                                  $  28,240,550    $  33,296,750
                                                                                     ============     ============
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Accrued expenses and other liabilities                                        $          --    $   1,179,190
      Stockholders' equity                                                             28,240,550       32,117,560
                                                                                     ------------     ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $  28,240,550    $  33,296,750
                                                                                     ============     ============
      CONDENSED STATEMENTS OF INCOME
      YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                                     <C
      INCOME:                                                                            2000             1999
        Interest and dividend income                                                $  346,007       $  395,595
      EXPENSES:
        Operating expenses                                                             301,181          242,402
                                                                                     ---------        ---------
      INCOME BEFORE INCOME TAXES AND EQUITY IN
        UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY                                       44,826         153,193
      INCOME TAX PROVISION (BENEFIT)                                                    15,242         (31,220)
                                                                                     ---------       ----------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED
        EARNINGS OF BANK SUBSIDARY                                                      29,584          184,413
      EQUITY IN UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY                              756,318          231,228
                                                                                     ---------        ---------
      NET INCOME                                                                    $  785,902       $  415,641
                                                                                     =========        =========


      HCB BANCSHARES, INC.
      (PARENT COMPANY ONLY)

      CONDENSED STATEMENTS OF CASH FLOWS
      YEARS ENDED JUNE 30, 2000 AND 1999

      OPERATING ACTIVITIES:                                                              2000              1999
         Net income                                                                 $     785,902    $     415,641
         Adjustments to reconcile net income to net cash provided
            (used) by operating activities:
           Equity in undistributed earnings of Bank subsidiary                           (756,318)        (231,228)
           Changes in operating assets and liabilities:
             Other assets                                                                 954,507         (143,649)
             Accrued expenses and other liabilities                                    (1,179,190)       1,106,643
                                                                                    -------------    -------------
                  Net cash provided (used) by operating activities                       (195,099)       1,147,407
                                                                                    -------------    -------------
      INVESTING ACTIVITIES:
         Purchase of investments                                                                           (63,100)
                                                                                               --
         Purchase loan, net of repayments                                               1,713,019       (2,413,019)
                                                                                    -------------    -------------
                  Net cash provided (used) by investing activities                      1,713,019       (2,476,119)
                                                                                    -------------    -------------
      FINANCING ACTIVITIES:
         Dividends paid                                                                  (506,929)        (592,612)
         Purchase of treasury stock                                                    (2,708,518)      (3,242,527)
                                                                                    -------------    -------------
                  Net cash used by financing activities                                (3,215,447)      (3,835,139)
                                                                                    -------------    -------------
      NET DECREASE IN CASH AND CASH EQUIVALENTS                                        (1,697,527)      (5,163,851)
      CASH AND CASH EQUIVALENTS:
         Beginning of period                                                            2,866,424        8,030,275
                                                                                    -------------    -------------
         End of period                                                              $   1,168,897    $   2,866,424
                                                                                    =============    =============

18.   OTHER COMPREHENSIVE INCOME

         The amount of income tax expense or benefit allocated to each component of comprehensive income, including reclassification adjustments, are shown below:

                                                                                   YEAR ENDED JUNE 30, 2000
                                                                     -----------------------------------------------------
                                                                        BEFORE TAX        TAX BENEFIT       NET-OF-TAX
                                                                          AMOUNT            AMOUNT            AMOUNT
         UNREALIZED LOSSES ON SECURITIES:
           Unrealized holding loss on securities
             arising during period                                   $ (2,991,525)      $ (1,210,530)    $ (1,780,995)
           Less reclassification adjustment for
             (gains) losses included in net income

                                                                     --                 --               --
                     Other comprehensive loss                        $ (2,991,525)      $ (1,210,530)    $ (1,780,995)
                                                                      ============       ============     ============


                                                                                   YEAR ENDED JUNE 30, 1999
                                                                     -----------------------------------------------------
                                                                        BEFORE TAX        TAX BENEFIT       NET-OF-TAX
                                                                          AMOUNT            AMOUNT            AMOUNT
         UNREALIZED LOSSES ON SECURITIES:
           Unrealized holding loss on securities
             arising during period                                   $ (3,790,398)      $ (1,288,735)    $ (2,501,663)
           Less reclassification adjustment for
             gains included in net income                                (261,996)                --         (172,917)
                                                                      -----------        -----------      -----------
                     Other comprehensive loss                        $ (4,052,394)      $ (1,377,814)    $ (2,674,580)
                                                                      ===========        ============     ===========


                                                                                   YEAR ENDED JUNE 30, 1998
                                                                     -----------------------------------------------------
                                                                        BEFORE TAX        TAX EXPENSE       NET-OF-TAX
                                                                          AMOUNT           (BENEFIT)          AMOUNT

         UNREALIZED GAINS (LOSSES) ON SECURITIES:
           Unrealized holding gain on securities
             arising during period                                   $  154,470         $    52,520      $  101,950
           Less reclassification adjustment for
             gains included in net income                               (22,257)            (7,567)         (14,690)
                                                                      ---------          ---------        ----------
                     Other comprehensive income                      $  132,213         $   44,953       $    87,260
                                                                      =========          =========        ==========


19.   QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following tables represent summarized data for each of the four quarters in the years ended June 30, 2000 and June 30, 1999.

                                                                                2000
                                                                    (in thousands, except share data)
                                                     -----------------------------------------------------------
                                                     Fourth             Third           Second            First
                                                     Quarter           Quarter          Quarter          Quarter

      Interest income                               $  5,046         $  4,953          $  4,912        $  4,898
      Interest expense                                 3,419            3,325             3,228           3,128
                                                       -----            -----             -----           -----

      Net interest income                              1,627            1,628             1,684           1,770
      Provision for loan losses                           --               --                --              --

      Net interest income after provision
        for loan losses                                1,627            1,628             1,684           1,770
      Noninterest income                                 316              240               257             227
      Noninterest expenses                             1,716            1,784             1,850           1,954
                                                       -----            -----             -----           -----

      Income (loss) before income taxes                  227               84                91              43
      Income tax provision (benefit)                    (205)            (152)               15               1
                                                       -----            -----             -----           -----

      Net income                                         432              236                76              42

      Basic earnings per common share                   0.22             0.12              0.04            0.02

      Diluted earnings per common share                 0.22             0.12              0.04            0.02

      Cash dividends declared per common share          0.06             0.06              0.06            0.06
      Average common shares and common stock
        equivalents outstanding                    1,922,356        1,918,618         1,953,898       2,161,695


                                                                                1999
                                                                    (in thousands, except share data)
                                                     ------------------------------------------------------------
                                                     Fourth             Third           Second            First
                                                     Quarter           Quarter          Quarter          Quarter

      Interest income                          $       4,474    $       4,621     $       4,655   $       4,525
      Interest expense                                 3,015            3,000             3,120           2,959
                                                       -----            -----             -----           -----

      Net interest income                              1,459            1,621             1,535           1,566
      Provision for loan losses                           --               --                --              --

      Net interest income after provision
        for loan losses                                1,459            1,621             1,535           1,566
      Noninterest income                                 196              214               308             301
      Noninterest expenses                             1,673            1,880             1,888           1,407
                                                       -----            -----             -----           -----

      Income (loss) before income taxes                  (18)             (45)              (45)            460
      Income tax provision (benefit)                     (93)             (63)              (58)            150
                                                       -----            -----             -----           -----

      Net income                                          75               18                13             310

      Basic earnings per common share                   0.03             0.01              0.01            0.13

      Diluted earnings per common share                 0.03             0.01              0.01            0.13

      Cash dividends declared per common share          0.06             0.06              0.06            0.06
      Average common shares and common stock
        equivalents outstanding                    2,220,650        2,326,208         2,388,538       2,459,585


                              CORPORATE INFORMATION

DIRECTORS

Vida H. Lampkin
  Chairman of the Board

Cameron D. McKeel
 President and Chief
    Executive Officer

Roy Wayne Moseley
   Self-employed
   Fordyce, Arkansas

Bruce D. Murry
   Self-employed
   Camden, Arkansas

Carl E. Parker, Jr.
   General Manager, Camden Monument Co.
   Camden, Arkansas

Lula Sue Silliman
   Retired
   Camden, Arkansas

Clifford Steelman
   Senior Human Resource Administrator,
   Atlantic Research Corporation
   Camden, Arkansas

EXECUTIVE OFFICERS

William C. Lyon
    Senior Vice President and Chief Lending Officer

ANNUAL STOCKHOLDERS
   MEETING:

November 16, 2000 - 10:00 a.m.
    Camden Country Club
    1915 Washington Street SW
    Camden, Arkansas
    Record Date - October 5, 2000

MAIN OFFICE:

   237 Jackson Street, S.W.
   Camden, Arkansas

BRANCH OFFICES:

   22461 Interstate 30, Suite 1100A
   Bryant, Arkansas

   1125 Fairview Road SW
   Camden, Arkansas

   610 West 4th Street
   Fordyce, Arkansas

   473 Highway 425 North
   Monticello, Arkansas

   108 South Main Street
   Sheridan, Arkansas

INDEPENDENT AUDITOR:

  Deloitte & Touche, LLP
  111 Center Street, Suite 1800
  Little Rock, Arkansas 72201

GENERAL COUNSEL:

  Robert S. Laney, Esquire
  P.O. Box 777
  Camden, Arkansas  71711-0777

SECURITIES AND REGULATORY
   COUNSEL:

  Stradley Ronon Housley Kantarian  & Bronstein, LLP.
  1220 19th Street, N.W., Suite 700
  Washington, D.C.  20036

STOCK REGISTRAR & TRANSFER
   AGENT

   Registrar and Transfer Company
   Cranford, New Jersey  07016-3572