Form 10-K405, Exhibit 13
period 2001-06-30
HCB BANCSHARES INC
filed 2001-09-28
CIK 1029740

HCB BANCSHARES, INC.



                                  ANNUAL REPORT

                                      2001

TO OUR SHAREHOLDERS:


Our mission has been to ensure that Arkansas towns continue to have a local bank to help them meet their financial needs, and experience continues to tell us that our mission is sound, wanted, and well-received.

During the fiscal year ending June 30, 2001, total customer deposits with HEARTLAND Community Bank grew by $16,412,108, or 11.3%, our largest growth ever in a single year. Our customer satisfaction surveys have included such comments as "Best bank I've ever had!", "You make banking a pleasure instead of a chore.", "The entire staff has provided wonderful service for our family.", "HCB is my inspiration and model for customer service!", and "I do not believe I have encountered this quality of banking experience." These comments, along with record growth in customer deposits (while interest rates were falling!), confirm that our mission is valid, that people still want to do their banking business with folks they know, folks who are involved in the community, local bankers who have the authority to make decisions . . . and who make those decisions based on local needs, rather than on the instructions issued from bank headquarters in some other state.

Every HEARTLAND employee who has daily contact with customers receives special training in providing Excellent Customer Service. Our tellers receive special recognition for increasing their expertise as proven through professional tests, resulting in their earning designations as Teller II, Teller III, or Teller IV. Customer satisfaction is our goal, and the response from our customers and communities indicates that we're meeting that goal.

With that infrastructure in place, we recognize that stockholder satisfaction is also crucial to the long-term success of our Company. During 2001 we joined forces with our largest outside stockholder to develop aggressive strategies for both short-term and long-term growth in the value of our common stock. That stockholder's designee has been added to our Board of Directors. Several strategies have been discussed, and we are currently researching the long-term and short-term pros and cons of those strategies. Our goal is to identify and execute those strategies that provide both short-term and long-term benefits for our shareholders and our Company, as we continue to provide sound community banking in South Arkansas. We expect steady improvement in our profitability, growth in both the book value and the market value of our common stock, an increase in the number of our banking offices, and a growing customer base. Our Board believes that this new relationship with our stockholder will be mutually beneficial, and we look forward to a long and prosperous association.

                              FINANCIAL HIGHLIGHTS


                                       2001        2000        1999       1998        1997
Total Assets (millions)             $   287.6    $ 291.2    $ 285.4    $ 251.0     $ 200.5

Net Interest Income (millions)      $     6.0    $   6.7    $   6.2    $   6.1     $   4.8

Ratio of Interest Earning Assets
  To Interest-Bearing Liabilities      106.44%    105.42%    111.55%    119.51%     108.76%

/s/ Cameron D. McKeel
President and Chief Executive Officer

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

     Prior to the Conversion, Bancshares did not engage in any material operations. Bancshares has no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and notes receivable, one of which is from the Employee Stock Ownership Plan ("ESOP"). Bancshares' principal business is the business of the Bank. At June 30, 2001, the Company had total assets of $287.6 million, deposits of $161.3 million, and stockholders' equity of $31.9 million, or 11.1% of total assets.


     The Bank currently operates through six full service-banking offices located in Camden (2), Fordyce, Bryant, Sheridan, and Monticello, Arkansas.

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

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

     Bancshares common stock began trading on the Nasdaq National Market on May 7, 1997, under the symbol "HCBB." Effective February 2, 1999, the Bancshares common stock was delisted and ceased trading on the Nasdaq National Market. Bancshares common stock began trading on the OTC Bulletin Board effective September 16, 1999 and was listed on the Nasdaq Small-Cap Market effective November 22, 1999. At June 30, 2001, there were 2,158,989 shares of the common stock outstanding. For the purpose of this disclosure, shares held in the Stock Option Trust are considered to be outstanding, however, for financial reporting purposes, such shares are reported as treasury shares. At June 30, 2001, there were 689 stockholders of record according to the Company's transfer agent listings. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market from July 1, 1997 to February 2, 1999 and on the Nasdaq Small-Cap Market November 22, 1999 to June 30, 2001, and through the initial underwriting brokerage firm of Trident Securities (McDonald
Investments) from February 3, 1999 to November 21, 1999, as well as the dividends paid during such quarters.

                                High            Low         Dividends Per Share
                                ----            ---         -------------------
Fiscal 2001
      First Quarter           $ 7.38          $ 6.00            $ 0.06
      Second Quarter            9.25            7.19              0.06
      Third Quarter             8.88            8.31              0.06
      Fourth Quarter           13.20            8.94              0.06

Fiscal 2000:
      First Quarter           $ 9.63          $ 8.00            $ 0.06
      Second Quarter            9.63            7.00              0.06
      Third Quarter             8.00            5.75              0.06
      Fourth Quarter            7.25            5.63              0.06

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

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                   AT JUNE 30,
                                               --------------------------------------------------------------------------
                                                 2001            2000           1999          1998             1997
                                               ----------      ----------     ----------    ----------      -------------
Total assets..............................    $287,598,650   $291,192,175  $285,396,885   $ 250,953,770  $200,498,516
Loans receivable, net.....................     131,651,421    135,626,505   115,162,883     104,580,165    98,642,635
Allowance for loan losses.................       1,446,114      1,231,709     1,329,201       1,468,546     1,492,473
Cash and due from banks...................       3,302,540      3,211,802     3,560,884       1,531,363     1,057,943
Interest-earning savings deposits.........      15,107,481        236,846     1,693,330       5,073,035    18,273,882
Investment securities:
   Available for sale.....................      32,138,434     34,135,726    33,132,916      40,775,807            --
   Held to maturity.......................              --             --            --              --    17,260,383
Mortgage-backed securities:
    Available for sale....................      87,943,743     98,407,339   113,986,773      58,697,109    18,361,987
    Held to maturity......................              --             --            --      27,503,257    36,493,086
Deposits..................................     161,285,179    144,873,071   146,296,598     141,931,330   151,192,591
FHLB advances.............................      91,915,694    115,609,029   104,523,419      68,121,068    10,000,000
Note payable..............................          80,000        160,000       240,000         320,000       400,000
Stockholders' equity......................      31,934,334     28,240,550    32,117,560      37,678,924    37,430,852
Number of:
   Real estate loans outstanding..........           1,710          1,820         1,709           2,829         2,093
   Deposit accounts.......................          18,538         17,980        18,526          17,158        15,380
   Offices open...........................               6              6             6               6             7

                                                                                      YEAR ENDED JUNE 30,
                                               ----------------------------------------------------------------------------

                                                 2001            2000         1999          1998               1997
                                             -------------   ------------  -----------   -----------      -----------
Interest income...........................    $ 20,078,400   $ 19,808,899  $18,274,647   $15,027,677      $12,987,848
Interest expense..........................      14,079,466     13,099,656   12,093,603     8,942,149        8,195,782
                                             -------------   ------------  -----------   -----------      -----------
Net interest income.......................       5,998,934      6,709,243    6,181,044     6,085,528        4,792,066
Provision for loan losses.................         296,000             --           --        24,000          221,671
                                             -------------   ------------  -----------   -----------      -----------
Net interest income after provision
  for loan losses.........................       5,702,934      6,709,243    6,181,044     6,061,528        4,570,395
Noninterest income........................       1,378,612      1,039,622    1,018,654       710,856          305,067
Noninterest expense.......................       6,929,118      7,304,110    6,847,715     6,407,976        5,765,870
                                             -------------   ------------  -----------   -----------      -----------
Income (loss) before income taxes.........         152,428        444,755      351,983       364,408         (890,408)
Income tax benefit........................        (467,888)      (341,147)     (63,658)      (20,705)        (280,935)
                                             -------------   ------------  -----------   -----------      -----------

Net income (loss).........................   $     620,316   $    785,902  $   415,641   $   385,113      $  (609,473)(1)
                                             =============   ============  ===========   ===========      ===========

Earnings per share:
  Basic...................................   $      0.33     $       0.40  $      0.18   $      0.16      $      (.25)
  Diluted.................................          0.33             0.40         0.18          0.16             (.25)
Cash dividends declared...................          0.24             0.24         0.24          0.20               --

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

                                                                                  YEAR ENDED JUNE 30,
                                                     ----------------------------------------------------------------
                                                       2001        2000            1999        1998          1997
                                                     --------    --------        --------    --------      ----------
PERFORMANCE RATIOS:
   Return on assets (net income (loss) divided
      by average total assets) (1).................    0.21%        0.27%         0.15%         0.18%        (0.34)%
   Return on average equity (net income (loss)
      divided by average equity) (1)...............    2.02         2.76          1.14          1.02         (3.38)
   Interest rate spread (combined weighted
      average interest rate earned less combined
      weighted average interest rate cost).........    1.85         2.23          1.81          2.11          2.35
   Net interest margin (net interest income
      divided by average interest-earning assets)..    2.19         2.49          2.34          2.96          2.76
   Ratio of average interest-earning assets
      to average interest-bearing liabilities......  106.44       105.42        111.55        119.51        108.76
   Ratio of noninterest expense to average
      total assets.................................    2.38         2.55          2.48          3.00          3.18

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period.............................    0.48          0.33         0.21          0.34          0.29
   Nonperforming loans to total loans
      at end of period.............................    0.81          0.64         0.46          0.75          0.50
   Allowance for loan losses to total
      loans at end of period.......................    0.99          0.85         1.08          1.33          1.46
   Allowance for loan losses to nonperforming
      loans at end of period.......................  121.48        133.95       234.84        177.25        290.50
   Provision for loan losses to total loans
      at end of period ............................    0.20           --            --          0.02          0.22
   Net charge-offs to average loans outstanding....    0.06          0.08         0.13          0.05          0.01

CAPITAL RATIOS:
   Equity to total assets at end of period.........   11.10          9.70        11.25         15.01         18.92
   Average equity to average assets................   10.55          9.95        13.19         17.71          9.95
   Dividend payout ratio (2).......................   76.46         64.50       142.58        137.36            --

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

                            QUARTERLY FINANCIAL DATA

     The following tables represent summarized data for each of the four quarters in the years ended June 30, 2001 and June 30, 2000.

                                                                                2001
                                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
                                                     -----------------------------------------------------------
                                                     FOURTH             THIRD           SECOND            FIRST
                                                     QUARTER           QUARTER          QUARTER          QUARTER

      Interest income                                $ 4,858          $ 4,990           $ 5,137         $ 5,093
      Interest expense                                 3,222            3,519             3,712           3,626
                                                      ------           ------         ---------          ------

      Net interest income                              1,636            1,471             1,425           1,467
      Provision for loan losses                           60               60                60             116
                                                      ------           ------         ---------          ------

      Net interest income after provision
        for loan losses                                1,576            1,411             1,365           1,351
      Noninterest income                                 460              264               331             323
      Noninterest expenses                             1,801            1,693             1,730           1,705
                                                      ------           ------         ---------          ------

      Income (loss) before income taxes                  235              (18)              (34)            (31)
      Income tax provision (benefit)                    (103)            (124)             (134)           (107)
                                                      ------           ------         ---------          ------

      Net income                                         338              106               100              76

      Basic earnings per common share                   0.18             0.06              0.05            0.04

      Diluted earnings per common share                 0.18             0.06              0.05            0.04

      Cash dividends declared per common share          0.06             0.06              0.06            0.06
      Average common shares and common stock
        equivalents outstanding                    1,842,259        1,840,580         1,863,269       1,918,473


                                                                          2000
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                                     ----------------------------------------------------------

                                                     FOURTH             THIRD           SECOND            FIRST
                                                     QUARTER           QUARTER          QUARTER          QUARTER

      Interest income                          $       5,046    $       4,953     $       4,912   $       4,898
      Interest expense                                 3,419            3,325             3,228           3,128
                                                    --------         --------          --------        --------

      Net interest income                              1,627            1,628             1,684           1,770
      Provision for loan losses                           --               --                --              --
                                                    --------         --------          --------        --------

      Net interest income after provision
        for loan losses                                1,627            1,628             1,684           1,770
      Noninterest income                                 316              240               257             227
      Noninterest expenses                             1,716            1,784             1,850           1,954
                                                    --------         --------          --------        --------

      Income (loss) before income taxes                  227               84                91              43
      Income tax provision (benefit)                    (205)            (152)               15               1
                                                    --------         --------          --------        --------

      Net income                                         432              236                76              42

      Basic earnings per common share                   0.22             0.12              0.04            0.02

      Diluted earnings per common share                 0.22             0.12              0.04            0.02

      Cash dividends declared per common share          0.06             0.06              0.06            0.06
      Average common shares and common stock
        equivalents outstanding                    1,922,356        1,918,618         1,953,898       2,161,695


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

GENERAL

     The Bank's principal business consists of attracting savings deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area, commercial and multi-family real estate loans, and consumer and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities, nontaxable municipal securities, and U.S. government and agency securities.

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

     For the fiscal year ending June 30, 2001, the Bank's strategy was to use cash flows from investment securities and deposit growth to fund loans and reduce short term Federal Home Loan Bank borrowings.

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

     At June 30, 2001, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same period, and the Bank's cumulative one-year gap ratio totaled a negative 21.9%. In addition, the Bank's total interest-earning assets maturing or repricing within five years were slightly less than its total interest-bearing liabilities maturing or repricing in the same period, and the Bank's cumulative five-year gap ratio totaled a negative 11.3%. The Bank's gap measures indicate that net interest income would be exposed to increases in interest rates in the short term, but would be much less exposed to increases in interest rates over the longer term.

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


                                                                                Year Ended June 30,
                                            --------------------------------------------------------------------------------
                                                            2001                                      2000
                                            -------------------------------------    -------------------------------------
                                                                            Average                                 Average
                                             Average        Interest        Yield/    Average         Interest      Yield/
                                             Balance      Earned/Paid       Rate      Balance       Earned/Paid      Rate
                                             -------      -----------      ------     -------       -----------     ------
Interest-earning assets:
Loans receivable ...........................$136,107,616   $ 11,622,492      8.54%  $123,535,536   $ 10,491,741      8.49%
Investment and mortgage-backed securities
  Taxable ..................................  99,455,695      6,401,378      6.44    112,065,588      7,352,290      6.56
  Nontaxable ...............................  29,246,420      1,529,550      5.23     27,102,813      1,479,536      5.46
Other interest-earning assets ..............   9,720,632        524,980      5.40      6,536,156        485,332      7.43
                                            ------------   ------------      ----    -----------   ------------      ----
  Total interest-earning assets ............$274,530,363     20,078,400      7.31   $269,240,093     19,808,899      7.36
Non-interest-earning assets ................  16,144,665                              16,659,326
                                            ------------                            ------------
    Total assets........................... $290,675,028                            $285,899,419
                                            ============                            ============

Interest-bearing liabilities:
  Deposits................................. $152,209,948      7,699,484      5.06   $142,663,307      6,507,174      4.56
  FHLB advances............................  105,619,861      6,372,982      6.03    112,554,831      6,579,482      5.85
  Notes payable............................       94,685          7,000      7.39        175,082         13,000      7.43
                                            ------------   ------------      ----    -----------   ------------      ----
    Total interest-bearing liabilities.....  257,924,494     14,079,466      5.46    255,393,220     13,099,656      5.13
Non-interest-bearing liabilities...........    2,085,429                               2,046,766
                                            ------------                            ------------
    Total liabilities......................  260,009,923                             257,439,986
Equity.....................................   30,665,105                              28,459,433
                                            ------------                            ------------
    Total liabilities and equity........... $290,675,028                            $285,899,419
                                            ============                            ============
Net interest income........................                 $ 5,998,934                            $ 6,709,243
                                                           ============                            ===========
Net interest rate spread...................                                1.85%                                     2.23%
                                                                         ======                                    ======
Net yield on interest-earning assets                                       2.19%                                     2.49%
                                                                         ======                                    ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                                106.44%                                   105.42%
                                                                         ======                                    ======




                                           --------------------------------------
                                                               1999
                                            -------------------------------------

                                               Average      Interest      Yield/
                                              Balance     Earned/Paid     Rate
                                              -------     -----------    ------
Interest-earning assets:
Loans receivable ..........................$108,211,367   $  8,984,708      8.30%
Investment and mortgage-backed securities
  Taxable ................................. 127,823,503      7,879,802      6.16
  Nontaxable ..............................  18,542,595        906,755      4.89
Other interest-earning assets .............   9,895,390        503,382      5.09
                                           ------------   ------------      ----
  Total interest-earning assets            $264,472,855     18,274,647      6.91
Non-interest-earning assets............. ..  11,984,411
                                           ------------
    Total assets...........................$276,457,266
                                           ============

Interest-bearing liabilities:
  Deposits.................................$141,719,606      6,620,808      4.67
  FHLB advances............................  95,124,165      5,453,795      5.73
  Notes payable............................     253,333         19,000      7.50
                                           ------------   ------------      ----
    Total interest-bearing liabilities..... 237,097,104     12,093,603      5.10
Non-interest-bearing liabilities...........   2,903,969
                                           ------------
    Total liabilities...................... 240,001,073
Equity.....................................  36,456,193
                                           ------------
    Total liabilities and equity...........$276,457,266
                                           ============
Net interest income........................               $  6,181,044
                                                          ============
Net interest rate spread...................                                 1.81%
                                                                           ======
Net yield on interest-earning assets                                        2.34%
                                                                           ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                                  111.55%
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


                                                                      Year Ended June 30,
                             -------------------------------------------------------------------------------------------
                                            2001      vs.       2000                 2000       vs.       1999
                             -----------------------------------------------    ----------------------------------------
                                           Increase (Decrease)                              Increase (Decrease)
                                                Due to                                              Due to
                             -----------------------------------------------    ----------------------------------------
                                                       Rate/                                      Rate/
                               Volume     Rate        Volume      Total     Volume      Rate      Volume      Total
                              -------    -------      -------    -------    -------    -------    ------     -------
                                                                    (In thousands)
Interest income:
  Loans receivable            $ 1,068    $    57      $     6    $ 1,131    $ 1,272    $   206    $    29    $ 1,507
  Investment securities and
    mortgage- backed
    securities                   (710)      (201)          10       (901)      (553)       612        (14)        45
  Other interest-earning
     assets                       236       (132)         (64)        40       (171)       231        (78)       (18)
                              --------------------------------------------------------------------------------------
     Total interest-earning
        assets                    594       (276)         (48)       270        548      1,049        (63)     1,534
                              -------    -------      -------    -------    -------    -------    -------    -------

Interest expense:
  Deposits                        435        709           48      1,192         44       (157)        (1)      (114)
  FHLB advances                  (406)       212          (12)      (206)       999        107         20      1,126
  Note payable                     (6)        --           --         (6)        (6)        --         --         (6)
                              --------------------------------------------------------------------------------------
     Total interest-bearing
        liabilities                23        921           36        980      1,037        (50)        19      1,006
                              -------    -------      -------    -------    -------    -------    -------    -------
Change in net interest
  income                      $   571    $(1,197)     $   (84)   $  (710)   $  (489)   $ 1,099    $   (82)   $   528
                              =======    =======      =======    =======    =======    =======    =======    =======


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2001 AND 2000

     The Company had consolidated total assets of $287.6 million and $291.2 million at June 30, 2001 and 2000, respectively. During the twelve-month period ended June 30, 2001 the Company experienced a decrease in its net consolidated loan portfolio from $135.6 million at June 30, 2000, to $131.7 million at June 30, 2001. During this same period, investments and mortgage-backed securities and other short-term interest-earning assets increased from $132.8 million at June 30, 2000 to $135.2 million at June 30, 2001, due to increases in the bank's FHLB DDA account and increases in the market value of investment securities.

     Deposits increased from $144.9 million at June 30, 2000 to $161.3 million at June 30, 2001. This represents an 11.3 percent increase in deposits. The outstanding balances of FHLB borrowings were $91.9 million and $115.6 million at June 30, 2001 and June 30, 2000, respectively. The decrease in FHLB borrowings was primarily due to slower loan demand combined with increases in deposits and investment securities paydowns.

     Stockholders' equity amounted to $31.9 million at June 30, 2001, and $28.2 million at June 30, 2000. The changes in equity were primarily due to the reduction of the unrealized loss on investment securities available for sale and the Company's net income earned for the fiscal year ended June 30, 2001, net of the decrease due to the purchase of treasury stock. At June 30, 2001, the Bank's regulatory capital exceeded all applicable regulatory capital requirements and meets the definition of "well" capitalized under the Prompt Corrective Action provisions.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2001 AND 2000

     Net Income. Net income for the year ended June 30, 2001 was approximately $620,000 compared to net income of $786,000 for the year ended June 30, 2000. The changes resulted primarily from a decrease in net interest income of $710,000, an increase in the provision for loan loss of $296,000, offset by an increase in the income tax benefit of $127,000, an increase in noninterest income of $339,000, and a decrease in non-interest expense of $375,000.

     Interest Income. Interest income for the year ended June 30, 2001 was $20.1 million, or $0.3 million more than interest income for the year ended June 30, 2000. The total average interest earning assets increased $5.3 million, while the yield decreased from 7.36% to 7.31%, primarily due to average yield decreases on investment securities and other interest earning assets.

     The average balance of loans receivable increased $12.6 million, total loan interest income increased $1.1 million, and the average yield on loans increased 5 basis points. The average balance of investments and mortgage-backed securities receivable decreased $10.5 million, interest income decreased $0.9 million, and the average yield decreased 13 basis points. The average balance of other interest-earning assets (primarily FHLB DDA's and FHLB stock) increased $3.2 million, interest income increased $40,000, and the average yield on decreased 2.03 percent.

     Interest Expense. Total average interest bearing liabilities increased $2.5 million, while the interest rate on such liabilities increased from 5.13% to 5.46%. The average balance of deposits increased $9.5 million, deposit interest expense increased $1.2 million, and the average cost increased 50 basis points. The average balance of FHLB advances decreased $6.9 million, FHLB interest expense decreased $0.2 million, and the average cost increased 18 basis points.

     Provision for Loan Losses. During the year ended June 30, 2001, the Bank's management continued its review of the appropriateness of the amount of the allowance for loan losses. Based on these reviews, management made a $296,000 provision for loan losses for the year ended June 30, 2001. The allowance for loan losses of $1.4 million at June 30, 2001 represented 0.99% of gross outstanding loans. The provision was made in consideration of reviews of individual loans and the fact that nonperforming loans as of June 30, 2001 as a percent of total loans increased to 0.81% from 0.64% as of June 30, 2000.

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

     There were no significant changes in loan terms during the year, nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to substantially modify loss experience factors during the year.

     Noninterest Income. Noninterest income is comprised primarily of gains on the sales of loans and service charges on deposit accounts. Noninterest income for the year ended June 30, 2001 was approximately $1,379,000 compared to approximately $1,040,000 for the year ended June 30, 2000. This increase of approximately $339,000 is the result of loan fee income, growth of the Bank's checking and savings accounts resulting in increased service charges, and increases in the deposit account fee structure.

     Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, professional fees paid to consultants, attorneys, and accountants, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, and data processing expenses. Total noninterest expense for the year ended June 30, 2001 was $6.9 million compared to $7.3 million for the year ended June 30, 2000. Significant components of the decrease in non-interest expense are a $133,000 increase in occupancy expense primarily resulting from a new full service branch in Bryant, Arkansas, and a $426,000 decrease in professional fees as a result of improved internal and accounting controls.

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

     Income Taxes. The effective income tax rates for the Company for the fiscal years ended June 30, 2001 and 2000 were (307.0)% and (76.7)%, respectively. The variance in the effective rate from the expected statutory rate is due primarily to tax exempt interest.

     These negative rates are a result of net tax benefit, which increases net income. These benefits are due primarily to increases in net operating loss carryforwards for income tax reporting purposes. The corresponding deferred tax asset totals approximately $1.5 million and $1.1 million as of June 30, 2001 and June 30, 2000, respectively. The recoverability of this asset is entirely contingent upon the production of taxable income for income tax reporting purposes. Management anticipates that the Company will produce such income in the near future based on management's current forecasts of earnings and management's tax planning strategy of selling certain available for sale tax exempt securities to generate taxable income.


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

     There were no significant changes in loan terms during the year, nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to modify loss experience factors during the year.

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

     At June 30, 2001, the Bank had designated securities with a fair value of approximately $120.1 million as available for sale. In addition to internal sources of funding, the Bank as a member of the FHLB has substantial borrowing authority with the FHLB. The Bank's use of a particular source of funds is based on need, comparative total costs and availability.

     At June 30, 2001, the Bank had outstanding approximately $12.0 million in commitments to originate loans (including unfunded portions of construction loans) and $1.3 million in unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $86.9 million. Management anticipates that the Bank will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Bank has been able to retain a significant amount of its savings deposits as they mature.

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

     The following tables present the Bank's projected change in NPV as of June 30, 2001 and 2000, as calculated by OTS, based on information provided to the OTS by the Bank. Based on such information, from June 30, 2000 to June 30, 2001, the Bank's interest rate risk has become less liability sensitive throughout the period.

                                                      2001
        --------------------------------------------------------------------------------------------------
          CHANGE IN                                                    NPV
         INTEREST RATES                NET PORTFOLIO VALUE            RATIO        BP CHANGE IN NPV RATIO
             IN BP         --------------------------------------     -----        ----------------------
         (RATE SHOCK)        AMOUNT       $ CHANGE     % CHANGE
         ------------        ------       --------      --------
            +300            $24,498       $(10,785)       (31)%        9.17 %                 (292)
            +200             28,096         (7,187)       (20)        10.21                   (188)
            +100             31,525         (3,758)       (11)        11.13                    (96)
              +0             35,283                                   12.09
            -100             38,158          2,875          8         12.72                     64
            -200             39,912          4,629         13         12.98                     89
            -300             41,855          6,572         19         13.27                    118



                                                      2000
        --------------------------------------------------------------------------------------------------
          CHANGE IN                                                    NPV
         INTEREST RATES                NET PORTFOLIO VALUE            RATIO        BP CHANGE IN NPV RATIO
             IN BP         --------------------------------------     -----        ----------------------
         (RATE SHOCK)        AMOUNT       $ CHANGE     % CHANGE
         ------------        ------       --------      --------
            +300            $19,349       $(14,482)       (43)%        7.31 %                 (428)
            +200             23,842         (9,989)       (30)         8.73                   (286)
            +100             28,693         (5,138)       (15)        10.17                   (142)
              +0             33,831                                   11.59
            -100             38,838          5,007         15         12.87                    128
            -200             42,604          8,773         26         13.71                    212
            -300             45,416         11,585         34         14.23                    264



     At June 30, 2001, it was estimated that the Bank's NPV could decrease 11%, 20%, and 31% in the event of 100 BP, 200 BP, and 300 BP respective increases in market interest rates, and could increase 8%, 13%, and 19% in the event of equivalent decreases in market interest rates. These calculations indicate that the Bank's NPV could be adversely affected by significant increases in interest rates. The decrease in interest-rate risk compared to June 30, 2000 is primarily due to replacing maturing shorter-term FHLB advances with longer-term core deposits. This strategy is coupled with replacing shorter-term investment securities with longer-term loans.

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

     The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. At June 30, 2001, the Bank's estimated changes in net interest income and NPV were within the targets established by the Board of Directors.

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

                        [Letterhead of Deloitte & Touche]




INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
HCB Bancshares, Inc.
Camden, Arkansas


We have audited the accompanying consolidated statements of financial condition of HCB Bancshares, Inc. and its subsidiary (the "Company") as of June 30, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HCB Bancshares, Inc. and its subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP

September 21, 2001

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2001 AND 2000
--------------------------------------------------------------------------------

ASSETS                                                                                  2001                2000
Cash and due from banks                                                          $   3,302,540    $   3,211,802
Interest bearing deposits with banks                                                15,107,481          137,846
                                                                                 -------------    -------------

  Cash and cash equivalents                                                         18,410,021        3,349,648
Other interest bearing deposits with banks                                                  --           99,000
Investment securities:
  Available for sale, at fair value (amortized cost at June 30, 2001
    and 2000, of $120,222,942 and $139,920,654, respectively)                      120,082,177      132,543,065
Loans receivable, net of allowance at June 30, 2001 and 2000,
    of $1,446,114 and $1,231,709, respectively                                     131,651,421      135,626,505
Accrued interest receivable                                                          2,017,188        1,852,887
Federal Home Loan Bank stock                                                         4,735,800        6,223,500
Premises and equipment, net                                                          7,564,681        6,552,484
Goodwill, net                                                                          206,250          281,250
Real estate held for sale                                                              398,132          359,608
Other assets                                                                         2,532,980        4,304,228
                                                                                 -------------    -------------
TOTAL                                                                            $ 287,598,650    $ 291,192,175
                                                                                 =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits                                                                       $ 161,285,179    $ 144,873,071
  Federal Home Loan Bank advances                                                   91,915,694      115,609,029
  Advance payments by borrowers for
      taxes and insurance                                                              199,470          139,554
  Accrued interest payable                                                             972,900          917,415
  Note payable                                                                          80,000          160,000
  Other liabilities                                                                  1,211,073        1,252,556
                                                                                 -------------    -------------

                                    Total liabilities                              255,664,316      262,951,625
                                                                                 -------------    -------------

COMMITMENTS AND CONTINGENCIES (Notes 12 and 14)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized, 2,645,000 shares issued, 1,935,445 and 2,046,580 shares
     outstanding at June 30, 2001 and 2000, respectively                                26,450           26,450
  Additional paid-in capital                                                        25,914,132       25,945,850
  Unearned ESOP shares                                                              (1,058,000)      (1,269,600)
  Unearned MRP shares                                                                 (155,601)        (220,104)
  Accumulated other comprehensive loss                                                 (59,600)      (4,401,668)
  Retained earnings                                                                 14,256,684       14,110,667
                                                                                 -------------    -------------

                                                                                    38,924,065       34,191,595
                                                                                 -------------    -------------

Treasury stock, at cost, 709,555 and 598,420
  shares June 30, 2001 and 2000 respectively                                        (6,989,731)      (5,951,045)
                                                                                 -------------    -------------

                                    Total stockholders' equity                      31,934,334       28,240,550
                                                                                 -------------    -------------

TOTAL                                                                            $ 287,598,650    $ 291,192,175
                                                                                 =============    =============

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2001, 2000 AND 1999



                                                 2001            2000            1999
INTEREST INCOME:
   Interest and fees on loans               $ 11,622,492    $ 10,491,741    $  8,984,708
   Investment securities:
     Taxable                                   6,401,378       7,352,290       7,879,802
     Nontaxable                                1,529,550       1,479,536         906,755
   Other                                         524,980         485,332         503,382
                                            ------------    ------------    ------------

        Total interest income                 20,078,400      19,808,899      18,274,647

INTEREST EXPENSE:
   Deposits                                    7,699,484       6,507,174       6,620,808
   Federal Home Loan Bank advances             6,372,982       6,579,482       5,453,795
   Note payable                                    7,000          13,000          19,000
                                            ------------    ------------    ------------

        Total interest expense                14,079,466      13,099,656      12,093,603
                                            ------------    ------------    ------------

NET INTEREST INCOME                            5,998,934       6,709,243       6,181,044

PROVISION FOR LOAN LOSSES                        296,000              --              --
                                            ------------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                             5,702,934       6,709,243       6,181,044

NONINTEREST INCOME:
   Service charges on deposit accounts           765,532         555,292         328,958
   Gain on sales of investment securities
     available for sale                               --              --         261,996
   Other                                         613,080         484,330         427,700
                                            ------------    ------------    ------------

        Net noninterest income                 1,378,612       1,039,622       1,018,654
                                            ------------    ------------    ------------

NONINTEREST EXPENSES:
   Salaries and employee benefits              3,875,094       3,904,807       3,574,562
   Net occupancy expense                       1,033,684         900,948         808,255
   Federal insurance premiums                     50,330          79,692          88,035
   Data processing                               312,551         326,528         397,585
   Professional fees                             624,622       1,050,873       1,080,916
   Loss on impaired investment security               --              --           9,000
   Amortization of goodwill                       75,000          75,000          75,000
   Other                                         957,837         966,262         814,362
                                            ------------    ------------    ------------

        Total noninterest expenses             6,929,118       7,304,110       6,847,715
                                            ------------    ------------    ------------

INCOME BEFORE INCOME TAXES                       152,428         444,755         351,983

INCOME TAX BENEFIT                              (467,888)       (341,147)        (63,658)
                                            ------------    ------------    ------------

NET INCOME                                  $    620,316    $    785,902    $    415,641
                                            ------------    ------------    ------------

                                                                     (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2001, 2000 AND 1999

                                                          2001          2000          1999
OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX
     Unrealized holding gain (loss) on securities
       arising during period                          $ 4,342,068   $ (1,780,995)  $(2,501,663)
     Reclassification adjustment for
       gains included in net income                            --             --      (172,917)
                                                      -----------   ------------   -----------

                  Other comprehensive income (loss)     4,342,068     (1,780,995)   (2,674,580)
                                                      -----------   ------------   -----------

COMPREHENSIVE INCOME (LOSS)                           $ 4,962,384   $   (995,093)  $(2,258,939)
                                                      ===========   ============   ===========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                          1,866,387      1,988,984     2,344,083
                                                      ===========   ============   ===========

EARNINGS PER SHARE:
   Basic                                              $      0.33   $       0.40   $      0.18
                                                      ===========   ============   ===========

   Diluted                                            $      0.33   $       0.40   $      0.18
                                                      ===========   ============   ===========

DIVIDENDS PER SHARE                                   $      0.24   $       0.24   $      0.24
                                                      ===========   ============   ===========


                                                                    (Concluded)

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2001, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------------------------

                                    ISSUED          ADDITIONAL                                 ACCUMULATED
                                COMMON STOCK         PAID-IN       UNEARNED       UNEARNED       OTHER
                              SHARES     AMOUNT      CAPITAL         ESOP           MRP       COMPREHENSIVE     RETAINED
                                                                    SHARES         SHARES        INCOME         EARNINGS
                             ---------  --------   ------------  ------------   -----------   ----------      -------------
BALANCE, JULY 1, 1998        2,645,000  $ 26,450   $ 25,861,230  $ (1,692,800)  $  (578,528)     $53,907      $  14,008,665

Net income                                                                                                          415,641
Common stock committed
  to be released for ESOP                                 8,570       211,600
MRP shares earned                                       124,072                     188,472
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                                                              (2,674,580)
Treasury stock purchased
Dividends paid                                                                                                     (592,612)
                             ---------  --------   ------------  ------------   -----------   ----------      -------------
BALANCE, JUNE 30, 1999      2,645,000     26,450     25,993,872    (1,481,200)     (390,056)  (2,620,673)        13,831,694

Net income                                                                                                          785,902
Common stock committed
  to be released for ESOP                               (48,022)      211,600
MRP shares earned                                                                   169,952
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                                                              (1,780,995)
Treasury stock purchased
Dividends paid                                                                                                     (506,929)
                             ---------  --------   ------------  ------------   -----------   ----------      -------------

BALANCE, JUNE 30, 2000       2,645,000    26,450     25,945,850    (1,269,600)     (220,104)  (4,401,668)        14,110,667

Net income                                                                                                          620,316
Common stock committed
  to be released for ESOP                               (31,718)      211,600
MRP shares earned                                                                    64,503
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                                                               4,342,068
Treasury stock purchased

Dividends paid                                                                                                     (474,299)
                             ---------  --------   ------------  ------------   -----------   ----------      -------------

BALANCE, JUNE 30, 2001       2,645,000  $ 26,450   $ 25,914,132  $ (1,058,000)  $  (155,601)  $  (59,600)     $  14,256,684
                             =========  ========   ============  ============   ===========   ==========      =============



                              TREASURY      TREASURY       TOTAL
                               STOCK         STOCK      STOCKHOLDERS'
                               SHARES        AMOUNT        EQUITY
                              --------    -------------   ------------
BALANCE, JULY 1, 1998               --             --     $ 37,678,924

Net income                                                     415,641
Common stock committed
  to be released for ESOP                                      220,170
MRP shares earned                                              312,544
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                            (2,674,580)
Treasury stock purchased       315,456      $(3,242,527)    (3,242,527)
Dividends paid                                                (592,612)
                              --------    -------------   ------------
BALANCE, JUNE 30, 1999         315,456       (3,242,527)    32,117,560

Net income                                                     785,902
Common stock committed
  to be released for ESOP                                      163,578
MRP shares earned                                              169,952
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                            (1,780,995)
Treasury stock purchased       282,964       (2,708,518)    (2,708,518)
Dividends paid                                                (506,929)
                              --------    -------------   ------------

BALANCE, JUNE 30, 2000         598,420       (5,951,045)    28,240,550

Net income                                                     620,316
Common stock committed
  to be released for ESOP                                      179,882
MRP shares earned                                               64,503
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                             4,342,068
Treasury stock purchased
                               111,135       (1,038,686)    (1,038,686)
Dividends paid                                                (474,299)
                              --------    -------------   ------------

BALANCE, JUNE 30, 2001        709,555     $  (6,989,731)  $ 31,934,334
                              =======     =============   ============



See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2001, 2000 AND 1999

                                                                   2001               2000            1999

OPERATING ACTIVITIES:
  Net income                                                    $    620,316    $    785,902    $    415,641
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
    Depreciation                                                     730,212         649,779         544,142
    Amortization (accretion) of:
      Deferred loan origination fees                                 116,232        (116,260)         (2,729)
      Goodwill                                                        75,000          75,000          75,000
      Premiums and discounts on loans, net                            (4,487)         (4,619)           (510)
      Premiums and discounts on investment securities, net            68,487         119,181         323,110
    Provision for loan loss                                          296,000              --              --
    Deferred income taxes                                           (403,424)       (477,356)       (311,921)
    Net gain on sale of investment securities
      available for sale                                                  --              --        (261,996)
    Loss on impaired investment security                                  --              --           9,000
    Loss on disposal of assets, net                                       --              --           5,464
    Origination of loans held for sale                           (13,502,308)     (9,239,668)    (14,751,445)
    Proceeds from sales of loans held for sale                    12,732,692      10,160,826      13,140,464
    Stock compensation expense                                       244,385         333,530         408,642
    Change in accrued interest receivable                           (164,301)       (135,064)        121,503
    Change in accrued interest payable                                55,485         102,218         171,310
    Change in other assets                                          (720,084)        826,402        (321,083)
    Change in other liabilities                                      (41,483)        (23,113)         72,750
                                                                ------------    ------------    ------------

        Net cash provided (used) by operating activities             102,722       3,056,758        (362,658)

INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                   --      (3,302,892)    (94,991,103)
  Purchases of loans                                                      --         (82,547)             --
  Redemption (purchase) of Federal Home Loan Bank stock            1,487,700        (844,400)     (1,930,200)
  Proceeds from sales of investment securities - available
   for sale                                                               --              --      48,024,577
  Loan (originations), net of repayments                           4,336,955     (21,181,354)     (8,968,498)
  Principal payments on investment securities                     19,629,225      14,768,810      22,279,177
  Proceeds from maturities of other interest bearing deposits         99,000         619,000       2,064,000
  Net (increase) decrease in land held for resale                    (38,524)        103,870          (2,288)
  Proceeds from sales of premises and equipment                           --              --          14,426
  Purchases of premises and equipment                             (1,742,409)       (701,559)     (1,462,969)
                                                                ------------    ------------    ------------

        Net cash provided (used) by investing activities          23,771,947     (10,621,072)    (34,972,878)

                                       24
                                                                (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2001, 2000 AND 1999

                                                                 2001            2000             1999
FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                     $  16,412,108    $  (1,423,527)   $   4,365,268
  Advances from Federal Home Loan Bank                      213,740,000      281,234,000      124,128,000
  Repayment of Federal Home Loan Bank advances             (237,433,335)    (270,148,390)     (87,725,649)
  Net increase (decrease) in advance payments by
    borrowers for taxes and insurance                            59,916           11,112          (80,800)
  Purchase of treasury stock                                 (1,038,686)      (2,708,518)      (3,242,527)
  Purchase of shares for the management retention plan               --               --         (722,328)
  Repayment of note payable                                     (80,000)         (80,000)         (80,000)
  Dividends paid                                               (474,299)        (506,929)        (592,612)
                                                          -------------    -------------    -------------

              Net cash provided by financing activities      (8,814,296)       6,377,748       36,049,352
                                                          -------------    -------------    -------------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                           15,060,373       (1,186,566)         713,816

CASH AND CASH EQUIVALENTS:
  Beginning of year                                           3,349,648        4,536,214        3,822,398
                                                          -------------    -------------    -------------

  End of year                                             $  18,410,021    $   3,349,648    $   4,536,214
                                                          =============    =============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for:
    Interest                                              $  14,023,981    $  12,997,438    $  11,922,293
                                                          =============    =============    =============

    Income taxes                                          $     150,000    $          --    $      95,000
                                                          =============    =============    =============

                                                                     (Concluded)
See notes to consolidated financial statements.

HCB BANCSHARES, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION - HCB Bancshares, Inc. ("Bancshares"), a bank holding company, owns 100 percent of Heartland Community Bank and its subsidiary (collectively the "Bank"). Bancshares' business is primarily that of owning the Bank and participating in the Bank's activities. The Bank provides a broad line of financial products to individuals and small to medium-sized businesses through banking offices located in Camden, Fordyce, Sheridan, Bryant, and Monticello, Arkansas.

     The accompanying consolidated financial statements include the accounts of Bancshares and the Bank and are collectively referred to as the "Company". All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of the deferred tax asset.

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

     INCOME TAXES - The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company considers the need for a valuation allowance if, based on available evidence, deferred tax assets are not expected to be realized.

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

     EARNINGS PER SHARE - Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding, assuming the Company was a public company since July 1, 1996. Basic and diluted earnings per share were both calculated with 1,866,387, 1,988,984, and 2,344,083 weighted-average common shares outstanding for the years ended June 30, 2001, 2000, and 1999, respectively. Weighted-average common shares outstanding was the same for basic and diluted in those years. Potential dilutive common shares include the Stock Option Plan shares and the Management Recognition Plan shares, all of which were granted May 1, 1998. These potential common shares had no dilutive effect for the years ended June 30, 2001, 2000, and 1999.

     STOCK PURCHASED FOR OPTION BENEFIT TRUST - As of June 30, 2001, the Company has purchased a total of 223,544 shares of stock and placed them in its stock option plan trust. These shares are included in treasury stock on the accompanying condensed consolidated statement of financial condition, are available for sale, and are managed by the trustees specifically for funding stock option benefits provided to key employees.

     RECLASSIFICATIONS - Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the classifications adopted for reporting in 2001.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The statement discontinues the use of the pooling of interest method of accounting for business combinations and is effective for all business combinations initiated after June 30, 2001. Management has completed an evaluation of the effects of this statement and does not believe that it will have a material effect on the Company's consolidated financial statements.

     In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets". The statement will require discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair value as necessary. This statement is effective for fiscal years beginning after December 15, 2001, however, early adoption is allowed for companies that have not issued first quarter financial statements as of July 1, 2001. The Company plans to adopt the provisions of this statement on July 1, 2002, and is currently evaluating the effect on the Company's consolidated financial statements.

2.    INVESTMENT SECURITIES

     Investment securities consisted of the following at June 30:


                                                                                 2001
                                                ------------------------------------------------------------------
                                                                      GROSS            GROSS
                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
      AVAILABLE FOR SALE                           COST               GAINS            LOSSES            VALUE

      U.S. Government and agencies           $      1,854,215     $   46,233                      $      1,900,448
      Municipal securities                         30,488,774        159,481          $ 451,069         30,197,186
      Equity securities                                39,750          1,050                                40,800
      Mortgage-backed securities                   75,714,645        424,709            355,094         75,784,260
      Collateralized mortgage obligations          12,125,558         54,622             20,697         12,159,483
                                                   ----------       --------          ---------        -----------

            Total                              $  120,222,942     $  686,095         $  826,860     $  120,082,177
                                                  ===========       ========          =========        ===========


                                                                                 2000
                                                ------------------------------------------------------------------
                                                                      GROSS             GROSS
                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
      AVAILABLE FOR SALE                           COST               GAINS           LOSSES             VALUE

      U.S. Government and agencies           $      6,107,679                     $     226,776   $      5,880,903
      Municipal securities                         30,459,285     $    1,977          2,260,064         28,201,198
      Equity securities                                63,100                             9,475             53,625
      Mortgage-backed securities                   90,635,969         17,825          4,051,513         86,602,281
      Collateralized mortgage obligations          12,654,621          2,558            852,121         11,805,058
                                                   ----------         ------         ----------        -----------

            Total                              $  139,920,654      $  22,360       $  7,399,949     $  132,543,065
                                                  ===========         ======         ==========        ===========


     There were no significant gross realized gains or losses on sales of available for sale securities for the years ended June 30, 2001, and June 30, 2000 as compared to approximately $262,000 gross realized gains for the year ended June 30, 1999.

     At  June  30,  2001,   municipal   securities  with  a  carrying  value  of
approximately $2.1 million were pledged to collateralize public deposits. At June 30, 2001 and 2000, mortgage-backed securities with a carrying value of approximately $20.7 million and $ 62.3 million, respectively, were pledged as collateral for Federal Home Loan Bank advances.

     The scheduled maturities of available for sale debt securities at June 30, 2001 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AMORTIZED           FAIR
                                                           COST             VALUE

         Due in one year or less                    $           --    $           --
         Due from one year to five years                 1,854,215         1,900,448
         Due from five years to ten years                1,149,568         1,161,263
         Due after ten years                            29,339,206        29,035,923
                                                        ----------        ----------

                                                        32,342,989        32,097,634

         Equity securities                                  39,750            40,800
         Mortgage-backed securities                     75,714,645        75,784,260
         Collateralized mortgage obligations            12,125,558        12,159,483
                                                        ----------        ----------

               Total                                $  120,222,942    $  120,082,177
                                                       ===========       ===========

3.    LOANS RECEIVABLE

     Loans receivable consisted of the following at June 30:

                                               2001            2000
First mortgage loans:
  One- to four- family residences        $  50,579,375    $  53,789,291
  Multi-family and commercial               57,041,028       56,765,619
  Real estate construction loans            16,008,775       14,264,996
    Less undisbursed loan funds            (12,020,255)      (7,386,539)
                                         -------------    -------------
        Total first mortgage loans         111,608,923      117,433,367

Consumer and other loans:
  Commercial loans                          11,289,519        8,769,131
  Automobile                                 6,779,218        6,460,343
  Consumer and home improvement loans        2,073,650        2,430,684
  Loans collateralized by deposits           2,488,948        2,320,915
    Less undisbursed loan funds             (1,274,468)        (714,443)
                                         -------------    -------------

        Total consumer and other loans      21,356,867       19,266,630

Allowance for loan losses                   (1,446,114)      (1,231,709)
Net deferred loan costs and discounts          131,745          158,217
                                         -------------    -------------

          Loans receivable, net          $ 131,651,421    $ 135,626,505
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

     The Company has made loans to its directors, executive officers, and their related business interests. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests totaled approximately $1.8 million and $0.8 million at June 30, 2001 and 2000, respectively.

     Loans identified by management as impaired at June 30, 2001 and 2000 were not significant. The Company is not committed to lend additional funds to debtors whose loans have been modified.

     Certain loans are originated for sale. These loans are typically held for sale only a short time, and do not represent a material amount in the aggregate prior to their sale. Normally the short time between origination and sale does not provide for significant differences between cost and market values.

4.    ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consisted of the following at June 30:

                                           2001         2000

                Investment securities   $  931,985   $1,109,074
                Loans                    1,085,203      743,813
                                        ----------   ----------

                    Total               $2,017,188   $1,852,887
                                        ==========   ==========

5.    ALLOWANCE FOR LOAN LOSSES

     A summary of the activity in the allowance for loan losses is as follows for the years ended June 30:

                                         2001            2000            1999

    Balance, beginning of year       $ 1,231,709    $ 1,329,201    $ 1,468,546
    Provision                            296,000             --             --
    Charge-offs, net of recoveries       (81,595)       (97,492)      (139,345)
                                     -----------    -----------    -----------

    Balance, end of year             $ 1,446,114    $ 1,231,709    $ 1,329,201
                                     ===========    ===========    ===========

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

7.    PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at June 30:

                                         2001            2000
Land and buildings                 $  7,154,882    $  5,920,828
Furniture and equipment               3,404,811       2,896,456
                                   ------------    ------------

      Total                          10,559,693       8,817,284

Accumulated depreciation             (2,995,012)     (2,264,800)
                                   ------------    ------------

     Premises and equipment, net   $  7,564,681    $  6,552,484
                                   ============    ============

8.    DEPOSITS

          Deposits are summarized as follows at June 30:

                                                              2001            2000
Demand and NOW accounts, including noninterest-bearing
  deposits of $7,379,892 and $5,650,755 in 2001 and
  2000, respectively                                     $ 38,055,320   $ 23,553,466
Money market                                                5,733,865      9,360,191
Statement savings                                           6,903,036      7,530,432
Certificates of deposit                                   110,592,958    104,428,982
                                                         ------------   ------------

      Total                                              $161,285,179   $144,873,071
                                                         ============   ============

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $13.6 million and $11.6 million at June 30, 2001 and 2000, respectively.

     At June 30, 2001, scheduled maturities of certificates of deposit are as follows:

        Years ending June 30:
             2002                                    $   86,925,381
             2003                                        18,584,475
             2004                                         5,083,102
                                                        -----------
                   Total                             $  110,592,958
                                                        ===========

     Eligible deposits of the Bank are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

9.    FEDERAL HOME LOAN BANK ADVANCES AND NOTE PAYABLE

     The Bank pledges as collateral for FHLB advances its FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Bank agrees to maintain, free of other encumbrances, qualifying single family first mortgage loans with unpaid principal balances, when discounted to 75% of such balances, of at least 100% of total outstanding advances. Additionally the Bank has pledged mortgage-backed securities with a carrying value of approximately $20.7 million at June 30, 2001, as additional collateral. Advances at June 30, 2001 and 2000, have maturity dates as follows:

                                                      2001                                         2000
                                         WEIGHTED                                       WEIGHTED
                                          AVERAGE                                      AVERAGE
                                            RATE           AMOUNT                        RATE              AMOUNT
      Years ending June 30:
         2001                                -- %        $          --                  6.46 %         $  35,045,000
         2002                              5.82              8,050,000                  5.50               7,550,000
         2003                              5.70             12,030,126                  5.70              12,047,991
         2004                              5.65              9,875,000                  5.66               4,875,000
         2005                              5.42              9,721,317                  5.73               7,000,000
         2006                              5.92              4,889,509                  5.89               4,500,000
         Thereafter                        6.07             47,349,742                  6.07              44,591,038
                                           ----             ----------                  ----              ----------

            Total                          5.88 %        $  91,915,694                  6.07 %         $ 115,609,029
                                           ====             ==========                  ====             ===========

     The note payable of $80,000 at June 30, 2001, is due in annual installments of $80,000 plus interest through September 2001. The note bears interest at 7.50% and is collateralized by real estate held for sale and office premises with a combined carrying value at June 30, 2001, of approximately $1.5 million.

10.   INCOME TAXES

     Income tax provisions (benefits) are summarized as follows:


                                           Years Ended June 30,
                                  ------------------------------------
                                      2001        2000         1999
Income tax provision (benefit):
  Current                         $ (64,464)   $ 136,209    $ 248,263
  Deferred                         (403,424)    (477,356)    (311,921)
                                  ---------    ---------    ---------
       Total                      $(467,888)   $(341,147)   $ (63,658)
                                  =========    =========    =========

     The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows:

                                                       YEARS ENDED JUNE 30,
                            -----------------------------------------------------------------------------------
                                          2001                       2000                          1999
Taxes at statutory rate           $  51,826        34.0%    $ 151,217        34.0%  $ 119,674       34.0%
Increase (decrease)
  resulting from:
    Tax exempt income              (520,047)     (341.18)    (503,043)     (113.11)  (304,193)     (86.42)
    Disallowed interest expense      85,650        56.19       67,735        15.23     44,561       12.66
    Change in estimate              (67,000)      (43.95)           0         0.00     64,915       18.44
    Compensation                    (19,825)      (13.01)     (77,301)      (17.38)   (14,389)      (4.09)
    Other, net                        1,508         0.99       20,245         4.56     25,774        7.32
                                  ---------       ------    ---------       ------  ---------       -----

                Total             $(467,888)     (306.96)%  $(341,147)      (76.70)%$ (63,658)     (18.09)%
                                  =========       ======    =========       ======  =========       =====

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

     The Company's deferred tax asset account was comprised of the following at June 30:


                                           2001         2000
Deferred tax assets:
  Allowance for loan losses             $  326,016   $  275,866
  Unrealized loss on investments            81,165    2,975,921
  Deferred compensation                    312,942      306,236
  Net operating loss carryforward        1,147,149      661,092
  AMT credit carryforward                  278,496      278,496
  Investment premiums and discount              --       18,360
  Other                                     13,425       46,048
                                        ----------   ----------
            Total deferred tax assets 2,159,193 4,562,019 Deferred tax liabilities:
  Premises and equipment                   262,610      222,683
  Investment premiums and discount          10,432           --
  Loan fees                                  1,553           --
  FHLB dividends                           327,057      290,462
                                        ----------   ----------
       Total deferred tax liabilities      601,652      513,145
                                        ----------   ----------
       Net deferred tax asset           $1,557,541   $4,048,874
                                        ==========   ==========


     A deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 2001, the amount of these reserves totaled approximately $3,459,119 with an unrecognized deferred tax liability of $1,177,372. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law,
(iii) certain  distributions  are made with respect to the stock of the Bank, or
(iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

     The Company has a net operating loss carryforward of $3,373,968, which will begin expiring in 2019. The Company's AMT credit carryforward of $278,496 does not have an expiration date.

     The portion of the net deferred tax asset resulting from net operating loss carryforward and AMT credit carryforward totals $1,425,645. The Company has approved a tax-planning strategy intended to provide for the realization of these carryforwards. The success of this strategy is contingent on several factors including (1) the sale of a sufficient amount of tax-exempt investment securities and corresponding reduction in tax-exempt income and increase in taxable income and (2) sufficient taxable earnings from operations or other sources to provide aggregate net taxable income and permit utilization of the carryforwards prior to their expirations. Should this strategy not result in a sufficient amount of net taxable income, the Company will determine the need for a valuation allowance for the portion of the net deferred tax asset resulting from the carryforwards. It is probable that without achievement of the intended results of the strategy, a valuation allowance would be necessary for the portion of the net deferred tax asset resulting from the carryforwards.

11.   BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN - The Company has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP has a note payable to Bancshares, the proceeds from which were used to purchase shares of common stock of Bancshares.

     The note receivable, presented in the statements of stockholders' equity as unearned ESOP shares, is to be repaid in installments of $211,600 on June 30th each year through 2006. Interest is based upon the prime rate, which is to be adjusted and paid annually. The note may be prepaid without penalty. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. Compensation expense of $179,882, $163,578, and $220,171 was recognized during the years ended June 30, 2001, 2000, and 1999, respectively.

     Shares no longer required to be held to collateralize the debt and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after three years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions. At both June 30, 2001 and 2000, 21,160 shares were committed to be released by the ESOP to participant accounts. At June 30, 2001, there were 105,800 shares allocated to participant accounts and 105,800 unallocated shares. The fair value of the unallocated shares amounted to approximately $1,343,660 (105,800 shares at $12.70 per share) at June 30, 2001.

     Participants with vested account balances leaving employment, generally, may elect to have their allocated shares distributed. In the case of a distribution of shares, which at the time of distribution are not readily tradable on an established securities market, the Company is required to issue a put option to the participant. The put option is priced using the fair market value as determined as of the most recent valuation date (prior to the exercise of such right) by an independent appraiser. Any excess of the total purchase price at which the participant may put the shares to the Company over the fair value of the shares at the date of the issuance of the option is recognized as expense to the Company with the fair value of the shares recorded as treasury stock. During the year ended June 30, 2001, no put options were issued. During the year ended June 30, 2000, put options were issued to two employees but without any material expense to the Company. During the year ended June 30, 1999, put options were issued to two employees resulting in an expense to the Company totaling approximately $20,000.

     STOCK OPTION PLAN - The Stock Option Plan ("SOP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award incentive or non-incentive stock options, representing up to 317,400 shares of Company stock. Options granted to executive officers and directors vest 25% immediately and 25% on each of the three subsequent anniversary dates on the grant. Options granted to employee's vest 20% immediately upon grant, with the balance vesting in equal amounts on the four subsequent anniversary dates of the grant. Options granted vest immediately in the event of disability or death. Outstanding stock options can be exercised over a ten-year period from the date of grant. Vested options of terminated participants expire one year after the participant's termination date.

     Under the SOP, options have been granted to directors and key employees to purchase common stock of the Company. The exercise price in each case equals the fair market value of the Company's stock at the date of grant. On October 29, 1998, the options committee of the Board of Directors lowered the option grant price on the existing 304,140 options granted to current employees and directors at that date to $9.125 per share, which was market value on that day. No new options were granted during the years ended June 30, 2001 or 2000.

     A summary of the status of the Company's stock option plan as of June 30, 2001, and changes during the years ending June 30, 2000 and 1999, is presented below:

                                                             WEIGHTED
                                                             AVERAGE
                                                             EXERCISE
OPTIONS                                         SHARES        PRICE

Outstanding at July 1, 1998                     304,300   $   16.00
Granted                                          20,100        9.35
Exercised                                            --          --
Forfeited                                         9,104        9.22
                                                -------      ------

Outstanding at June 30, 1999                    315,296   $    9.14
Granted                                              --          --
Exercised                                            --          --
Forfeited                                         2,316        9.22
                                                -------      ------

Outstanding at June 30, 2000                    312,980        9.14
Granted                                              --          --
Exercised                                            --          --
Forfeited                                        18,513        9.18
                                                -------      ------
Outstanding at June 30, 2001                    294,467        9.14
                                                -------      ------

Options exercisable at June 30, 2001 (vested)   278,993   $    9.13
                                                =======      ======


     Exercise prices for options outstanding at June 30, 2001, range from $9.125 to $9.375 per share. The weighted average remaining contractual life of such shares was 6.9 years at June 30, 2001.

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

                                       2001
                            AS REPORTED     PRO FORMA

Net income (in thousands)   $    620        $    529
Earnings per share:
    Basic                   $   0.33        $   0.28
    Diluted                 $   0.33        $   0.28


                                     2000
                          AS REPORTED       PRO FORMA

Net income (in thousands)   $    786        $    676
Earnings per share:
    Basic                   $   0.40        $   0.34
    Diluted                 $   0.40        $   0.34


                                       1999
                           AS REPORTED      PRO FORMA

Net income (in thousands)   $    416        $    311
Earnings per share:
    Basic                   $   0.18        $   0.13
    Diluted                 $   0.18        $   0.13


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

     MANAGEMENT RECOGNITION PLAN - The Management Recognition Plan ("MRP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award restricted stock to key officers as well as non-employee directors. The MRP authorizes the Company to grant up to 52,900 shares of Company stock, all of which were granted during 1998. Compensation expense is recognized based on the fair market value of the shares on the grant date of $16.00 over the vesting period. Under the original plan, shares granted to directors (37,024, of which 1,322 were forfeited as of June 30, 2001) vest 25% at the grant date and 25% each May 1 afterward. Shares granted to non-directors (15,876, of which 1,908 were forfeited as of June 30, 2001) vest 20% at the grant date and 20% each May 1 afterward. Shares granted will be deemed vested in the event of disability, or death. At June 30, 2001, all shares have been acquired that are necessary to meet the Plan's award requirements. The difference between the price at the date of grant and the actual purchase price was recorded as an adjustment to stockholders' equity. Approximately $65,000, $170,000 and $188,000 in compensation expense was recognized during the years ended June 30, 2001, 2000, and 1999, respectively. On May 17, 2000, all directors voluntarily elected to extend their vesting period three additional years to May 1, 2004. In addition, certain officers also voluntarily elected to adopt the three-year extension of their vesting period.

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

                                              JUNE 30,
RECONCILIATION OF FUNDED STATUS:               1999
                                             --------
    Actuarial present value of accumulated
       benefit obligations:
        Vested portion                       $450,170
        Vested part of excess assets           98,310
        Non-vested portion                         --
                                             --------
    Accumulated benefit obligation            548,480
    Effect of estimated future pay growth          --
                                             --------

    Projected benefit obligation              548,480
    Plan assets at fair value                 548,480
                                             --------

    Funded status:

    Unrecognized net (gain) or loss                --
    Unrecognized prior service cost                --
    Unrecognized net transition obligation         --
                                             --------

        (Accrued) prepaid pension cost             --
                                             ========


                                             YEAR ENDED
                                            JUNE 30, 1999
                                            -------------
    Determination of pension cost:
        Service cost                               --
        Interest cost                        $ 33,564
        Actual return on assets                10,923
        Net amortization and deferral         (44,487)
                                             --------

             Net periodic pension cost             --
                                             =========

     The weighted average interest rate used in determining the projected benefit obligation was 6.0% in 1999. The expected long-term rate of return on assets was 6.0% for 1999.

     OFFICERS' AND DIRECTORS RETIREMENT PLAN - During the year ended June 30, 1996, the Bank adopted a "non-qualified" retirement plan for its officers and directors in recognition of their years of service to the Bank. The plan is an annuity contract plan whereby funds are to be set aside annually in a grantor trust, with the Bank acting as trustee of the Trust. Distributions are scheduled to be paid upon completion of six to ten years of service to the Bank. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries. Future funding is dependent on continued service to the Bank and therefore is expensed as the plan is funded each year. For the years ended June 30, 2001, 2000 and 1999, contributions to the plan totaled approximately $181,000, $184,000, and $162,000, respectively.

     401(K) PLAN - Effective July 1, 1993, employees of the Bank may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon reaching age 21 and completing one year of service. At its discretion, the Bank may make matching contributions to the plan. Employer contributions vest 20% each year beginning in the third year of service and become 100% vested in seven years. The Bank made no matching contribution during the years ended June 30, 2001, 2000 or 1999.

     EMPLOYMENT AGREEMENTS - Certain executive officers of the Bank and the Company have employment agreements with one-year renewable terms. Such agreements provide for termination pay and other benefits under certain circumstances. Aggregate termination pay is approximately $0.70 million.

     CHANGE-IN-CONTROL AGREEMENTS - As of June 30, 2001, certain officers of the Bank and the Company had change-in-control agreements with three-year renewable terms. Such agreements provide for benefits under circumstances of changes-in-control as defined in the agreements. The benefits provide for 299% of the officers' compensation. The aggregate benefits total approximately $0.50 million. Subsequent to June 30, 2001, additional officers were provided with change-in-control agreements that provide for a range of 25% to 299% of the officers' compensation. The aggregate benefits total of these new agreements is approximately $0.48 million.

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

     The Company had the following outstanding commitments at June 30, 2001:

  Undisbursed construction loans                                 $   6,817,867
  Commitments to originate mortgage loans                            5,202,388
  Unused lines of credit                                             1,274,468
                                                                    ----------

       Total                                                     $  13,294,723
                                                                    ==========


     The funding period for construction loans is generally less than nine months and commitments to originate mortgage loans are generally outstanding for 60 days or less. At June 30, 2001, interest rates on commitments are believed by management to approximate market rates.

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

                                                       JUNE 30, 2001                JUNE 30, 2000
                                                                 ESTIMATED                      ESTIMATED
                                                  CARRYING         FAIR          CARRYING         FAIR
                                                    VALUE          VALUE          VALUE           VALUE
      ASSETS:
  Cash and due from banks                      $  3,302,540   $  3,302,540   $  3,211,802   $  3,211,802
  Interest bearing deposits with banks           15,107,481     15,107,481        137,846        137,846
  Other interest bearing deposits with banks             --             --         99,000         99,000
  Investment securities:
    Available for sale                          120,082,177    120,082,177    132,543,065    132,543,065
  Loans receivable, net                         131,651,421    133,015,674    135,626,505    132,485,000
  Accrued interest receivable                     2,017,188      2,017,188      1,852,887      1,852,887
  Federal Home Loan Bank stock                    4,735,800      4,735,800      6,223,500      6,223,500

LIABILITIES
  Deposits:
    Demand, NOW, money
      market and regular savings                 50,692,221     50,692,221     40,444,089     40,444,089
    Certificates of deposit                     110,592,958    111,361,694    104,428,982    104,225,000
  Federal Home Loan Bank advances                91,915,694     92,800,235    115,609,029    111,141,000
  Advance payments by
    borrowers for taxes and insurance               199,470        199,470        139,554        139,554
  Accrued interest payable                          972,900        972,900        917,415        917,415
  Note payable                                       80,000         80,019        160,000        161,000

     For cash and due from banks, interest bearing deposits with banks, other interest bearing deposits with banks, Federal Home Loan Bank stock and accrued interest receivable, the carrying value is a reasonable estimate of fair value primarily because of the short-term nature of instruments or, as to Federal Home Loan Bank stock, the ability to sell the stock back to the Federal Home Loan Bank at cost. The fair value of investment securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The fair value of loans receivable is estimated based on present values using the rates currently offered for loans of similar remaining maturities at the reporting date.

     The fair value of demand deposit accounts, NOW accounts, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit, Federal Home Loan Bank advances, and note payable is estimated using the rates currently offered for deposits and borrowings of similar remaining maturities at the reporting date. For advance payments by borrowers for taxes and insurance and accrued interest payable the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of instruments. Commitments are generally made at prevailing interest rates at the time of funding and are relatively short term. Therefore, there is no difference between the contract amount and fair value.

     The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

     In May, 1999, a shareholder filed a putative class action complaint against the Company and several current and former officers alleging that the defendants defrauded the plaintiff and other shareholder class members through various public statements and reports that had the supposed effect of artificially inflating the price the plaintiff and other putative class members paid to purchase the Company's common stock.

         The Company and the other defendants moved to dismiss the complaint. The federal district court granted the motion on March 31, 2001, but allowed plaintiffs 30 days from the date of the order to file an amended class action complaint. On August 28, 2001, the Company was informed by the federal district court that the case was dismissed with prejudice on August 27, 2001.

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

     The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank's stockholders' equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the amount of the special liquidation account referred to above. This requirement effectively limits the dividend paying ability of the Company in that the Company must maintain an investment in equity of the Bank sufficient to enable the Bank to meet its requirements as noted above. Required capital amounts are shown in Note 16 to the consolidated financial statements. Liquidation account balances are not maintained because of the cost of maintenance and the remote likelihood of complete liquidation. Additionally, the Bank is limited to distributions it may make to Bancshares without OTS approval if the distribution would cause the total distributions to exceed the Bank's net income for the year to date plus the Bank's net income (less distributions) for the preceding two years. Bancshares may use assets other than its investment in the Bank as a source of dividends.

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

     As of June 30, 2001 and 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum core (Tier I core), Tier I risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts (in thousands) and ratios are also presented in the tables:

                                                                                                TO BE CATEGORIZED
                                                                                             AS WELL CAPITALIZED
                                                                                                UNDER PROMPT
                                                                           FOR CAPITAL             CORRECTIVE
                                                          ACTUAL        ADEQUACY PURPOSES       ACTION PROVISIONS
                                                    AMOUNT      RATIO    AMOUNT     RATIO      AMOUNT        RATIO
                                                    ------      -----    ------     -----      ------        -----
      AS OF JUNE 30, 2001:
Tier I (Core) Capital to Adjusted Total Assets     $ 29,132    10.20 %    $ 11,420   4.00 %     $ 14,274     5.00 %
Total Risk-Based Capital to Risk-weighted Assets     30,578    22.17 %      11,032   8.00 %       13,790    10.00 %
Tier I (Core) Capital to Risk-weighted Assets        29,132    21.12 %         N/A    N/A          8,274     6.00 %
Tangible Capital to Tangible Assets                  29,132    10.20 %       4,282   1.50 %          N/A      N/A

      AS OF JUNE 30, 2000:

Tier I (Core) Capital to Adjusted Total Assets     $ 29,437    10.02 %    $ 11,756   4.00 %     $ 14,695     5.00 %
Total Risk-Based Capital to Risk-weighted Assets     30,669    21.79 %      11,262   8.00 %       14,077    10.00 %
Tier I (Core) Capital to Risk-weighted Assets        29,437    20.91 %         N/A    N/A          8,446     6.00 %
Tangible Capital to Tangible Assets                  29,437    10.02 %       4,408   1.50 %          N/A      N/A


     Regulations require the Bank to maintain an amount equal to 4% of deposits (net of loans collateralized by deposits) plus short-term borrowings in cash and U.S. Government and other approved securities.

17.   PARENT COMPANY ONLY FINANCIAL INFORMATION

     The following condensed statements of financial condition as of June 30, 2001 and 2000, and condensed statements of income and cash flows for the years ended June 30, 2001 and 2000, for HCB Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

HCB BANCSHARES, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2001 AND 2000
ASSETS                                           2001           2000
Deposit in Bank                              $   515,975   $ 1,089,752
Cash equivalents                                 134,522        79,145
                                             -----------   -----------
  Cash and cash equivalents                      650,497     1,168,897
Investment in Bank                            29,861,612    25,898,664
Loans receivable                                 700,000       700,000
Investment securities                             40,800        53,625
Other assets                                     909,850       419,364
                                             -----------   -----------
TOTAL ASSETS                                 $32,162,759   $28,240,550
                                             ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities       $   228,425   $        --
Stockholders' equity                          31,934,334    28,240,550
                                             -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $32,162,759   $28,240,550
                                             ===========   ===========
CONDENSED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 2001 AND 2000

INCOME:                                           2001           2000
 Dividend from Bank                          $ 1,000,000   $        --
  Interest and dividend income                   230,421       346,007
                                             -----------   -----------
   Total income                                1,230,421       346,007
EXPENSES:
  Operating expenses                             191,509       301,181
                                             -----------   -----------
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY    1,038,912        44,826
INCOME TAX PROVISION (BENEFIT)                    13,000        15,242
                                             -----------   -----------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF BANK SUBSIDARY                   1,025,912        29,584
EQUITY IN UNDISTRIBUTED EARNINGS (LOSS) OF
   BANK SUBSIDIARY                              (405,596)      756,318
                                             -----------   -----------
NET INCOME                                   $   620,316   $   785,902
                                             ===========   ===========

HCB BANCSHARES, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2001 AND 2000

OPERATING ACTIVITIES:                                                  2001           2000
   Net income                                                     $   620,316    $   785,902
   Adjustments to reconcile net income to net cash provided
      (used) by operating activities:
     Equity in undistributed (earnings) loss of Bank subsidiary       405,596       (756,318)
     Changes in operating assets and liabilities:
       Other assets                                                  (259,752)       954,507
       Accrued expenses and other liabilities                         228,425     (1,179,190)
                                                                  -----------    -----------
            Net cash provided (used) by operating activities          994,585       (195,099)
                                                                  -----------    -----------
INVESTING ACTIVITIES:
   Purchase of investments                                                 --             --
   Purchase loan, net of repayments                                        --      1,713,019
                                                                  -----------    -----------
            Net cash provided by investing activities                      --      1,713,019
                                                                  -----------    -----------
FINANCING ACTIVITIES:
   Dividends paid                                                    (474,299)      (506,929)
   Purchase of treasury stock                                      (1,038,686)    (2,708,518)
                                                                  -----------    -----------
            Net cash used by financing activities                  (1,512,985)    (3,215,447)
                                                                  -----------    -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                            (518,400)    (1,697,527)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                              1,168,897      2,866,424
                                                                  -----------    -----------
   End of period                                                  $   650,497    $ 1,168,897
                                                                  ===========    ===========

18.   OTHER COMPREHENSIVE INCOME

     The amount of income tax expense or benefit allocated to each component of comprehensive income, including reclassification adjustments, are shown below:

                                                  YEAR ENDED JUNE 30, 2001
                                      ------------------------------------------
                                       BEFORE TAX     TAX EXPENSE    NET-OF-TAX
                                         AMOUNT        (BENEFIT)      AMOUNT
                                                        AMOUNT

UNREALIZED GAINS ON SECURITIES:
 Unrealized holding gain on securities
   arising during period                $7,236,824   $2,894,756   $4,342,068
 Less reclassification adjustment for
   (gains) losses included in net income        --           --           --

                                        ----------   ----------   ----------
           Other comprehensive income   $7,236,824   $2,894,756   $4,342,068
                                        ==========   ==========   ==========


                                                  YEAR ENDED JUNE 30, 2000
                                      ------------------------------------------
                                       BEFORE TAX     TAX EXPENSE    NET-OF-TAX
                                         AMOUNT         AMOUNT         AMOUNT


UNREALIZED GAINS ON SECURITIES:
 Unrealized holding gain on securities
   arising during period                $(2,991,525)  $(1,210,530)  $(1,780,995)
 Less reclassification adjustment for
   (gains) losses included in net income         --            --            --
                                        -----------   -----------   -----------
           Other comprehensive income   $(2,991,525)  $(1,210,530)  $(1,780,995)
                                        ===========   ===========   ===========


                                                  YEAR ENDED JUNE 30, 1999
                                      ------------------------------------------
                                       BEFORE TAX     TAX EXPENSE    NET-OF-TAX
                                         AMOUNT        (BENEFIT)       AMOUNT

UNREALIZED GAINS ON SECURITIES:
 Unrealized holding gain on securities
   arising during period                $(3,790,398)  $(1,288,735)  $(2,501,663)
 Less reclassification adjustment for
   (gains) losses included in net income   (261,996)      (89,079)     (172,917)
                                        -----------   -----------   -----------
           Other comprehensive income   $(4,052,394)  $(1,377,814)  $(2,674,580)
                                        ===========   ===========   ===========


19.   SUBSEQUENT EVENTS

     Subsequent to June 30, 2001, the Company purchased 77,803 shares for the stock option plan trust at a cost of approximately $985,000. In addition, from July 1, 2001 through September 17, 2001, 16,053 option shares were exercised at an average price of $9.125 per share. From July 1, 2001 through September 17, 2001, the Company also purchased 69,866 shares in treasury stock at an average cost of $12.58 per share for a total of approximately $879,000.

     In addition, subsequent to June 30, 2001, certain officers were provided with change-in-control agreements ranging from 25% to 299% of annual salary. Aggregate change-in-control pay for these new agreements is $0.48 million as of August 31, 2001.

     On September 5, 2001 the Company filed a Form 8-K Current Report with the SEC regarding a standstill agreement entered into with a major stockholder on August 29, 2001. Please refer to the Form 8-K Current Report for specifics regarding this agreement.

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

Cameron D. McKeel
 President and Chief
    Executive Officer

Bruce D. Murry
   Self-employed
   Camden, Arkansas

Carl E. Parker, Jr.
   General Manager, Camden Monument Co.
   Camden, Arkansas

Clifford Steelman
   Senior Human Resource Administrator,
   Atlantic Research Corporation
   Camden, Arkansas

Ned Ray Purtle
   Self-employed
   Hope, Arkansas

F. Michael Akin
   President, CEO - Akin Industries
   Monticello, Arkansas

EXECUTIVE OFFICERS

William C. Lyon
   Senior Vice President and Chief Lending Officer

Paula J. Bergstrom
   Senior Vice President Administration and Secretary

Scott A. Swain
   Senior Vice President and Chief Financial Officer

ANNUAL STOCKHOLDERS
   MEETING:

November 15, 2001 - 10:00 a.m.
   Charles O. Ross Center
   746 California Avenue
    Camden, Arkansas
    Record Date - October 4, 2001

MAIN OFFICE:

   237 Jackson Street, S.W.
   Camden, Arkansas

BRANCH OFFICES:

   22461 Interstate 30, Suite 1100A
   Bryant, Arkansas

   1125 Fairview Road SW
   Camden, Arkansas

   610 West 4th Street
   Fordyce, Arkansas

   473 Highway 425 North
   Monticello, Arkansas

   108 South Main Street
   Sheridan, Arkansas

INDEPENDENT AUDITORS:

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