Form 10-K, Exhibit 13
period 2002-06-30
HCB BANCSHARES INC
filed 2002-09-26
CIK 1029740

HCB BANCSHARES, INC




                               2002 ANNUAL REPORT

                              TO OUR SHAREHOLDERS:

What an exciting year it's been! Your Company has reached several milestones this year, and the end is not in sight. For example, net interest income after provision for loan and investment losses reached an all-time high of $6,733,412. At the same time, non-interest income also set a new record high of $1,606,460, more than double the figure of only four years ago. Return on equity was the highest in seven years, and earnings per share were the highest in the history of the Company. But, there's more improvement to come.

Our ratio of non-interest expense to average total assets is higher than we like, and we need to make improvement there. Our nonperforming assets also reached a new high, primarily due to the faltering economy, but fortunately, unusually high losses have not occurred. And non-interest income can still be improved. In short, we aren't satisfied.

Satisfaction - what a variety of ways there are to achieve it. Sometimes satisfaction comes from mere improvement, such as a marginal student raising his grade from an F to a C. That's certainly a tremendous achievement, and yet there's more to be done. Earning that C is very, very satisfying, but it isn't over yet. Passing is far better than failing, and absolutely deserves favorable recognition, but shouldn't that C become a B? And shouldn't that B become an A? Isn't "excellence" more satisfying than "average"? Don't we want to be the best we can be? And how do we decide when our performance is satisfying enough?

In our business, as in many others, it's never enough. We will always be disappointed at losing a customer, no matter how many "satisfied" customers we may have. We will always be thrilled by reaching new levels of success, but then we will set even higher goals in an effort to reach even higher levels of success. No matter how many objectives we meet, or how well we meet them, we will still strive for more. In short, as we review the criteria by which we measure our achievement, there is no such thing as "enough". We must not . . . ever! . . . be "satisfied".

During this past fiscal year, your Company has achieved some impressive results. Net interest income has never been higher. Income from other sources (non-interest income) has never been higher. Earnings per share have never been higher. But . . . it is not enough. We want continued improvement. Increased net income. Tighter control of non-interest expense. New products providing new sources of non-interest income. Reductions in high-rate borrowings, partly through repayment and partly through replacement at lower rates. Continued repurchases of our stock. Negotiated reductions of non-performing assets. And, or course, increased return on equity.

We want, and expect, to be your best investment. We want to exceed your expectations, and we want to do that year after year after year. We want the satisfaction of being a high-performance company.

Even then, we won't be "satisfied"!



/s/ Cameron D. McKeel
President and Chief Executive Officer

                                TABLE OF CONTENTS

HCB Bancshares, Inc.........................................................  3
Market for Common Stock and Related Stockholder Matters.....................  4
Selected Consolidated Financial and Other Data..............................  5
Quarterly Financial Data....................................................  7
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.............................................................  8
Consolidated Financial Statement.............................................18
  Consolidated Statements of Financial Condition............................ 20
  Consolidated Statements of Income and Comprehensive Income................ 21
  Consolidated Statements of Stockholders' Equity........................... 23
  Consolidated Statements of Cash Flows..................................... 24
  Notes to Consolidated Financial Statements................................ 26
Corporate Information....................................................... 44

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

     Prior to the Conversion, Bancshares did not engage in any material operations. Bancshares has no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and notes receivable, one of which is from the Employee Stock Ownership Plan ("ESOP"). Bancshares' principal business is the business of the Bank. At June 30, 2002, the Company had total assets of $276.4 million, deposits of $165.0 million, and stockholders' equity of $26.7 million, or 9.7% of total assets.

     As of June 30, 2002, the Bank operated through six full service-banking offices located in Camden (2), Fordyce, Bryant, Sheridan, and Monticello, Arkansas. During July 2002 the Bank sold its Monticello branch and operated through five full service-banking offices.

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

                            MARKET FOR COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS


     Bancshares common stock began trading on the Nasdaq National Market on May 7, 1997, under the symbol "HCBB." Effective February 2, 1999, the Bancshares common stock was delisted and ceased trading on the Nasdaq National Market. Bancshares common stock began trading on the OTC Bulletin Board effective September 16, 1999 and was listed on the Nasdaq Small-Cap Market effective November 22, 1999. At June 30, 2002, there were 1,503,436 shares of the common stock outstanding. For the purpose of this disclosure, shares held in the Stock Option Trust are considered to be outstanding, however, for financial reporting purposes, such shares are reported as treasury shares. At June 30, 2002, there were 557 stockholders of record according to the Company's transfer agent listing. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq Small-Cap Market July 1, 2000 to June 30, 2002, as well as the dividends paid during such quarters.

                                                     High              Low             Dividends Per Share
                                                   -------            ------           -------------------
              Fiscal 2002
                 First Quarter                     $ 13.00            $ 11.90               $ 0.06
                 Second Quarter                      12.95              12.00                 0.07
                 Third Quarter                       15.00              12.61                 0.07
                 Fourth Quarter                      16.70              14.27                 0.08

              Fiscal 2001
                 First Quarter                     $  7.38            $  6.00               $ 0.06
                 Second Quarter                       9.25               7.19                 0.06
                 Third Quarter                        8.88               8.31                 0.06
                 Fourth Quarter                      13.20               8.94                 0.06

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

                  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                           AT JUNE 30,
                                               ----------------------------------------------------------------------
                                                  2002           2001           2000          1999            1998
                                               ----------     ----------     ----------    ----------     -----------
Total assets..............................   $ 276,425,294   $287,598,650  $291,192,175    $285,396,885  $250,953,770
Loans receivable, net.....................     124,176,898    131,651,421   135,626,505     115,162,883   104,580,165
Allowance for loan losses.................       1,628,515      1,446,114     1,231,709       1,329,201     1,468,546
Cash and due from banks...................       3,492,257      3,302,540     3,211,802       3,560,884     1,531,363
Interest-earning savings deposits.........      14,404,572     15,107,481       236,846       1,693,330     5,073,035
Investment securities:
   Available for sale.....................      29,285,376     32,138,434    34,135,726      33,132,916    40,775,807
   Held to maturity.......................              --             --            --              --            --
Mortgage-backed securities:
    Available for sale....................      88,913,188     87,943,743    98,407,339     113,986,773    58,697,109
    Held to maturity......................              --             --            --              --    27,503,257
Deposits..................................     165,005,183    161,285,179   144,873,071     146,296,598   141,931,330
FHLB advances.............................      82,263,936     91,915,694   115,609,029     104,523,419    68,121,068
Note payable..............................              --         80,000       160,000         240,000       320,000
Stockholders' equity......................      26,736,288     31,934,334    28,240,550      32,117,560    37,678,924
Number of:
   Real estate loans outstanding..........           1,517          1,730         1,820           1,709         2,829
   Deposit accounts.......................          18,090         18,538        17,980          18,526        17,158
   Offices open...........................               6              6             6               6             6

                                                                      YEAR ENDED JUNE 30,
                                               -------------------------------------------------------------------
                                                  2002           2001         2000          1999          1998
                                               ----------     ----------   ----------    ----------    -----------
Interest income...........................   $  17,916,113   $ 20,078,400  $19,808,899   $18,274,647   $15,027,677
Interest expense..........................      10,823,701     14,079,466   13,099,656    12,093,603     8,942,149
                                             -------------   ------------  -----------   -----------   -----------
Net interest income.......................       7,092,412      5,998,934    6,709,243     6,181,044     6,085,528
Provision for loan and investment losses..         359,000        296,000           --            --        24,000
                                             -------------   ------------  -----------   -----------   -----------
Net interest income after provision
  for loan and investment losses..........       6,733,412      5,702,934    6,709,243     6,181,044     6,061,528
Noninterest income........................       1,606,460      1,378,612    1,039,622     1,018,654       710,856
Noninterest expense.......................       7,113,145      6,929,118    7,304,110     6,847,715     6,407,976
                                             -------------   ------------  -----------   -----------   -----------
Income before income taxes................       1,226,727        152,428      444,755       351,983       364,408
Income tax provision (benefit)............          61,027       (467,888)    (341,147)      (63,658)      (20,705)
                                             -------------   ------------- ------------  ------------  ------------

Net income................................   $   1,165,700   $    620,316  $   785,902   $   415,641   $   385,113
                                              ============    ===========   ==========    ==========    ==========

Earnings per share:
  Basic...................................   $       0.71    $       0.33  $      0.40   $      0.18   $      0.16
  Diluted.................................           0.68            0.33         0.40          0.18          0.16
Cash dividends declared...................           0.28            0.24         0.24          0.24          0.20

                                                                             YEAR ENDED JUNE 30,
                                                     ---------------------------------------------------------------
                                                       2002         2001           2000          1999         1998
                                                     --------     --------       --------      --------     --------
PERFORMANCE RATIOS:
   Return on assets (net income divided
      by average total assets) ....................    0.41%        0.21%         0.27%         0.15%         0.18%
   Return on average equity (net income
      divided by average equity) ..................    3.82         2.02          2.76          1.14          1.02
   Interest rate spread (combined weighted
      average interest rate earned less combined
      weighted average interest rate cost).........    2.25         1.72          2.12          1.81          2.11
   Net interest margin (net interest income
      divided by average interest-earning assets)..    2.66         2.19          2.49          2.34          2.96
   Ratio of average interest-earning assets
      to average interest-bearing liabilities......  110.06       108.91        107.68        111.55        119.51
   Ratio of noninterest expense to average
      total assets.................................    2.52         2.38          2.55          2.48          3.00

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period.............................    0.92         0.48          0.33          0.21          0.34
   Nonperforming loans to total loans
      at end of period.............................    1.44         0.81          0.64          0.46          0.75
   Allowance for loan losses to total
      loans at end of period.......................    1.22         0.99          0.85          1.08          1.33
   Allowance for loan losses to nonperforming
      loans at end of period.......................   84.91       121.48        133.95        234.84        177.25
   Provision for loan losses to total loans
      at end of period ............................    0.25         0.20            --            --          0.02
   Net charge-offs to average loans outstanding....    0.11         0.06          0.08          0.13          0.05

CAPITAL RATIOS:
   Equity to total assets at end of period.........    9.67        11.10          9.70         11.25         15.01
   Average equity to average assets................   10.81        10.55          9.95         13.19         17.71
   Dividend payout ratio (1).......................   40.52        76.46         64.50        142.58        137.36

--------------
(1) The fiscal year ended June 30, 1998, was the first full year that Bancshares was publicly traded. Dividend payout ratio is the total dividends declared divided by net income.

                            QUARTERLY FINANCIAL DATA

     The following tables represent summarized data for each of the four quarters in the years ended June 30, 2002 and June 30, 2001.

                                                                                2002
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
                                                     -----------------------------------------------------------
                                                     FOURTH             THIRD           SECOND            FIRST
                                                     QUARTER           QUARTER          QUARTER          QUARTER
      Interest income                                $ 4,248          $ 4,458           $ 4,509         $ 4,701
      Interest expense                                 2,430            2,559             2,796           3,039
                                                      ------            -----            ------           -----
      Net interest income                              1,818            1,899             1,713           1,662
      Provision for loan and investment losses           140               60                99              60
                                                      ------            -----            ------           -----
      Net interest income after provision
        for loan and investment losses                 1,678            1,839             1,614           1,602
      Noninterest income                                 401              402               429             375
      Noninterest expenses                             1,949            1,650             1,799           1,715
                                                      ------            -----            ------           -----
      Income before income taxes                         130              591               244             262
      Income tax provision (benefit)                     (16)             110                (9)            (24)
                                                      ------            -----            ------           -----
      Net income                                     $   146          $   481           $   253          $  286
                                                      ======            =====            ======           =====

      Basic earnings per common share                $  0.12          $  0.28          $   0.15         $  0.16

      Diluted earnings per common share                 0.12             0.27              0.14            0.15

      Cash dividends declared per common share          0.08             0.07              0.07            0.06
      Weighted average common shares outstanding
        Basic                                      1,391,685        1,689,348         1,691,522       1,768,494
        Diluted                                    1,489,017        1,774,003         1,762,565       1,843,429
                                                                                2002
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
                                                     -----------------------------------------------------------
                                                     FOURTH             THIRD           SECOND            FIRST
                                                     QUARTER           QUARTER          QUARTER          QUARTER
      Interest income                                $ 4,858          $ 4,990           $ 5,137         $ 5,093
      Interest expense                                 3,222            3,519             3,712           3,626
                                                      ------            -----            ------           -----

      Net interest income                              1,636            1,471             1,425           1,467
      Provision for loan losses                           60               60                60             116
                                                      ------            -----            ------           -----

      Net interest income after provision
        for loan losses                                1,576            1,411             1,365           1,351
      Noninterest income                                 460              264               331             323
      Noninterest expenses                             1,801            1,693             1,730           1,705
                                                      ------            -----            ------           -----

      Income (loss) before income taxes                  235              (18)              (34)            (31)
      Income tax provision (benefit)                    (103)            (124)             (134)           (107)
                                                      ------            -----            ------           -----

      Net income                                     $   338  $       $   106           $   100         $    76
                                                      ======            =====            ======           =====

      Basic earnings per common share                $  0.18          $  0.06          $   0.05         $  0.04

      Diluted earnings per common share                 0.18             0.06              0.05            0.04

      Cash dividends declared per common share          0.06             0.06              0.06            0.06
      Weighted average common shares outstanding
        Basic                                      1,842,259        1,840,580         1,863,269       1,918,473
        Diluted                                    1,842,259        1,840,580         1,863,269       1,918,473

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

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities and securities portfolio and interest paid on customers' deposits and other borrowings. The Bank's net income is also affected by the level of noninterest income, such as service charges on customers' deposit accounts, net gains or losses on the sale of loans and securities and other fees. In addition, net income is affected by the level of noninterest expense, which primarily consists of employee compensation expenses, occupancy expenses, and other expenses.

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

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. It has been the Bank's historical policy to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term single-family mortgage loans funded by short-term savings deposits by maintaining substantial liquidity and capital levels to withstand unfavorable movements in market interest rates, by purchasing investment securities with adjustable-rates and/or short terms to maturity and by originating relatively shorter term consumer loans. In the future, however, it is anticipated that the Bank will sell more of its long term loan originations and originate for its portfolio more commercial and multi-family real estate loans and consumer and commercial business loans with relatively shorter terms to maturity or repricing, the Bank's interest rate risk exposure may decline somewhat. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring both its interest rate sensitivity "gap" and the expected effects of interest rate changes on its net portfolio value.

     For the fiscal year ending June 30, 2002, the Bank's strategy was to continue to use cash flows from investment securities and deposit growth to fund loans and reduce Federal Home Loan Bank borrowings.

     Interest Rate Sensitivity Gap. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

     At June 30, 2002, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same period, and the Bank's cumulative one-year gap ratio totaled a negative 26.0%. In addition, the Bank's total interest-earning assets maturing or repricing within five years were slightly less than its total interest-bearing liabilities maturing or repricing in the same period, and the Bank's cumulative five-year gap ratio totaled a negative 12.7%. The Bank's gap measures indicate that net interest income would be exposed to increases in interest rates in the short term, but would be much less exposed to increases in interest rates over the longer term.

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

     The OTS currently requires savings institutions to measure and evaluate interest rate risk on a quarterly basis. A savings institution's interest rate risk is measured in terms of the sensitivity of its net portfolio value (NPV) to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities and off-balance sheet contracts. The Bank presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Bank's NPV on a quarterly basis. These computations estimate the effect on the Bank's NPV of sudden and sustained 100 Basis Points (BP) to 300 BP increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which in the event of an assumed immediate and sustained 100 BP, 200 BP, or 300 BP, increase or decrease in market interest rates, the board has set as minimum post shock NPV ratio of 4.66%, 4.33%, and 4.00% respectively.

     The following tables present the Bank's projected change in NPV as of June 30, 2002 and June 30, 2001, as calculated by OTS, based on information provided to the OTS by the Bank. Based on such information, from June 30, 2001 to June 30, 2002, the Bank's interest rate risk has become slightly more liability sensitive over the period.

                                                   June 30, 2002
         -----------------------------------------------------------------------------------------------
          CHANGE IN                                               NPV
         INTEREST RATES           NET PORTFOLIO VALUE           RATIO (1)       BP  CHANGE  IN NPV RATIO
             IN BP        -----------------------------------   ---------       ------------------------
         (RATE SHOCK)     AMOUNT      $ CHANGE      % CHANGE
         ------------     ------      --------      --------
            +300         $16,344     $(9,884)         (38)%        6.33 %              (298)
            +200          19,671      (6,556)         (25)         7.40                (191)
            +100          22,968      (3,260)         (12)         8.39                 (92)
              +0          26,228                                   9.31
            -100          28,115       1,888            7          9.73                  43
                                                   June 30, 2002
         -----------------------------------------------------------------------------------------------
          CHANGE IN                                               NPV
         INTEREST RATES           NET PORTFOLIO VALUE           RATIO (1)       BP  CHANGE  IN NPV RATIO
             IN BP        -----------------------------------   ---------       ------------------------
         (RATE SHOCK)     AMOUNT      $ CHANGE      % CHANGE
         ------------     ------      --------      --------
            +300         $24,498      $(10,785)       (31)%        9.17 %              (292)
            +200          28,096        (7,187)       (20)        10.21                (188)
            +100          31,525        (3,758)       (11)        11.13                 (96)
              +0          35,283                                  12.09
            -100          38,158         2,875          8         12.72                  64
            -200          39,912         4,629         13         12.98                  89
            -300          41,855         6,572         19         13.27                 118

___________
(1)  NPV Ratio is defined as the NPV divided by the portfolio value of assets.

     At June 30, 2002, it was estimated that the Bank's NPV could decrease 12%, 25%, and 38% in the event of 100 BP, 200 BP, and 300 BP respective increases in market interest rates, and could increase 7%, if market interest rates decreased by 100 BP. These calculations indicate that the Bank's NPV could be adversely affected by significant increases in interest rates. The Bank's interest-rate risk has increased moderately compared to June 30, 2001, primarily due to the Bank paying Bancshares $9.0 million in dividends during the period.

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

     The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk, as well as liquidity and capital ratios and requirements.
The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. At June 30, 2002, the Bank's estimated changes in net interest income and NPV were within the targets established by the Board of Directors.

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

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth information regarding the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Average balances are derived from daily balances. The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. The yield on non-taxable securities has not been adjusted to a tax equivalent basis. Yield on available for sale securities is based on market value. Loans on a nonaccrual basis are included in the computation of the average balance of loans receivable. Loan fees deferred and accreted into income are included in interest earned. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                          Year Ended June 30,
                                                 -----------------------------------------------------------------------------
                                                                2002                                      2001
                                                 ----------------------------------      ------------------------------------
                                                                            Average                                   Average
                                                 Average       Interest      Yield/       Average        Interest      Yield/
                                                 Balance      Earned/Paid    Rate         Balance       Earned/Paid    Rate
                                                 -------      -----------   -------      --------       -----------   ------
Interest-earning assets:
  Loans receivable.........................   $131,434,245    $10,735,729    8.17%      $136,107,616   $11,622,492     8.54%
  Investment and mortgage-backed securities
    Taxable................................     91,762,885      5,418,567    5.90         99,455,695     6,401,378     6.44
    Nontaxable.............................     26,709,166      1,344,478    5.03         29,246,420     1,529,550     5.23
  FHLB stock...............................      4,680,945        148,101    3.16          6,138,292       355,715     5.80
  FHLB DDA.................................     12,254,561        264,337    2.16          3,466,854       161,693     4.66
Other interest-earning assets..............        153,854          4,901    3.19            115,486         7,572     6.56
                                              ------------    -----------    ----       ------------   -----------     ----
    Total interest-earning assets .........    266,995,656     17,916,113    6.71        274,530,363    20,078,400     7.31
Noninterest-earning assets.................     15,411,663                                16,144,665
                                              ------------                              ------------
    Total assets...........................   $282,407,319                              $290,675,028
                                              ============                              ============
Interest-bearing liabilities:
  NOW, MMDA, statement savings.............   $ 43,566,756        792,670    1.82       $ 39,540,714     1,543,181     3.90
  Time deposits............................    112,568,794      4,913,494    4.36        106,806,416     6,156,303     5.76
  FHLB advances............................     86,442,890      5,116,537    5.92        105,619,861     6,372,982     6.03
  Note payable.............................         14,685          1,000    6.81             94,685         7,000     7.39
                                              ------------    -----------    ----       ------------   -----------     ----
    Total interest-bearing liabilities.....    242,593,125     10,823,701    4.46        252,061,676    14,079,466     5.59
Noninterest-bearing liabilities............      9,290,121                                 7,948,247
                                              ------------                              ------------
    Total liabilities......................    251,883,246                               260,009,923
Equity.....................................     30,524,073                                30,665,105
                                              ------------                              ------------
    Total liabilities and equity...........   $282,407,319                              $290,675,028
                                              ============                              ============
Net interest income........................                   $ 7,092,412                            $ 5,998,934
                                                               ==========                            ===========

Net interest rate spread...................                                  2.25%                                     1.72%
                                                                             ====                                      ====
Net yield on interest-earning assets                                         2.66%                                     2.19%
                                                                             ====                                      ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities                                  110.06%                                   108.91%
                                                                           ======                                    ======

                                                         Year Ended June 30,
                                                 -------------------------------------
                                                                  2000
                                                 -------------------------------------
                                                                              Average
                                                   Average        Interest     Yield/
                                                   Balance      Earned/Paid     Rate
                                                  --------      -----------   --------
Interest-earning assets:
  Loans receivable.........................      $123,535,536    $10,491,741     8.49%
  Investment and mortgage-backed securities
    Taxable................................       112,065,588      7,352,290     6.56
    Nontaxable.............................        27,102,813      1,479,536     5.46
  FHLB stock...............................         5,784,385        441,291     7.63
  FHLB DDA.................................           543,475         28,729     5.29
Other interest-earning assets..............           208,296         15,312     7.35
                                                 ------------    -----------     ----
    Total interest-earning assets .........       269,240,093     19,808,899     7.36
Noninterest-earning assets.................        16,659,326
                                                 ------------
    Total assets...........................      $285,899,419
                                                 ============
Interest-bearing liabilities:
  NOW, MMDA, statement savings.............      $ 32,873,541      1,067,350     3.25
  Time deposits............................       104,443,704      5,439,824     5.21
  FHLB advances............................       112,554,831      6,579,482     5.85
  Note payable.............................           175,082         13,000     7.43
                                                 ------------    -----------     ----
    Total interest-bearing liabilities.....       250,047,158     13,099,656     5.24
Noninterest-bearing liabilities............         7,392,828
                                                 ------------
    Total liabilities......................       257,439,986
Equity.....................................        28,459,433
                                                 ------------
    Total liabilities and equity...........      $285,899,419
                                                 ============
Net interest income........................                    $ 6,709,243
                                                               ===========

Net interest rate spread...................                                      2.12%
                                                                                 ====
Net yield on interest-earning assets                                             2.49%
                                                                                 ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities                                      107.68%
                                                                               ======

RATE/VOLUME ANALYSIS

     The following table analyzes dollar amounts of changes in interest income and expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                       Year Ended June 30
                              --------------------------------------------------------------------------------------
                                     2002        vs.        2001                 2001       vs          2001
                              ---------------------------------------      -----------------------------------------
                                         Increase (Decrease)                          Increase (Decrease)
                                               Due to                                      Due to
                              ---------------------------------------      -----------------------------------------
                                                  Rate/                                           Rate/
                              Volume    Rate     Volume         Total       Volume       Rate     Volume       Total
                              ------    ----     ------         -----       ------       ----     ------       -----
                                                                (In thousands)
Interest income:
  Loans receivable           $  (399) $  (505)    $   17      $  (887)       $  1,068   $    57    $    6    $ 1,131
  Investment and mortgage-
    backed securities
      Taxable                   (495)    (529)        42         (982)           (827)     (139)       15       (951)
      Nontaxable                (133)     (57)         4         (186)            117       (62)       (5)        50
  FHLB stock                     (84)    (162)        38         (208)             27      (106)       (7)       (86)
  FHLB DDA                       410      (87)      (220)         103             155        (3)      (19)       133
  Other interest-earning
     assets                        3       (4)        (1)          (2)            (7)        (2)        2         (7)
                             -------  -------     ------      -------         -------   -------    ------    -------
     Total interest-earning
        assets                  (698)  (1,344)      (120)      (2,162)            533      (255)       (8)       270
                             -------  -------     ------      -------         -------   -------    ------    -------

Interest expense:
  NOW, MMDA,
    statement savings            157     (824)       (84)        (751)            216       216        44        476
  Time deposits                  332   (1,494)       (81)      (1,243)            123       580        13        716
  FHLB advances               (1,157)    (121)        23       (1,255)           (406)      212       (12)      (206)
  Note payable                    (6)      (1)         1           (6)             (6)       --        --         (6)
                             -------  -------     ------      -------         -------   -------    ------    -------
     Total interest-bearing
        liabilities             (674)  (2,440)      (141)      (3,255)            (73)    1,008        45        980
                             -------  -------     ------      -------         -------   -------    ------    -------
Change in net interest
  income                     $   (24) $ 1,096     $   21      $ 1,093         $   606   $(1,263)   $  (53)   $  (710)
                             =======  =======     ======      =======         =======   =======    ======    =======

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2002 AND 2001

     The Company had consolidated total assets of $276.4 million and $287.6 million at June 30, 2002, and 2001, respectively. During the twelve-month period ended June 30, 2002 the Company experienced a decrease in its net consolidated loan portfolio from $131.7 million at June 30, 2001, to $124.2 million at June 30, 2002. During this same period, investments and mortgage-backed securities and other short-term interest-earning assets decreased slightly from $135.2 million at June 30, 2001 to $132.6 million at June 30, 2002.

     Deposits increased from $161.3 million at June 30, 2001, to $165.0 million at June 30, 2002. The outstanding balances of FHLB borrowings were $91.9 million and $82.3 million at June 30, 2001 and June 30, 2002, respectively. The decrease in FHLB borrowings was primarily due to slower loan demand combined with increases in deposits and investment securities paydowns.

     Stockholders' equity amounted to $26.7 million at June 30, 2002, and $31.9 million at June 30, 2001. The decreases in equity were primarily due to the to the purchase of treasury stock, offset by a reduction of the unrealized loss on investment securities available for sale and the Company's net income earned for the fiscal year ended June 30, 2002. During the year ended June 30, 2002, the Company purchased 510,389 shares (net of options exercised) of its common stock at a cost of approximately $7.6 million, or $14.82 per share. At June 30, 2002, the Bank's regulatory capital exceeded all applicable regulatory capital requirements and meets the definition of "well" capitalized under the Prompt Corrective Action provisions.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

     Net Income. Net income for the year ended June 30, 2002, was approximately $1,166,000 compared to net income of $620,000 for the year ended June 30, 2001. The changes resulted primarily from an increase in net interest income of $1,093,000, an increase in noninterest income of $228,000, offset by an increase in the provision for loan and investment loss of $63,000, a decrease in the income tax benefit of $529,000, and a increase in noninterest expense of $184,000.

     Interest Income. Interest income for the year ended June 30, 2002, was $17.9 million, or $2.2 million less than interest income for the year ended June 30, 2001. The total average interest-earning assets decreased $7.5 million, while the yield decreased from 7.31% to 6.71%, due to rate and volume decreases on loans and investment securities.

     The average balance of loans receivable decreased $4.7 million, total loan interest income decreased $0.9 million, and the average yield on loans decreased 37 basis points. The average balance of investments and mortgage-backed securities receivable decreased $10.2 million, interest income decreased $1.2 million, and the average yield decreased 45 basis points. The average balance of other interest-earning assets (primarily FHLB DDA's and FHLB stock) increased $7.4 million, interest income decreased $108,000, and the average yield decreased 296 basis points.

     Interest Expense. Total average interest-bearing liabilities decreased $9.5 million, while the interest rate on such liabilities decreased from 5.59% to 4.46%. The average balance of interest-bearing deposits increased $9.8 million, deposit interest expense decreased $2.0 million, and the average cost decreased 161 basis points. The average balance of FHLB advances decreased $19.2 million, FHLB interest expense decreased $1.3 million, and the average cost decreased 11 basis points.

     Net Interest Income. Net interest income for the year ended June 30, 2002, was $7.1 million, or $1.1 million more than net interest income for the year ended June 30, 2001. The increase in net interest income from June 30, 2001 to 2002, was the result of an increase in our interest rate spread of 53 basis points. During the year ended June 30, 2002, the Federal Reserve dropped interest rates 5 times totaling 200 basis points, and the prime interest rate decreased 225 basis points from 7.00% on June 30, 2001 to 4.75% on June 30, 2002. These interest rate decreases caused a greater reduction in the average rates we paid on deposits and borrowed money than the average yield which we earned on loans, investments, and interest-bearing deposits. This trend reflects the liability sensitive nature of the Company which would, keeping all other things equal, typically show improved net interest income in a decreasing interest rate environment.

     Provision for Loan and Investment Losses. During the year ended June 30, 2002, the Bank's management continued its review of the appropriateness of the amount of the allowance for loan and investment losses. Based on these reviews, management made a $330,000 provision for loan losses and a $29,000 provision for investment losses for the year ended June 30, 2002. The allowance for loan losses of $1.6 million at June 30, 2002, represented 1.22% of gross outstanding loans which compares to 0.99% as of June 30, 2001. The provision was made in consideration of reviews of individual loans and the fact that nonperforming loans as of June 30, 2002 as a percent of total loans increased to 1.44% from 0.81% as of June 30, 2001. In addition, total classified assets as a percent of the Bank's tangible capital plus allowance for loan loss was 31.0% as of June 30, 2002, which compares to 8.1% as of June 30, 2001. Part of this increase is due to an increase in classified assets and part is due to the Bank paying Bancshares $9.0 million in dividends, thus reducing capital at the Bank. As of June 30, 2002, the Bank had $7.1 million in assets classified substandard or doubtful as compared to $2.5 million as of June 30, 2001.

     Management evaluates the carrying value of the loan portfolio periodically and provisions are made, if necessary. While management uses the best information available to make evaluations, future provisions to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

     There were no significant changes in loan terms during the year, nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to substantially modify loss experience factors during the year.

     Noninterest Income. Noninterest income is comprised primarily of gains on the sales of loans and service charges on deposit accounts. Noninterest income for the year ended June 30, 2002, was approximately $1,606,000 compared to approximately $1,378,000 for the year ended June 30, 2001. This increase of approximately $228,000 is the result of loan fee income, growth of the Bank's checking and savings accounts resulting in increased service charges, and increases in the deposit account fee structure.

     Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, professional fees paid to consultants, attorneys, and accountants, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, and data processing expenses. Total noninterest expense for the year ended June 30, 2002, was $7.1 million compared to $6.9 million for the year ended June 30, 2001. Significant components of the increase in noninterest expense are an $86,000 increase in salaries and employee benefits, a $52,000 increase in net occupancy expense, a $56,000 increase in data processing expense, a $146,000 increase in other expenses, offset with a $136,000 decrease in professional fees as a result of improved internal and accounting controls.

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

     Income Taxes. The effective income tax rates for the Company for the fiscal years ended June 30, 2002 and 2001 were 5.0% and (307.0)%, respectively. The variance in the effective rate from the expected statutory rate is due primarily to tax exempt interest.

     The negative rate for fiscal year ended June 30, 2001, is a net tax benefit, and increases net income. The net tax benefit is primarily due to tax exempt income. The corresponding deferred tax asset totals approximately $1.7 million as of June 30, 2002, and $1.5 million as of June 30, 2001. The recoverability of this asset is entirely contingent upon the production of taxable income for income tax reporting purposes. Management anticipates that the Company will produce such income in the near future based on management's current forecasts of earnings and management's tax and interest-rate risk planning strategy of selling available for sale tax exempt securities and reinvesting the proceeds into taxable income producing securities. The strategy does not anticipate significant taxable gains on the sale of the tax-exempt securities, but rather a shift of nontaxable interest income to taxable interest income. See Note 10 to the Consolidated Financial Statements.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2001 AND 2000

     The Company had consolidated total assets of $287.6 million and $291.2 million at June 30, 2001 and 2000, respectively. During the twelve-month period ended June 30, 2001, the Company experienced a decrease in its net consolidated loan portfolio from $135.6 million at June 30, 2000, to $131.7 million at June 30, 2001. During this same period, investments and mortgage-backed securities and other short-term interest-earning assets increased from $132.8 million at June 30, 2000, to $135.2 million at June 30, 2001, due to increases in the bank's FHLB DDA account and increases in the market value of investment securities.

     Deposits increased from $144.9 million at June 30, 2000, to $161.3 million at June 30, 2001. This represents an 11.3 percent increase in deposits. The outstanding balances of FHLB borrowings were $91.9 million and $115.6 million at June 30, 2001 and June 30, 2000, respectively. The decrease in FHLB borrowings was primarily due to slower loan demand combined with increases in deposits and investment securities paydowns.

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

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2001 AND 2000

     Net Income. Net income for the year ended June 30, 2001, was approximately $620,000 compared to net income of $786,000 for the year ended June 30, 2000. The changes resulted primarily from a decrease in net interest income of $710,000, an increase in the provision for loan loss of $296,000, offset by an increase in the income tax benefit of $127,000, an increase in noninterest income of $339,000, and a decrease in noninterest expense of $375,000.

     Interest Income. Interest income for the year ended June 30, 2001, was $20.1 million, or $0.3 million more than interest income for the year ended June 30, 2000. The total average interest-earning assets increased $5.3 million, while the yield decreased from 7.36% to 7.31%, primarily due to average yield decreases on investment securities and other interest-earning assets.

     The average balance of loans receivable increased $12.6 million, total loan interest income increased $1.1 million, and the average yield on loans increased 5 basis points. The average balance of investments and mortgage-backed securities receivable decreased $10.5 million, interest income decreased $0.9 million, and the average yield decreased 19 basis points. The average balance of other interest-earning assets (primarily FHLB DDA's and FHLB stock) increased $3.2 million, interest income increased $40,000, and the average yield decreased 203 basis points.

     Interest Expense. Total average interest-bearing liabilities increased $2.0 million, while the interest rate on such liabilities increased from 5.24% to 5.59%. The average balance of interest-bearing deposits increased $9.0 million, deposit interest expense increased $1.2 million, and the average cost increased 35 basis points. The average balance of FHLB advances decreased $6.9 million, FHLB interest expense decreased $0.2 million, and the average cost increased 18 basis points.

     Provision for Loan Losses. During the year ended June 30, 2001, the Bank's management continued its review of the appropriateness of the amount of the allowance for loan losses. Based on these reviews, management made a $296,000 provision for loan losses for the year ended June 30, 2001. The allowance for loan losses of $1.4 million at June 30, 2001, represented 0.99% of gross outstanding loans. The provision was made in consideration of reviews of individual loans and the fact that nonperforming loans as of June 30, 2001, as a percent of total loans increased to 0.81% from 0.64% as of June 30, 2000.

     Management evaluates the carrying value of the loan portfolio periodically and provisions are made, if necessary. While management uses the best information available to make evaluations, future provisions to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

     There were no significant changes in loan terms during the year, nor were there significant changes in the estimation methodologies employed or assumptions utilized. Nonperforming loan and loss trends did not indicate a need to substantially modify loss experience factors during the year.

     Noninterest Income. Noninterest income is comprised primarily of gains on the sales of loans and service charges on deposit accounts. Noninterest income for the year ended June 30, 2001, was approximately $1,379,000 compared to approximately $1,040,000 for the year ended June 30, 2000. This increase of approximately $339,000 is the result of loan fee income, growth of the Bank's checking and savings accounts resulting in increased service charges, and increases in the deposit account fee structure.

     Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, professional fees paid to consultants, attorneys, and accountants, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, and data processing expenses. Total noninterest expense for the year ended June 30, 2001, was $6.9 million compared to $7.3 million for the year ended June 30, 2000. Significant components of the decrease in noninterest expense are a $133,000 increase in occupancy expense primarily resulting from a new full service branch in Bryant, Arkansas, and a $426,000 decrease in professional fees as a result of improved internal and accounting controls.

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

     Income Taxes. The effective income tax rates for the Company for the fiscal years ended June 30, 2001 and 2000, were (307.0)% and (76.7)%, respectively. The variance in the effective rate from the expected statutory rate is due primarily to tax exempt interest.

     These negative rates are a result of net tax benefits, which increases net income. These benefits are due primarily to increases in net operating loss carryforwards for income tax reporting purposes. The corresponding deferred tax asset totals approximately $1.5 million and $1.1 million as of June 30, 2001 and June 30, 2000, respectively. The recoverability of this asset is entirely contingent upon the production of taxable income for income tax reporting purposes. Management anticipates that the Company will produce such income in the near future based on management's current forecasts of earnings and management's tax planning strategy of selling certain available for sale tax exempt securities to generate taxable income.

SUBSEQUENT EVENTS - BRANCH SALE

     On July 19, 2002, the bank sold its Monticello branch to Simmons First Bank of South Arkansas. The sale included approximately $8.3 million in loans, $1.5 million in fixed assets, $0.2 million in other assets, and $13.2 million in deposits. The Bank recognized a premium on the deposits of approximately $0.9 million and the difference was paid in cash to the buyer. The resulting after tax gain on the sale of the Monticello branch of approximately $440,000 translates into $0.29 in earnings per share.

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

     The Bank's primary sources of funds are customer deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, interest payments and maturities of investment securities, and earnings. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Bank does not solicit customer deposits outside of its market area through brokers or other financial institutions.

     At June 30, 2002, the Bank had designated securities with a fair value of approximately $118.2 million as available for sale. In addition to internal sources of funding, the Bank as a member of the FHLB has substantial borrowing authority with the FHLB. The Bank's use of a particular source of funds is based on need, comparative total costs and availability.

     At June 30, 2002, the Bank had outstanding approximately $6.1 million in commitments to originate loans (including unfunded portions of construction loans) and $1.6 million in unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $86.8 million. Management anticipates that the Bank will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Bank has been able to retain a significant amount of its savings deposits as they mature.

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

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
HCB Bancshares, Inc.
Camden, Arkansas

We have audited the accompanying consolidated statement of financial condition of HCB Bancshares, Inc. and its subsidiary (the "Company") as of June 30, 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the years ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HCB Bancshares, Inc. and its subsidiary as of June 30, 2001, and the results of their operations and their cash flows for the years ended June 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP


September 21, 2001

INDEPENDENT AUDITORS' REPORT




The Board of Directors
HCB Bancshares, Inc.
Camden, Arkansas

We have audited the accompanying consolidated statement of financial condition of HCB Bancshares, Inc. as of June 30, 2002, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of HCB Bancshares, Inc. as of June 30, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ BKD, LLP

Little Rock, Arkansas
August 1, 2002

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------

ASSETS                                                                                  2002                2001
Cash and due from banks                                                            $    3,492,257      $    3,302,540
Interest-bearing deposits with banks                                                   14,404,572          15,107,481
                                                                                     ------------        ------------

  Cash and cash equivalents                                                            17,896,829          18,410,021
Investment securities:
  Available for sale, at fair value (amortized cost at June 30, 2002
    and 2001, of $115,796,195 and $120,222,942, respectively)                         118,198,564         120,082,177
Loans receivable, net of allowance at June 30, 2002 and 2001,
    of $1,628,515 and $1,446,114, respectively                                        124,176,898         131,651,421
Accrued interest receivable                                                             1,721,612           2,017,188
Federal Home Loan Bank stock                                                            4,709,900           4,735,800
Premises and equipment, net                                                             7,112,211           7,564,681
Goodwill, net                                                                             131,250             206,250
Real estate held for sale                                                                 910,587             398,132
Other assets                                                                            1,567,443           2,532,980
                                                                                     ------------        ------------
TOTAL                                                                              $  276,425,294      $  287,598,650
                                                                                     ============         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits                                                                         $  165,005,183      $  161,285,179
  Federal Home Loan Bank advances                                                      82,263,936          91,915,694
  Advance payments by borrowers for
      taxes and insurance                                                                 110,446             199,470
  Accrued interest payable                                                                740,008             972,900
  Note payable                                                                                 --              80,000
  Other liabilities                                                                     1,569,433           1,211,073
                                                                                     ------------        ------------

                                    Total liabilities                                 249,689,006        255,664,316
                                                                                     ------------        -----------

COMMITMENTS AND CONTINGENCIES (Notes 12 and 14)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized, 2,645,000 shares issued, 1,425,056 and 1,935,445 shares
     outstanding at June 30, 2002 and 2001, respectively                                   26,450              26,450
  Additional paid-in capital                                                           25,832,641          25,914,132
  Unearned ESOP shares                                                                   (846,400)         (1,058,000)
  Unearned MRP shares                                                                    (116,169)           (155,601)
  Accumulated other comprehensive income (loss)                                         1,441,942             (59,600)
  Retained earnings                                                                    14,950,088          14,256,684
                                                                                     ------------        ------------

                                                                                       41,288,552          38,924,065
                                                                                     ------------        ------------

Treasury stock, at cost, 1,219,944 and 709,555
  shares at June 30, 2002 and 2001, respectively                                      (14,552,264)         (6,989,731)
                                                                                     -------------       -------------

                                    Total stockholders' equity                         26,736,288          31,934,334
                                                                                     ------------        ------------

TOTAL                                                                              $  276,425,294      $  287,598,650
                                                                                     ============         ===========

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2002, 2001 AND 2000

                                                                 2002              2001              2000
INTEREST INCOME:
   Interest and fees on loans                                 $ 10,735,729      $ 11,622,492      $ 10,491,741
   Investment securities:
     Taxable                                                     5,418,567         6,401,378         7,352,290
     Nontaxable                                                  1,344,478         1,529,550         1,479,536
   Other                                                           417,339           524,980           485,332
                                                               -----------       -----------       -----------

        Total interest income                                   17,916,113        20,078,400        19,808,899

INTEREST EXPENSE:
   Deposits                                                      5,706,164         7,699,484         6,507,174
   Federal Home Loan Bank advances                               5,116,537         6,372,982         6,579,482
   Note payable                                                      1,000             7,000            13,000
                                                               -----------       -----------       -----------

        Total interest expense                                  10,823,701        14,079,466        13,099,656
                                                               -----------       -----------        ----------

NET INTEREST INCOME                                              7,092,412         5,998,934         6,709,243

PROVISION FOR LOAN AND INVESTMENT LOSSES                           359,000           296,000                --
                                                               -----------       -----------       -----------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN AND INVESTMENT LOSSES                                6,733,412         5,702,934         6,709,243
                                                               -----------       -----------       -----------

NONINTEREST INCOME:
   Service charges on deposit accounts                             984,089           765,532           555,292
   Gain on sales of investment securities
     available for sale                                              1,518                --                --
   Gain on sales of loans available for sale, net                  381,733           223,906           276,841
   Other                                                           239,120           389,174           207,489
                                                               -----------       -----------       -----------

        Net noninterest income                                   1,606,460         1,378,612         1,039,622
                                                               -----------       -----------       -----------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                3,961,413         3,875,094         3,904,807
   Net occupancy expense                                         1,085,602         1,033,684           900,948
   Federal insurance premiums                                       29,439            50,330            79,692
   Data processing                                                 368,176           312,551           326,528
   Professional fees                                               489,360           624,622         1,050,873
   Amortization of goodwill                                         75,000            75,000            75,000
   Other                                                         1,104,155           957,837           966,262
                                                               -----------       -----------       -----------

        Total noninterest expenses                               7,113,145         6,929,118         7,304,110
                                                               -----------       -----------       -----------

INCOME BEFORE INCOME TAXES                                       1,226,727           152,428           444,755

INCOME TAX PROVISION (BENEFIT)                                      61,027          (467,888)         (341,147)
                                                               -----------       ------------      ------------

NET INCOME                                                    $  1,165,700      $    620,316      $    785,902
                                                               -----------       -----------       -----------

                                                                                                       (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2002, 2001 AND 2000

                                                                 2002              2001              2000

OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX
     Unrealized holding gain (loss) on securities
       arising during period                                  $  1,503,060      $  4,342,068      $ (1,780,995)
     Reclassification adjustment for
       gains included in net income                                 (1,518)               --                --
                                                               ------------      -----------       -----------

                  Other comprehensive income (loss)              1,501,542         4,342,068        (1,780,995)
                                                               -----------       -----------       -----------

COMPREHENSIVE INCOME (LOSS)                                   $  2,667,242      $  4,962,384      $   (995,093)
                                                               ===========       ===========       ===========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING
     BASIC                                                       1,635,669         1,866,387         1,988,984
                                                               ===========       ===========       ===========
     DILUTED                                                     1,719,903         1,866,387         1,988,984
                                                               ===========       ===========       ===========

EARNINGS PER SHARE:
   Basic                                                         $  0.71            $ 0.33             $ 0.40
                                                                    ====              ====               ====

   Diluted                                                       $  0.68            $ 0.33             $ 0.40
                                                                    ====              ====               ====

DIVIDENDS PER SHARE                                              $  0.28            $ 0.24             $ 0.24
                                                                    ====              ====               ====

                                                                                                      (Concluded)

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2002, 2001 AND 2000


-----------------------------------------------------------------------------------------------------------------------------
                                                                                               ACCUMULATED
                                    ISSUED          ADDITIONAL     UNEARNED       UNEARNED       OTHER
                                COMMON STOCK         PAID-IN         ESOP           MRP       COMPREHENSIVE     RETAINED
                              SHARES     AMOUNT      CAPITAL        SHARES         SHARES        INCOME         EARNINGS
                             ---------  --------   ------------  ------------   -----------   ----------      -------------
BALANCE, JULY 1, 1999       2,645,000     26,450     25,993,872    (1,481,200)     (390,056)  (2,620,673)        13,831,694

Net income                                                                                                          785,902
Common stock committed
  to be released for ESOP                               (48,022)      211,600
MRP shares earned                                                                   169,952
Net change in unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                                                  (1,780,995)
Treasury stock purchased
Dividends paid                                                                                                     (506,929)
                             ---------  --------   ------------  ------------   -----------   ----------      -------------

BALANCE, JUNE 30, 2000       2,645,000    26,450     25,945,850    (1,269,600)     (220,104)  (4,401,668)        14,110,667

Net income                                                                                                          620,316
Common stock committed
  to be released for ESOP                               (31,718)      211,600
MRP shares earned                                                                    64,503
Net change in unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                                                   4,342,068
Treasury stock purchased

Dividends paid                                                                                                     (474,299)
                             ---------  --------   ------------  ------------   -----------   ----------      -------------

BALANCE, JUNE 30, 2001       2,645,000  $ 26,450   $ 25,914,132  $ (1,058,000)  $  (155,601)  $  (59,600)     $  14,256,684

Net income                                                                                                        1,165,700
Common stock committed
  to be released for ESOP                                77,065       211,600
MRP shares earned                                                                    39,432
Net change in unrealized
  gain (loss) on securities
  available for sale, net of tax                                                               1,501,542
Stock options exercised                                (158,556)
Treasury stock purchased
Dividends paid                                                                                                     (472,296)
                             ---------  --------   ------------  ------------   -----------   ----------      -------------

BALANCE, JUNE 30, 2002       2,645,000  $ 26,450   $ 25,832,641  $   (846,400)  $  (116,169)  $1,441,942      $  14,950,088
                             =========  ========   ============  ============   ===========   ==========      =============



                              TREASURY       TREASURY        TOTAL
                               STOCK          STOCK       STOCKHOLDERS'
                               SHARES         AMOUNT         EQUITY
                              --------    -------------   ------------
BALANCE, JULY 1, 1999          315,456       (3,242,527)    32,117,560

Net income                                                     785,902
Common stock committed
  to be released for ESOP                                      163,578
MRP shares earned                                              169,952
Net change in unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                (1,780,995)
Treasury stock purchased       282,964       (2,708,518)    (2,708,518)
Dividends paid                                                (506,929)
                              --------    -------------   ------------

BALANCE, JUNE 30, 2000         598,420       (5,951,045)    28,240,550

Net income                                                     620,316
Common stock committed
  to be released for ESOP                                      179,882
MRP shares earned                                               64,503
Net change in unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                 4,342,068
Treasury stock purchased
                               111,135       (1,038,686)    (1,038,686)
Dividends paid                                                (474,299)
                              --------    -------------   ------------

BALANCE, JUNE 30, 2001        709,555     $  (6,989,731)  $ 31,934,334

Net income                                                   1,165,700
Common stock committed
  to be released for ESOP                                      288,665
MRP shares earned                                               34,432
Net change in unrealized
  gain (loss) on securities
  available for sale,
   net of tax                                                1,501,542
Stock options exercised        (50,473)        (619,821)       461,265
Treasury stock purchased       560,862       (8,182,354)    (8,182,354)
Dividends paid                                                (472,296)
                             ---------    -------------   ------------
BALANCE, JUNE 30, 2002       1,219,944    $ (14,552,264)  $ 26,736,288
                             =========    =============   ============

See notes to consolidated financial statements.

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2002, 2001 AND 2000

                                                                   2002               2001                 2000
OPERATING ACTIVITIES:
  Net income                                                  $  1,165,700         $   620,316         $   785,902
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation                                                   743,412             730,212             649,779
    Amortization (accretion) of:
      Deferred loan origination fees                               117,153             116,232            (116,260)
      Goodwill                                                      75,000              75,000              75,000
      Premiums and discounts on loans, net                         (14,412)             (4,487)             (4,619)
      Premiums and discounts on investment securities, net          49,942              68,487             119,181
    Provision for loan and investment loss                         359,000             296,000                  --
    Deferred income taxes                                         (269,037)           (403,424)           (477,356)
    Net gain on sale of investment securities
      available for sale                                            (1,518)                 --                  --
    Origination of loans held for sale                         (26,675,718)        (13,502,308)         (9,239,668)
    Proceeds from sales of loans held for sale                  27,117,741          12,732,692          10,160,826
    Stock compensation expense                                     169,541             244,385             333,530
    Change in accrued interest receivable                          295,576            (164,301)           (135,064)
    Change in accrued interest payable                            (232,892)             55,485             102,218
    Change in other assets                                         192,983            (720,084)            826,402
    Change in other liabilities                                    358,360             (41,483)            (23,113)
                                                              ------------        ------------        ------------
       Net cash provided by operating activities                 3,450,831             102,722           3,056,758
                                                              ------------        ------------        ------------
INVESTING ACTIVITIES:
  Purchases of investment securities available for sale        (23,053,591)                 --          (3,302,892)
  Purchases of loans                                                    --                  --             (82,547)
  Redemption (purchase) of Federal Home Loan Bank stock             25,900           1,487,700            (844,400)
  Proceeds from sales of investment securities - available
   for sale                                                      4,995,347                  --                  --
  Loan (originations), net of repayments                         6,599,759           4,336,955         (21,181,354)
  Principal payments on investment securities                   22,407,566          19,629,225          14,768,810
  Proceeds from maturities of other interest-bearing deposits           --              99,000             619,000
  Net (increase) decrease in real estate held for resale          (512,455)            (38,524)            103,870
  Purchases of premises and equipment                             (290,942)         (1,742,409)           (701,559)
                                                              ------------        ------------        ------------
       Net cash provided (used) by investing activities         10,171,584          23,771,947         (10,621,072)
                                                              ------------        ------------        ------------

                                                                                                        (Continued)

HCB BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2002, 2001 AND 2000

                                                                   2002               2001               2000
 FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                         $  3,720,004        $  16,412,108       $  (1,423,527)
   Advances from Federal Home Loan Bank                           6,464,838          213,740,000         281,234,000
   Repayment of Federal Home Loan Bank advances                 (16,116,596)        (237,433,335)       (270,148,390)
   Net increase (decrease) in advance payments by
     borrowers for taxes and insurance                              (89,024)              59,916              11,112
   Purchase of treasury stock, net                               (7,562,533)          (1,038,686)         (2,708,518)
   Repayment of note payable                                        (80,000)             (80,000)            (80,000)
   Dividends paid                                                  (472,296)            (474,299)           (506,929)
                                                               ------------        -------------       -------------
         Net cash provided (used) by financing activities       (14,135,607)          (8,814,296)          6,377,748
                                                               ------------        -------------       -------------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                (513,192)          15,060,373          (1,186,566)

CASH AND CASH EQUIVALENTS:
   Beginning of year                                             18,410,021            3,349,648           4,536,214
                                                               ------------        -------------       -------------
   End of year                                                 $ 17,896,829        $  18,410,021       $   3,349,648
                                                               ============        =============       =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid for:
   Interest                                                    $ 11,056,593        $  14,023,981       $  12,997,438
                                                               ============        =============       =============

   Income taxes paid (received)                                $    (94,698)       $     150,000       $          --
                                                               ============        =============       =============

                                                                                                          (Concluded)

See notes to consolidated financial statements.

HCB BANCSHARES, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2002, 2001 AND 2000
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION - HCB Bancshares, Inc. ("Bancshares"), a bank holding company, owns 100 percent of Heartland Community Bank and its subsidiary (collectively the "Bank"). Bancshares' business is primarily that of owning the Bank and participating in the Bank's activities. The Bank provides a broad line of financial products to individuals and small to medium-sized businesses through banking offices located in Camden, Fordyce, Sheridan, Bryant, and Monticello, Arkansas

     The accompanying consolidated financial statements include the accounts of Bancshares and the Bank and are collectively referred to as the "Company". All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of the deferred tax asset.

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

     GOODWILL AND INTANGIBLE ASSETS - Goodwill and other long-lived assets are tested periodically for impairment and written down to their fair value as necessary.

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

     EARNINGS PER SHARE - Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding, assuming the Company was a public company since July 1, 1996. Basic and diluted earnings per share were both calculated with 1,866,387, and 1,988,984 weighted-average common shares outstanding for the years ended June 30, 2001, and 2000, respectively. Weighted-average common shares outstanding was the same for basic and diluted in those years. For the year ended June 30, 2002, basic earnings per share was calculated using 1,635,669 shares and dilutive earnings per share was calculated using 1,719,903 shares. Potential dilutive common shares include the Stock Option Plan shares and the Management Recognition Plan shares, all of which were granted May 1, 1998. These potential common shares had no dilutive effect for the years ended June 30, 2001, and 2000. However, for the year ended June 30, 2002, the Management Recognition Plan was antidilutive, but the Stock Option Plan was dilutive by 84,234 shares.

     STOCK PURCHASED FOR OPTION BENEFIT TRUST - As of June 30, 2002, the Company has a total of 78,380 shares of its common stock in its stock option plan trust. These shares are included in treasury stock on the accompanying consolidated statement of financial condition, are available for sale, and are managed by the trustees specifically for funding stock option benefits provided to key employees.

     RECLASSIFICATIONS - Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the classifications adopted for reporting in 2002. These reclassifications had no effect on net earnings.

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

     In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets". The statement will require discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair value as necessary. This statement is effective for fiscal years beginning after December 15, 2001. The Company plans to adopt the provisions of this statement on July 1, 2002, and has determined that the effect on the Company's consolidated financial statements will not be material.

2.   INVESTMENT SECURITIES

     Investment securities consisted of the following at June 30:

                                                                                2002
                                              --------------------------------------------------------------------
                                                                      GROSS            GROSS
                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
      AVAILABLE FOR SALE                           COST               GAINS            LOSSES            VALUE
      U.S. Government and agencies               $  1,500,000     $   30,945                          $  1,530,945
      Municipal securities                         25,520,671        323,090        $   154,570         25,689,191
      Equity securities                                39,750         30,490                                70,240
      Other securities                              2,000,000                             5,000          1,995,000
      Mortgage-backed securities                   75,820,993      1,820,096             38,053         77,603,036
      Collateralized mortgage obligations          10,914,781        395,371                            11,310,152
                                                 ------------     ----------           --------       ------------
            Total                                $115,796,195     $2,599,992           $197,623       $118,198,564
                                                 ============     ==========           ========       ============

                                                                                2001
                                              --------------------------------------------------------------------
                                                                      GROSS            GROSS
                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
      AVAILABLE FOR SALE                           COST               GAINS            LOSSES            VALUE
      U.S. Government and agencies               $  1,854,215       $ 46,233                          $  1,900,448
      Municipal securities                         30,488,774        159,481           $451,069         30,197,186
      Equity securities                                39,750          1,050                                40,800
      Mortgage-backed securities                   75,714,645        424,709            355,094         75,784,260
      Collateralized mortgage obligations          12,125,558         54,622             20,697         12,159,483
                                                 ------------       --------           --------       ------------
            Total                                $120,222,942       $686,095           $826,860       $120,082,177
                                                 ============       ========           ========       ============

     For the year ended June 30, 2002, the Company realized $11,659 in gains and $10,141 in losses on sales of investment securities available for sale. There were no realized gains or losses on sales of available for sale securities for the years ended June 30, 2001 and 2000.

     While at June 30, 2002, no securities were pledged to collateralize public deposits, as of June 30, 2001, municipal securities with a carrying value of approximately $2.1 million were pledged as collateral for public deposits. At June 30, 2002 and 2001, mortgage-backed securities with a carrying value of approximately $16.7 million and $20.7 million, respectively, were pledged as collateral for Federal Home Loan Bank advances.

     The scheduled maturities of available for sale securities at June 30, 2002, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                AMORTIZED        FAIR
                                                  COST           VALUE
       Due in one year or less               $  1,500,000   $  1,530,945
       Due from one year to five years                 --             --
       Due from five years to ten years                --             --
       Due after ten years                     27,520,671     27,684,191
                                             ------------   ------------
                                               29,020,671     29,215,136

       Equity securities                           39,750         70,240
       Mortgage-backed securities              75,820,993     77,603,036
       Collateralized mortgage obligations     10,914,781     11,310,152
                                             ------------   ------------
             Total                           $115,796,195   $118,198,564
                                             ============   ============

3.   LOANS RECEIVABLE

     Loans receivable consisted of the following at June 30:

                                                                2002                2001
      First mortgage loans:
        One- to four- family residences                   $ 41,724,098           $ 50,579,375
        Multi-family and commercial                         50,626,236             57,041,028
        Real estate construction loans                      12,449,965             16,008,775
          Less undisbursed loan funds                       (5,945,029)           (12,020,255)
                                                          ------------           ------------
              Total first mortgage loans                    98,855,270            111,608,923

      Consumer and other loans:
        Commercial loans                                    14,406,499             11,289,519
        Automobile                                           6,836,399              6,779,218
        Consumer and home improvement loans                  4,807,218              2,073,650
        Loans collateralized by deposits                     2,469,033              2,488,948
          Less undisbursed loan funds                       (1,718,669)            (1,274,468)
                                                          ------------           ------------
              Total consumer and other loans                26,800,480             21,356,867

      Allowance for loan losses                             (1,628,515)            (1,446,114)
      Net deferred loan costs and discounts                    149,663                131,745
                                                          ------------           ------------
                Loans receivable, net                     $124,176,898           $131,651,421
                                                          ============           ============

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

     At June 30, 2002, impaired loans totaled approximately $4,900,000. All impaired loans had designated reserves for possible loan losses. Reserves relative to impaired loans at June 30, 2002, was approximately $426,000. Approximately $173,000 in interest income was recognized on average impaired loans of approximately $2,200,000 for the year ended June 30, 2002. At June 30, 2001, loans identified by management as impaired were not significant. Interest recognized on impaired loans on a cash basis during 2002 and 2001 was immaterial. The Company is not committed to lend additional funds to debtors whose loans have been modified.

     The subsidiary Bank had extensions of credit to executive officers, directors and to companies in which the Banks' directors were principal owners, in the amount of approximately $1.8 million as of June 30, 2002 and 2001.

Balance, June 30, 2001                 $1,833,111
New extensions of credit                  119,100
Repayments                               (192,382)
                                       ----------
Balance, June 30, 2002                 $1,759,829
                                       ==========

     In management's opinion, such loans were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these extensions of credit did not involve more than the normal risk of collectability or present other unfavorable features.

     Certain loans are originated for sale. These loans are typically held for sale only a short time, and do not represent a material amount in the aggregate prior to their sale. Normally the short time between origination and sale does not provide for significant differences between cost and market values.

4.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consisted of the following at June 30:

                                            2002           2001
                Investment securities   $  839,287     $  931,985
                Loans                      882,325      1,085,203
                                        ----------     ----------
                    Total               $1,721,612     $2,017,188
                                        ==========     ==========

5.   ALLOWANCE FOR LOAN LOSSES

     A summary of the activity in the allowance for loan losses is as follows for the years ended June 30:

                                           2002                2001                2000
      Balance, beginning of year       $  1,446,114        $  1,231,709       $  1,329,201
      Provision                             330,000             296,000                 --
      Charge-offs                          (234,382)           (101,761)           (99,798)
      Recoveries                             86,783              20,166              2,306
                                       ------------        ------------       ------------
      Balance, end of year             $  1,628,515        $  1,446,114       $  1,231,709
                                       ============        ============       ============

6.   FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member of this system, it is required to maintain an investment in capital stock of the Federal Home Loan Bank ("FHLB") in an amount equal to the greater of 1% of its outstanding home loans or 1/20 of its advances (borrowings) from the FHLB. No ready market exists for such stock and it has no quoted market value but may be redeemed at par. The carrying value of the stock is its cost.

7.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at June 30:

                                                                       2002                    2001
      Land and buildings                                            $  7,153,233           $  7,154,882
      Furniture and equipment                                          3,667,962              3,404,811
                                                                    ------------           ------------
            Total                                                     10,821,195             10,559,693
      Accumulated depreciation                                        (3,708,984)            (2,995,012)
                                                                    ------------           ------------
           Premises and equipment, net                              $  7,112,211           $  7,564,681
                                                                    ============           ============

8.   DEPOSITS

     Deposits are summarized as follows at June 30:

                                                                       2002                       2001
      Demand and NOW accounts, including noninterest-bearing
        deposits of $8,889,867 and $7,379,892 in 2002 and
        2001, respectively                                          $ 39,092,410            $ 38,055,320
      Money market                                                     5,911,715               5,733,865
      Statement savings                                                8,010,973               6,903,036
      Certificates of deposit                                        111,990,085             110,592,958
                                                                    ------------            ------------
            Total                                                   $165,005,183            $161,285,179
                                                                    ============            ============

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $19.3 million and $13.6 million at June 30, 2002 and 2001, respectively.

     At June 30, 2002, scheduled maturities of certificates of deposit are as follows:

        Years ending June 30:
             2003                                      $ 86,819,911
             2004                                        19,993,891
             2005                                         5,092,669
             Thereafter                                      83,614
                                                       ------------
                   Total                               $111,990,085
                                                       ============

     Eligible deposits of the Bank are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

9.   FEDERAL HOME LOAN BANK ADVANCES

     The Bank pledges as collateral for FHLB advances its FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Bank agrees to maintain, free of other encumbrances, qualifying single family first mortgage loans with unpaid principal balances, when discounted to 75% of such balances, of at least 100% of total outstanding advances. Additionally the Bank has pledged mortgage-backed securities with a carrying value of approximately $16.7 million at June 30, 2002, as additional collateral. Advances at June 30, 2002 and 2001, have maturity dates as follows:

                                                      2002                                         2001
                                         WEIGHTED                                       WEIGHTED
                                          AVERAGE                                      AVERAGE
                                            RATE           AMOUNT                        RATE              AMOUNT
      Years ending June 30:
         2002                               -- %           $        --                  5.82%          $ 8,050,000
         2003                              5.70             12,007,051                  5.70            12,030,126
         2004                              5.65              9,875,000                  5.65             9,875,000
         2005                              5.95              7,141,929                  5.42             9,721,318
         2006                              5.92              4,859,326                  5.92             4,889,509
         2007                              5.91              6,477,709                  6.14             8,400,629
         Thereafter                        6.06             41,902,921                  6.05            38,949,112
                                           ----            -----------                  ----           -----------
            Total                          5.93%           $82,263,936                  5.88%          $91,915,694
                                           ====            ===========                  ====           ===========

10.  INCOME TAXES

     Income tax provisions (benefits) are summarized as follows:

                                                                     YEARS ENDED JUNE 30,
                                                       -----------------------------------------------
                                                            2002              2001             2000
      Income tax provision (benefit):
               Current                                    $ 330,065         $ (64,464)      $ 136,209
               Deferred                                    (269,038)         (403,424)       (477,356)
                                                          ---------         ---------       ---------
             Total                                        $  61,027         $(467,888)      $(341,147)
                                                          =========         =========       =========

     The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows:

                                                                       YEARS ENDED JUNE 30,
                                         -----------------------------------------------------------------------------
                                                   2002                       2001                          2000
         Taxes at statutory rate         $ 417,087      34.0%       $  51,826     34.0%           $ 151,217      34.0%
         Increase (decrease)
           resulting from:
             Tax exempt income            (457,123)    (37.26)       (520,047)  (341.18)           (503,043)   (113.11)
             Disallowed interest expense    66,972       5.46          85,650     56.19              67,735      15.23
             Change in estimate                  0       0.00         (67,000)   (43.95)                  0       0.00
             Compensation                  (38,289)     (3.12)        (19,825)   (13.01)            (77,301)    (17.38)
             Other, net                     72,380       5.89           1,508      0.99              20,245       4.56
                                         ---------       ----       ---------   -------           ---------     ------
                         Total           $  61,027       4.97%      $(467,888)  (306.96)%         $(341,147)    (76.70)%
                                         =========       ====       =========   =======           =========     ======


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

     The Company's deferred tax asset account was comprised of the following at June 30:

                                                                             2002                 2001
      Deferred tax assets:
        Allowance for loan losses                                         $   543,084           $  326,016
        Unrealized loss on available for sale investments                          --               81,165
        Deferred compensation                                                 388,868              312,942
        Net operating loss carryforward                                       801,281            1,147,149
        AMT credit carryforward                                               445,313              278,496
        Other                                                                 140,367               13,425
                                                                          -----------           ----------
                                       33

                  Total deferred tax assets                                 2,318,913            2,159,193
                                                                          -----------           ----------
      Deferred tax liabilities:
        Premises and equipment                                                106,624              262,610
        Unrealized gains on available for sale investments                    960,427                   --
        Investment premiums and discount                                           --               10,432
        Loan fees                                                               1,200                1,553
        FHLB dividends                                                        465,675              327,057
                                                                          -----------           ----------
             Total deferred tax liabilities                                 1,533,926              601,652
                                                                          -----------           ----------
             Net deferred tax asset                                       $   784,987           $1,557,541
                                                                          ===========           ==========

     A deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 2002, the amount of these reserves totaled approximately $3,462,590 with an unrecognized deferred tax liability of $1,177,281. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law,
(iii) certain  distributions  are made with respect to the stock of the Bank, or
(iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

     The Company has a net operating loss carryforward of $2,300,832, of which $625,146, $1,120,698, and $554,988 expire in 2019, 2020, and 2021, respectively.
The Company's AMT credit carryforward of $445,313 does not have an expiration date.

     The portion of the net deferred tax asset resulting from net operating loss carryforward and AMT credit carryforward totals $1,246,594 as of June 30, 2002. The Company has approved a tax-planning strategy intended to provide for the realization of these carryforwards. The success of this strategy is contingent on several factors including (1) the sale of a sufficient amount of tax-exempt investment securities and corresponding reduction in tax-exempt income and increase in taxable income and (2) sufficient taxable earnings from operations or other sources to provide aggregate net taxable income and permit utilization of the carryforwards prior to their expirations. Should this strategy not result in a sufficient amount of net taxable income, the Company will determine the need for a valuation allowance for the portion of the net deferred tax asset resulting from the carryforwards. This tax strategy does not anticipate significant taxable gains on the sale of the tax exempt securities, but rather a shift of nontaxable interest income to taxable interest income.

11.   BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN - The Company has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP has a note payable to Bancshares, the proceeds from which were used to purchase shares of common stock of Bancshares.

     The note receivable, presented in the statements of stockholders' equity as unearned ESOP shares, is to be repaid in installments of $211,600 on June 30th each year through 2006. Interest is based upon the prime rate, which is to be adjusted and paid annually. The note may be prepaid without penalty. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. Compensation expense of $288,665, $179,882, and $163,578 was recognized during the years ended June 30, 2002, 2001 and 2000, respectively.

     Shares no longer required to be held to collateralize the debt and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after three years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions. At both June 30, 2002 and 2001, 21,160 shares were committed to be released by the ESOP to participant accounts. At June 30, 2002, there were 126,960 shares allocated to participant accounts and 84,640 unallocated shares. The fair value of the unallocated shares amounted to approximately $1,265,368 (84,640 shares at $14.95 per share) at June 30, 2002.

     Participants with vested account balances leaving employment, generally, may elect to have their allocated shares distributed. In the case of a distribution of shares, which at the time of distribution are not readily tradable on an established securities market, the Company is required to issue a put option to the participant. The put option is priced using the fair market value as determined as of the most recent valuation date (prior to the exercise of such right) by an independent appraiser. Any excess of the total purchase price at which the participant may put the shares to the Company over the fair value of the shares at the date of the issuance of the option is recognized as expense to the Company with the fair value of the shares recorded as treasury stock. During the years ended June 30, 2002, and June 30, 2001, no put options were issued. During the year ended June 30, 2000, put options were issued to two employees but without any material expense to the Company.

     STOCK OPTION PLAN - The Stock Option Plan ("SOP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award incentive or non-incentive stock options, representing up to 317,400 shares of Company stock. Options granted to executive officers and directors vest 25% immediately and 25% on each of the three subsequent anniversary dates of the grant. Options granted to employee's vest 20% immediately upon grant, with the balance vesting in equal amounts on the four subsequent anniversary dates of the grant. Options granted vest immediately in the event of disability or death. Outstanding stock options can be exercised over a ten-year period from the date of grant. Vested options of terminated participants expire one year after the participant's termination date.

     Under the SOP, options have been granted to directors and key employees to purchase common stock of the Company. The exercise price in each case equals the fair market value of the Company's stock at the date of grant. No new options were granted during the years ended June 30, 2002, 2001, or 2000.

     A summary of the status of the Company's stock option plan as of June 30, 2002, and changes during the years ending June 30, 2001 and 2000, is presented below:

                                                                                             WEIGHTED
                                                                                              AVERAGE
                                                                                              EXERCISE
      OPTIONS                                                                 SHARES           PRICE
      Outstanding at June 30, 1999                                            315,296         $ 9.14
      Granted                                                                      --             --
      Exercised                                                                    --             --
      Forfeited                                                                 2,316           9.22
                                                                              -------           ----
      Outstanding at June 30, 2000                                            312,980           9.14
      Granted                                                                      --            --
      Exercised                                                                    --            --
      Forfeited                                                                18,513           9.18
                                                                              -------           ----
      Outstanding at June 30, 2001                                            294,467           9.14
                                                                              -------           ----
      Granted                                                                      --            --
      Exercised                                                                50,473           9.14
      Forfeited                                                                25,444           9.13
                                                                              -------           ----
      Outstanding at June 30, 2002                                            218,550           9.14
                                                                              -------           ----
      Options exercisable at June 30, 2002 (vested)                           216,330         $ 9.13
                                                                              =======           ====

     Exercise prices for options outstanding at June 30, 2002, range from $9.125 to $9.375 per share. The weighted average remaining contractual life of such shares was 5.9 years at June 30, 2002.

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

                                                                    2002
                                                   AS REPORTED                PRO FORMA
             Net income (in thousands)              $ 1,166                   $ 1,146
             Earnings per share:
                Basic                               $ 0.71                     $ 0.70
                Diluted                             $ 0.68                     $ 0.67

                                                                    2001
                                                   AS REPORTED                PRO FORMA
             Net income (in thousands)              $ 620                      $ 529
             Earnings per share:
                Basic                               $ 0.33                     $ 0.28
                Diluted                             $ 0.33                     $ 0.28

                                                                    2000
                                                   AS REPORTED                PRO FORMA
             Net income (in thousands)                $ 786                     $ 676
             Earnings per share:
                Basic                               $ 0.40                     $ 0.34
                Diluted                             $ 0.40                     $ 0.34

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

     MANAGEMENT RECOGNITION PLAN - The Management Recognition Plan ("MRP"), approved by the Company's stockholders during the year ended June 30, 1998, provides for a committee of the Company's Board of Directors to award restricted stock to key officers as well as non-employee directors. The MRP authorizes the Company to grant up to 52,900 shares of Company stock, all of which were granted during 1998. Compensation expense is recognized based on the fair market value of the shares on the grant date of $16.00 over the vesting period. Under the original plan, shares granted to directors (37,024, of which 1,322 were forfeited as of June 30, 2002) vest 25% at the grant date and 25% each May 1 afterward. Shares granted to non-directors (15,876, of which 1,908 were forfeited as of June 30, 2002) vest 20% at the grant date and 20% each May 1 afterward. Shares granted will be deemed vested in the event of disability, or death. At June 30, 2002, all shares have been acquired that are necessary to meet the Plan's award requirements. The difference between the price at the date of grant and the actual purchase price was recorded as an adjustment to stockholders' equity. Approximately $40,000, $65,000 and $170,000 in compensation expense was recognized during the years ended June 30, 2002, 2001, and 2000, respectively. On May 17, 2000, all directors voluntarily elected to extend their vesting period three additional years to May 1, 2004. In addition, certain officers also voluntarily elected to adopt the three-year extension of their vesting period.

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

     OFFICERS' AND DIRECTORS RETIREMENT PLAN - During the year ended June 30, 1996, the Bank adopted a "non-qualified" retirement plan for its officers and directors in recognition of their years of service to the Bank. The plan is an annuity contract plan whereby funds are to be set aside annually in a grantor trust, with the Bank acting as trustee of the Trust. Distributions are scheduled to be paid upon completion of six to ten years of service to the Bank. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries. Future funding is dependent on continued service to the Bank and therefore is expensed as the plan is funded each year. For the years ended June 30, 2002, 2001 and 2000, contributions to the plan totaled approximately $124,000, $181,000, and $184,000, respectively.

     401(k) PLAN - Effective July 1, 1993, employees of the Bank may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon reaching age 21 and completing one year of service. At its discretion, the Bank may make matching contributions to the plan. Employer contributions vest 20% each year beginning in the third year of service and become 100% vested in seven years. The Bank made no matching contribution during the years ended June 30, 2002, 2001 or 2000.

     EMPLOYMENT AGREEMENTS - Certain executive officers of the Bank and the Company have employment agreements with one to three year renewable terms. Such agreements provide for termination pay and other benefits under certain circumstances. As of June 30, 2002, aggregate termination pay is approximately $0.90 million.

     CHANGE-IN-CONTROL AGREEMENTS - As of June 30, 2002, certain officers of the Bank and the Company had change-in-control agreements with three-year renewable terms. Such agreements provide for benefits under circumstances of changes-in-control as defined in the agreements. The benefits provide for a range of 25% to 299% of the officers' compensation. As of June 30, 2002, the aggregate benefits total approximately $0.70 million.

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

     The Company had the following outstanding commitments at June 30, 2002:

             Undisbursed construction loans              $4,614,879
             Commitments to originate mortgage loans      1,330,150
             Commitments to originate commercial loans      149,500
             Unused lines of credit                       1,569,169
                                                         ----------
                  Total                                  $7,663,698
                                                         ==========

     The funding period for construction loans is generally less than nine months and commitments to originate mortgage loans are generally outstanding for 60 days or less. At June 30, 2002, interest rates on commitments are believed by management to approximate market rates.

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

                                                           JUNE 30, 2002                    JUNE 30, 2001
                                                                     ESTIMATED                       ESTIMATED
                                                      CARRYING         FAIR          CARRYING           FAIR
                                                       VALUE          VALUE            VALUE           VALUE
      ASSETS:
        Cash and due from banks                    $   3,492,257  $  3,492,257       $  3,302,540  $   3,302,540
        Interest bearing deposits with banks          14,404,572    14,404,572         15,107,481     15,107,481
        Investment securities:
          Available for sale                         118,198,564   118,198,564        120,082,177    120,082,177
        Loans receivable, net                        124,176,898   127,424,573        131,651,421    133,015,674
        Accrued interest receivable                    1,721,612     1,721,612          2,017,188      2,017,188
        Federal Home Loan Bank stock                   4,709,900     4,709,900          4,735,800      4,735,800

      LIABILITIES:
        Deposits:
          Demand, NOW, money
            market and statement savings              53,015,098    53,015,098         50,692,221     50,692,221
          Certificates of deposit                    111,990,085   112,396,949        110,592,958    111,361,694
        Federal Home Loan Bank advances               82,263,936    86,780,344         91,915,694     92,800,235
        Advance payments by
          borrowers for taxes and insurance              110,446       110,446            199,470        199,470
        Accrued interest payable                         740,008       740,008            972,900        972,900
        Note payable                                          --            --             80,000         80,019

     For cash and due from banks, interest bearing deposits with banks, Federal Home Loan Bank stock and accrued interest receivable, the carrying value is a reasonable estimate of fair value primarily because of the short-term nature of instruments or, as to Federal Home Loan Bank stock, the ability to sell the stock back to the Federal Home Loan Bank at cost. The fair value of investment securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The fair value of loans receivable is estimated based on present values using the rates currently offered for loans of similar remaining maturities at the reporting date.

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

     The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

     As of June 30, 2002 and 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum core (Tier I core), Tier I risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts (in thousands) and ratios are also presented in the tables:

                                                                                              TO BE CATEGORIZED
                                                                                              AS WELL CAPITALIZED
                                                                                                UNDER PROMPT
                                                                              FOR CAPITAL         CORRECTIVE
                                                          ACTUAL        ADEQUACY PURPOSES       ACTION PROVISIONS
                                                    AMOUNT      RATIO    AMOUNT     RATIO      AMOUNT        RATIO
                                                    -----------------    ----------------      ------        -----
      AS OF JUNE 30, 2002:

Tier I (Core) Capital to Adjusted Total Assets     $ 21,396     7.88 %    $ 10,861   4.00 %     $ 13,576     5.00 %
Total Risk-Based Capital to Risk-weighted Assets     23,025    17.06 %      10,798   8.00 %       13,497    10.00 %
Tier I (Core) Capital to Risk-weighted Assets        21,396    15.85 %         N/A    N/A          8,098     6.00 %
Tangible Capital to Tangible Assets                  21,396     7.88 %       4,073   1.50 %          N/A      N/A

      AS OF JUNE 30, 2001:

Tier I (Core) Capital to Adjusted Total Assets     $ 29,132    10.20 %    $ 11,420   4.00 %     $ 14,274     5.00 %
Total Risk-Based Capital to Risk-weighted Assets     30,578    22.17 %      11,032   8.00 %       13,790    10.00 %
Tier I (Core) Capital to Risk-weighted Assets        29,132    21.12 %         N/A    N/A          8,274     6.00 %
Tangible Capital to Tangible Assets                  29,132    10.20 %       4,282   1.50 %          N/A      N/A


     Regulations require the Bank to maintain an amount equal to 4% of deposits (net of loans collateralized by deposits) plus short-term borrowings in cash and U.S. Government and other approved securities.

17.  PARENT COMPANY ONLY FINANCIAL INFORMATION

     The following condensed statements of financial condition as of June 30, 2002 and 2001, and condensed statements of income and cash flows for the years ended June 30, 2002, 2001 and 2000, for HCB Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

HCB BANCSHARES, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2002 AND 2001

ASSETS                                                   2002             2001
Deposit in Bank                                      $ 1,221,185     $   515,975
Cash equivalents                                         175,817         134,522
                                                     -----------     -----------
Cash and cash equivalents                              1,397,002         650,497
Investment in Bank                                    21,927,797      29,861,612
Loans receivable                                       1,060,298         700,000
Investment securities                                     70,240          40,800
Other assets                                             821,076         909,850
                                                     -----------     -----------
TOTAL ASSETS                                         $25,276,413     $32,162,759
                                                     ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities               $   143,058     $   228,425
Stockholders' equity                                  25,133,354      31,934,334
                                                     -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $25,276,413     $32,162,759
                                                     ===========     ===========

CONDENSED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 2002, 2001 AND 2000

INCOME:                                               2002          2001           2000
  Dividend from Bank                              $ 9,000,000   $ 1,000,000    $        --
  Interest and dividend income                        205,248       230,421        346,007
                                                  -----------   -----------    -----------
   Total income                                     9,205,248     1,230,421        346,007
EXPENSES:
  Operating expenses                                   48,944       191,509        301,181
                                                  -----------   -----------    -----------
INCOME BEFORE INCOME TAXES AND DISTRIBUTIONS IN
  (EXCESS) LESS THAN BANK SUBSIDIARY INCOME         9,156,304     1,038,912         44,826

INCOME TAX PROVISION                                   59,849        13,000         15,242
                                                  -----------   -----------    -----------
INCOME BEFORE DISTRIBUTIONS IN (EXCESS) LESS
  THAN BANK SUBSIDIARY INCOME                       9,096,455     1,025,912         29,584

DISTRIBUTIONS IN (EXCESS) LESS THAN  BANK
SUBSIDIARY INC                                     (7,930,755)     (405,596)       756,318
                                                  -----------   -----------    -----------
NET INCOME                                        $ 1,165,700   $   620,316    $   785,902
                                                  ===========   ===========    ===========

HCB BANCSHARES, INC.
         (PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2002, 2001 AND 2000

OPERATING ACTIVITIES:                                                      2002             2001            2000
    Net income                                                        $   1,165,700    $     620,316   $     785,902
    Adjustments to reconcile net income to net cash provided
       (used) by operating activities:
      Distributions in excess (less) than bank subsidiary income           7,930,755         405,596        (756,318)
      Changes in operating assets and liabilities:
        Other assets                                                        239,824         (259,752)        954,507
        Accrued expenses and other liabilities                             (194,647)         228,425      (1,179,190)
                                                                      -------------     ------------    ------------
           Net cash provided (used) by operating activities               9,141,632          994,585        (195,099)
                                                                      -------------     ------------    ------------
INVESTING ACTIVITIES:
    Purchase loan, net of repayments                                      (360,298)               --       1,713,019
                                                                      -------------     ------------    ------------
           Net cash provided (used) by investing activities               (360,298)               --       1,713,019
                                                                      -------------     ------------    ------------
FINANCING ACTIVITIES:
    Dividends paid                                                         (472,296)        (474,299)       (506,929)
    Purchase of treasury stock, net                                      (7,562,533)      (1,038,686)     (2,708,518)
                                                                      -------------     ------------    ------------
           Net cash used by financing activities                         (8,034,829)      (1,512,985)     (3,215,447)
                                                                      -------------     ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH    EQUIVALENTS                     746,505         (518,400)     (1,697,527)
CASH AND CASH EQUIVALENTS:
    Beginning of period                                                     650,497        1,168,897       2,866,424
                                                                      -------------     ------------    ------------
    End of period                                                     $   1,397,002     $    650,497    $  1,168,897
                                                                      =============     ============    ============

18.  OTHER COMPREHENSIVE INCOME

     The amount of income tax expense or benefit allocated to each component of comprehensive income, including reclassification adjustments, are shown below:

                                                                                   YEAR ENDED JUNE 30, 2002
                                                                     -----------------------------------------------------
                                                                        BEFORE TAX        TAX EXPENSE       NET-OF-TAX
                                                                          AMOUNT           (BENEFIT)          AMOUNT
                                                                                            AMOUNT
         UNREALIZED GAINS ON SECURITIES:
           Unrealized holding gain on securities
             arising during period                                     $   2,544,652     $ (1,041,592)        $ 1,503,060
           Less reclassification adjustment for
             (gains) losses included in net income                            (1,518)              --               (1,518)
                                                                       -------------     ------------         -----------
                     Other comprehensive income                        $   2,543,134     $ (1,041,592)        $ 1,501,542
                                                                       =============     ============         ===========
                                                                                   YEAR ENDED JUNE 30, 2001
                                                                     -----------------------------------------------------
                                                                        BEFORE TAX        TAX EXPENSE       NET-OF-TAX
                                                                          AMOUNT           (BENEFIT)          AMOUNT
                                                                                            AMOUNT
         UNREALIZED GAINS ON SECURITIES:
           Unrealized holding gain on securities
             arising during period                                       $ 7,236,824      $ 2,894,756         $ 4,342,068
           Less reclassification adjustment for
             (gains) losses included in net income                                --               --                  --
                                                                       -------------      -----------         -----------
                     Other comprehensive income                        $   7,236,824      $ 2,894,756         $ 4,342,068
                                                                       =============      ===========         ===========

                                                                                   YEAR ENDED JUNE 30, 2000
                                                                     -----------------------------------------------------
                                                                        BEFORE TAX        TAX EXPENSE       NET-OF-TAX
                                                                          AMOUNT           (BENEFIT)          AMOUNT
                                                                                            AMOUNT
         UNREALIZED LOSSES ON SECURITIES:
           Unrealized holding loss on securities
             arising during period                                      $ (2,991,525)    $ (1,210,530)       $ (1,780,995)
           Less reclassification adjustment for
             (gains) losses included in net income                                --               --                  --
                                                                        ------------     ------------        ------------
                     Other comprehensive loss                           $ (2,991,525)    $ (1,210,530)       $ (1,780,995)
                                                                        ============     ============        ============

19.  SUBSEQUENT EVENTS

     On July 19, 2002, the bank sold its Monticello branch to Simmons First Bank of South Arkansas. The sale included approximately $8.3 million in loans, $1.5 million in fixed assets, $0.2 million in other assets, and $13.2 million in deposits. The bank recognized a premium on the deposits of approximately $0.9 million and the difference was paid in cash to the buyer. The resulting after tax gain on the sale of the Monticello branch of approximately $440,000 translates into $0.29 in earnings per share.

                              CORPORATE INFORMATION

DIRECTORS                                  MAIN OFFICE:

Vida H. Lampkin                              237 Jackson Street, S.W.
 Chairman of the Board                       Camden, Arkansas

Cameron D. McKeel                          BRANCH OFFICES:
 President and Chief
    Executive Officer                        4937 Highway 5 North
                                             Bryant, Arkansas
Bruce D. Murry
   Retired Owner, Bruce's                    1125 Fairview Road SW
   Camden, Arkansas                          Camden, Arkansas

Carl E. Parker, Jr.                          610 West 4th Street
   General Manager, Camden Monument Co.      Fordyce, Arkansas
   Camden, Arkansas
                                             473 Highway 425 North
Clifford Steelman                            Monticello, Arkansas
   Retired Human Resource Administrator,
   Camden, Arkansas                          108 South Main Street
                                             Sheridan, Arkansas
F. Michael Akin
  President, CEO - Akin Industries         INDEPENDENT AUDITOR:
  Monticello, Arkansas
                                             BKD, LLP
John G. Rich                                 400 West Capital
  Of Counsel, Eppenstein & Eppenstein        Suite 2500, P.O. Box 3667
  New York, New York                         Little Rock, AR  72203-3667

EXECUTIVE OFFICERS:                        GENERAL COUNSEL:

Charles T. Black                             Robert S. Laney
  Senior Vice President and Chief            P.O. Box 777
  Lending Officer                            Camden, Arkansas  71711-0777
Paula J. Bergstrom
  Senior Vice President Administration     SECURITIES AND REGULATORY
   and Secretary                             COUNSEL:
Scott A. Swain
  Senior Vice President and Chief            Stradley Ronon Stevens & Young, LLP
  Financial Officer                          1220 19th Street, N.W., Suite 700
ANNUAL STOCKHOLDERS MEETING:                 Washington, D.C.  20036

November 21, 2002 - 10:00 a.m.             STOCK REGISTRAR & TRANSFER
Camden Country Club                          AGENT:
1915 Washington Street SW
Camden, Arkansas 71701                       Registrar and Transfer Company
Record Date - October 7, 2002                Cranford, New Jersey  07016-3572

ANNUAL REPORT ON FORM 10-K:

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2002 Annual Meeting upon written request to: Corporate Secretary, HCB Bancshares, Inc., 237 Jackson Street, S.W, Camden, Arkansas 71701-3941.