Form 10-K/A, Exhibit 13
period 2002-06-30
HCB BANCSHARES INC
filed 2002-10-21
CIK 1029740

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

                                                                       Year Ended June 30
                              --------------------------------------------------------------------------------------
                                     2002        vs.        2001                 2001       vs          2000
                              ---------------------------------------      -----------------------------------------
                                         Increase (Decrease)                          Increase (Decrease)
                                               Due to                                      Due to
                              ---------------------------------------      -----------------------------------------
                                                  Rate/                                           Rate/
                              Volume    Rate     Volume         Total       Volume       Rate     Volume       Total
                              ------    ----     ------         -----       ------       ----     ------       -----
                                                                (In thousands)
Interest income:
  Loans receivable           $  (399) $  (505)    $   17      $  (887)       $  1,068   $    57    $    6    $ 1,131
  Investment and mortgage-
    backed securities
      Taxable                   (495)    (529)        42         (982)           (827)     (139)       15       (951)
      Nontaxable                (133)     (57)         4         (186)            117       (62)       (5)        50
  FHLB stock                     (84)    (162)        38         (208)             27      (106)       (7)       (86)
  FHLB DDA                       410      (87)      (220)         103             155        (3)      (19)       133
  Other interest-earning
     assets                        3       (4)        (1)          (2)            (7)        (2)        2         (7)
                             -------  -------     ------      -------         -------   -------    ------    -------
     Total interest-earning
        assets                  (698)  (1,344)      (120)      (2,162)            533      (255)       (8)       270
                             -------  -------     ------      -------         -------   -------    ------    -------

Interest expense:
  NOW, MMDA,
    statement savings            157     (824)       (84)        (751)            216       216        44        476
  Time deposits                  332   (1,494)       (81)      (1,243)            123       580        13        716
  FHLB advances               (1,157)    (121)        23       (1,255)           (406)      212       (12)      (206)
  Note payable                    (6)      (1)         1           (6)             (6)       --        --         (6)
                             -------  -------     ------      -------         -------   -------    ------    -------
     Total interest-bearing
        liabilities             (674)  (2,440)      (141)      (3,255)            (73)    1,008        45        980
                             -------  -------     ------      -------         -------   -------    ------    -------
Change in net interest
  income                     $   (24) $ 1,096     $   21      $ 1,093         $   606   $(1,263)   $  (53)   $  (710)
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
                             =========  ========   ============  ============   ===========   ==========      =============


                              TREASURY       TREASURY        TOTAL
                               STOCK          STOCK       STOCKHOLDERS'
                               SHARES         AMOUNT         EQUITY
                              --------    -------------   ------------
BALANCE, JULY 1, 1999          315,456       (3,242,527)    32,117,560

Net income                                                     785,902
Common stock committed
  to be released for ESOP                                      163,578
MRP shares earned                                              169,952
Net change in unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                (1,780,995)
Treasury stock purchased       282,964       (2,708,518)    (2,708,518)
Dividends paid                                                (506,929)
                              --------    -------------   ------------

BALANCE, JUNE 30, 2000         598,420       (5,951,045)    28,240,550

Net income                                                     620,316
Common stock committed
  to be released for ESOP                                      179,882
MRP shares earned                                               64,503
Net change in unrealized
  gain (loss) on securities
  available for sale,
  net of tax                                                 4,342,068
Treasury stock purchased       111,135       (1,038,686)    (1,038,686)
Dividends paid                                                (474,299)
                              --------    -------------   ------------

BALANCE, JUNE 30, 2001        709,555     $  (6,989,731)  $ 31,934,334

Net income                                                   1,165,700
Common stock committed
  to be released for ESOP                                      288,665
MRP shares earned                                               39,432
Net change in unrealized
  gain (loss) on securities
  available for sale,
   net of tax                                                1,501,542
Stock options exercised        (50,473)         619,821        461,265
Treasury stock purchased       560,862       (8,182,354)    (8,182,354)
Dividends paid                                                (472,296)
                             ---------    -------------   ------------
BALANCE, JUNE 30, 2002       1,219,944    $ (14,552,264)  $ 26,736,288
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

                                                                    2002
                                                   AS REPORTED                PRO FORMA
             Net income (in thousands)              $ 1,166                    $1,146
             Earnings per share:
                Basic                               $ 0.71                     $ 0.70
                Diluted                             $ 0.68                     $ 0.67

                                                                    2001
                                                   AS REPORTED                PRO FORMA
             Net income (in thousands)              $ 620                      $ 529
             Earnings per share:
                Basic                               $ 0.33                     $ 0.28
                Diluted                             $ 0.33                     $ 0.28

                                                                    2000
                                                   AS REPORTED                PRO FORMA
             Net income (in thousands)              $  786                     $  676
             Earnings per share:
                Basic                               $ 0.40                     $ 0.34
                Diluted                             $ 0.40                     $ 0.34

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